Filed Pursuant to Rule 424(b)(3)
Registration No. 333-225728

SHARES OF COMMON STOCK, PAR VALUE $0.125 PER SHARE TO BE ISSUED IN CONNECTION WITH THE PROPOSED MERGER OF FRUTAROM INDUSTRIES LTD. WITH ICON NEWCO LTD., A WHOLLY OWNED SUBSIDIARY OF INTERNATIONAL FLAVORS & FRAGRANCES INC.

THIS IS NOT A PROXY STATEMENT OR NOTICE OF MEETING. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This prospectus of International Flavors & Fragrances Inc., a New York corporation (“IFF”, “us” or “we”), relates to shares of IFF common stock, par value $0.125 per share (“IFF common stock”) to be issued to the holders of ordinary shares, par value NIS 1.00 (“Frutarom ordinary shares”), of Frutarom Industries Ltd., a company organized under the laws of the State of Israel (“Frutarom”), as provided for in the Agreement and Plan of Merger, dated as of May 7, 2018, by and among IFF, Frutarom and Icon Newco Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of IFF (“Merger Sub”). A copy of the merger agreement is attached as Annex A to this prospectus.

Upon the terms and subject to the conditions of the merger agreement, and in accordance with the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations thereunder, the “ICL”), at the effective time of the merger contemplated by the merger agreement, Merger Sub (as the target company, or Chevrat Ha’Ya’ad) will be merged with and into Frutarom (as the absorbing company, or HaChevra Ha’Koletet) as the surviving company of the merger, with Frutarom thereby becoming a wholly owned subsidiary of IFF.

At the completion of the merger, each Frutarom ordinary share that is issued and outstanding immediately prior to the completion of the merger (other than (1) ordinary shares held by Frutarom as treasury stock (dormant shares) or (2) ordinary shares held directly or indirectly by IFF, Merger Sub or any wholly owned subsidiary of Frutarom) will be converted into the right to receive (a) $71.19 in cash and (b) 0.2490 of a share of IFF common stock, which is referred to as the “stock consideration”, with cash in lieu of fractional shares, in each case without interest and subject to applicable tax withholding. The cash and IFF common stock payable in exchange for each such Frutarom ordinary share are collectively referred to as the “merger consideration”. The fraction of a share of IFF common stock into which each such Frutarom ordinary share will be converted is referred to as the “exchange ratio”. Upon the completion of the merger, based on the exchange ratio of 0.2490, the estimated number of shares of IFF common stock issuable as a portion of the merger consideration is approximately 14.88 million shares, which will result in former Frutarom shareholders holding approximately 15.8% of the outstanding fully diluted IFF common stock, based on the number of outstanding shares of common stock and outstanding stock-based awards of IFF and the number of outstanding ordinary shares and share-based awards of Frutarom as of May 4, 2018, the last trading day for IFF common stock prior to the announcement of the merger and without taking into account the issuance by IFF of equity securities in connection with the financing of the merger. For more information on sources of funding for the merger, see the section entitled “The Merger—Financing of the Merger” beginning on page 73.

If the IFF stock price at the effective time of the merger was equal to the price of IFF common stock as of the end of the trading day on June 28, 2018, the most recent practicable date for which such information was available, holders of Frutarom ordinary shares would receive total merger consideration of approximately $101.99 per Frutarom ordinary share, without interest and subject to applicable tax withholding. The actual value of the merger consideration may differ from this example, given the IFF stock price will not be determinable until the trading day prior to the closing of the merger. IFF’s common stock is publicly traded on the New York Stock Exchange, which is referred to as the “NYSE”, and Euronext Paris under the ticker symbol “IFF.” Following the effectiveness of the merger, IFF’s common stock will also be listed on the Tel Aviv Stock Exchange, which is referred to as the “TASE”. We urge you to obtain current market quotations for IFF common stock.

The merger agreement requires that the Registrar of Companies of the State of Israel, which is referred to as the “Companies Registrar”, issue a certificate evidencing the merger in accordance with Section 323(5) of the ICL and that the holders of Frutarom ordinary shares approve the merger and related matters at a shareholder meeting. The special meeting of the holders of Frutarom ordinary shares will be held on August 6, 2018 beginning at 3:00 pm, Israel Time, at the offices of Frutarom at 2 Hamenofim Street, Herzliya, Israel, which meeting and any adjournments or postponements thereof is referred to as the “Frutarom special meeting”. At the Frutarom special meeting, in addition to the approval of the merger and the merger agreement, shareholders of Frutarom will be asked to vote separately on a number of compensation matters, subject to separate resolutions, the approval of which is not a condition to the approval of the merger. These matters will be discussed in greater detail in the notice of shareholders meeting that will be issued to Frutarom shareholders by Frutarom and will constitute a proxy statement in accordance with the rules and regulations of the Israel Securities Authority, which is referred to as the “ISA”. At the time of the Frutarom special meeting, holders of Frutarom ordinary shares will not know the exact value of the merger consideration that they will receive upon the closing of the merger.

We urge you to read the accompanying prospectus, including the Annexes and the documents incorporated by reference, carefully and in its entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 29.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in this prospectus or the securities to be issued in connection with the merger or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 3, 2018.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus incorporates by reference important business and financial information about International Flavors & Fragrances Inc. from other documents that are not included in or delivered with this prospectus. For a listing of the documents incorporated by reference into this prospectus, see “Where You Can Find More Information” beginning on page 153.

You can obtain any of the documents incorporated by reference into this prospectus without charge by requesting them in writing or by telephone as follows:

International Flavors & Fragrances Inc. 521 West 57th Street New York, New York 10019 Attention: Investor Relations (212) 708-7164

To receive timely delivery of the documents in advance of the Frutarom special meeting, you should make your request no later than July 30, 2018, which is five business days before the Frutarom special meeting.

You may also obtain any of the documents incorporated by reference into this prospectus without charge through the United States Securities and Exchange Commission, which is referred to as the “SEC”, website at www.sec.gov. In addition, you may obtain copies of documents filed by IFF with the SEC on IFF’s Internet website at http://www.iff.com under the tab “Investor,” then under the tab “Financials & Filings” or by contacting IFF’s Investor Relations at International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019 or by calling (212) 708-7164.

We are not incorporating the contents of the websites of the SEC, IFF, or any other entity into this prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this prospectus at these websites only for your convenience.

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ABOUT THIS PROSPECTUS

This prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by IFF (File No. 333-225728), constitutes a prospectus of IFF under Section 5 of the Securities Act of 1933, as amended, which is referred to as the “Securities Act”, with respect to the shares of common stock, par value $0.125 per share, of IFF to be issued to Frutarom shareholders pursuant to the merger agreement.

All references in this prospectus to IFF refer to International Flavors & Fragrances Inc., a New York corporation, and/or its consolidated subsidiaries, unless the context requires otherwise. All references in this prospectus to Frutarom refer to Frutarom Industries Ltd., a company organized under the laws of the State of Israel, and/or its consolidated subsidiaries, unless the context requires otherwise. All references in this prospectus to Merger Sub refer to Icon Newco Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of IFF.

IFF has supplied all information contained or incorporated by reference into this prospectus relating to IFF and Icon Newco Ltd., and Frutarom has supplied all such information relating to Frutarom.

You should rely only on the information contained in or incorporated by reference into this prospectus. IFF and Frutarom have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this prospectus. This prospectus is dated as of the date set forth above on the cover page of this prospectus, and you should not assume that the information contained in this prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this prospectus is accurate as of any date other than the date of the incorporated document. Neither the delivery of this prospectus to Frutarom shareholders nor the issuance by IFF of shares of common stock pursuant to the merger agreement will create any implication to the contrary.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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QUESTIONS & ANSWERS ABOUT THE MERGER

The following questions and answers briefly address some of the questions you may have about the merger, the merger agreement and the Frutarom special meeting. They may not include all the information that is important to shareholders of Frutarom. Shareholders of Frutarom should carefully read this entire prospectus, including the annexes and the other documents referred to or incorporated by reference herein.

Q:	What is the merger?

A:	IFF, Frutarom and Merger Sub have entered into an Agreement and Plan of Merger, dated as of May 7, 2018, which (as the same may be amended from time to time) is referred to as the “merger agreement”. A copy of the merger agreement is attached as Annex A to this prospectus. Under the merger agreement, subject to satisfaction or waiver of the conditions set forth in the merger agreement and described hereinafter and in accordance with the ICL, Merger Sub will merge with and into Frutarom, with Frutarom continuing as the surviving company, which is referred to as the “surviving company”, and a wholly owned subsidiary of IFF, in a transaction which is referred to as the “merger”. As a result of the merger, Frutarom will no longer be a publicly-held company. Following the merger, Frutarom ordinary shares will be delisted from the TASE, and Frutarom global depositary receipts, which are referred to as “GDRs”, will be delisted from the London Stock Exchange, which is referred to as the “LSE”, in accordance with applicable rules and policies of the TASE and LSE, as applicable.

Q:	Why am I receiving these materials?

A:	Frutarom has agreed, subject to approval of the Frutarom shareholders, to be acquired by IFF under the terms of the merger agreement that are described in this prospectus. At the Frutarom special meeting, Frutarom will ask its shareholders to consider and vote upon a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, which is referred to as the “merger proposal”, as well as certain other matters that are not conditions to the closing of the merger.

If the merger proposal is approved at the Frutarom special meeting and the other conditions to consummation of the merger are satisfied or waived, then at the consummation of the merger, Merger Sub will be merged with and into Frutarom, with Frutarom surviving the merger and becoming a wholly owned subsidiary of IFF. As a result of the merger, Frutarom shareholders will receive cash and shares of IFF common stock for their Frutarom ordinary shares as described below. You are receiving this prospectus because IFF is registering under the Securities Act the shares of IFF common stock that is part of the merger consideration that will be issued to you upon completion of the merger.

This prospectus includes important information about the merger, the merger agreement (a copy of which is attached as Annex A to this prospectus) and the shares of IFF common stock to be issued pursuant to the merger. Frutarom shareholders should read this information carefully and in its entirety.

However, please be aware that this prospectus is not a proxy statement or notice of meeting and that we are not asking you for a proxy and you are requested not to send us a proxy. Frutarom will issue to you a notice of the Frutarom special meeting, which will contain important information about the Frutarom special meeting and constitute a proxy statement in accordance with the rules and regulations of the ISA. A translation of the notice of the Frutarom special meeting is attached as an exhibit to this Registration Statement of which this prospectus forms a part.

Q:	What will Frutarom shareholders receive in the merger?

A:

If the merger is completed, each Frutarom ordinary share (other than (1) ordinary shares held by Frutarom as treasury stock (dormant shares) or (2) ordinary shares held directly or indirectly by IFF, Merger Sub or any wholly owned subsidiary of Frutarom, both of which are collectively referred to herein as excluded shares) will be converted into (a) $71.19 in cash and (b) 0.2490 of a share of IFF common stock, with cash in lieu of fractional shares, in each case without interest and subject to applicable tax withholding. The cash and IFF common stock payable in exchange for each such Frutarom ordinary share are collectively referred to as the “merger consideration”.

The fraction of a share of IFF common stock into which each Frutarom ordinary share will be converted is referred to as the “exchange ratio”.

Q:	How will IFF pay the cash component of the merger consideration?

A:	IFF’s obligation to complete the merger is not conditioned upon its obtaining financing. IFF anticipates that approximately $4.3 billion will be required to pay the aggregate cash portion of the merger consideration to the Frutarom shareholders. IFF intends to fund the cash component of the merger through up to $3.1 billion of debt financing, cash on hand and the issuance of up to $2.2 billion in new equity securities. In connection with entering into the merger agreement, IFF entered into a debt commitment letter that provided for a commitment for an up to $5.45 billion 364-day unsecured bridge loan facility to the extent IFF has not received $5.45 billion of net cash proceeds (and/or qualified bank commitments) from a combination of (a) the issuance by IFF of a combination of equity securities, equity-linked securities and/or unsecured debt securities and/or (b) unsecured term loans, in each case, at or prior to completion of the merger. On June 6, 2018, IFF entered into a senior unsecured term loan credit agreement with the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, that provides for a three-year $350 million senior unsecured term loan facility, to replace a portion of the bridge loan facility.

The commitments under the debt commitment letter and the term loan credit agreement terminate on February 7, 2019 or, under certain circumstances, on May 7, 2019.

For a more complete description of sources of funding for the merger and related costs, see “The Merger—Financing of the Merger” beginning on page 73.

Q:	What equity stake will Frutarom shareholders hold in IFF immediately following the merger?

A:	Upon the completion of the merger, based on the exchange ratio of 0.2490, the estimated number of shares of IFF common stock issuable as a portion of the merger consideration is approximately 14.88 million shares, which will result in former Frutarom shareholders holding approximately 15.8% of the outstanding fully diluted IFF common stock, based on the number of outstanding shares of common stock and outstanding stock-based awards of IFF and the number of outstanding ordinary shares and share-based awards of Frutarom as of May 4, 2018, the last trading day for IFF common stock prior to the announcement of the merger and without taking into account the issuance by IFF of equity securities in connection with the financing of the merger. For more information on sources of funding for the merger, see the section entitled “The Merger—Financing of the Merger” beginning on page 73.

Q:	When do IFF and Frutarom expect to complete the merger?

A:	IFF and Frutarom are working to complete the merger as soon as practicable. We currently expect the merger to close within five to nine months following the signing of the merger agreement on May 7, 2018. Neither IFF nor Frutarom can predict, however, the actual date on which the merger will be completed because it is subject to conditions beyond each company’s control, including obtaining the necessary regulatory approvals.

Q:	What are the conditions to completion of the merger?

A:

In addition to the approval of the merger proposal by Frutarom shareholders as described above, completion of the merger is subject to the satisfaction of a number of other conditions, including (1) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the “HSR Act”, and the approval of regulatory authorities (or expiration of applicable waiting periods) in the European Union, Israel and certain other foreign jurisdictions having been obtained, and (2) no governmental authority of competent jurisdiction having issued or entered any order or enacted any law after the date of the merger agreement having the effect of enjoining or otherwise prohibiting the consummation of the merger.

See “The Merger Agreement—Conditions to the Merger” beginning on page 107.

Q:	What happens if I sell my Frutarom ordinary shares after the record date for the Frutarom special meeting but before the Frutarom special meeting?

A:	The record date for the Frutarom special meeting (the close of business in Israel on July 8, 2018) is earlier than the date of the Frutarom special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your ordinary shares after the record date but before the date of the Frutarom special meeting, you will retain your right to vote at the Frutarom special meeting. However, you will not have the right to receive the merger consideration to be received by the shareholders in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger, which is the date of the issuance of the certificate of merger by the Companies Registrar.

Q:	Why did the Frutarom board of directors approve the merger agreement and the transactions contemplated by the merger agreement, including the merger?

A:	For information regarding the reasons of the board of directors of Frutarom, which is referred to as the “Frutarom board”, for approving and recommending approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, see the section entitled “The Merger—Frutarom Board of Directors’ Recommendation and Reasons for the Merger” beginning on page 69.

Q:	When and where is the Frutarom special meeting?

A:	The Frutarom special meeting of Frutarom shareholders will be held at the offices of Frutarom on August 6, 2018 at 3:00 pm, Israel Time, at 2 Hamenofim Street, Herzliya, Israel.

Q:	What are the U.S. federal income tax consequences of the merger?

A:	The exchange of Frutarom ordinary shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder (as defined in “The Merger—U.S. Federal Income Tax Consequences”) of Frutarom ordinary shares will generally recognize taxable gain or loss equal to the difference between (1) the shareholder’s adjusted tax basis in the Frutarom ordinary shares surrendered in the exchange, and (2) the sum of the fair market value of the IFF common stock received and the amount of cash (including cash in lieu of fractional IFF common stock) received in the merger.

For a more complete description of the U.S. federal income tax consequences of the merger, see “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 75.

You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the merger to you, including the consequences under any applicable state, local, foreign or other tax laws.

Q:	What are the Israeli tax consequences of the merger?

A:	Generally, the exchange of Frutarom ordinary shares for the merger consideration would be treated as a sale and subject to Israeli tax both for Israeli and non-Israeli resident shareholders of Frutarom. However, certain relief and/or exemptions may be available under Israeli law.

Frutarom has filed requests for three tax rulings from the Israel Tax Authority, which is referred to as the “ITA”, with respect to (i) withholding tax in Israel, regarding the cash consideration paid to Frutarom shareholders; (ii) a deferral of capital gains tax with respect to Frutarom shareholders which hold less than 5% of Frutarom’s issued and outstanding shares through the Nominee Company and Frutarom shareholders which hold less than 5% of Frutarom’s issued and outstanding shares directly and not through the Nominee Company, regarding the stock consideration; and (iii) the Israeli tax treatment applicable to holders of Frutarom stock options and ordinary shares issued to certain directors and employees under Section 102 of the Israeli Income Tax Ordinance [New Version], 1961, which is referred to as the “ITO”. There can be no assurance that such tax rulings will be granted before the closing or at all or that, if obtained, such tax rulings will be granted under the conditions requested by Frutarom.

For a more complete description of the Israeli tax consequences of the merger, see “The Merger—Certain Israeli Tax Consequences of the Merger” beginning on page 78.

You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the merger to you, including the consequences under any applicable state, local, foreign or other tax laws.

Q:	Are there any risks that I should consider in deciding whether to vote in favor of the merger proposal?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 29. You also should read and carefully consider the risk factors of IFF and Frutarom contained in or incorporated by reference into this prospectus.

Q:	Do I have dissenters’ rights in connection with the transaction?

A:	No. The ICL does not provide for any statutory dissenters’ rights for a merger pursuant to Sections 314-327 of the ICL.

Q:	What will happen to my Frutarom stock-based awards?

A:	Treatment of Vested Stock Options and Restricted Stock Awards

As of the completion of the merger, each Frutarom stock option and Frutarom restricted stock award that is outstanding and vested as of immediately prior to the completion of the merger will be canceled and converted into the right to receive the merger consideration in respect of each net share subject to such vested Frutarom stock option or vested Frutarom restricted stock award, less applicable tax withholding. For this purpose, a net share means, with respect to a Frutarom stock option or Frutarom restricted stock award, the quotient of (i) the product of (A) the excess, if any, of the value of the merger consideration over the exercise price or purchase price per Frutarom ordinary share (as applicable) subject to such Frutarom stock option or Frutarom restricted stock award, multiplied by (B) the number of Frutarom ordinary shares subject to such Frutarom stock option or Frutarom restricted stock award, divided by (ii) the value of the merger consideration.

Treatment of Unvested Stock Options and Restricted Stock Awards

As of the completion of the merger, each Frutarom stock option and Frutarom restricted stock award that is outstanding and unvested as of immediately prior to the completion of the merger will be canceled and converted into the right of the applicable holder to receive, (A) on the applicable vesting date that applies to such unvested Frutarom stock option or unvested Frutarom restricted stock award, subject to the holder’s continued employment with Frutarom or an affiliate through such date, or (B) in the case of unvested Frutarom stock options, upon an earlier termination of the holder’s employment that would result in the vesting of such unvested Frutarom stock option, a cash payment in U.S. dollars equal to the product of (i) the total number of Frutarom ordinary shares subject to such Frutarom stock option or Frutarom restricted stock award, multiplied by (ii) the excess, if any, of the value of the merger consideration over the exercise price or purchase price per Frutarom ordinary share (as applicable) subject to such Frutarom stock option or Frutarom restricted stock award, less applicable tax withholding.

For purposes of the treatment of Frutarom stock options and Frutarom restricted stock awards described above, the value of the merger consideration that consists of shares of IFF common stock will equal the product of (1) the number of such shares of IFF common stock multiplied by (2) the “IFF stock price”. For more details on the calculation of the IFF stock price, see “The Merger Agreement—Merger Consideration” beginning on page 85.

In addition to the foregoing, the actual amounts, form of payment and timing of payments to holders of Frutarom stock options and Frutarom restricted stock awards will be subject to the provisions of certain tax rulings, as applicable. See “The Merger Agreement—Conversion of Shares; Payment Procedures; Withholding” below.

Q:	Whom should I contact if I have any other questions?

A:	If you have additional questions about the merger or need additional copies of this prospectus, please contact IFF’s Investor Relations at International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019 or by calling (212) 708-7164.

SUMMARY

This summary highlights selected information contained in this prospectus and does not contain all the information that may be important to you. We urge you to read carefully this prospectus in its entirety, including the annexes. Additional important information, which we also urge you to read, is contained in the documents incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 153. All references in this prospectus to IFF refer to International Flavors & Fragrances Inc., a New York corporation, and/or its consolidated subsidiaries, unless the context requires otherwise. All references to Frutarom refer to Frutarom Industries Ltd., a company organized under the laws of the State of Israel, and/or its consolidated subsidiaries, unless the context requires otherwise. All references to Merger Sub refer to Icon Newco Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of IFF, and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of May 7, 2018, by and among International Flavors & Fragrances Inc., Icon Newco Ltd. and Frutarom Industries Ltd., as it may be amended, a copy of which is attached as Annex A to this prospectus.

The Parties

IFF

IFF is a leading innovator of sensory experiences that move the world. IFF co-creates products that consumers taste, smell, or feel in fine fragrances and beauty, detergents and household goods, and food and beverages. IFF’s approximately 7,300 team members globally take advantage of its capabilities in consumer insights, research and product development, creative expertise and customer intimacy to partner with IFF’s customers in developing innovative offerings for consumer products. IFF believes that its collaborative approach will generate market share gains for its customers.

IFF’s international presence positions it to serve both IFF’s global customers and the increasing number of regional and high-end and middle-market specialty consumer goods producers. IFF operates 37 manufacturing facilities and 69 creative centers and application laboratories located in 37 different countries. IFF partners with its customers to develop over 46,000 products that are provided to customers in approximately 162 countries.

IFF principally competes in the flavors and fragrances market, which is part of a larger market that supplies a wide variety of ingredients and compounds used in consumer products. The broader market includes large multi-national companies and smaller regional and local participants that supply products such as seasonings, texturizers, spices, enzymes, certain food-related commodities, fortified products and cosmetic ingredients. The global market for flavors and fragrances has expanded consistently, primarily as a result of an increase in demand for, and an increase in the variety of, consumer products containing flavors and fragrances.

In 2017, IFF achieved sales of approximately $3.4 billion, making it a leading company in the global flavors and fragrances sub-segment of the broader consumer products ingredients and compounds market. IFF believes that its global presence, diversified business platform, broad product portfolio and global and regional customer base position it to achieve long-term growth as the flavors and fragrances markets expand.

IFF operates in two business segments, Flavors and Fragrances. In 2017, IFF’s flavors business represented 48% of its sales, while its fragrances business represented 52% of sales. IFF’s business is geographically diverse, with sales to customers in the four regions set forth below:

Region	% of 2017 Sales
Europe, Africa, Middle East	31%
Greater Asia	27%
North America	27%
Latin America	15%

IFF is committed to competing in emerging markets. IFF believes that more significant future growth potential for the flavors and fragrances industry, and for its business, exists in the emerging markets (all markets except North America, Japan, Australia, and Western, Southern and Northern Europe). Over the past five years, IFF’s currency neutral sales growth rate in emerging markets has outpaced that of developed markets. IFF expects this long-term trend to continue for the foreseeable future.

IFF has operated in some of the largest emerging markets for multiple decades. As a result of these operations, sales in emerging markets represented 48% of 2017 sales and 51% of 2016 sales. As IFF’s customers seek to grow their businesses in emerging markets, IFF provides them the ability to leverage its long-standing international presence and extensive market knowledge to help drive their brands in these markets. To stay competitive in its industry, IFF must adapt to rapidly shifting consumer preferences and customer demands. IFF believes its consumer insights and customer relationships help to drive innovation that benefits IFF and its customers. During 2017, IFF’s 25 largest customers accounted for 50% of its sales. Sales to IFF’s largest customer across all end-use categories accounted for 11% to 12% of IFF’s sales for each of the last three fiscal years. These sales were principally in IFF’s fragrances business.

IFF’s principal executive offices are located at 521 West 57th Street, New York, New York 10019 and its telephone number is (212) 765-5500. IFF’s website address is www.IFF.com. Information contained on IFF’s website does not constitute part of this prospectus. IFF’s common stock is publicly traded on the NYSE, and Euronext Paris under the ticker symbol “IFF.” Additional information about IFF is included in documents incorporated by reference in this prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 153.

Frutarom

Frutarom is a global company established in Israel in 1933 and operating in the global flavors and specialty fine ingredients markets. Frutarom, through its subsidiaries, develops, produces and markets flavors and fine ingredients used in manufacturing food, beverages, flavors and fragrances, pharma/nutraceuticals, cosmetics and personal care products. As of December 31, 2017, Frutarom operated 72 production sites, 90 research and development laboratories, and 109 sales offices in Europe, North America, Latin America, Israel, Asia, Africa and New Zealand, and employed 5,223 people throughout the world. In 2017, Frutarom marketed and sold over 70,000 products to more than 30,000 customers in more than 150 countries.

Frutarom operates in two main activities which constitute its core businesses and are reported as business segments in its financial statements: flavors activity and specialty fine ingredients activity. In addition, as part of a comprehensive solution offered to customers, Frutarom imports and markets raw materials manufactured by third parties. This activity is presented as part of trade and marketing operations, which is not a core business.

Frutarom became a public company in 1996 upon registration of its shares for trade on the Tel Aviv Stock Exchange. In February 2005, Frutarom’s Global Depository Receipts were also listed on the London Stock Exchange Official List. Frutarom’s principal executive offices are located at 2 Hamenofim Street, Building A, Herzliya, Israel 4672553, and its telephone number is +972-9960-3800.

For additional information on Frutarom’s business, see the section entitled “Management’s Discussion of Financial Condition and Results of Operations of Frutarom—Overview” in this prospectus.

Icon Newco Ltd.

Merger Sub, a wholly owned subsidiary of IFF, is a company organized under the laws of the State of Israel that was formed on May 2, 2018 for the sole purpose of effecting the merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. In the merger, Merger Sub will be merged with and into Frutarom, with Frutarom surviving as a wholly owned subsidiary of IFF.

The Merger

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this prospectus and is incorporated by reference into this prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger. The description of the merger agreement in this section and elsewhere in this prospectus is qualified in its entirety by reference to the complete text of the merger agreement.

On May 7, 2018, IFF, Frutarom and Merger Sub entered into the merger agreement, which provides that, subject to the terms and conditions of the merger agreement and in accordance with the ICL, Merger Sub will merge with and into Frutarom, with Frutarom continuing as the surviving company and a wholly owned subsidiary of IFF.

Merger Consideration

At the completion of the merger, each Frutarom ordinary share that is issued and outstanding immediately prior to the completion of the merger (other than (1) ordinary shares held by Frutarom as treasury stock (dormant shares) or (2) ordinary shares held directly or indirectly by IFF, Merger Sub or any wholly owned subsidiary of Frutarom) will be converted into the right to receive (a) $71.19 in cash, which is referred to as the “cash consideration”, and (b) 0.2490 of a share of IFF common stock, which is referred to as the “stock consideration”, with cash in lieu of fractional shares, in each case without interest and subject to applicable tax withholding. The cash and IFF common stock payable in exchange for each such Frutarom ordinary share are collectively referred to as the “merger consideration”. The fraction of a share of IFF common stock into which each such Frutarom ordinary share will be converted is referred to as the “exchange ratio”. Upon the completion of the merger, based on the exchange ratio of 0.2490, the estimated number of shares of IFF common stock issuable as a portion of the merger consideration is approximately 14.88 million shares, which will result in former Frutarom shareholders holding approximately 15.8% of the outstanding fully diluted IFF common stock, based on the number of outstanding shares of common stock and outstanding stock-based awards of IFF and Frutarom as of May 4, 2018, the last trading day for IFF common stock prior to the announcement of the merger and without taking into account the issuance by IFF of equity securities in connection with the financing of the merger. For more information on sources of funding for the merger, see the section entitled “The Merger—Financing of the

Merger” beginning on page 73. For more details on the shares of IFF common stock and other consideration to be received by Frutarom shareholders, see “The Merger Agreement—Merger Consideration” beginning on page 85.

Treatment of Equity Awards

As of the completion of the merger, each Frutarom stock option and Frutarom restricted stock award that is outstanding and vested as of immediately prior to the completion of the merger will be canceled and converted into the right to receive the merger consideration in respect of each net share subject to such vested Frutarom stock option or vested Frutarom restricted stock award, less applicable tax withholding. For this purpose, a net share means, with respect to a Frutarom stock option or Frutarom restricted stock award, the quotient of (i) the product of (A) the excess, if any, of the value of the merger consideration over the exercise price or purchase price per Frutarom ordinary share (as applicable) subject to such Frutarom stock option or Frutarom restricted stock award, multiplied by (B) the number of Frutarom ordinary shares subject to such Frutarom stock option or Frutarom restricted stock award, divided by (ii) the value of the merger consideration.

As of the completion of the merger, each Frutarom stock option and Frutarom restricted stock award that is outstanding and unvested as of immediately prior to the completion of the merger will be canceled and converted into the right of the applicable holder to receive, (A) on the applicable vesting date that applies to such unvested Frutarom stock option or unvested Frutarom restricted stock award, subject to the holder’s continued employment with Frutarom or an affiliate through such date, or (B) in the case of unvested Frutarom stock options, upon an earlier termination of the holder’s employment that would result in the vesting of such unvested Frutarom stock option, a cash payment in U.S. dollars equal to the product of (i) the total number of Frutarom ordinary shares subject to such Frutarom stock option or Frutarom restricted stock award, multiplied by (ii) the excess, if any, of the value of the merger consideration over the exercise price or purchase price per Frutarom ordinary share (as applicable) subject to such Frutarom stock option or Frutarom restricted stock award , less applicable tax withholding.

For purposes of the treatment of Frutarom stock options and Frutarom restricted stock awards described above, the value of the merger consideration that consists of shares of IFF common stock will equal the product of (1) the number of such shares of IFF common stock multiplied by (2) the IFF stock price. For more details on the calculation of the IFF stock price, see “The Merger Agreement—Merger Consideration” beginning on page 85.

In addition to the foregoing, the actual amounts, form of payment and timing of payments to holders of Frutarom stock options and Frutarom restricted stock awards will be subject to the provisions of the certain tax rulings, as applicable. See “The Merger Agreement—Conversion of Shares; Payment Procedures; Withholding” below.

Financing of the Merger

IFF’s obligation to complete the merger is not conditioned upon its obtaining financing. IFF anticipates that approximately $4.3 billion will be required to pay the aggregate cash portion of the merger consideration to the Frutarom shareholders and to pay fees and expenses relating to the merger. IFF intends to fund the cash component of the merger through up to $3.1 billion of debt financing, cash on hand and the issuance of up to $2.2 billion in new equity securities.

In connection with entering into the merger agreement, IFF entered into a debt commitment letter, dated as of May 7, 2018, with Morgan Stanley Senior Funding, Inc., that provided for a commitment for an up to $5.45 billion 364-day bridge loan facility to the extent IFF has not received $5.45 billion of net cash proceeds (and/or qualified bank commitments) from a combination of (a) the issuance by IFF of a combination of equity securities, equity-linked securities and/or unsecured debt securities and/or (b) unsecured term loans, in each case, at or prior to completion of the merger. On June 6, 2018, IFF entered into a senior unsecured term loan credit agreement with the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, that provides for a three-year $350 million senior unsecured term loan facility, to replace a portion of the bridge loan facility.

The commitments under the debt commitment letter and the term loan credit agreement terminate on February 7, 2019 or, under certain circumstances, on May 7, 2019.

For a more complete description of sources of funding for the merger, see “The Merger—Financing of the Merger” beginning on page 73.

Frutarom’s Reasons for Approval of the Merger; Recommendation of the Frutarom Board

The Frutarom board recommends that Frutarom shareholders vote to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. For a discussion of the factors that the

Frutarom board considered in determining to recommend the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, see the section entitled “The Merger—Frutarom Board of Directors’ Recommendation and Reasons for the Merger” beginning on page 69.

Voting Agreement

In connection with the execution of the merger agreement, ICC Chemical Corporation and ICC Handels A.G., who collectively beneficially owned 21,358,034 Frutarom ordinary shares as of May 7, 2018, representing approximately 35.87% of the voting power of the issued and outstanding Frutarom ordinary shares as of such date, together entered into a voting agreement with IFF, a copy of which is attached as Annex B to this prospectus and is incorporated by reference into this prospectus. Under the voting agreement, each such shareholder agreed, among other things, to: (i) vote its beneficially owned Frutarom ordinary shares (a) in favor of the merger and the other transactions contemplated by the merger agreement, (b) in favor of any proposal to adjourn or postpone a meeting of Frutarom shareholders in the event there are not sufficient votes for approval of any such matters, (c) against any third party acquisition proposals and (d) against any action, proposal, transaction or agreement that would reasonably be likely to prevent, impede or delay Frutarom or IFF’s ability to consummate the transactions contemplated by the merger agreement, including the merger; and (ii) comply with certain restrictions on the disposition of such shares, in each case subject to the terms and conditions contained therein. The voting agreement will terminate upon the earliest to occur of (A) the consummation of the merger, (B) the termination of the merger agreement pursuant to and in compliance with its terms, (C) a change of recommendation of the Frutarom board in accordance with the merger agreement or (D) the parties’ mutual written agreement to terminate the voting agreement.

Regulatory Approvals

Completion of the merger is subject to antitrust and competition laws in various jurisdictions.

Under the HSR Act and related rules, the merger may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice, which is referred to as the “Antitrust Division”, and the United States Federal Trade Commission, which is referred to as the “FTC”, and a 30-calendar-day waiting period has expired, or been terminated. IFF and Frutarom each filed their respective HSR Act notification forms on May 18, 2018 and the applicable waiting period under the HSR Act expired on June 18, 2018 at 11:59 p.m., Eastern Time.

Completion of the merger is further subject to regulatory notifications, clearances and/or approvals in the European Union, Israel, Mexico, Russia, South Africa, Turkey and Ukraine.

There can be no assurance that a challenge to the merger on antitrust or other grounds will not be made or, if such a challenge is made, that it would not be successful.

See “The Merger—Regulatory Approvals” beginning on page 75.

Conditions to Completion of the Merger

In addition to the approval of the merger proposal by Frutarom shareholders, the expiration or termination of the applicable waiting period under the HSR Act and the approval of regulatory authorities in the European Union, Israel and certain other foreign jurisdictions, relating to the merger, each party’s obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions, including the effectiveness of the registration statement on Form S-4 of which this prospectus forms a part (and the absence of any stop order by the SEC), approval of the listing on the NYSE of the IFF common stock to be used for a portion of the merger consideration, the absence of an injunction or law prohibiting the merger or issuance of the IFF common stock to be used for a portion of the merger consideration, the accuracy of the representations and warranties of the parties under the merger agreement (subject to the material adverse effect and other materiality standards set forth in the merger agreement), the performance by the parties of their respective covenants and obligations under the merger agreement in all material respects and delivery of officer certificates by the parties certifying satisfaction of certain of the conditions described above.

The parties expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived, including after Frutarom receives shareholder approval of the merger proposal at the Frutarom special meeting and after Frutarom and IFF receive all required regulatory approvals. For a more complete description of the conditions to the merger, see “The Merger Agreement—Conditions to the Merger” beginning on page 107.

Timing of the Merger

The parties expect the merger to close within five to nine months following the signing of the merger agreement on May 7, 2018. Neither IFF nor Frutarom can predict, however, the actual date on which the merger will be completed because it is subject to conditions beyond each company’s control, including obtaining the necessary regulatory approvals. For a more complete description of the conditions to the merger, see “The Merger Agreement—Conditions to the Merger” beginning on page  107.

No Solicitation

As more fully described in this prospectus and in the merger agreement, and subject to certain exceptions, including the ones summarized below, Frutarom has agreed that (1) it, its subsidiaries and their respective officers and directors will and Frutarom will instruct and use reasonable best efforts to cause its and their respective other representatives to immediately cease all existing discussions, negotiations and communications with any person or entity with respect to “acquisition proposals” involving Frutarom (which generally means proposals to acquire 20% or more of Frutarom’s voting power, consolidated assets, revenues or net income); (2) it will not, and will cause its subsidiaries and its and their respective officers and directors not to, and will instruct and use its reasonable best efforts to cause its other representatives not to, directly or indirectly initiate, seek, solicit, knowingly facilitate or knowingly encourage the making or submission of an acquisition proposal, enter into or engage in any negotiations or discussions with, or provide any non-public information to, or afford access to the business, properties, assets, books or records of Frutarom or any of its subsidiaries to, any person or entity (other than IFF or any of its representatives) relating to or for the purpose of encouraging or facilitating an acquisition proposal (other than to state that the terms of the merger agreement prohibit such discussions) or grant any waiver or release under any standstill or similar agreement (unless the Frutarom board determines in good faith that the failure to grant such waiver or release would be inconsistent with its fiduciary duties under Israeli law); (3) it will not provide any third party access, and will terminate access of any third party who has made or indicated an interest in making an acquisition proposal to any data room containing any nonpublic information of Frutarom or any of its subsidiaries; and (4) it will demand the return or destruction of all confidential, non-public information and materials that have been provided to third parties that have entered into confidentiality agreements relating to a possible acquisition proposal with Frutarom or any of its subsidiaries.

The merger agreement includes certain exceptions to the non-solicitation covenant such that, prior to obtaining the Frutarom shareholder approval, Frutarom may participate in discussions and negotiations concerning an unsolicited acquisition proposal, and afford access to information, if the Frutarom board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that the acquisition proposal is or will reasonably likely be or result in a “superior proposal” (as defined below under the “The Merger Agreement—No Solicitation”). Also, the Frutarom board may, subject to complying with certain specified procedures, including providing IFF with a good faith opportunity to negotiate and, in certain circumstances, payment of a termination fee as described below, (1) change its recommendation in favor of the merger and the transactions contemplated by the merger agreement or terminate the merger agreement in order to enter into a definitive agreement regarding an unsolicited acquisition proposal that is determined to be a superior proposal, or (2) change its recommendation in favor of the merger and the transactions contemplated by the merger agreement in response to an “intervening event” (as defined below under the “The Merger Agreement—Intervening Event”) that becomes known to the Frutarom board after the date of the merger agreement but prior to the Frutarom shareholder approval (and in no event after receipt of the shareholder approval), in each case, to the extent failure to do so would be inconsistent with its fiduciary duties under Israeli law.

For a more complete description of the limitations on solicitation of acquisition proposals from third parties and the ability of the Frutarom board to change its recommendation for the transaction, as well as the exceptions to these limitations, see “The Merger Agreement—Covenants and Agreements” beginning on page 93.

Termination of the Merger Agreement; Termination Fee

The merger agreement may be terminated by mutual written consent of IFF and Frutarom at any time prior to the closing. In addition, the merger agreement may be terminated as follows:

•	by either IFF or Frutarom if:

•	the merger has not been consummated on or before 5:00 p.m. (New York time) on February 7, 2019 (subject to extension until 5:00 p.m. (New York time) on May 7, 2019, if certain closing conditions shall not have been satisfied as a result of any antitrust law or order arising under any antitrust law), which is referred to as the “termination date”; provided that the right to terminate the merger agreement as described in this bullet will not be available to any party if a breach by such party of any of its obligations under the merger agreement has proximately caused the failure of the closing to have occurred on or before the termination date (this termination right is referred to as the “termination date termination right”); or

•	any governmental authority has issued or entered any order that would have the effect of permanently enjoining or permanently prohibiting the completion of the merger, and the imposition of such order has become final and non-appealable; provided that the right to terminate the merger agreement as described in this bullet will not be available to a party if a breach by such party of its obligations under the merger agreement has proximately caused the issuance or entry of such order; or

•	the Frutarom shareholder approval has not been obtained upon a vote taken at the Frutarom special meeting or at any adjournment or postponement of such Frutarom special meeting (this termination right is referred to as the “shareholder approval termination right”); or

•	the other party breaches or fails to perform any of its representations, warranties, covenants or other agreements in the merger agreement, which breach or failure to perform would result in the failure of a closing condition related to the accuracy of the other party’s representations or warranties or performance of covenants in the merger agreement, subject to certain material adverse effect and other materiality thresholds and rights to cure and other limitations (this termination right is referred to as the “breach termination right”); or

•	by Frutarom prior to the Frutarom shareholder approval, in order for Frutarom to enter into a definitive agreement with respect to a superior proposal, as described in “The Merger Agreement—Covenants and Agreements—Superior Proposal” beginning on page 101, provided that as a condition to the effectiveness of such termination, Frutarom pays to IFF the termination fee (this termination right is referred to as the “superior proposal termination right”); or

•	by IFF if:

•	prior to the Frutarom shareholder approval, Frutarom has materially breached its obligations described under “The Merger Agreement—Covenants and Agreements—No Solicitation”, “The Merger Agreement—Covenants and Agreements—Adverse Recommendation Change; Certain Prohibited Actions”, “The Merger Agreement—Covenants and Agreements—Superior Proposal” or “The Merger Agreement—Covenants and Agreements—Intervening Event” (this termination right is referred to as the “no solicitation termination right”); or

•	prior to the Frutarom shareholder approval, (1) the Frutarom board makes an adverse recommendation change as described further in “The Merger Agreement—Covenants and Agreements—Adverse Recommendation Change; Certain Prohibited Actions” or (2) after an acquisition proposal is publicly announced or becomes generally known to the public, Frutarom fails to publicly reaffirm its recommendation within 10 business days after receipt of a written request by IFF to do so; provided that IFF will not make such request more than one time for any such acquisition proposal (if there is any amendment to the financial or other material terms of any such acquisition proposal that is publicly announced or becomes generally known to the public, IFF can make one additional such request) (this termination right is referred to as the “recommendation change termination right”).

If the merger agreement is terminated as described above, the merger agreement will be null and void, without liability on the part of any party, subject to certain exceptions, including that

•	no termination will relieve any party of any liability or damages resulting from any intentional breach (as defined in “The Merger Agreement—Effect of Termination”) of its obligations under the merger agreement prior to such termination or fraud, in which case the aggrieved party will be entitled to all rights and remedies available at law or in equity, including liability for damages (taking into account all relevant factors, including the loss of benefit of the merger to the party or its shareholders, any lost shareholder premium, any lost synergies and the time value of money); and

•	the confidentiality agreement entered into by IFF and Frutarom in connection with the merger agreement and the provisions of the merger agreement with respect to certain indemnification obligations will survive any termination of the merger agreement.

The merger agreement provides for the payment of a termination fee of $191 million by Frutarom to IFF as a result of a termination of the merger agreement under the following circumstances:

•	if one of the four conditions listed below is satisfied and within 12 months after such termination, an acquisition proposal is consummated or Frutarom enters into a definitive agreement with respect to an acquisition proposal (provided that the references to “20%” in the definition of acquisition proposal will be deemed to be references to “50%”):

•	Frutarom terminates the merger agreement pursuant to the termination date termination right prior to receipt of the Frutarom shareholder approval and after the execution of the merger agreement an acquisition proposal has been publicly disclosed or otherwise communicated to the Frutarom board and not withdrawn on a bona fide basis without qualification at least five business days prior to such termination;

•	either IFF or Frutarom terminates the merger agreement pursuant to the shareholder approval termination right and after the execution of the merger agreement an acquisition proposal has been publicly disclosed and not withdrawn on a bona fide basis without qualification at least five business days prior to the Frutarom shareholder meeting;

•	IFF terminates the merger agreement pursuant to the breach termination right with respect to an intentional breach of a covenant and after the execution of the merger agreement and prior to the date of the intentional breach that gave rise to such right of termination an acquisition proposal has been publicly disclosed or otherwise communicated to the Frutarom board and not withdrawn on a bona fide basis without qualification at least five business days prior to such termination; or

•	IFF terminates the merger agreement pursuant to the no solicitation termination right prior to receipt of the Frutarom shareholder approval and after the execution of the merger agreement an acquisition proposal has been publicly disclosed or otherwise communicated to the Frutarom board;

•	Frutarom terminates the merger agreement pursuant to the superior proposal termination right; or

•	IFF terminates the merger agreement pursuant to the recommendation change termination right.

In no event will Frutarom be required to pay a termination fee on more than one occasion.

If IFF receives payment from Frutarom of the termination fee, such payment will constitute the sole and exclusive remedy of IFF against Frutarom and its subsidiaries and representatives for all losses and damages suffered as a result of the failure of the transactions contemplated by the merger agreement to be completed or a breach or failure to perform under the merger agreement or otherwise, except (1) in the event of fraud and (2) that if Frutarom fails to timely pay any termination fee due pursuant to the merger agreement, Frutarom will be obligated to pay any costs and expenses (including reasonable attorneys’ fees), together with interest, in connection with any suit brought by IFF that results in a judgment against Frutarom for the payment of such termination fee or expense reimbursement.

Except as otherwise described below under “The Merger Agreement—Termination Fee” and except for filing fees required under any antitrust law and expenses in connection with Frutarom’s financing cooperation, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such expenses, whether or not the merger is completed.

For a more complete description of each party’s termination rights and the related termination fee obligations, see “The Merger Agreement—Termination” beginning on page 108 and “The Merger Agreement—Termination Fee” beginning on page 110.

No Appraisal Rights for Frutarom Shareholders

Under Israeli law, Frutarom shareholders are not entitled to statutory appraisal rights in connection with the merger. For more information, see the section entitled “Appraisal Rights” beginning on page 150.

Certain U.S. Federal Income Tax Consequences of the Merger

The exchange of Frutarom ordinary shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder (as defined in “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 75) of Frutarom ordinary shares who receives the merger consideration in exchange for such U.S. holder’s shares of Frutarom ordinary shares pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the sum of the fair market value of the IFF common stock and the amount of cash, including cash in lieu of a fractional share of IFF common stock, received in the merger and (2) such U.S. holder’s adjusted tax basis in the shares of Frutarom ordinary shares exchanged therefor.

For a more complete description of the U.S. federal income tax consequences of the merger, see “The Merger—Certain U.S Federal Income Tax Consequences of the Merger” beginning on page 75.

You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the merger to you, including the consequences under any applicable state, local, foreign or other tax laws.

Certain Israeli Tax Consequences of the Merger

The following description is not intended to constitute a complete analysis of all Israeli tax consequences to Frutarom shareholders relating to the merger. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular person in light of his or her personal circumstances. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

Generally, the exchange of Frutarom ordinary shares for the merger consideration would be treated as a sale and subject to Israeli tax both for Israeli and non-Israeli resident shareholders of Frutarom. However, certain relief and/or exemptions may be available under Israeli law.

Israeli law generally imposes capital gains tax on the real capital gain from the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of capital assets located in Israel, including shares of Israeli companies by non-residents of Israel, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise. Israeli law distinguishes between real capital gain and inflationary surplus. The real capital gain is the excess of the total capital gain over the inflationary surplus. You should consult your own tax advisor as to the method you should use to determine the inflationary surplus.

Generally, the capital gains tax rate applicable to the real capital gain is 25% for individuals, unless such shareholder claims a deduction for interest and linkage differences expenses in connection with the shares sold, in which case the real capital gain will generally be taxed at a rate of 30%. If such individual is holding or is entitled to purchase, directly or indirectly, alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, at least 10% of (i) the voting rights of Frutarom, (ii) the right to receive Frutarom’s profits or its assets upon liquidation, (iii) the right to appoint a manager/director, or (iv) the right to instruct any other person to do any of the foregoing (a “Major Stockholder”) on the date of sale or on any date falling within the 12-month period preceding that date of sale, such Major Stockholder would be subject to Israeli capital gains tax at the rate of 30%. The actual capital gains tax rates which may apply to individual Frutarom shareholders on the sale of Frutarom shares (which may be effectively higher or lower than the rates mentioned above) are subject also to various factors including, inter alia, the date on which the shares were purchased, whether the shares are held through a nominee company or by the shareholder, the identity of the shareholder and certain tax elections which may have been made in the past by the shareholder. In general, companies are subject to the corporate tax rate on real capital gains derived from the sale of shares at the rate of 23% in 2018. Due to certain provisions of the ITO, the actual effective capital gains tax applicable to certain companies may be different than that specified above.

Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to “business income,” currently 23% for companies and a marginal tax rate of up to 47% for individuals, plus an additional tax of 3%, which is imposed on individuals whose annual taxable income exceeds a certain threshold (NIS 641,880 for 2018), and which will be referred to as “excess tax”, see “The Merger—Certain Israeli Tax Consequences of the Merger—Excess Tax” beginning on page 78.

The inflationary surplus is generally exempt from tax, provided that the shares being sold were acquired after December 31, 1993.

Pursuant to Israeli tax law, and subject to certain provisions of the ITO, non-Israeli residents (individuals or corporations) will generally be exempt from Israeli capital gains tax on the sale of Frutarom ordinary shares, which were acquired after the company was registered for trade on the Israeli stock exchange. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Other non-Israeli residents (individuals or corporations) may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty between Israel and the seller’s country of residence (subject to the receipt of a valid certificate from the ITA allowing for an exemption or a reduced tax rate).

Frutarom has filed requests for three tax rulings from the ITA with respect to (i) withholding tax in Israel, regarding the cash consideration paid to Frutarom shareholders; (ii) a deferral of capital gains tax with respect to Frutarom shareholders which hold less than 5% of Frutarom’s issued and outstanding shares through the Nominee Company and Frutarom shareholders which hold less than 5% of Frutarom’s issued and outstanding shares directly and not through the Nominee Company, regarding the stock consideration; and (iii) the Israeli tax treatment applicable to holders of Frutarom stock options and ordinary shares issued to certain directors and employees under Section 102 of the ITO. There can be no assurance that such tax rulings will be granted before the closing or at all or that, if obtained, such tax rulings will be granted under the conditions requested by Frutarom.

Whether or not a particular Frutarom shareholder is actually subject to Israeli capital gains tax in connection with the merger, absent receipt by Frutarom of an applicable tax ruling from the ITA prior to closing of the merger, all Frutarom shareholders will be subject to Israeli withholding tax at the rate of 25% (for individuals) and 23% (for corporations) on the gross merger consideration (unless the shareholder obtains an individual certificate of exemption or a reduced tax rate from the ITA, as described below), and IFF or the exchange agent will withhold and deduct from the cash consideration an amount equal to 25%, 23% or such other reduced tax rate as stipulated in the certificate obtained, as applicable, of the gross merger consideration received by such shareholder.

Regardless of whether Frutarom obtains the requested tax rulings from the ITA, any holder of Frutarom ordinary shares who believes that it is entitled to an exemption from withholding tax (or entitled to a reduced tax rate) may separately apply to the ITA to obtain a certificate of exemption from withholding or an individual tax ruling providing for no withholding or withholding at a reduced tax rate, and submit such certificate of exemption or ruling to the exchange agent prior to receiving the merger consideration and at least five business days prior to the date that is 180 days following the date of the closing of the merger. If IFF or the exchange agent receives a valid exemption certificate or tax ruling (in form and substance reasonably acceptable to IFF) prior to delivering the merger consideration and at least five business days prior to the date that is 180 days following the date of the closing of the merger, then the withholding (if any) of any amounts under the ITO from the merger consideration payable shall be made only in accordance with the provisions of such Israeli tax certificate or tax ruling.

For a more complete description of the Israeli tax consequences of the merger, see “The Merger—Certain Israeli Tax Consequences of the Merger” beginning on page 78.

You are urged to consult with your own tax advisor for a full understanding of the Israeli tax consequences of the merger to you, including the applicability of tax treaties.

Accounting Treatment

IFF prepares its financial statements in accordance with accounting principles generally accepted in the United States, which is referred to as “U.S. GAAP”. The merger will be accounted for as an acquisition of Frutarom by IFF under the acquisition method of accounting in accordance with U.S. GAAP. IFF will be treated as the acquiror for accounting purposes.

Risk Factors

You should consider all the information contained in or incorporated by reference into this prospectus in considering the proposed merger. In particular, you should carefully consider the risks that are described in the section entitled “Risk Factors” beginning on page 29.

SELECTED HISTORICAL FINANCIAL DATA

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF IFF

The following table presents selected historical consolidated financial data for IFF as of and for the fiscal years ended December 31, 2017, 2016, 2015, 2014 and 2013 and as of and for the quarters ended March 31, 2018 and 2017. The statement of operations data and cash flow data for the fiscal years ended December 31, 2017, 2016 and 2015 and the balance sheet data as of December 31, 2017 and 2016 have been obtained from IFF’s audited consolidated financial statements included in IFF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus. The statement of operations data and cash flow data for the fiscal years ended December 31, 2014 and 2013 and the balance sheet data as of December 31, 2015, 2014 and 2013 have been derived from IFF’s consolidated financial statements not incorporated by reference into this prospectus. The statement of operations data and cash flow data for the quarters ended March 31, 2018 and 2017 and the balance sheet data as of March 31, 2018 has been obtained from IFF’s unaudited consolidated financial statements included in IFF’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which is incorporated by reference into this prospectus. The balance sheet data as of March 31, 2017 has been derived from IFF’s unaudited consolidated financial statements not incorporated by reference into this prospectus. The statement of operations data included below and IFF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus, have not been revised to reflect the required retrospective adoption of the Financial Accounting Standards Board amendment to Compensation – Retirement Benefits guidance (ASU 2017-07), which we refer to as the “FASB amendment”, as the guidance has no impact on net income and the effect of the revision is not material. For more information on the adoption of the FASB amendment, please refer to IFF’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which is incorporated by reference into this prospectus.

The results of operations for the quarter ended March 31, 2018 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2018, and you should not assume the results of operations for any past periods indicate results for any future period The information set forth below should be read together with the other information contained in IFF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and IFF’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page 153.

(amounts in thousands, except per share amounts or unless indicated otherwise)	Quarter Ended March 31,		Year Ended December 31,
	2018(a)	2017(b)	2017(c)	2016(d)	2015(e)	2014(f)(i)	2013(g)(i)
Statement of Operating Data:
Net sales	$930,928	$828,293	$3,398,719	$3,116,350	$3,023,189	$3,088,533	$2,952,896
Cost of goods sold	525,119	465,210	1,919,718	1,717,280	1,671,590	1,726,383	1,668,691

Gross profit	405,809	363,083	1,479,001	1,399,070	1,351,599	1,362,150	1,284,205
Operating profit	174,856	130,065	581,443	567,356	588,347	592,321	516,339
Net income	129,416	115,764	295,665	405,031	419,247	414,543	353,544
Cash dividends declared per share	0.69	0.64	2.66	2.40	2.06	1.72	1.46
Net income per share:
Basic	1.63	1.46	3.73	5.07	5.19	5.09	4.32
Diluted	1.63	1.45	3.72	5.05	5.16	5.06	4.29
Balance Sheet Data:
Total Assets	4,681,276	4,252,259	4,598,926	4,016,984	3,702,010	3,494,621	3,331,731
Long term debt(h)	1,676,211	1,186,417	1,632,186	1,066,855	935,373	934,232	932,665
Total shareholders’ equity	1,778,962	1,631,517	1,689,294	1,631,134	1,594,990	1,522,689	1,467,051

(a)	The quarter ended March 31, 2018 includes $5,000 of costs related to an FDA mandated product recall.
(b)	The quarter ended March 31, 2017 includes $8,788 of costs related to the amortization of inventory “step-up” for the acquisitions of David Michael and Fragrance Resources and transaction costs related to the acquisitions of David Michael, Fragrance Resources and PowderPure; $5,331 of reserve for payment of a tax assessment related to commercial rent for prior periods; $10,143 of severance costs related to the 2017 Productivity Program and Taiwan lab closure; and a $12,217 release of CTA related to the liquidation of a foreign entity.
(c)	The year ended 2017 includes $20,389 of costs related to the amortization of inventory “step-up” and transaction costs for the acquisitions of Fragrance Resources and PowderPure; $5,331 of reserve for payment of a tax assessment related to commercial rent for prior periods; $19,711 of severance costs related to the 2017 Productivity Program, which were partially offset by the reversal of 2015 severance charges that were no longer needed; a $12,217 release of CTA related to the liquidation of a foreign entity; an $11,000 estimate of IFF’s incremental direct costs and customer reimbursement obligations, in excess of the IFF’s sales value of the recalled products, arising from an FDA mandated recall; and $139,172 of charges incurred related to enactment of certain U.S. tax legislation changes in December 2017. Operating results for the year ended 2017 include PowderPure’s business operations since its acquisition date of April 7, 2017, Fragrance Resources’ business operations since its acquisition date of January 17, 2017, and David Michael’s business operations since its acquisition date of October 7, 2016. The acquired businesses collectively contributed $172,649 of Net sales and $17,852 of Net income for the year ended 2017.
(d)	The year ended 2016 includes $12,195 of costs related to the amortization of inventory “step-up” and transaction costs for the acquisition of David Michael; $48,518 of additional charges related to litigation settlement; and $7,818 of gain on sale of assets, principally located in Brazil.
(e)	The year ended 2015 includes $11,517 of transaction costs related to the acquisitions of Ottens Flavors and Lucas Meyer Cosmetics, as well as $6,825 related to the fair value step up of inventory for both acquisitions; $7,192 of expense for the acceleration of the contingent consideration payments related to the Aromor acquisition; $7,594 of restructuring costs related to the Fourth Quarter 2015 Profit Improvement Initiative; and $10,478 of settlement costs due to favorable tax rulings in jurisdictions for which reserves were previously recorded for ongoing tax disputes.
(f)	The year ended 2014 includes $5,100 of accelerated depreciation associated with the Fragrance Ingredients rationalization and operational improvement initiative costs in Europe and Asia.
(g)	The year ended 2013 includes $5,250 of accelerated depreciation associated with the Fragrance Ingredients rationalization and several locations in Asia; $13,011 of expense associated with a Spanish capital tax case; and $14,155 of net gains related to the sale of non-operating assets.
(h)	In 2017, IFF issued $500 million face amount of 4.375% Senior Notes due 2047 and repaid in full $250 million of matured Series A Senior Unsecured Notes issued in 2007. In 2016, IFF issued €500 million face amount of 1.75% Senior Notes due 2024.
(i)	Effective December 31, 2015, IFF changed the manner in which it presents deferred taxes in accordance with Financial Accounting Standards Board guidance. Balance sheet amount prior to 2015 has not been adjusted for this change.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FRUTAROM

The following table presents selected historical consolidated financial data for Frutarom as of and for the fiscal years ended December 31, 2017, 2016, 2015, 2014 and 2013 and as of and for the quarters ended March 31, 2018 and 2017. Frutarom’s financial data has been prepared under International Financial Reporting Standards (“IFRS”), as issued by the International Auditing Standards Board (“IASB”). The balance sheet data as of December 31, 2017 and 2016 and the statement of operations data, cash flow data and other financial data for the fiscal years ended December 31, 2017, 2016 and 2015 have been obtained from Frutarom’s audited consolidated financial statements, which are included in this prospectus. The balance sheet data as of December 31, 2015, 2014 and 2013 and the statement of operations data, cash flow data and other financial data for the fiscal years end December 31, 2014 and 2013 have been obtained from Frutarom’s audited consolidated financial statements, which are not included in this prospectus. The financial data as of and for the quarters ended March 31, 2018 and 2017 have been obtained from Frutarom’s unaudited, interim consolidated financial statements, which have been included in this prospectus.

The results of operations for the quarter ended March 31, 2018 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2018, and you should not assume the results of operations for any past periods indicate results for any future period. The information set forth below should be read together with the other information contained in Frutarom’s annual and quarterly financial statements as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Frutarom” beginning on page 44.

(amounts in thousands, except per share amounts or unless indicated otherwise)	Quarter Ended March 31,		Year Ended December 31,
	2018	2017	2017(a)	2016(b)	2015(c)	2014(d)	2013(e)
Statement of Income Data:
Sales	$384,805	$302,531	$1,362,396	$1,147,041	$872,796	$819,547	$673,693
Cost of Sales	229,067	186,817	837,271	709,488	534,737	498,995	416,897

Gross profit	155,738	115,714	525,125	437,553	338,059	320,552	256,796
Income from Operations	62,469	45,347	210,966	149,256	130,254	118,924	86,757
Net income	45,681	33,735	151,563	111,069	96,085	87,616	63,621
Cash dividends declared per share(f)	0.14	0.12	0.12	0.11	0.09	0.08	0.07
Earnings per share:
Basic	0.76	0.56	2.52	1.85	1.62	1.49	1.09
Diluted	0.75	0.56	2.51	1.84	1.60	1.47	1.08
Balance Sheet Data:
Total Assets	2,272,627	1,648,175	1,947,188	1,585,461	1,318,482	940,443	970,786
Long-term loans net of current maturities	452,004	353,429	262,151	299,576	219,449	163,696	140,113
Total shareholders’ equity	918,883	711,529	878,913	664,604	551,684	522,019	521,059

(a)	Net expenses in 2017 for acquisitions and activities carried out by Frutarom for attaining optimization and efficiency, mainly in its natural extracts activity in the fine ingredients activity. These expenses reduced the gross profit by approximately $ 4.7 million, and reported operating profit by approximately $7.9 million. In 2017 tax revenue was recorded, mainly owing to a tax reform in the US. The aggregated effect of these items was a reduction in net income of approximately $ 2.7 million.
(b)

In 2016 net expenses were recorded for the acquisitions and steps being taken by Frutarom towards optimizing its resources, combining plants, attaining maximal operational efficiency, which reduced gross profit by approximately $ 10.4 million, reported operating profit by approximately $ 24.9 million, and net income by approximately $ 18.1 million.
(c)	In 2015 expenses were recorded concerning steps being taken by Frutarom towards optimizing its resources, amalgamating plants, attaining maximal operational efficiency and in connection with acquisitions. These expenses reduced the reported gross profit for 2015 by $ 2.8 million, the reported operating profit by $ 6.8 million, and the reported net income by $ 14.7 million.
(d)	Expenses amounting to approximately $ 5.1 million affected income from operations in 2013 (reorganization expenses of $ 2.5 million, and adjustments and acquisition expenses of $ 2.6 million).
(e)	Figures for 2014 include expenses totaling approximately $ 1.1 million, mainly attributable to acquisitions. Financial expenses included expenses totaling $ 4.5 million for revaluation of financial liabilities pertaining to the option to purchase Vantodio Holdings Limited’s remaining shares of Protein Technologies Ingredients.
(f)	Frutarom declares and pays one dividend per fiscal year, which is declared in the first quarter of the relevant fiscal year. The table reflects dividends in the period in which they were declared.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information gives effect to the merger and the related financing transactions as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 114. The selected unaudited pro forma condensed combined balance sheet data as of March 31, 2018 give effect to the merger as if it occurred on March 31, 2018. The selected unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2017 and for the three months ended March 31, 2018 give effect to the merger as if it occurred on January 1, 2017, the first day of IFF’s 2017 fiscal year.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the merger had been completed as of the dates indicated or will be realized upon the completion of the merger. The summary pro forma information is preliminary, based on initial estimates of the fair value of assets acquired (including intangible assets) and liabilities assumed, and is subject to change as more information regarding the fair values are obtained, which changes could be materially different than the initial estimates.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this prospectus and the accompanying notes to the pro forma financial information. In addition, the pro forma financial information were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of IFF and Frutarom for the applicable periods, which appear elsewhere in this prospectus or as have been incorporated in this prospectus by reference. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Where You Can Find More Information” beginning on page 114 and page 153, respectively, for additional information.

(amounts in thousands, except per share amounts)	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Statement of Operating Data:
Net sales	$1,315,733	$4,761,115
Net income	$140,809	$291,297
Net income per share:
Basic	$1.27	$2.63
Diluted	$1.26	$2.60

	As of March 31, 2018
Balance Sheet Data:
Total Assets	$12,209,886
Long term debt	$3,994,786
Total shareholders’ equity	$5,496,222

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table summarizes unaudited per share data (i) for IFF and Frutarom on a historical basis, (ii) for IFF on a pro forma combined basis giving effect to the merger and (iii) on a pro forma combined equivalent basis calculated by multiplying the pro forma combined data by an exchange ratio of 0.2490. These computations exclude the $71.19 per share cash portion of the merger consideration.

The unaudited pro forma per share information reflects the merger and related transactions as if they had occurred on January 1, 2017 in the case of income from continuing operations per share, and as if they had occurred on March 31, 2018 in the case of book value per share. The information in the table is based on, and should be read together with, the historical financial information of IFF and Frutarom that appears elsewhere in this prospectus or as has been incorporated by reference in this prospectus and the financial information contained under “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Financial Data—Selected Historical Consolidated Financial Data of IFF” and “Selected Historical Financial Data—Selected Historical Consolidated Financial Data of Frutarom” beginning on page 114, page 18, and page 20, respectively. See the section entitled “Where You Can Find More Information” beginning on page 153.

The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the merger had been completed as of the dates indicated or will be realized upon the completion of the merger. The summary pro forma information is preliminary, based on initial estimates of the fair value of assets acquired (including intangible assets) and liabilities assumed, and is subject to change as more information regarding the fair values are obtained, which changes could be materially different than the initial estimates.

IFF and Frutarom declared and paid dividends during the periods presented. For more information on dividends of IFF and Frutarom, see the section entitled “Comparative Per Share Market Price and Dividend Information” beginning on page 24.

	Historical IFF	Historical Frutarom(a)	Pro Forma Combined	Pro Forma Combined Equivalent(b)
Income from continuing operations per basic share attributable to common shareholders
Quarter ended March 31, 2018	$1.63	$0.76	$1.27	$0.19
Twelve months ended December 31, 2017	$3.73	$2.52	$2.63	$0.63
Income from continuing operations per diluted share attributable to common shareholders
Quarter ended March 31, 2018	$1.63	$0.75	$1.26	$0.19
Twelve months ended December 31, 2017	$3.72	$2.51	$2.60	$0.62
Cash dividends per share
Quarter ended March 31, 2018(d)	$0.69	N/A	N/A	N/A
Twelve months ended December 31, 2017	$2.66	$0.14	$2.66	$0.03
Book value per share(c)
As of March 31, 2018	$22.44	$15.36	$49.71	$3.82

(a)	Derived from Frutarom’s historical financial statements presented under IFRS and issued by the IASB and translated into U.S. Dollars at the appropriate exchange rate for the period.
(b)	The information listed as the equivalent pro forma per share amount for Frutarom was obtained by multiplying the historical per share amounts listed by Frutarom by 0.249, which is the number of shares of IFF stock that Frutarom’s stockholders would receive for each share of IFF common stock.
(c)	Combined pro forma book value per share is calculated by taking pro forma combined total shareholder’ equity divided by pro forma combined total outstanding shares of common stock.
(d)	Frutarom declares and pays one dividend per fiscal year.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

IFF Market Price and Dividend Information

IFF’s common stock is listed on the NYSE and Euronext Paris under the symbol “IFF.” The following table sets forth the high and low prices per share for IFF’s common stock and cash dividends declared for the periods indicated, each rounded to the nearest whole cent. IFF’s fiscal year ends on December 31.

	High($)	Low($)	Dividend($)
2018:
First Quarter	156.87	132.60	0.69
Second Quarter (through June 28, 2018)	143.04	122.13	0.69
2017:
First Quarter	136.89	115.26	0.64
Second Quarter	139.73	128.98	0.64
Third Quarter	145.01	131.69	0.69
Fourth Quarter	155.44	144.47	0.69
2016:
First Quarter	122.38	97.24	0.56
Second Quarter	131.30	114.65	0.56
Third Quarter	143.43	124.77	0.64
Fourth Quarter	143.64	116.64	0.64
2015:
First Quarter	123.08	97.59	0.47
Second Quarter	120.61	108.82	0.47
Third Quarter	118.87	100.02	0.56
Fourth Quarter	122.64	106.91	0.56

The declaration of future dividends will be at the discretion of the IFF board of directors, which is referred to as the “IFF board”, and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of IFF and other factors deemed relevant by the IFF board. Under the merger agreement, prior to the completion of the merger, IFF may continue to pay its regular quarterly cash dividends in amounts and with record and payment dates consistent with past practice.

Frutarom Market Price and Dividend Information

Frutarom ordinary shares are listed on the TASE under the symbol “FRUT”, and Frutarom GDRs are listed on the LSE under the symbol “FRUT.” The following table sets forth the high and low prices per share for Frutarom ordinary shares and cash dividends declared in the periods indicated, each rounded to the nearest whole agora. Frutarom’s fiscal year ends on December 31.

	High(NIS)	Low(NIS)	Dividend(NIS)(a)
2018:
First Quarter	356.70	305.30	0.50
Second Quarter (through June 28, 2018)	370.00	310.80	N/A
2017:
First Quarter	209.30	195.60	0.44
Second Quarter	244.10	202.50	N/A
Third Quarter	298.00	241.00	N/A
Fourth Quarter	326.50	267.90	N/A
2016:
First Quarter	207.80	180.00	0.41
Second Quarter	201.90	172.80	N/A
Third Quarter	202.80	176.50	N/A
Fourth Quarter	213.40	196.80	N/A
2015:
First Quarter	149.50	116.50	0.38
Second Quarter	165.50	146.20	N/A
Third Quarter	164.60	145.00	N/A
Fourth Quarter	209.00	146.30	N/A

(a)	Frutarom declared and paid one annual dividend for the years ended December 31, 2017, 2016 and 2015 respectively. The amounts presented in the table reflect when the dividends were declared.

Under the terms of the merger agreement, prior to the completion of the merger, Frutarom is not permitted to declare, set aside, authorize, make or pay any dividend or other distribution without the consent in writing of IFF, other than a special dividend, on a per share basis, equal to 0.2490 multiplied by the aggregate per share value of IFF dividends with a record date after the date of the merger agreement and prior to the closing.

Comparison of IFF and Frutarom Market Prices and Implied Value of Merger Consideration

The following table sets forth the closing sale price per share of IFF common stock reported on the NYSE as of May 4, 2018 and of Frutarom ordinary shares reported on the TASE as of May 6, 2018, in each case the last trading day prior to the public announcement of the merger, and on June 28, 2018, the last practicable trading day before the filing of this prospectus with the SEC. The market value of Frutarom ordinary shares on these days was converted to U.S. dollars in the table below using the NIS/U.S. dollar exchange rate as last published by the Bank of Israel as of the close of business on each such date. The table also shows the estimated implied value of the per share merger consideration for each Frutarom ordinary share as of the same two days. This implied value was calculated by multiplying the closing prices of shares of IFF common stock on those dates by an exchange ratio of 0.2490 and adding the cash portion of the merger consideration of $71.19 per share, without interest. The market prices of IFF common stock and Frutarom ordinary shares, as well as the NIS/U.S. dollar exchange rate, have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this prospectus to the date of the Frutarom special meeting and the date the merger is completed and thereafter (in the case of IFF common stock). The value of the merger consideration to be received in exchange for each Frutarom ordinary share will fluctuate with changes in the market value of IFF common stock and changes in the NIS/U.S. dollar exchange rate until the last trading day before the merger is complete.

	IFF Common Stock	Frutarom Ordinary Shares	Implied Per Share Value of Merger Consideration
May 4, 2018 / May 6, 2018	$142.15	$95.53	$106.59
June 28, 2018	$123.70	$98.25	$101.99

No assurance can be given concerning the market prices of IFF common stock or Frutarom ordinary shares or the NIS/U.S. dollar exchange rate before completion of the merger or IFF common stock after completion of the merger. The value of the merger consideration to be received in exchange for each Frutarom ordinary share when received by Frutarom shareholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, shareholders are advised to obtain current market quotations for IFF common stock, Frutarom ordinary shares and the NIS/U.S. dollar exchange rate in deciding whether to vote in favor of the merger proposal.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. These forward-looking statements are intended to provide management’s current expectations or plans for future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “may,” “should,” “see,” “guidance,” “confident” and other words of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases and other measures of financial performance or potential future plans, strategies or transactions of IFF, Frutarom or the combined company following IFF’s acquisition of Frutarom, the anticipated benefits of the merger, including estimated synergies, the expected timing of completion of the merger, IFF’s ability to obtain financing for the merger and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, IFF and Frutarom claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation:

•	the ability of the parties to receive the required regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the merger) and approval by the Frutarom shareholders and to satisfy the other conditions to the closing of the merger on a timely basis or at all;

•	the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement;

•	the possibility that the anticipated benefits from the merger cannot be realized in full or at all or may take longer to realize than expected, including risks associated with achieving expected synergies from the merger;

•	negative effects of the announcement or the completion of the merger on the market price of IFF’s common stock and/or Frutarom ordinary shares and/or on their respective financial performance;

•	the risks related to Frutarom and IFF being restricted in their operation of the business while the merger agreement is in effect;

•	risks relating to the value of IFF’s shares to be issued in the merger, significant merger costs and/or unknown liabilities;

•	risks associated with third-party contracts containing change in control consent requirements and/or other provisions that may be triggered by the merger;

•	risks associated with potential merger-related litigation;

•	the ability of IFF and Frutarom, or the combined company, to retain and hire key personnel;

•	future levels of indebtedness, including indebtedness expected to be incurred by IFF in connection with the merger, and capital spending and research and development spending;

•	the timing and scope of future repurchases of IFF’s common stock, which may be suspended at any time due to market conditions, and the level of other investing activities and uses of cash, including in connection with the merger;

•

the effect of economic conditions in the industries and markets in which IFF and Frutarom operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand, the impact of weather conditions and natural disasters and the financial condition of IFF’s and Frutarom’s customers and suppliers;

•	the scope, nature, impact or timing of acquisition and divestiture activity, including among other things integration of acquired businesses, including Frutarom, into IFF’s existing businesses and realization of synergies and opportunities for growth and innovation;

•	challenges in the development, production, delivery, support, performance and realization of the anticipated benefits of advanced technologies and new products and services;

•	future availability of credit and factors that may affect such availability, including credit market conditions and IFF’s and Frutarom’s capital structure;

•	delays and disruption in delivery of materials and services from suppliers;

•	company and customer-directed cost reduction efforts and restructuring costs and savings and other consequences thereof;

•	new business or investment opportunities;

•	the anticipated benefits of diversification and balance of operations across product lines, regions and industries;

•	the outcome of legal proceedings, investigations and other contingencies;

•	pension plan assumptions and future contributions;

•	the impact of the negotiation of collective bargaining agreements and labor disputes;

•	the effect of changes in political conditions in the U.S. and other countries in which IFF and Frutarom operate, including the effect of changes in U.S. trade policies or the U.K.’s pending withdrawal from the EU, on general market conditions, global trade policies and currency exchange rates in the near term and beyond;

•	the effect of changes in tax, environmental, regulatory (including among other things import/export) and other laws and regulations in the U.S. and other countries in which IFF and Frutarom operate; and

•	other risk factors as detailed from time to time in IFF’s reports filed with the SEC, including IFF’s annual reports on Form 10-K, quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC, including the risks and uncertainties set forth in or incorporated by reference into this prospectus in the section entitled “Risk Factors” beginning on page 29.

There can be no assurance that the merger or any other transaction described will in fact be completed in the manner described or at all. Any forward-looking statement speaks only as of the date on which it is made, and IFF and Frutarom assume no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

RISK FACTORS

You should carefully consider the following risks, the risks associated with IFF’s business found in IFF’s Exchange Act reports, including its Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the fiscal quarter period ended March 31, 2018, which are incorporated by reference in this prospectus, and other information contained in or incorporated by reference into this prospectus, including the matters addressed under the caption “Cautionary Note Regarding Forward-Looking Statements”.

Risks Related to the Merger

If IFF and Frutarom are unable to complete the merger, in a timely manner or at all, each company’s business and stock price may be adversely affected.

IFF and Frutarom’s obligations to consummate the merger are subject to the satisfaction or waiver of the conditions described in the section entitled “The Merger Agreement—Conditions to the Merger”.

The required satisfaction of the closing conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause IFF not to realize some or all of the benefits that the parties expect IFF to achieve following the merger.

If the merger is not completed or is delayed, each company’s share price could fall to the extent that each company’s current price reflects an assumption that the merger will be completed on the expected timeline. Furthermore, if the merger is delayed or is not completed and the merger agreement is terminated, IFF and Frutarom may suffer other consequences that could adversely affect each of their businesses, results of operations and share price, including the following:

•	each has incurred and will continue to incur costs relating to the merger (including significant legal and financial advisory fees), and many of these costs are payable whether or not the merger is completed;

•	matters relating to the merger (including integration planning) may require substantial commitments of time and resources by IFF’s and Frutarom’s management team, which could otherwise have been devoted to conducting their respective businesses or other opportunities that may have been beneficial to either company;

•	IFF and Frutarom may be subject to legal proceedings related to the merger; and

•	any disruptions to IFF’s or Frutarom’s business resulting from the announcement and pendency of the merger, including any adverse changes in either company’s relationships with its customers, suppliers and employees, may continue or intensify in the event the merger is delayed or not completed.

Uncertainty about the merger may adversely affect each company’s relationships with its customers and employees, which could negatively affect IFF and Frutarom’s business, whether or not the merger is completed.

The announcement of the merger may cause uncertainties in IFF’s and Frutarom’s relationships with their respective customers which could impair each company’s ability to maintain or expand its historical customer sales growth. Furthermore, uncertainties about the merger may cause current and prospective employees of IFF and Frutarom to experience uncertainty about their future with their respective companies. These uncertainties may impair the ability of IFF and Frutarom to retain, recruit or motivate key employees which could affect their respective businesses.

The regulatory approvals required in connection with the merger may not be obtained or may contain materially burdensome conditions.

Completion of the merger is conditioned upon the receipt of certain regulatory approvals, and neither IFF nor Frutarom can provide assurance that these approvals will be obtained. If any conditions or changes to the proposed structure of the merger are required to obtain these regulatory approvals, they may have the effect of jeopardizing or delaying completion of the merger or reducing the anticipated benefits of the merger. If IFF agrees to any material conditions in order to obtain any approvals required to complete the merger, the business and results of operations of the combined company may be adversely affected.

The issuance of shares of IFF’s common stock to Frutarom shareholders in connection with the merger and to finance part of the cash consideration for the merger, and any future offerings of securities by IFF, will cause

Frutarom shareholders to have a significantly lower ownership and voting interest in IFF than they currently have in Frutarom and will result in Frutarom shareholders having less influence over management.

The merger will be financed in part by the issuance of shares of IFF’s common stock to shareholders of Frutarom. Based on the exchange ratio of 0.2490, the estimated number of shares of IFF common stock issuable as a portion of the merger consideration is approximately 14.88 million shares, which will result in former Frutarom shareholders holding approximately 15.8% of the outstanding fully diluted IFF common stock, based on the number of outstanding shares of common stock and outstanding stock-based awards of IFF and Frutarom as of May 4, 2018, the last trading day for IFF common stock prior to the announcement of the merger and without taking into account the issuance by IFF of equity securities in connection with the financing of the merger. For more information on sources of funding for the merger, see the section entitled “The Merger—Financing of the Merger” beginning on page 73. In addition, IFF expects to finance the cash portion of the merger consideration, in part, from the issuance of up to $2.2 billion in new equity. Consequently, former Frutarom shareholders will have less influence over the management and policies of IFF than they currently have over the management and policies of Frutarom.

The ratio for the exchange of Frutarom ordinary shares for IFF common stock is fixed.

Each ordinary share of Frutarom will be exchanged for $71.19 in cash and 0.2490 of a share of IFF’s common stock. This ratio of the number of ordinary shares of Frutarom to be exchanged for each share of IFF’s common stock will not change and there will be no adjustment to this exchange ratio for changes in the market price of either IFF common stock or Frutarom ordinary shares. In addition, neither IFF nor Frutarom may terminate the merger agreement solely because of changes in the market price of either company’s shares. Therefore, if the market value of IFF common stock or Frutarom ordinary shares changes relative to the market value of the other, there will not be a change, either upward or downward, in the aggregate number of shares of IFF common stock to be issued to Frutarom shareholders in the merger. The share prices of IFF common stock or Frutarom ordinary shares are by their nature subject to the general price fluctuations in the market for publicly traded equity securities and have experienced significant volatility, and you should obtain recent market quotations for IFF common stock or Frutarom ordinary shares. In addition, there will be a period of time between the date when shareholders of Frutarom vote on the merger and the date when the merger is completed and Frutarom shareholders receive shares of IFF common stock. Neither IFF nor Frutarom can predict or give any assurances as to the relative market prices of their shares before, at or after Frutarom’s shareholder vote on the merger.

The merger agreement contains provisions that restrict the ability of Frutarom to pursue alternatives to the merger and, in specified circumstances, could require Frutarom to pay IFF a substantial termination fee.

The merger agreement contains provisions that make it more difficult for Frutarom to be acquired by any person other than IFF. Under the merger agreement, Frutarom and its representatives are restricted, among other things, from initiating, seeking, soliciting, knowingly facilitating or knowingly encouraging (including by way of furnishing any nonpublic information) the making or submission of a third-party acquisition proposal, and the Frutarom board is restricted from withdrawing, modifying or qualifying its recommendation that Frutarom shareholders vote for the approval of the merger, in each case, subject to certain qualifications and exceptions set forth in the merger agreement. Under certain circumstances, Frutarom may terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, if the Frutarom board (after consultation with Frutarom’s outside financial advisor and outside legal counsel) determines that such proposal is more favorable to Frutarom shareholders (taking into account, among other relevant factors, any changes to the merger agreement proposed by IFF within four business days of IFF’s receipt of the terms of such proposal, or within two business days of IFF’s receipt of any material amendment to such proposal) than the merger. If the Frutarom board recommends such superior proposal to Frutarom shareholders but does not terminate the merger agreement, IFF would be entitled to terminate the merger agreement. Under either of these circumstances, Frutarom would be required to pay IFF a termination fee equal to $191 million. See the sections entitled “The Merger Agreement—Termination”, “The Merger Agreement—Effect of Termination” and “The Merger Agreement—Termination Fee” on page 108, page 110 and page 110, respectively, of this prospectus.

These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Frutarom from considering or proposing that acquisition, even if such third party were prepared to enter into a transaction that would be more favorable to Frutarom and its shareholders than the merger, or might result in a third party proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

IFF, Frutarom and the combined company may be subject to litigation in connection with the merger.

Lawsuits may be filed against IFF and Frutarom, their respective subsidiaries, and/or their respective directors or executive officers in connection with the merger and/or the related transactions. In addition, lawsuits may be filed against the combined company following the merger. If any such lawsuit is filed, it could result in a reduction in the stock price of IFF, Frutarom or the combined company following the merger, substantial costs and diversion of management’s attention and resources, which could adversely affect the business, financial condition or results of operations of IFF, Frutarom and the combined company whether or not a settlement or other resolution is achieved.

The rights of holders of Frutarom ordinary shares will change as a result of the merger.

Upon completion of the merger, shareholders of Frutarom will become IFF stockholders and their rights as shareholders of IFF will be governed by IFF’s certificate of incorporation, IFF’s bylaws and New York corporate law. The terms of IFF’s certificate of incorporation and by-laws and New York corporate law are, in some respects, different than the terms of Frutarom’s articles of association and Israeli corporate law, which currently govern the rights of Frutarom shareholders. For more information, see the section entitled “Comparison of Shareholder Rights” on page 137 of this prospectus.

Risks Related to the Combined Company

IFF may not realize the benefits anticipated from the merger, which could adversely affect IFF’s stock price.

If completed, the merger, which contemplates IFF’s acquisition of Frutarom, will be IFF’s largest acquisition to date. The anticipated benefits from the merger are, necessarily, based on projections and assumptions about the combined business of IFF and Frutarom, which may not materialize as expected or which may prove to be inaccurate. IFF’s ability to achieve the anticipated benefits will depend on its ability to successfully and efficiently integrate the business and operations of Frutarom with those of IFF and achieve the expected synergies. IFF may encounter significant challenges with successfully integrating and recognizing the anticipated benefits of the merger, including the following:

•	potential disruption of, or reduced growth in, IFF’s historical core businesses, due to diversion of management attention and uncertainty with IFF’s current customer and supplier relationships;

•	challenges arising from the expansion of IFF’s product offerings into adjacencies with which IFF has limited experience, including flavor ingredients, food additives and nutraceuticals;

•	challenges arising from the expansion into those Frutarom jurisdictions where IFF does not currently operate or have significant operations;

•	coordinating and integrating research and development teams across technologies and products to enhance product development while reducing costs;

•	consolidating and integrating corporate, information technology, finance and administrative infrastructures, and integrating and harmonizing business systems, which may be more difficult than anticipated due to the significant number of acquisitions completed by Frutarom over the past few years;

•	coordinating sales and marketing efforts to effectively position IFF’s capabilities and the direction of product development;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining Frutarom’s business with IFF’s business;

•	limitations prior to the completion of the merger on the ability of management of IFF and of Frutarom to conduct planning regarding the integration of the two companies;

•	the increased scale and complexity of IFF’s operations resulting from the merger;

•	retaining key employees, suppliers and other partners of IFF and Frutarom;

•	retaining and efficiently managing Frutarom’s expanded and decentralized customer base;

•	obligations that IFF will have to counterparties of Frutarom that arise as a result of the change in control of Frutarom;

•	difficulties in anticipating and responding to actions that may be taken by competitors in response to the merger; and

•	IFF’s assumption of and exposure to unknown or contingent liabilities of Frutarom.

In addition, IFF’s anticipated benefits of the merger contemplate significant cost-saving synergies over time. Consequently, even if IFF is able to successfully integrate the operations of Frutarom with its own, IFF may not realize the full benefits of the merger if it is unable to identify and implement the anticipated cost savings or if the actions taken to implement such cost-savings have unintended consequences on IFF’s other business operations.

If IFF does not successfully manage these issues and the other challenges inherent in integrating an acquired business of the scale of Frutarom, then it may not achieve the anticipated benefits of the merger, IFF could incur unanticipated expenses and charges and its operating results and the value of its common stock could be materially and adversely affected.

The merger may result in significant charges or other liabilities that could adversely affect the financial results of the combined company.

The financial results of IFF following the merger may be adversely affected by cash expenses and non-cash accounting charges incurred in connection with the integration of the business and operations of Frutarom.

Furthermore, as a result of the merger, IFF will record a significant amount of goodwill and other intangible assets on its consolidated financial statements, which could be subject to impairment based upon future adverse changes in IFF’s business or prospects including its inability to recognize the benefits anticipated by the merger.

In addition, upon the completion of the merger, IFF will be liable for some or all of Frutarom’s liabilities, including unknown and contingent liabilities that Frutarom assumed in connection with their prior acquisitions that IFF may have failed to or been unable to identify in the course of performing due diligence. A significant component of Frutarom’s growth in recent years has come through acquisitions. IFF’s ability to accurately identify and assess the magnitude of the liabilities assumed by Frutarom in these acquisitions may be limited by, among other things, the information available to IFF and Frutarom and the limited operating experience that Frutarom has with these acquired entities. Furthermore, Frutarom has additional future obligations regarding certain of these acquisitions, including outstanding earn-out obligations and put options requiring Frutarom to purchase additional shares in the acquired companies. If IFF is not able to completely assess the scope of these liabilities or if these liabilities are neither probable nor estimable at this time, IFF’s future financial results could be adversely affected by unanticipated reserves or charges, unexpected litigation or regulatory exposure, unfavorable accounting charges, unexpected increases in taxes due, a loss of anticipated tax benefits or other adverse effects on its business, operating results or financial condition. The price of IFF’s common stock following the merger could decline to the extent the combined company’s financial results are materially affected by any of these events.

The use of cash and incurrence of significant indebtedness in connection with the financing of the merger may have an adverse impact on IFF’s liquidity, limit its flexibility in responding to other business opportunities and increase its vulnerability to adverse economic and industry conditions.

IFF will finance the merger in part by the use of cash on hand, the incurrence of a significant amount of indebtedness and issuances of equity. As of March 31, 2018, IFF had approximately $305.3 million of cash and cash equivalents and approximately $1.7 billion of total debt outstanding. In connection with the merger, IFF expects to incur significant new debt. The proceeds from the new debt are expected to be used to pay part of the purchase price, refinance existing debt of both IFF and Frutarom and pay transaction-related fees and expenses. If IFF is unable to raise financing on acceptable terms, it may need to rely on its bridge loan facility, which may result in higher borrowing costs and a shorter maturity than those from other anticipated financing alternatives. The use of cash on hand and indebtedness to finance the merger will reduce IFF’s liquidity and could cause IFF to place more reliance on cash generated from operations to pay principal and interest on its debt, thereby reducing the availability of its cash flow for working capital, dividend and capital expenditure needs or to pursue other potential strategic plans. The increased indebtedness may also have the effect, among other things, of limiting IFF’s ability to obtain additional financing, if needed, limiting IFF’s flexibility in the conduct of its business and making it more vulnerable to economic downturns and adverse competitive and industry conditions.

IFF’s actual financial position and results of operations following the merger may differ materially from the unaudited pro forma financial information included in this prospectus.

The unaudited pro forma financial information contained in this prospectus is presented for illustrative purposes only and may not be an indication of IFF’s financial condition or results of operations following the merger. The unaudited pro forma financial information has been derived from the historical audited and unaudited consolidated financial information of IFF and Frutarom, respectively, and certain adjustments and assumptions have been made regarding IFF after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these types of adjustments and assumptions are difficult to make with accuracy. For example, the unaudited pro forma financial information does not reflect all costs that are expected to be incurred by IFF in connection with the merger. As a result, IFF’s actual financial condition and results of operations following the completion of the merger may not be consistent with, or evident from, the unaudited pro forma financial information.

In addition, the assumptions used in preparing the unaudited pro forma financial information may prove to be inaccurate, and other factors may affect IFF’s financial condition or results of operations following the consummation of the merger. Any potential decline in IFF’s financial condition or results of operations may cause significant variations in the market price of its common stock following the merger. For additional information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” contained in this prospectus.

The combined company’s inability to integrate other recently acquired businesses or to successfully complete future acquisitions could limit its future growth or otherwise be disruptive to its ongoing business.

IFF and Frutarom have each pursued acquisition intensive growth strategies in recent years. IFF has completed five acquisitions since the beginning of 2015, while Frutarom has completed 47 acquisitions since 2011, and 22 acquisitions since the beginning of 2016. IFF and Frutarom are still in the process of integrating these recently acquired businesses and, following the merger, will also need to successfully integrate the overall businesses of IFF and Frutarom in the combined company. The anticipated benefits and synergies from recently completed acquisitions may not materialize to the extent projected or at all.

Risks Related to IFF

You should read and consider the risk factors specific to IFF’s business that will also affect the combined company after the merger. These risks are described in Part I, Item 1A of IFF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the U.S. Securities and Exchange Commission and in other documents that are incorporated by reference into this prospectus. See the section entitled “Where You Can Find More Information” for the information incorporated by reference in this prospectus.

Risks Related to Frutarom

Frutarom’s operations are subject to effects of the global economy.

Due to the nature and type of its global activity, Frutarom is exposed to fluctuations in the global economy. Economic crisis and recession in various countries in which Frutarom operates could curb demand for Frutarom’s products and significantly slow down the development and launch of new products by Frutarom customers.

Frutarom’s operations in emerging markets are subject to political, economic and legal developments that are less predictable than those in developed markets.

Frutarom operates in a number of countries besides the United States and Western Europe, such as Russia, Ukraine, Turkey, Slovenia, Kazakhstan, China, countries in South and Central America (including Brazil, Guatemala, Peru, Chile and Mexico) and countries in northern, southern and western Africa, and is therefore exposed to political, economic and legal developments in these countries which are generally less predictable than in developed countries. Frutarom’s facilities in these countries could be subject to disruption as a result of economic and/or political instability as well as from nationalization and/or expropriation of assets situated there. There is also substantial risk relating to restrictions on Frutarom in collecting payment from its customers, distributors, or agents, as well as foreign exchange restrictions which could impede Frutarom’s ability to realize its profits or to sell its assets in these countries. While none of the emerging market countries in which Frutarom operates impose foreign exchange restrictions that affect Frutarom, such restrictions existed not long ago and there is no assurance that they will not be reinstated in the future.

Fluctuations or devaluations in currencies may negatively affect Frutarom’s results of operations.

Over 70% of Frutarom’s sales in 2017 were conducted in currencies other than the U.S. dollar, mainly the Euro, Russian Ruble, Pound Sterling, Swiss Franc, New Israeli Shekel, Chinese Yuan, Canadian Dollar,

Brazilian Real, South African Rand, Peruvian Nuevo Sol and Mexican Peso, and changes in exchange rates affect Frutarom’s reported results in US dollar terms. In addition, in cases of extreme fluctuations in exchange rates, and since a large part of the raw materials used in the manufacture of Frutarom’s products is paid for in U.S. dollars, in Euros, or other currencies, there is no assurance that Frutarom can completely update its selling prices denominated in local currency (which is different from the currency used in buying the raw material) and maintain its margin. Frutarom does not generally undertake external hedging action nor does it use other financial instruments for protection against currency fluctuations. For further information see Frutarom’s audited financial statements included elsewhere in this prospectus.

Frutarom operates in a highly competitive industry.

Frutarom faces competition from large multinationals as well as medium-sized, small and local companies across the sectors in which it operates. Some of Frutarom’s competitors have greater financial and technological resources, larger sales and marketing platforms and more established reputation, and may therefore be better equipped to adapt to changes and industry trends.

The global market for flavors is characterized by close relations between flavor manufacturers and their customers, particularly with regard to large multinationals. Furthermore, many large multinational customers, along with increasing numbers of medium-sized customers in recent years, sometimes limit the number of their suppliers and work predominantly with a list of “approved suppliers.” To compete more effectively under these conditions, Frutarom must invest more resources in customer relations, in R&D and in matching products to customers’ needs in order to provide high quality and efficient service. Any failure to maintain good relations with its customers, forge strong relations with new customers, or secure the status of “approved supplier” with some of its customers could lead to substantial adverse effects on Frutarom’s business, operating results and financial condition.

The specialty fine ingredients market is more price sensitive than the flavors market and is characterized by relatively lower profit margins. Some fine ingredients products manufactured by Frutarom are less unique and more replaceable by competitors’ products. Production overcapacity for fine ingredients globally could also negatively impact Frutarom’s sales and profitability. Although as part of its strategy Frutarom focuses on specialty fine ingredients with higher profit margins, there is no assurance that operating margins will not erode in the future, which could substantially impact Frutarom’s business, operating results and financial condition.

Increased environmental, health and safety regulations or the loss of necessary environmental permits could adversely affect Frutarom’s operating results and financial condition.

Frutarom is subject to a variety of international and domestic health, safety and environmental statutes in the various countries in which it operates. In general, there is a trend towards increased regulation in the fields of Frutarom’s activities. This trend stems from, among other things, growing consumer sensitivity concerning the inclusion of flavor additives in food products and the fact that regulators perceive nutraceuticals, medical food and functional food products as having medicinal attributes. In some countries such products may be subjected to the same standards and regulations as applied to drugs or targeted regulation for these categories. In addition, regulators in different countries can change regulations applying to infant nutrition or clinical nutrition for the elderly in a way that might affect Frutarom’s sales in these categories. Frutarom has identified the markets for nutraceuticals, functional food, specialty fine ingredients for infant nutrition, especially infant formulas, and clinical nutrition for the elderly as important to its future growth. The subjecting of these markets to increased regulation could give rise to additional expenses which might have an adverse effect on Frutarom’s business, operating results and financial condition.

Companies such as Frutarom that operate in the flavor and fine ingredients industry make use of, manufacture, sell, and distribute substances that are sometimes considered hazardous and are therefore subject to extensive regulation concerning the storage, handling, manufacture, transport, use and disposal of such substances and their components and byproducts. Frutarom’s production and R&D activities in the various countries where it operates are subject to various regulations and standards relating to air emissions, sewage treatment and the use, handling and discharge of hazardous material as well as clean-up of existing environmental contamination. Any further tightening of such laws and regulations could have a substantial adverse effect on Frutarom’s business, operating results and financial condition.

In addition to covering its ongoing environmental compliance costs, Frutarom might also incur nonrecurring charges associated with remedial action needed to be taken at its production sites. As environment-related incidents cannot be foreseen with any certainty, the sums that Frutarom allocates or will allocate for such matters may turn out to be inadequate. Ongoing and nonrecurring environment-related expenses could each have a substantial adverse effect on Frutarom’s business, operating results and financial condition.

Frutarom is required to obtain various environmental permits concerning operations at its various production facilities and to meet the conditions set by these permits. The expansion of existing plants is also subject to securing necessary permits. Such permits might be unilaterally revoked or modified by the issuer, or might be for a limited amount of time. Any cancellation, modification and/or failure to renew or obtain a permit could have a significant adverse effect on Frutarom’s business, operating results and financial condition.

Failure to comply with environmental, health and safety laws and regulations may expose Frutarom to civil and criminal liability.

The laws and regulations concerning the environment, health and safety may subject Frutarom to civil and/or criminal liability for non-compliance or environmental pollution. Environmental, health and safety laws may include criminal sanctions (including substantial penalties) for violating them. Some environmental laws also include provisions imposing complete responsibility for the release of hazardous substances into the environment which could result in Frutarom becoming liable for clean-up efforts without any negligence or fault on its part. Other environmental laws impose liability jointly and severally, which could expose Frutarom to responsibility for cleaning up environmental pollution caused by others.

In addition, some environmental, health and safety laws are applied retroactively and could impose responsibility for acts done in the past even if such acts were carried out in accordance with the relevant legal provisions in force at the time. Criminal or civil liability under such laws may have significant adverse effects on Frutarom’s business, operating results and financial condition.

Frutarom may also become subjected to claims for personal injury or property damage arising from exposure to hazardous substances. Laws in the major countries where Frutarom operates permit legal proceedings to be instituted against it if personal injury or environmental contamination was ostensibly caused by activity at its production sites in these countries. Such legal proceedings could also be instituted by private individuals or non-governmental organizations.

Fluctuations in prices of raw materials needed for producing Frutarom’s products may negatively impact its results of operations.

The price, quality and availability of the main raw materials that Frutarom uses, especially in the field of natural products, are subject to fluctuations arising from global supply and demand. Many raw materials used by Frutarom are agricultural products whose prices, quality and availability could be affected by, among other things, poor weather conditions. Frutarom does not normally conduct futures transactions in raw materials and is exposed to price fluctuations in the raw materials it uses according to changes in global trends for prices of these raw materials. In recent periods, there has been a rise in the prices of a number of principal raw materials used by Frutarom, and such trends may have a significant adverse effect on Frutarom’s business, operating results and financial condition.

The inability to obtain raw materials due to the loss of third party suppliers or unavailability of raw materials could impair Frutarom’s sales and adversely affect its operating results.

Frutarom is dependent on third parties for the supply of raw materials needed for manufacturing its products. Although Frutarom purchases raw materials from a very wide range of suppliers and no individual supplier accounted for more than 3% of its total raw material usage in 2017, and even though there is more than one supplier for most of the raw materials bought by Frutarom and they are usually readily available, there is no assurance that this will also continue to be the case in the future. Severe weather conditions may cause a significant shortage of natural raw materials used by Frutarom. A shortage of these raw materials could impair Frutarom’s sales for a certain period of time and adversely affect its operating results.

Product liability claims against Frutarom and potential damages under those claims could have significant adverse effects on Frutarom’s business, operating results and financial condition.

Frutarom is exposed to product liability risk, particularly due to the fact that it supplies flavors to the food and beverage, flavor and fragrance, functional food, pharma/nutraceutical and personal care industries. Should Frutarom be found responsible in a large claim of this type, its insurance coverage might be inadequate to cover damages and/or legal expenses. A lack of adequate insurance coverage could result in a significant adverse effect on Frutarom’s business, operating results and financial condition. Product liability claims brought against Frutarom could damage its reputation as well as put heavy demand on management’s time and efforts, and this could have significant adverse effects on Frutarom’s business regardless of the outcome of the claim.

The inability to integrate the businesses acquired by Frutarom during its recent growth period may lead to disruptions in its business and failure to capitalize on anticipated synergies.

A key element of Frutarom’s growth strategy has been growth through the acquisition of flavor and specialty fine ingredients manufacturers. In line with this strategy, Frutarom has made many strategic acquisitions of companies and business activities in recent years. The integration of acquired activities involves a number of risks, including possible adverse effects on Frutarom’s operating results, the loss of customers, the consuming of senior management’s time and attention, and the failure to retain key personnel including managers of the acquired activities, along with risks associated with unanticipated events in the integration of the operations, technologies, systems and services of the acquired business. In addition, Frutarom may be unable to capitalize on the anticipated synergies (including those aimed at cost savings) inherent in such acquisitions. Failure in successfully integrating its acquisitions could have adverse effects on Frutarom’s business, operating results and financial condition.

The rapid growth, as in recent years, in both Frutarom’s activities and its geographical spread requires effective management to ensure that the financial benefits, tapping of synergies and the economies of scale are achieved. An inability to adapt to the rapid growth could result in losses or acquisition costs that will not be recovered as quickly as anticipated, if at all. Such circumstances could have significant adverse effects on Frutarom’s business, its operating results and financial condition.

The loss of skilled personnel, members of senior management or other key employees could negatively impact Frutarom’s ability to compete and implement its strategy.

Frutarom’s continued future success depends on its ability to attract and retain proficient flavorists (flavor developers), lab technicians and other skilled personnel. Frutarom operates in a highly specialized market where product quality is of critical importance and having skilled personnel is necessary for ensuring the supply of high quality products. If a number of such employees were to leave at the same time, Frutarom could encounter difficulties in finding replacements with equivalent experience and abilities, a situation which could impair Frutarom’s R&D capabilities. Furthermore, Frutarom’s continued success depends to a large extent on its senior management team. The loss of services from members of senior management or other key employees could have a negative impact on Frutarom’s results and its ability to implement its strategy. A failure to recruit and retain skilled personnel or members of senior management could have a significant adverse effect on Frutarom’s business, operating results and financial condition.

The inability to protect its intellectual property or the loss of exclusive use of its proprietary formulas to create flavors may have a significant adverse impact on Frutarom’s business, operating results and financial condition.

Frutarom’s business relies on intellectual property, mainly consisting of formulas used to create its flavors. Frutarom does not register these formulas but they are kept highly confidential and considered trade secrets and, as such, are accessible to just a very limited circle of people within Frutarom. Although Frutarom believes it is not significantly reliant on any individual intellectual property right, proprietary formula, patent or license, a breach of confidentiality with respect to the formulas or loss of access to them and/or the future expiration of intellectual property rights could have a significant adverse impact on Frutarom’s business, operating results and financial condition.

Frutarom relies, in part, on confidentiality agreements, ownership of intellectual property, and non-competition agreements with employees, vendors and third parties in order to protect its intellectual property. It is possible that these agreements will be breached and that Frutarom may lack an adequate remedy for any such breach. Disputes may arise concerning the ownership of intellectual property or the extent to which the confidentiality agreements remain in force. Furthermore, Frutarom’s trade secrets may become revealed to its competitors or developed independently by them, in which case Frutarom will not be able to enjoy exclusive use of some of its formulas or maintain confidentiality concerning its products.

THE PARTIES TO THE MERGER

IFF

IFF is a leading innovator of sensory experiences that move the world. IFF co-creates products that consumers taste, smell, or feel in fine fragrances and beauty, detergents and household goods, and food and beverages. IFF’s approximately 7,300 team members globally take advantage of its capabilities in consumer insights, research and product development, creative expertise and customer intimacy to partner with IFF’s customers in developing innovative offerings for consumer products. IFF believes that its collaborative approach will generate market share gains for its customers.

IFF’s international presence positions it to serve both IFF’s global customers and the increasing number of regional and high-end and middle-market specialty consumer goods producers. IFF operates 37 manufacturing facilities and 69 creative centers and application laboratories located in 37 different countries. IFF partners with its customers to develop over 46,000 products that are provided to customers in approximately 162 countries.

IFF principally competes in the flavors and fragrances market, which is part of a larger market that supplies a wide variety of ingredients and compounds used in consumer products. The broader market includes large multi-national companies and smaller regional and local participants that supply products such as seasonings, texturizers, spices, enzymes, certain food-related commodities, fortified products and cosmetic ingredients. The global market for flavors and fragrances has expanded consistently, primarily as a result of an increase in demand for, and an increase in the variety of, consumer products containing flavors and fragrances.

In 2017, IFF achieved sales of approximately $3.4 billion, making it a leading company in the global flavors and fragrances sub-segment of the broader consumer products ingredients and compounds market. IFF believes that its global presence, diversified business platform, broad product portfolio and global and regional customer base position it to achieve long-term growth as the flavors and fragrances markets expand.

IFF operates in two business segments, Flavors and Fragrances. In 2017, IFF’s flavors business represented 48% of its sales, while its fragrances business represented 52% of sales. IFF’s business is geographically diverse, with sales to customers in the four regions set forth below:

Region	% of 2017 Sales
Europe, Africa, Middle East	31%
Greater Asia	27%
North America	27%
Latin America	15%

IFF is committed to competing in emerging markets. IFF believes that more significant future growth potential for the flavors and fragrances industry, and for its business, exists in the emerging markets (all markets except North America, Japan, Australia, and Western, Southern and Northern Europe). Over the past five years, IFF’s currency neutral sales growth rate in emerging markets has outpaced that of developed markets. IFF expects this long-term trend to continue for the foreseeable future.

IFF has operated in some of the largest emerging markets for multiple decades. As a result of these operations, sales in emerging markets represented 48% of 2017 sales and 51% of 2016 sales. As IFF’s customers seek to grow their businesses in emerging markets, IFF provides them the ability to leverage its long-standing international presence and extensive market knowledge to help drive their brands in these markets. To stay competitive in its industry, IFF must adapt to rapidly shifting consumer preferences and customer demands. IFF believes its consumer insights and customer relationships help to drive innovation that benefits IFF and its customers. During 2017, IFF’s 25 largest customers accounted for 50% of its sales. Sales to IFF’s largest customer across all end-use categories accounted for 11% to 12% of IFF’s sales for each of the last three fiscal years. These sales were principally in IFF’s fragrances business.

IFF’s principal executive offices are located at 521 West 57th Street, New York, New York 10019 and its telephone number is (212) 765-5500. IFF’s website address is www.IFF.com. Information contained on IFF’s website does not constitute part of this prospectus. IFF’s common stock is publicly traded on the NYSE and Euronext Paris, under the ticker symbol “IFF.” Additional information about IFF is included in documents incorporated by reference in this prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 153.

Frutarom

Frutarom is a global company established in Israel in 1933 and operating in the global flavors and specialty fine ingredients markets. Frutarom, through its subsidiaries, develops, produces and markets flavors and fine ingredients used in manufacturing food, beverages, flavors and fragrances, pharma/nutraceuticals, cosmetics and personal care products. As of December 31, 2017, Frutarom operated 72 production sites, 90 research and development laboratories, and 109 sales offices in Europe, North America, Latin America, Israel, Asia, Africa and New Zealand, and employed 5,223 people throughout the world. In 2017, Frutarom marketed and sold over 70,000 products to more than 30,000 customers in more than 150 countries.

Frutarom operates in two main activities which constitute its core businesses and are reported as business segments in its financial statements: flavors activity and specialty fine ingredients activity. In addition, as part of a comprehensive solution offered to customers, Frutarom imports and markets raw materials manufactured by third parties. This activity is presented as part of trade and marketing operations, which is not a core business.

Frutarom became a public company in 1996 upon registration of its shares for trade on the Tel Aviv Stock Exchange. In February 2005, Frutarom’s Global Depository Receipts were also listed on the London Stock Exchange Official List. Frutarom’s principal executive offices are located at 2 Hamenofim Street, Building A, Herzliya, Israel 4672553, and its telephone number is +972-9960-3800.

For additional information on Frutarom’s business, see the section entitled “Management’s Discussion of Financial Condition and Results of Operations of Frutarom—Overview” in this prospectus.

Icon Newco Ltd.

Merger Sub, a wholly owned subsidiary of IFF, is a company organized under the laws of the State of Israel that was formed on May 2, 2018 for the sole purpose of effecting the merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. In the merger, Merger Sub will be merged with and into Frutarom, with Frutarom surviving as a wholly owned subsidiary of IFF.

BUSINESS OF FRUTAROM AND CERTAIN INFORMATION ABOUT FRUTAROM

Overview

Frutarom is a global company established in Israel in 1933 and operating in the global flavors and specialty fine ingredients markets. Frutarom, through its subsidiaries, develops, produces and markets flavors and fine ingredients used in manufacturing food, beverages, flavors and fragrances, pharma/nutraceuticals, cosmetics and personal care products. As of December 31, 2017, Frutarom operated 72 production sites, 90 research and development laboratories, and 109 sales offices in Europe, North America, Latin America, Israel, Asia, Africa and New Zealand, and employed 5,223 people throughout the world. In 2017, Frutarom marketed and sold over 70,000 products to more than 30,000 customers in more than 150 countries.

Business Segments

Frutarom operates in two main activities which constitute its core businesses and are reported as business segments in its financial statements: flavors activity (“Flavors Activity”) and specialty fine ingredients activity (“Specialty Fine Ingredients Activity,” and together with Flavors Activity, “core businesses”). In addition, as part of a comprehensive solution offered to customers, Frutarom imports and markets raw materials manufactured by third parties. This activity is presented as part of trade and marketing operations (“Trade & Marketing Activity”), which is not a core business.

Flavors Activity

Frutarom develops, produces, markets and sells sweet and savory flavor solutions and other solutions which, in addition to flavors, contain fruit or vegetable ingredients and other natural ingredients and are used mainly in the manufacture of foods, beverages and other consumer products. Frutarom develops thousands of different flavors for its customers, most of which are tailor-made for specific customers. In accordance with its strategy, Frutarom’s Flavors Activity has grown significantly by combining organic growth and acquisitions, accounting in 2017 for approximately 81% of Frutarom’s sales for its core businesses and approximately 75% of its overall sales.

Specialty Fine Ingredients Activity

Frutarom develops, produces, markets and sells natural flavor extracts, natural functional food ingredients, natural pharma/nutraceutical extracts, natural biotech products, including algae-based products, natural colors for food, natural antioxidants used to provide solutions for food protection, natural cosmetics products, specialty fine ingredients for infant nutrition and for clinical elderly nutrition, essential oils, specialty citrus products and aromatic chemicals. Specialty fine ingredients products are sold primarily to the food, beverage, flavor, fragrance, pharma/nutraceutical, infant nutrition, cosmetics and personal care industries. Specialty Fine Ingredients Activity accounted for approximately 19% of Frutarom’s sales for its core businesses in 2017 and approximately 18% of its overall sales.

Trade & Marketing Activity

In addition to and in support of its core businesses, Frutarom imports and markets various raw materials that it does not manufacture. This activity greatly expanded through acquisitions starting in 2012, and centers mainly on Central and Eastern Europe, Latin America and Israel. Sales from this activity accounted for approximately 7% of Frutarom’s overall sales in 2017. Frutarom does not consider Trade & Marketing Activity part of its core businesses.

Acquisitions

Frutarom made eleven acquisitions in 2015, eight in 2016, twelve in 2017 and two in 2018, with the aim to enhance its cross-selling opportunities both for products and for customers and contribute to its growth in sales.

Supply Chain

Procurement and Suppliers

In connection with its manufacturing business, Frutarom purchases thousands of raw materials from a wide range of suppliers. The main raw materials purchased by Frutarom include plants, leaves and roots for producing natural flavor extracts, natural functional food ingredients and pharma/nutraceutical extracts. Frutarom also purchases essential oils, natural and synthetic chemicals, spices, fruit components, alcohol, esters, acids and oleoresins.

Frutarom’s local supply chain departments work in tandem with the global supply chain headquarters to manage the purchase of raw materials in an effort to ensure their ongoing supply. Although there are exclusive suppliers for a relatively small number of the raw materials used by Frutarom, such raw materials are only required for a limited number of its products and Frutarom does not consider its dependence on such suppliers to be material.

Manufacturing

As of December 31, 2017, Frutarom had 72 production sites globally. Most of Frutarom’s products, and in particular its natural products, are tailor-made and customized in accordance with its customers’ needs. Frutarom’s major production sites related to its Flavors Activity are located in countries such as Belgium, Brazil, China, Canada, France, Germany, Guatemala, Ireland, India, Israel, Italy, Mexico, New Zealand, Peru, Poland, Russia, Slovenia, South Africa, Switzerland, Turkey, the U.K. and the U.S. The manufacturing process for flavors generally involves the blending of multiple ingredients pursuant to Frutarom’s formulas, and tends to be less complex and capital intensive than the manufacturing of specialty fine ingredients.

Frutarom’s major production sites related to its Specialty Fine Ingredients Activity are located in countries such as Israel, China, Germany, Slovenia, Spain, Switzerland, the U.K. and the U.S. The manufacturing process for specialty fine ingredients is generally more complex, requires a larger capital investment in facilities and is also subject to stricter environmental and regulatory standards when compared to the manufacturing of flavors.

Marketing and Distribution

Frutarom maintains a global sales and marketing and customer technical support infrastructure staffed with local personnel in its main target markets. As of December 31, 2017, Frutarom had 109 sales offices, 90 research and development labs located in its main target markets in close proximity to its customers and approximately 1,964 employees working in research and development and sales and marketing. Frutarom markets and sells its products primarily through its own sales and marketing personnel. In some countries, however, Frutarom retains third-party local agents and distributors to sell its products.

Intellectual Property

Frutarom’s business relies on intellectual property, mainly consisting of formulas used to create its flavors. The formulas are not registered. Instead, the formulas, considered to be Frutarom’s trade secrets, are kept highly confidential and accessible to a minimal number of people within Frutarom. Frutarom has registered patents that relate primarily to production processes for ingredients and products in the fields of pharma/nutraceutical, cosmetics, and specialty fine ingredients for infant nutrition in infant formulas. Frutarom has registered trademarks on some of its products in certain countries in which it operates. To protect its intellectual property, Frutarom includes confidentiality, non-competition, and intellectual property transfer restrictions clauses in its employment contracts, as well as in contracts with consultants, suppliers and customers.

Government Regulation

Frutarom is subject to a variety of international and domestic health, safety and environmental statutes in the various countries in which it operates. These laws and regulations include, among others, the U.S. Food and Drug

Administration’s regulations, EU directives, Codex Alimentarius in South America and other countries, and regulations set by the Ministry of Health in Israel. In general, there is a trend towards increased regulation in the fields of Frutarom’s activities. This trend stems from, among other things, growing consumer sensitivity concerning the inclusion of flavor additives in food products and the fact that regulators perceive nutraceuticals, medical food and functional food products as having medicinal attributes. In some countries such products may be subjected to the same standards and regulations as applied to drugs or targeted regulation for these categories. In addition, the regulations applicable to Frutarom are subject to change at any time.

Frutarom’s production sites and research and development laboratories worldwide from time to time make use of, manufacture, sell, and distribute substances that are sometimes considered hazardous and are therefore subject to extensive regulation concerning the storage, handling, manufacture, transport, use and disposal of such substances and their components and byproducts. Frutarom’s production and R&D activities in the various countries where it operates are subject to various regulations and standards relating to air emissions, sewage treatment and the use, handling and discharge of hazardous material as well as clean-up of existing environmental contamination.

As of December 31, 2017, Frutarom was in material compliance with the health, safety and environmental regulations that apply to it in the various countries in which it operates.

Legal Proceedings

In the ordinary course of business, Frutarom is, and will continue to be, involved in various legal proceedings from time to time. Frutarom may not be able to predict the timing or outcome of these or future legal proceedings with certainty, and an unfavorable resolution of one or more of such matters could have a material adverse effect on Frutarom’s business, prospects, financial condition or results of operations.

Currently, Frutarom is not involved in any legal proceeding that, in the opinion of Frutarom’s management, could reasonably be expected to have a material adverse effect on its business, prospects, financial condition or results of operations.

Employees

As of December 31, 2017, Frutarom employed 5,223 employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF FRUTAROM

Overview

Company Background

Frutarom is a global company established in Israel in 1933 and operating in the global flavors and specialty fine ingredients markets. Frutarom, through its subsidiaries, develops, produces and markets flavors and fine ingredients used in manufacturing food, beverages, flavors and fragrances, pharma/nutraceuticals, cosmetics and personal care products. As of December 31, 2017, Frutarom operated 72 production sites, 90 research and development laboratories, and 109 sales offices in Europe, North America, Latin America, Israel, Asia, Africa and New Zealand, and employed 5,223 people throughout the world. In 2017, Frutarom marketed and sold over 70,000 products to more than 30,000 customers in more than 150 countries.

Frutarom operates in the framework of two main activities which are reported as business segments on its financial statements: flavors activity (“Flavors Activity”) and specialty fine ingredients activity (“Specialty Fine Ingredients Activity”) (together “core businesses”). In addition, as part of a comprehensive solution offered to customers, Frutarom imports and markets raw materials manufactured by third parties. This activity is presented as part of trade and marketing operations (“Trade & Marketing Activity”), which is not a core business.

Flavors Activity

Frutarom develops, produces, markets and sells sweet and savory flavor solutions and other solutions which, in addition to flavors, contain fruit or vegetable ingredients and other natural ingredients and are used mainly in the manufacture of foods, beverages and other consumer products. Frutarom develops thousands of different flavors for its customers, most of which are tailor-made for specific customers. In accordance with its strategy, Frutarom’s Flavors Activity has grown significantly by combining organic growth and acquisitions, accounting in 2017 for 81% of Frutarom’s sales for its core businesses and 75% of its overall sales.

Specialty Fine Ingredients Activity

Frutarom develops, produces, markets and sells natural flavor extracts, natural functional food ingredients, natural pharma/nutraceutical extracts, natural biotech products, including algae-based products, natural colors for food, natural antioxidants used to provide solutions for food protection, natural cosmetics products, specialty fine ingredients for infant nutrition and for clinical elderly nutrition, essential oils, specialty citrus products and aromatic chemicals. Specialty fine ingredients products are sold primarily to the food, beverage, flavor, fragrance, pharma/nutraceutical, infant nutrition, cosmetics and personal care industries.

Specialty Fine Ingredients Activity accounted for 19% of Frutarom’s sales for its core businesses in 2017 and 18% of its overall sales.

Trade & Marketing Activity

In addition to and in support of its core businesses, Frutarom imports and markets various raw materials that it does not manufacture. This activity expanded significantly following the acquisitions of Slovenian company Etol Tovarna arom in eteričnih olj d.o.o. in 2012, the Russian company Protein Technologies Ingredients Group in 2013, the flavors and natural colors for food division of the Peruvian company Montana S.A. in 2014 and the Mexican company Proveedores de Ingenieria Alimentaria, S.A. de C.V. at the end of 2016, and centers mainly on Central and Eastern Europe, Latin America and Israel. Sales from this activity accounted for 7% of Frutarom’s overall sales in 2017. Frutarom does not consider Trade & Marketing Activity part of its core businesses.

Factors Affecting Frutarom’s Results of Operations

Acquisitions

Frutarom made eleven acquisitions in 2015, eight in 2016, twelve in 2017 and two in 2018, with the aim to enhance its cross-selling opportunities both for products and for customers and contribute to its growth in sales, including the following acquisitions:

•	IBR—In February 2018, Frutarom acquired 100% of the share capital of Israeli Biotechnology Research Ltd. (“IBR”) for approximately $21.0 million. IBR researches, develops and manufactures ingredients for the cosmetics and dietary supplements industries, and contributes principally to Frutarom’s Specialty Fine Ingredients Activity.

•	Bremil—In May 2018, Frutarom purchased 51% of the shares of the Brazilian company Bremil Indústria de Produtos Alimenticios Ltda. (“Bremil”) for approximately $30.0 million (including estimated asset adjustments to the date of completion). The transaction includes a mechanism for future consideration to be paid based on Bremil’s future business performance in 2017 and 2018. The purchase agreement includes an option for the purchase of the balance of the shares in Bremil starting five years from the date of the transaction’s completion at a price based on Bremil’s business performance during that period. Bremil operates mainly in the savory solutions market and contributes principally to Frutarom’s Flavors Activity and Trade & Marketing Activity.

•	Enzymotec—After acquiring approximately 18.75% of the share capital of Enzymotec Ltd., a public Israeli company whose shares were listed on Nasdaq (“Enzymotec”), Frutarom acquired the remaining Enzymotec shares pursuant to an agreement and plan of merger, which was completed in January 2018. In January 2018, Frutarom sold Enzymotec’s krill oil business, which was not a core business of Frutarom. The overall consideration paid by Frutarom to acquire 100% of Enzymotec was approximately $287 million (including cost of vested options, restricted stock units and estimated transaction expenses). The overall net consideration, net of cash, cash equivalents, deposits and tradable securities in Enzymotec’s treasury, and net of the proceeds from the sale of the krill oil business, was approximately $184 million (including cost of vested options, restricted stock units and estimated transaction expenses). Enzymotec develops and produces nutritional ingredients and medical foods, and contributes principally to Frutarom’s Flavors Activity and Specialty Fine Ingredients Activity.

•	F&E—In August 2017, Frutarom acquired 100% of the share capital of U.K.-based Flavours and Essences (UK) Ltd. (“F&E”) for approximately $20.3 million, with a mechanism for future consideration based on F&E’s business performance over the period of three years from the purchase date. F&E develops and produces flavors and natural colors, and contributes principally to Frutarom’s Flavors Activity.

•	SDFLC—In June 2017, Frutarom purchased 80% of the shares in the Brazilian company SDFLC Brasil Indústria E Comércio Ltda. (“SDFLC”) for approximately $29.5 million. The acquisition agreement includes a mutual option to purchase the balance of remaining shares starting two and a half years from the closing date of the transaction at a price based on SDFLC’s business performance. SDFLC produces taste solutions for ice creams and desserts for the Brazilian market, and contributes principally to Frutarom’s Flavors Activity.

•	Vantodio—In February 2017, Frutarom exercised an option to acquire the remaining 25% minority interest in Vantodio Holdings Limited (“Vantodio”), which owns Protein Technologies Ingredients Group in Russia, for approximately $40.0 million. Frutarom had acquired a 75% stake in Vantodio in November 2013. Vantodio develops and produces savory solutions, and contributes principally to Frutarom’s Flavors Activity and Trade & Marketing Activity.

•

Redbrook—In August 2016, Frutarom acquired 100% of the share capital of Irish company Redbrook Ingredient Services Limited (“Redbrook”) for approximately $44.8 million. The purchase agreement included a mechanism for additional consideration based on Redbrook’s future business performance.

Redbrook produces savory solutions, and contributes principally to Frutarom’s Flavors Activity.

•	Extrakt Chemie—In May 2016, Frutarom acquired 100% of the rights in the general partner in the German partnership Extrakt Chemie Dr. Bruno Stellmach GmbH &Co. KG (“Extrakt Chemie”) as well as the property on which Extrakt Chemie’s plant is located for approximately $6.3 million plus the assumption of debt (net) amounting to approximately $1.4 million. The purchase agreement included a mechanism for future consideration conditional on the business performance of Extrakt Chemie. Extrakt Chemie develops and produces specialty solutions of natural extracts, and contributes principally to Frutarom’s Specialty Fine Ingredients Activity.

•	AMCO—In January 2016, Frutarom acquired 75% of the share capital of the Polish company AMCO SP z.o.o. (“AMCO”) for approximately $22.4 million. The purchase agreement included an option to acquire the remaining balance of shares at a price based on AMCO’s future business performance, starting two and a half years from the closing date of the transaction, as was later extended to commence from July 1, 2019. AMCO develops and produces savory solutions, and contributes principally to Frutarom’s Flavors Activity.

•	Grow—In January 2016, Frutarom purchased 100% of the share capital of U.S.-based Grow Company Inc. (“Grow”) for approximately $20.0 million. The purchase agreement included a mechanism for future consideration conditional on Grow’s business performance over the period of one year following the purchase date. In accordance with this mechanism and in light of Grow’s results in 2016, Frutarom paid additional consideration of $10.8 million. Grow produces natural ingredients, and contributes principally to Frutarom’s Specialty Fine Ingredients Activity.

•	Wiberg—In January 2016, Frutarom acquired 100% of the shares of Sagema GmbH of Austria and Wiberg GmbH of Germany (including a 50% ownership share in a Canadian subsidiary, Wiberg Corporation, and 51% ownership share in a Turkish subsidiary which was subsequently fully acquired, collectively “Wiberg”) for approximately $129.9 million. Wiberg produces savory solutions, and contributes principally to Frutarom’s Flavors Activity.

•	Taura—In June 2015, Frutarom completed the acquisition of 100% of Taura Natural Ingredients Holding Pty Ltd. (“Taura”), an Australian company, for approximately $44.0 million in cash and the assumption of debt of approximately $26.5 million. The acquisition agreement included an additional $3.5 million payment that was conditioned on meeting a performance target. Taura produces flavors solutions, and contributes principally to Frutarom’s Flavors Activity.

For additional information relating to Frutarom’s acquisitions, see Note 5 to Frutarom’s audited financial statements included elsewhere in this prospectus.

Long-term Relationships with Customers

The flavors and fine ingredients market is characterized by long-term relationships between flavor manufacturers and their customers, which include mostly companies in the food and beverage, flavor and fragrance extracts and pharmaceutical/nutraceutical industries. Much importance is placed in these industries on supplier reliability, quality of service, and the manufacturers’ understanding of their customers’ needs. As a result, some large multinational customers, as well as an increasing number of medium-sized customers, have been reducing the number of their flavor suppliers to a select list of authorized suppliers.

Research and Development

Since end-user preferences are constantly changing and the markets in which customers operate (particularly the foods and beverages market) are dynamic and competitive, the market is characterized by an abundance of new and innovative products. Manufacturers therefore need to invest in research and development and offer a wide range of new products, either at the initiative of the flavor manufacturer or at the initiative of the customer (the food or beverages manufacturer) and in collaboration with them.

Raw Materials

Frutarom purchases thousands of raw materials that go into its products from a wide range of suppliers, having more than one supplier for most raw materials. The main raw materials purchased by Frutarom include plants, leaves and roots for producing natural flavor extracts, natural functional food ingredients and pharma/nutraceutical extracts.

There are exclusive suppliers for a small number of raw materials, but since these raw materials go into only a limited number of Frutarom products, out of its wide range of over 70,000 products, in the view of management Frutarom’s dependence on these suppliers is not material.

Frutarom maintains relatively large inventories of certain raw materials as most of the natural substances used by Frutarom derive from field crops. Delivery times are also usually longer than those to which Frutarom has committed to its customers, making it necessary for Frutarom to hold enough raw material inventory to fill its customers’ orders on short notice. On the other hand, Frutarom generally maintains very limited finished goods inventory. Furthermore, the availability and prices of many of the raw materials, especially natural materials, used by Frutarom to manufacture its products are exposed to fluctuations due to global supply and demand.

Foreign Currency Effects

Over 70% of Frutarom’s sales in 2015, 2016 and 2017 were conducted in currencies other than the U.S. dollar, mainly the Euro, Russian Ruble, Pound Sterling, Swiss Franc, Canadian Dollar, New Israeli Shekel, Chinese Yuan, Mexican Peso, Polish Zloty Brazilian Real, and Peruvian Nuevo Sol and South African Rand. Therefore changes in exchange rates affect Frutarom’s results as reported in U.S. dollars.

Frutarom’s exposure to currency fluctuations is reduced by the fact that part of the raw material purchases and operational expenditures in the various countries in which it operates are also paid for in most cases in the respective local currencies, so that most of the effect applies to the translation of sales revenues and profits into U.S. dollar terms.

The weakening of the U.S. dollar versus some of the various above mentioned currencies has contributed to an increase of approximately 1.9% in Frutarom’s sales for 2017. In 2016, the effect of currencies contributed to a decrease of approximately 2.6% in Frutarom sales.

Frutarom does not generally undertake external hedging action nor does it use other financial instruments for protection against currency fluctuations.

Economic Conditions

Due to the nature and type of its global activity, Frutarom is exposed to fluctuations in the global economy. Economic crises or recessions in important target countries could curb demand for Frutarom’s products, including its premium products, and significantly slow down the development and launch of new products by Frutarom customers. Periods of global financial distress could also impair Frutarom’s ability to raise funds for executing its strategic acquisitions and for its operations.

Regulatory Standards

Flavor and fine ingredients products are mainly intended for use by the food and beverage and pharmaceutical/nutraceutical industries, which are subject to strict quality and regulatory standards. Flavor and fine ingredients manufacturers are therefore required to meet the same strict standards. Recent years have seen a trend toward increasingly stringent quality and regulatory standards which could require manufacturers to incur greater costs and expense to comply with them. For a discussion of the regulations applicable to Frutarom’s operations, see the section entitled “Business of Frutarom and Certain Information about Frutarom—Government Regulation” included elsewhere in this prospectus.

Seasonality

Increased demand for beverages, yogurts, ice cream and other food products during the summer months brings about an increase in sales and an improvement to a certain extent in Frutarom’s profitability margins in the second and third quarters of the year. With respect to Frutarom’s raw material needs, natural raw materials, which are derived from agricultural crops, are seasonal in their supply. In recent years, however, as a result of Frutarom’s internal growth and acquisitions, seasonal effects on its results have been moderated.

Results of Operations

The following discussion and analysis should be read in conjunction with Frutarom’s audited financial statements included elsewhere in this prospectus.

Three Months Ended March 31, 2018 Compared to Three Months Ended March 31, 2017

(U.S. DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)	Three Months Ended March 31,		Change
	2018	2017	2018 vs. 2017
SALES	$384,805	$302,531	27.2%
COST OF SALES	229,067	186,817	22.6%

GROSS PROFIT	155,738	115,714	34.6%
Selling, marketing, research and development expenses—net	67,407	49,163	37.1%
General and administrative expenses	26,901	21,883	22.9%
Other expenses (income)—net	(349)	(280)	24.6%
Frutarom’s share of earnings of investees accounted for at equity	690	399	72.9%

INCOME FROM OPERATIONS	62,469	45,347	37.8%
FINANCIAL EXPENSES—net	5,965	2,173	174.5%

INCOME BEFORE TAXES ON INCOME	56,504	43,174	30.9%
INCOME TAX	10,823	9,439	14.7%

NET INCOME FOR THE PERIOD	$45,681	$33,735	35.4%

Earnings per share—fully diluted	$0.75	$0.56	33.9%
Gross margin	40.5%	38.2%
Operating margin	16.2%	15.0%
Effective tax rate	19.2%	21.9%

Segment sales
Flavors	$281,480	$219,352	28.3%
Specialty Fine Ingredients	86,709	66,753	29.9%
Trade & Marketing	19,107	19,045	0.3%

Elimination of Intersegment Sales	(2,491)	(2,619)

Total sales	$384,805	$302,531	27.2%

Sales

Frutarom’s sales in the first quarter of 2018 increased by 27.2% to $384.8 million compared to $302.5 million in the first quarter of 2017. The increase in Frutarom’s overall sales reflected increased sales in Flavors Activity and Specialty Fine Ingredients Activity, and was primarily due to acquisitions completed after the first quarter of 2017 as well as organic growth and positive impact of changes to the exchange rates of currencies in which Frutarom operates against the U.S. dollar.

Flavors Activity

Flavors Activity sales increased by 28.3% to $281.5 million in the first quarter of 2018 compared to $219.4 million in the first quarter of 2017. The increase in sales in Flavors Activity was primarily due to the acquisitions completed after the first quarter of 2017 as well as organic growth and the positive impact of changes to the exchange rates of currencies in which Frutarom operates against the U.S. dollar.

Specialty Fine Ingredients Activity

Sales from Specialty Fine Ingredients Activity increased 29.9% to $86.7 million in the first quarter of 2018 compared to $66.8 million in the first quarter of 2017. The increase in sales in Specialty Fine Ingredients Activity was principally due to acquisitions as well as organic growth and the positive impact of changes to the exchange rates of currencies in which Frutarom operates against the U.S. dollar.

Trade & Marketing Activity

Sales from Trade & Marketing Activity, which is not considered a core activity, remained relatively constant in the first quarter of 2018 at $19.1 million compared to $19.0 million in the first quarter of 2017.

Cost of sales

Cost of sales includes costs of raw materials, payroll and related expenses, rent, depreciation and amortization, energy and other production expenses. Cost of sales increased by 22.6% in the first quarter of 2018 to $229.1 million (59.5% of Frutarom’s sales) compared to $186.8 million (61.8% of Frutarom’s sales) in the first quarter of 2017. The increase in cost of sales was principally due to acquisitions and additional expenses associated with organic growth.

Selling, marketing, research and development expenses—net

Selling, marketing, research and development expenses—net consists mainly of payroll and related expenses, research and development expenses, marketing commissions, office fees, transportation and vehicle expenses, depreciation and other expenses.

Selling, marketing, research and development expenses—net increased by 37.1% in the first quarter of 2018 to $67.4 million compared to $49.2 million in the first quarter of 2017. The increase was principally due to acquisitions and additional expenses associated with organic growth.

General and administrative expenses

General and administrative expenses include payroll and related expenses, professional fees, rent and office expenses, depreciation and amortization, computing and other expenses.

General and administrative expenses increased by 22.9% in the first quarter of 2018 to $26.9 million compared to $21.9 million in the first quarter of 2017. The increase was principally due to acquisitions and additional expenses associated with organic growth.

Other expenses (income)—net

Other expenses (income)—net includes expenses for site shutdowns, expenses relating to acquisitions of subsidiaries, capital (income) losses on the sale of assets and other expenses.

Other expenses (income)—net was income of $0.3 million in the first quarter of 2018 and was relatively stable compared to the first quarter of 2017.

Frutarom’s share of earnings of investees accounted for at equity

Frutarom’s share of earnings of investees accounted for at equity increased by 72.9% in the first quarter of 2018 to $0.7 million compared to $0.4 million in the first quarter of 2017. The increase was principally due to an acquisition.

Operating income by activity

Flavors Activity

The operating income of Flavors Activity increased by 28.9% in the first quarter of 2018 to $46.3 million compared to $35.9 million in the first quarter of 2017. The increase in operating income reflects the increase in sales from $219.4 million in the first quarter of 2017 to $281.5 million in the first quarter of 2018, which more than offset the increase in expenses from $183.4 million in the first quarter of 2017 to $235.1 million in the first quarter of 2018.

Specialty Fine Ingredients Activity

The operating income of Specialty Fine Ingredients Activity increased by 80.4% in the first quarter of 2018 to $16.1 million compared to $8.9 million in the first quarter of 2017. The increase in operating income reflects the increase in sales from $66.8 million in the first quarter of 2017 to $86.7 million in the first quarter of 2018, which reflects an increase in sales and sales of products with higher margins, and which more than offset the increase in expenses from $57.8 million in the first quarter of 2017 to $70.6 million in the first quarter of 2018.

Trade & Marketing Activity

The operating income of Trade & Marketing Activity, which is not considered a core activity, decreased to $10,000 in the first quarter of 2018 compared to $500,000 in the first quarter of 2017.

Financial expenses—net

Financial expenses—net includes primarily interest expense, gains and losses arising from changes in exchange rates and gains or losses that stem from changes in the fair value of financial assets.

Financial expenses—net in the first quarter of 2018 were approximately $6.0 million compared to $2.2 million in the first quarter of 2017. Interest expenses were $5.8 million in the first quarter of 2018 compared to $2.1 million in the first quarter of 2017, mainly due to the increase in borrowings incurred to finance acquisitions (primarily the acquisition of Enzymotec), and the rise in certain interest rates. Financial expenses arising from exchange-rate differences reached $0.1 million similar to the amount in the first quarter of 2017.

Income tax

Taxes on income for the first quarter of 2018 increased by 14.7% to $10.8 million compared to $9.4 million in first quarter of 2017. The increase in tax expense was primarily due to an increase in Frutarom’s activity and pre-tax income. Frutarom’s effective tax rate for the first quarter of 2018 was 19.2% compared to 21.9% for the first quarter of 2017.

See the notes to Frutarom’s audited financial statements included herein for additional information on taxes applicable to Frutarom.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

(U.S. DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)	Year Ended December 31,		Change
	2017	2016	2017 vs. 2016
SALES	$1,362,396	$1,147,041	18.8%
COST OF SALES	837,271	709,488	18.0%

GROSS PROFIT	525,125	437,553	20.0%
Selling, marketing, research and development expenses—net	220,014	196,001	12.3%
General and administrative expenses	92,155	81,637	12.9%
Other expenses—net	3,392	11,772	(71.2%)
Frutarom’s share of earnings of investees accounted for at equity	1,402	1,113	26.0%

INCOME FROM OPERATIONS	210,966	149,256	41.3%
FINANCIAL EXPENSES—net	24,606	12,841	91.6%

INCOME BEFORE TAXES ON INCOME	186,360	136,415	36.6%
INCOME TAX	34,797	25,346	37.3%

NET INCOME FOR THE PERIOD	151,563	111,069	36.5%

Earnings per share—fully diluted	$2.51	$1.84	36.4%
Gross margin	38.5%	38.1%
Operating margin	15.5%	13.0%
Effective tax rate	18.7%	18.6%

Segment sales
Flavors	$1,025,359	$846,517	21.1%
Specialty Fine Ingredients	$260,122	$227,860	14.2%
Trade & Marketing	$90,962	$79,494	14.4%

Eliminations of Intersegment Sales	(14,047)	(6,830)	—

Total sales	$1,362,396	$1,147,041	18.8%

Sales

Frutarom sales in 2017 increased by 18.8% to $1,362.4 million compared to $1,147.0 million in 2016. The increase in Frutarom’s overall sales reflected increased sales in Flavors Activity, Specialty Fine Ingredients Activity and Trade & Marketing Activity, and was primarily due to the acquisitions completed after 2016 as well as organic growth and positive currency effects and positive impact of changes to the exchange rates of currencies in which Frutarom operates against the U.S. dollar.

Flavors Activity

Flavors Activity sales for 2017 increased by 21.1% to $1,025.4 million compared to $846.5 million in 2016. The increase in sales in Flavors Activity was primarily due to the acquisitions completed in 2017 as well as organic growth and positive impact of changes to the exchange rates of currencies in which Frutarom operates against the U.S. dollar.

Specialty Fine Ingredients Activity

Sales for Specialty Fine Ingredients Activity in 2017 increased by 14.2% to $260.1 million compared to $227.9 million in 2016. The increase in sales in Specialty Fine Ingredients Activity was principally due to acquisitions as well as organic growth and the positive impact of changes to the exchange rates of currencies in which Frutarom operates against the U.S. dollar.

Trade & Marketing Activity

Sales for Trade & Marketing Activity, which is not considered a core activity, in 2017 increased by 14.4% to $91.0 million compared to $79.5 million in 2016. The increase in sales in Trade & Marketing Activity was primarily due to acquisitions as well as the positive impact of changes to the exchange rates of currencies in which Frutarom operates against the U.S. dollar.

Cost of sales

Cost of sales increased by 18.0% in 2017 to $837.3 million (61.5% of Frutarom’s sales) compared to $709.5 million (61.9% of Frutarom’s sales) in 2016. The increase was principally due to additional expenses associated with acquisitions, higher production and volume of sales.

Selling, marketing, research and development expenses—net

Selling, marketing, research and development expenses—net increased by 12.3% in 2017 to $220.0 million compared to $196.0 million in 2016. The increase was principally due to acquisitions and additional expenses associated with organic growth.

General and administrative expenses

General and administrative expenses increased by 12.9% in 2017 to $92.2 million compared to $81.6 million in 2016. The increase was principally due to acquisitions and additional expenses associated with organic growth.

Other expenses—net

Other expenses—net decreased by 71.2% in 2017 to $3.4 million compared to $11.8 million in 2016. The decrease was principally due to the merger of Wiberg’s activities with Frutarom’s activity in savory products, primarily in Europe.

Frutarom’s share of earnings of investees accounted for at equity in 2016

Frutarom’s share of earnings of investees accounted for at equity increased by 26.0% in 2017 to $1.4 million compared to $1.1 million in 2016.

Operating income by activity

Flavors Activity

The operating income of Flavors Activity increased by 41.2% in 2017 to $177.7 million compared to $125.8 million in 2016. The increase in operating income reflects the increase in sales from $846.5 million in 2016 to $1,025.4 million in 2017, which more than offset the increase in expenses from $720.7 million in 2016 to $847.7 million in 2017.

Specialty Fine Ingredients Activity

The operating income of Specialty Fine Ingredients Activity increased by 46.8% in 2017 to $31.6 million compared to $21.5 million in 2016. The increase in operating income reflects the increase in sales from $227.9 million in 2016 to $260.1 million in 2017, which more than offset the increase in expenses from $206.3 million in 2016 to $228.5 million in 2017.

Trade & Marketing Activity

The operating income of Trade & Marketing Activity, which is not considered a core activity, decreased by 14.1% in 2017 to $1.7 million compared to $1.9 million in 2016. The decrease in operating income reflects the increase in expenses from $77.6 million in 2016 to $89.3 million in 2017, which more than offset the increase in sales from $79.5 million in 2016 to $91.0 million in 2017.

Financial expenses—net

Net financial expenses in 2017 increased by 91.6% to $24.6 million compared to $12.8 million in 2016. The increase in financial expenses in 2017 was due principally to exchange-rate differences of trade receivable and trade payable balances, with such differences amounting to $14.5 million in 2017 compared to $4.1 million in 2016, mainly due to the strengthening of the main currencies Frutarom is active in against the U.S. dollar.

Interest expenses for 2017 amounted to $10.1 million compared to $8.8 million in 2016. The increase in interest expenses was mainly due to an increase in loans used for acquisitions.

Income tax

Taxes on income for 2017 totaled $34.8 million compared to $25.3 million for 2016. Frutarom’s effective tax rate for 2017 was 18.7% compared to 18.6% for 2016.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

(U.S. DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)	Year Ended December 31,		Change
	2016	2015	2016 vs. 2015
SALES	$1,147,041	$872,796	31.4%
COST OF SALES	709,488	534,737	32.7%

GROSS PROFIT	437,553	338,059	29.4%
Selling, marketing, research and development expenses—net	196,001	141,237	38.8%
General and administrative expenses	81,637	63,742	28.1%
Other expenses—net	11,772	2,826	316.6%
Frutarom’s share of earnings of investees accounted for at equity	1,113	—	—

INCOME FROM OPERATIONS	149,256	130,254	14.6%
FINANCIAL EXPENSES—net	12,841	12,197	5.3%

INCOME BEFORE TAXES ON INCOME	136,415	118,057	15.6%
INCOME TAX	25,346	21,972	15.4%

NET INCOME FOR THE PERIOD	111,069	96,085	15.6%

Earnings per share—fully diluted	$1.84	$1.60	15.0%
Gross margin	38.1%	38.7%
Operating margin	13.0%	14.9%
Effective tax rate	18.6%	18.6%

Segment sales
Flavors	$846,517	$607,534	39.3%
Specialty Fine Ingredients	$227,860	$184,944	23.2%
Trade & Marketing	$79,494	$84,344	(5.8%)

Eliminations of Intersegment Sales	(6,830)	(4,026)

Total sales	$1,147,041	$872,796	31.4%

Sales

Frutarom’s sales in 2016 increased by 31.4% to $1,147.0 million compared to $872.8 million in 2015. The increase in Frutarom’s overall sales was primarily due to organic growth and acquisitions in Flavors Activity, Specialty Fine Ingredients Activity and Trade & Marketing Activity, offset in part by the negative impact of changes in exchange rates of currencies in which Frutarom operates against the U.S. dollar.

Flavors Activity

Flavors Activity sales for 2016 increased by 39.3% to $846.5 million compared to $607.5 million in 2015. The increase in sales in Flavors Activity was primarily due to the acquisitions completed in 2016 as well as organic growth, offset in part by the negative impact of changes in exchange rates of currencies in which Frutarom operates against the U.S. dollar.

Specialty Fine Ingredients Activity

Sales for Specialty Fine Ingredients Activity in 2016 increased by 23.2% to $227.9 million compared with $184.9 million in 2015. The increase in sales in Specialty Fine Ingredients Activity was primarily due to the acquisitions in 2016 as well as organic growth, offset in part by the negative impact of changes in exchange rates of currencies in which Frutarom operates against the U.S. dollar.

Trade & Marketing Activity

Frutarom’s sales from Trade & Marketing Activity, which is not considered a core activity, decreased by 5.8% in 2016 to $79.5 million compared to $84.3 million in 2015. The decrease in sales in Trade & Marketing Activity was primarily due to a decrease in the price of certain trade and marketing products sold by Frutarom.

Cost of sales

Cost of sales increased by 32.7% in 2016 to $709.5 million (61.9% of Frutarom’s sales) compared to $534.7 million (61.3% of Frutarom’s sales) in 2015. The increase was principally due to acquisitions and additional expenses associated with organic growth.

Selling, marketing, research and development expenses—net

Selling, marketing, research and development expenses—net increased by 38.8% in 2016 to $196.0 million compared to $141.2 million in 2015. The increase was principally due to acquisitions and additional expenses associated with organic growth.

General and administrative expenses

General and administrative expenses increased by 28.1% in 2016 to $81.6 million, compared to $63.7 million in 2015. The primary reason for the increase was due to acquisitions and additional expenses associated with organic growth.

Other expenses—net

Other expenses—net increased by 316.6% in 2016 to $11.8 million compared to $2.8 million in 2015. The increase was principally due to expenses associated with the merger of Wiberg’s activities with Frutarom’s activity in savory products, primarily in Europe, including the integration processes and the shut-down of a facility in Stuttgart, Germany.

Frutarom’s share of earnings of investees accounted for at equity

Frutarom’s share of earnings of investees accounted for at equity was $1.1 million in 2016, compared with zero in 2015. The increase relates to Frutarom’s investment in a 50% voting and equity interest in Wiberg Corporation in Canada in 2016.

Operating income by activity

Flavors Activity

The operating income of Flavors Activity increased by 15.7% in 2016 to $125.8 million compared to $108.8 million in 2015. The increase in operating income reflects the increase in sales from $607.5 million in 2015 to $846.5 million in 2016 which more than offset the increase in expenses from $498.8 million in 2015 to $720.7 million in 2016.

Specialty Fine Ingredients Activity

The operating income of Specialty Fine Ingredients Activity increased by 14.0% in 2016 to $21.5 million compared to $18.9 million in 2015. The increase in operating income reflects the increase in sales from $184.9 million in 2015 to $227.9 million in 2016 which more than offset the increase in expenses from $166.0 million in 2015 to $206.3 million in 2016.

Trade & Marketing Activity

The operating income of Trade & Marketing Activity, which is not considered a core activity, decreased by 32.5% in 2016 to $1.9 million compared to $2.9 million in 2015. The decrease in operating income reflects the decrease in sales from $84.3 million in 2015 to $79.5 million in 2016 which more than offset the decrease in expenses from $81.5 million in 2015 to $77.6 million in 2016.

Financial expenses—net

Net financial expenses increased by 5.3% in 2016 to $12.8 million compared to $12.2 million in 2015. In addition, financial expenses in 2016 for exchange-rate differences was $4.1 million compared to $3.0 million financial income in 2015. In 2015, there was also a non-recurring financial expense of $9.9 million for the revaluation of the financial liability related to the option to purchase the minority shares of Vantodio.

Interest expenses for 2016 amounted to $8.8 million compared to $5.3 million in 2015. The increase in interest expenses was mainly due to an increase in loans used for acquisitions.

Income tax

Taxes on income for 2016 totaled $25.3 million compared to $22.0 million in 2015. Frutarom’s effective tax rate for 2016 was 18.6%, which was unchanged compared to 2015.

Liquidity and Capital Resources

Cash Flows from Operating Activities

In the first quarter of 2018, the cash flow from operating activities was $47.6 million compared to $47.4 million in the first quarter of 2017. The net cash flow from operating activities in the first quarter of 2018 was $35.4 million compared to $42.5 million in the first quarter of 2017. The decrease in net cash flow from operating activities in the first quarter of 2018 compared to the first quarter of 2017 was principally due to the timing of tax payments. Taxes paid in the first quarter of 2018 amounted to approximately $12.2 million compared to approximately $4.8 million in the first quarter of 2017.

Net cash provided by operating activities was $187.5 million in 2017 compared to $124.6 million in 2016 and $91.7 million in 2015. The increase in net cash provided by operating activities in 2017 compared to 2016 was principally due to the increase in income before tax and the resulting improvement in Frutarom’s working capital.

The increase in net cash provided by operating activities in 2016 compared to 2015 was principally due to increases in income before tax and the resulting improvement in Frutarom’s working capital.

Cash Flows from Investing Activities

Net cash used in investing activities was $184.0 million in the first quarter of 2018 compared to $31.0 million in the first quarter of 2017. The increase in net cash used in investing activities in the first quarter of 2018 compared to the first quarter of 2017 was principally due to the increase in investments for acquisitions.

Net cash used in investing activities was $185.0 million in 2017 compared to $124.1 million in 2016 and $297.6 million in 2015. The increase in net cash used in investing activities in 2017 compared to 2016 was principally due to an increase in the purchase of available for sale securities, an increase in the purchase of property, plant and equipment and an increase in acquisitions, offset in part by a decrease in proceeds from the sale of property and other assets.

The decrease in net cash used in investing activities in 2016 compared to 2015 was principally due to greater acquisition activity in 2015, including a deposit payment of $131.8 million in connection with the acquisition of Wiberg, which was completed during 2016.

Cash used for property, plant and equipment were $9.4 million in the first quarter of 2018, $34.4 million in 2017, $28.5 million in 2016 and $23.9 million in 2015.

Cash Flows from Financing Activities

Net cash provided by financing activities was $189.0 million in the first quarter of 2018 compared to net cash used in financing activities of $11.6 million in the first quarter of 2017. The change in cash flows from financing activities was principally due to an increase in bank loans to $195 million in the first quarter of 2018 compared to $29.5 million in the first quarter of 2017. The increase in long-term bank loans in the first quarter of 2018 was primarily to fund the acquisition of Enzymotec.

Net cash used in financing activities was $8.4 million in 2017 compared to net cash provided by financing activities of $47.0 million in 2016 and $216.0 million in 2015.

The change in cash flows from financing activities in 2017 compared to 2016 was principally due to the payment made in 2017 to exercise a put option to acquire the remaining interest in Vantodio and an increase in repayments of long-term bank and financial institution loans, offset in part by an increase in short-term bank loans and credit in 2017.

The decrease in net cash provided by financing activities in 2016 compared to 2015 was principally due to a decrease in the incurrence of long-term bank loans and short-term bank loans and credit and an increase in repayments of long-term bank and financial institution loans.

Frutarom paid dividends totaling $7.2 million, $6.4 million and $5.8 million in 2017, 2016 and 2015, respectively.

Capital Resources

Frutarom’s activity is financed primarily by cash flow it generates from operations and long-term and short-term loans from banking corporations and financial institutions.

Frutarom’s management believes that the cash flow it generates from current operations can be expected to cover the repayment of its anticipated liabilities without the need for any further outside sources of funds, assuming no significant deterioration in sales or profitability. As of March 31, 2018, there were no legal or economic restrictions on the ability of Frutarom’s subsidiaries to transfer funds to Frutarom in the form of cash dividends, loans or advances that have had or are expected to have a material impact on the ability of Frutarom to meet its cash obligations.

Loans

Frutarom has arranged short-term and long-term loans from various banks and financial institutions to finance growth and strategic acquisition opportunities as they arise. Frutarom had total borrowings of $841.3 million as of March 31, 2018, $634.3 million as of December 31, 2017 and $533.8 million as of December 31, 2016. For further information on Frutarom’s borrowings, see Notes 9 and 14 to Frutarom’s audited financial statements included elsewhere in this prospectus.

	December 31,
	2017	2016
	U.S. dollars in thousands
Non-current borrowings	$262,151	$299,576

Current borrowings:
Current maturities of long-term loans	213,469	174,534
Bank borrowings	158,666	59,670

	372,135	234,204

Total borrowings	$634,286	$533,780

Long-term liabilities (net of current maturities) mature in the following years after December 31, 2017 and December 31, 2016, respectively:

	2017	2016
	U.S. dollars in thousands
Second year	$114,709	$171,420
Third year	94,232	54,946
Fourth year	23,168	64,498
Fifth year	30,042	8,712

	$262,151	$299,576

The average and effective interest rate on the loans in force was approximately 1.47% during the year ended December 31, 2017 and approximately 1.34% during the year ended December 31, 2016.

The exposure of Frutarom’s cash flows to interest rate changes is dependent on the Libor-Euro, Libor-Dollar, Libor-Swiss franc and Libor-Pound Sterling rates.

Due to the above, the fair value of current and non-current borrowings equals their carrying amount, as the impact of discounting is not significant. The fair values are based on cash flows discounted at the borrowings’ discount rate.

The carrying amounts of Frutarom’s borrowings are denominated in the following currencies:

	Weighted average interest rates*	December 31,
		2017	2016
		U.S. dollars in thousands
Pound sterling	1.75%	$99,784	$56,481
U.S. dollars	2.71%	170,008	121,087
Euro	1.04%	263,789	282,647
Swiss Franc	0.54%	96,088	71,357
Other currencies	6.50%	4,617	2,208

		$634,286	$533,780

*	Interest rates as of December 31, 2017.

Frutarom’s long-term loan agreements contain financial and other restrictive covenants. Frutarom has committed to meet the following financial covenants:

•	Frutarom’s equity will at no time amount to less than $375 million.

•	Frutarom’s equity will at no time be equal to less than 25% of total equity and liabilities on Frutarom’s balance sheet.

•	The ratio of Frutarom’s total financial liabilities, less cash, to EBITDA on pro-forma basis (as defined and calculated under the relevant loan agreement) will not exceed 4.0.

As of March 31, 2018 and December 31, 2017, Frutarom was in compliance with its financial covenants.

Cash and Cash Equivalents

Classified by currency, Frutarom’s cash and cash equivalents were as follows:

	December 31,
	2017	2016
	U.S. dollars in thousands
In U.S. dollars	$20,950	$20,290
In Pounds sterling	12,026	5,972
In Euros	36,332	55,181
In Swiss Francs	3,186	3,731
Yuan	5,069	3,726
NIS	858	97
Guatemalan Quetzal	1,832	741
Peruvian sol	5,457	2,019
Brazilian real	6,396	848
Ruble	7,321	13,046
Canadian dollar	1,392	938
New Zealand dollar	1,755	1,109
Polish zloty	6,619	1,853
Mexican peso	2,161	725
South African Rand	1,100	516
Other	5,760	2,736

	$118,214	$113,528

Capital Expenditure Commitments

As of December 31, 2017 and March 31, 2018, Frutarom did not have any material commitments for capital expenditures.

Research and Development

Frutarom considers its research, innovation and development system one of its key core proficiencies and channels substantial resources towards researching and developing new and innovative products. In many cases Frutarom initiates the development of fine ingredients after analyzing market trends and needs, while focusing on the development of products with higher profit margins in order to continue improving the product mix and ensure that its production capabilities and capacity are put to optimal use. Scientists from various disciplines work in project teams that include flavorists to develop new flavors whose qualities reflect consumer preferences. Most of Frutarom’s products, and natural products in particular, are tailor-made and customized in accordance with its customers’ needs.

Expenses for product development and research activities – net of participation from government departments and others were approximately $51.0 million, $44.4 million and $37.2 million for the years ended December 31, 2017, December 31, 2016 and December 31, 2015, respectively.

Trend Information

Frutarom’s business is affected by certain trends in the food and beverages market, including:

•	Preference for natural products. Demand is on the rise for food and beverage products containing natural ingredients and possessing dietary and nutritional value since natural products are generally perceived by consumers as being of higher quality, healthier and more environmentally friendly. There has also been growing demand for “clean label” and organic products. As a result, natural food and beverage products are viewed as premium products that command higher prices. In developed markets, most of the growth derives from a shift by consumers to products considered healthier and more natural and their willingness to continue purchasing such products even during an economic slowdown. The trend of awareness on this subject and a desire to improve the quality of consumed foods is also notable in the emerging markets.

•	Private label. Private label manufacturers, mostly medium-sized, local or small food manufacturers, constitute a growing segment in the flavor market. Over the last decade, with the strengthening of supermarket chains and growing consumer price consciousness, demand and consumption of private label products has grown at a faster rate than the brand food industry rate. This trend, which gained momentum in 2009 due to the global economic crisis, has continued over the following years as well, and is expected to continue in the years ahead. In addition, the growing power of supermarket chains and their determination to increase their operating margins have led them to push towards strengthening their private label sales by, among other things, allocating large amounts of shelf space and broadening the range of products. Supermarket chains, grocers and other retailers have also become aware of the importance of supporting their own private brand image.

•	Increasing consumption of convenience foods. Demand is on the rise for processed foods providing a greater degree of convenience such as “ready to eat” meals, fresh pasta, fresh ready-to cook seasoned or marinated meat and poultry, salads and dressings.

•	Emerging markets. Over the last few years, the increase in consumption of flavored products in emerging markets, such as Asia, Central and South America, Central and Eastern Europe and Africa, has been higher than the average growth rate for the global flavors industry. These markets have also been experiencing rising consumption of processed foods which has driven the growth of medium-sized, local and small food companies. It can be expected that the shift to processed foods and changes in consumer habits in these markets is likely to bring about growth in these markets at a higher rate than the expected pace of growth in developed markets.

•	Growing demand for natural products. The rise in consumer demand for natural products has brought about increased demand for a variety of natural fine ingredients such as natural flavor extracts, natural colors, natural solutions for food protection, and natural specialty essential oils for use in the end products. Natural fine ingredients tend to be more unique and less interchangeable, resulting in increasing customer loyalty. The majority of natural fine ingredients are tailor-made to customer needs.

•	Growing demand for natural functional food ingredients. Functional food is food with certain added ingredients which provide, or are perceived as providing, health benefits, such as juices or dairy products with health additives. Changing consumer preferences towards foods with health benefits are leading to a rise in demand for functional food. The dairy and beverage markets exhibit the highest growth in the use of natural functional food ingredients. Many of the active ingredients used in functional foods are derived from plants and herbs under processes similar to those used in producing flavor extracts. Manufacturers of natural functional food ingredients are often required by food and beverage makers to provide a proven scientific basis, such as clinical studies, for the health benefits attributed to the ingredients.

•	Regulation, health, safety and certification. Fine ingredients used in both the food and beverage and pharmaceutical/nutraceutical industries are increasingly subject to strict health and safety standards and regulations. This trend is part of an overall trend of increased regulation in those industries. There is growing demand for products with certain proven qualities such as being GMO-free (free of any genetically modified organisms) or pesticide free. Demand for Kosher and for Halal certified products is also increasing as the demographic base of consumers for such products expands. As a result, fine ingredients manufacturers need to document their production processes and adhere to strict standards.

•	High volume production of fine ingredients with low margins. Over recent years, there has been an increase in production of many fine ingredients in certain countries such as China and India, where the cost structure for manufacturers tends to be lower. Many such manufacturers are less technically sophisticated with limited research and development capabilities and focus more on large volume production with low profit margins. They also generally lack global marketing and sales platforms, brand recognition and approved supplier status. This has led certain fine ingredients’ manufacturers to differentiate themselves from such low-cost manufacturers by developing close collaborative relationships with customers, providing higher added-value products and services, and investing in research and development with an aim to develop specialty fine ingredients products with higher margins. Over this past year, following the Chinese government’s initiative to reduce pollution levels and raise safety, hundreds of small plants manufacturing raw materials at low costs have been shut down.

Frutarom’s results of operations and financial condition may be affected by various additional trends, factors and risks discussed in “Risk Factors,” including changes in the cost of raw materials, political, military or economic conditions in countries in which Frutarom operates, general slowing of local or global economies and decreased economic activity in one or more of Frutarom’s target markets.

Off-Balance Sheet Arrangements

Frutarom does not currently engage in off-balance sheet financing arrangements. Frutarom does not have any interest in entities referred to as variable interest entities, which includes special purposes entities and other structured finance entities.

Contractual Obligations

At December 31, 2017, Frutarom had contractual payment obligations due within the time periods as specified in the following table:

	Payments Due
	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
(U.S. dollars in thousands)		2018	2019-2020	2021-2022	2023 and thereafter
Borrowings—Variable Interest	$500,786	$311,215	$157,598	$31,973	N/A
Borrowings—Fixed Interest	$143,916	$67,030	$54,774	$20,256	$1,856
Operating Leases	$36,905	$11,165	$12,519	$9,960	$3,261
Liability for Put Option for the Shareholders of a Subsidiary	$89,836	$4,788	$29,759	$55,289	$ N/A
Contingent Consideration	$47,089	$29,588	$12,294	5,207	N/A

Total	$818,532	$423,786	$266,944	$122,685	$5,117

Critical Accounting Policies and Use of Estimates

Frutarom’s significant accounting policies are fully described in Note 2 to Frutarom’s audited financial statements included elsewhere in this prospectus. The preparation of financial statements in accordance with IFRS requires Frutarom’s management to make estimates and assumptions that affect reported amounts and accompanying disclosures. These estimates are based on management’s best judgment of current events and actions that they may undertake in the future. Actual results may ultimately differ from these estimates.

Those areas requiring the greatest degree of management judgment or deemed most critical to Frutarom’s financial reporting involve the following:

Potential Impairment of Goodwill

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the cash generating units (CGUs) or groups of CGUs that is expected to benefit from the synergies of the combination. Frutarom has six CGUs, four of which have goodwill. Impairment reviews of CGUs or groups of CGUs are undertaken annually and whenever there is any indication of impairment of a CGU or group of CGUs. The carrying value of the CGU or group of CGUs is compared to the recoverable amount, which is the higher of the value-in-use and the fair value less costs to sell. Any impairment loss is allocated to write down the carrying amount of the assets of the CGU or CGUs in the following order: first, the write down of any goodwill allocated to a CGU or a group of CGUs; and afterwards to the remaining assets of the CGU or group of CGUs on a proportionate basis using the carrying amounts of each asset of the CGU or group of CGUs. Any impairment of goodwill is recognized immediately as an expense and is not subsequently reversed.

Income Tax and Deferred Tax

Frutarom is subject to income taxes in a large number of countries. Judgment is required in determining the worldwide provision for income taxes. Frutarom is involved in transactions and computations whose final tax liabilities cannot be determined with certainty in the normal course of business. Frutarom recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due as a result of the tax audits. Where the final tax outcome of these matters, as determined by the tax authority, is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax liabilities provisions in the period in which such determination is made.

Frutarom recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Frutarom regularly reviews its deferred tax assets for recoverability, based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax planning strategies. If Frutarom is unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, Frutarom could be required to eliminate a portion of the deferred tax asset resulting in an increase in its effective tax rate and an adverse impact on operating results.

Pension Obligations and Retirement Benefits

Frutarom operates a number of post-employment employee benefit plans, including defined benefit plans and defined contribution plans.

Under Frutarom’s obligation to employees who participate in a defined benefit plan, the amounts of benefits those employees are entitled to upon retirement are based on the number of years of services and the last monthly salary.

Frutarom’s obligations to all other employees is a defined contribution plan, in which regular contributions are made to a separate and independent entity and Frutarom has no legal or constructive liability to make any further payments if the assets of the funds are insufficient to pay employees the benefits for work services in the current and past periods.

The total retirement benefit obligation presented in the statement of financial position is the present value of defined benefit contribution as of the date of financial position, less the fair value of plan assets. The defined benefit contribution is measured on an annual basis by an actuary using the projected unit credit method. The present value of the liability is determined by discounting expected future cash flows (after taking into account the expected rate of payroll increases) based on the interest rate of government/corporate bonds denominated in the currency in which the benefits will be paid and whose terms to maturity approximate the term of retirement benefit obligation.

According to IAS 19 “Employee Benefits”, the discount rate used for calculating the actuarial obligation is determined by using the market return of high-quality corporate bonds on the date of the statement of financial position. However, IAS 19 indicates that in countries where there is no deep market in such bonds, the market rates on government bonds are to be used.

Frutarom recognizes remeasurements of net obligations for defined benefit plans in other comprehensive income in the period in which they incurred. Those remeasurements are created as a result of changes in actuary assumptions, difference between past assumptions and actual results and differences between plan assets return and the amounts included in net interest on net liabilities for defined benefit plans.

Provisions for Liabilities

Provisions are recognized when Frutarom has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and it is possible to prepare a reliable estimation of the amount of liability.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole.

Provisions are measured at the present value of the cash flow expected to be required to settle the obligation using a pre-tax discount rate that reflects current market assessments of the time value of money and the risk specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

Recent Accounting Pronouncements

See Note 2 to Frutarom’s consolidated financial statements included elsewhere in this prospectus for recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

Market Risks

As a global company, Frutarom is exposed to currency fluctuations, as well as interest rate and currency fluctuations related to its debt. Its operations are also exposed to the price, quality and availability of raw materials. For more details regarding market risks, see Note 3a. to Frutarom’s audited financial statements included elsewhere in this prospectus.

Currency Risks

Over 70% of Frutarom’s sales in 2015, 2016 and 2017 were conducted in currencies other than the U.S. dollar (mainly the Euro, Russian Ruble, Pound Sterling, Swiss Franc, New Israeli Shekel, Chinese Yuan, Canadian Dollar, Brazilian Real, South African Rand and Peruvian Nuevo Sol) and changes in exchange rates affect Frutarom’s reported results in U.S. dollar terms. Frutarom does not generally undertake external hedging action nor does it use other financial instruments for protection against currency fluctuations. For more details, see Note 3a. to Frutarom’s audited financial statements included elsewhere in this prospectus which includes information on the impact on income after taxes of a 1% change in the U.S. dollar against various other currencies.

Frutarom does not generally undertake external hedging action nor does it use other financial instruments for protection against currency fluctuations.

Interest Rate Risk

Frutarom’s sources for short- and long-term banking finance are mainly denominated in Euros, U.S. dollars, GBP, and Swiss Francs, generally according to the functional currency of the borrowing company. Most of Frutarom’s loans are at variable Libor interest rates in different currencies and a minority are fixed-rate loans. Under its policy, Frutarom does not take protective measures against possible interest rate increases and is therefore exposed to changes in interest rates.

Frutarom analyses its interest rate exposure under various scenarios and calculates the impact on its results of operations of a change in interest rates. For each simulation, the same interest rate change is used for all currencies, and the simulations are run only for liabilities that represent the major interest-bearing positions. Based on such simulations, Frutarom estimates that the impact on income after tax of a 0.1% change in interest rate on loans would have been a change of $362,000 for 2017, $258,000 in 2016 and $233,000 in 2015.

Frutarom does not use financial instruments for hedging purposes. As of March 31, 2018, Frutarom had long-term loans net of current maturities totaling $452.0 million and short-term debt, including current maturities of long-term loans, of $389.3 million.

Raw Material Price Risks

Frutarom is dependent on third parties for its supply of raw materials. The price, quality and availability of the principal raw materials used by Frutarom, mainly in the area of natural products, are subject to fluctuations as a result of international supply and demand. Many of the raw materials used by Frutarom are crop-related. Therefore their price, quality and availability could be adversely affected by unfavorable weather conditions. Frutarom does not normally conduct futures transactions and is exposed to price fluctuations in the raw materials it uses as dictated by changes in global price trends.

Inflation-related risks

Frutarom does not believe that the rate of inflation in the countries in which it has material operations has had a material impact on Frutarom’s business to date. However, Frutarom’s costs in these countries will increase if inflation exceeds the devaluation of the local currency against the U.S. dollar or if the timing of such devaluation lags behind inflation.

Managing Market Risks

Frutarom’s management monitors market risks in the area of raw material prices and currency and interest rates on an ongoing basis. Unusual events that could influence Frutarom’s activity, such as a severe devaluation in the currency of a country where it operates, a sharp change in interest rates, or a change in the price trend for key raw materials, are discussed by Frutarom’s management and by the Frutarom board of directors. Meetings are also held by Frutarom’s management on a regular basis on implementing risk management policy as it relates to raw materials prices, currency and interest rates. The Executive Vice President & Chief Financial Officer reports to the Frutarom board of directors on exposure to these risks at least once a year and during periods of severe changes in the state of the global economy, exchange rates, raw material prices and interest rates.

Frutarom’s management strives to limit both economic and accounting currency exposure by balancing the liabilities and assets in each of the various currencies in which Frutarom operates. The Executive Vice President & Chief Financial Officer is responsible for managing Frutarom’s currency exposure.

The level of exposure to market risk is regularly evaluated by Frutarom’s finance department and discussed among Frutarom’s management, allowing prompt response to unusual developments in the various markets, and it is not restricted in advance in quantitative terms. The exposure level is also reviewed by the Frutarom board of directors from time to time.

Frutarom is working to build and strengthen its global purchasing operations, to strengthen relations with manufacturers of raw materials, and to adjust the selling price of its products as necessary and in accordance with significant fluctuations in the pricing of raw materials.

The Executive Vice President of Supply Chain and Operations is responsible for managing market risk relating to raw materials prices and evaluates the exposure to raw material prices with the purchasing department and the business segments’ management on a regular basis. He also reports to Frutarom’s management as necessary.

Frutarom did not use financial or other instruments during the reported periods to protect itself from market risks to which it is exposed.

THE MERGER

The description of the merger agreement in this section and elsewhere in this prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this prospectus. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about IFF or Frutarom. Such information can be found elsewhere in this prospectus and in the public filings IFF makes with the SEC that are incorporated by reference into this document, as described in the section entitled “Where You Can Find More Information” beginning on page 153.

Background of the Merger

As part of its ongoing evaluation of IFF’s business, the IFF board and IFF’s management continuously review IFF’s operations, financial performance, strategy and growth initiatives and industry conditions. In this context, the IFF board considers strategic opportunities that are or might be available to it to enhance shareholder value, including investments in new growth opportunities, technologies and adjacent businesses as well as potential acquisitions, taking into account industry and transaction trends as well as economic and other conditions generally.

The IFF board has a transaction committee (which we refer to as the “transaction committee”) comprising the Chairman of the IFF board and four non-executive directors to provide oversight of and advice to senior management with respect to IFF’s evaluation of investments and potential acquisitions. The IFF board also periodically consults with various financial, legal and strategic advisors.

The Frutarom board and Frutarom’s management periodically review and assess Frutarom’s operations, financial performance and competitive position in the context of Frutarom’s long-term strategic goals and plans. These reviews include consideration of potential opportunities to enhance shareholder value as well as discussions about the future of the food-flavoring industry, industry dynamics and consolidation among participants in the industry. In the past, such reviews and assessments have resulted in business expansion through organic growth initiatives, acquisitions and other strategic transactions.

On October 2, 2017, Mr. Andreas Fibig, IFF’s Chairman and Chief Executive Officer, and Mr. Ori Yehudai, Frutarom’s President and Chief Executive Officer, met in person to introduce themselves to one another and to discuss their respective companies generally, but a business combination transaction was not discussed.

On October 9, 2017, Bank of America Merrill Lynch (which we refer to as “BofA Merrill Lynch”) contacted Mr. Greg Soutendijk, IFF’s Head of Corporate Development, to ascertain whether IFF might be interested in exploring a business combination transaction with Frutarom. In response to BofA Merrill Lynch’s outreach, Mr. Soutendijk expressed interest in learning more about Frutarom’s business.

On October 24, 2017, Mr. Fibig and Mr. Soutendijk had a telephone call with BofA Merrill Lynch. During the call, BofA Merrill Lynch conveyed that third parties had expressed interest to acquire Frutarom. BofA Merrill Lynch invited IFF to submit a written indication of interest to acquire Frutarom.

Between late October 2017 and the signing of the merger agreement, the IFF board and the transaction committee met regularly to review the potential acquisition of Frutarom and other potential strategic alternatives.

On November 3, 2017, Mr. Fibig met with representatives of BofA Merrill Lynch to discuss a potential business combination transaction and the process by which IFF and Frutarom might pursue such a transaction.

On November 10, 2017, IFF submitted a nonbinding written indication of interest, based solely on publicly available information, to acquire Frutarom for NIS 310-325 per share, with the transaction consideration consisting of 57% in cash and 43% in shares of IFF common stock (which we refer to as the “Initial Offer”). The Initial Offer stated that it was subject to certain conditions, including validation of the valuation through a non- public diligence process.

On November 21, 2017, Frutarom reported the results of its financial performance for the third quarter and first nine months of 2017.

On November 27, 2017, Mr. Fibig and Mr. Soutendijk had a telephone call with BofA Merrill Lynch to discuss process updates for the potential transaction and the possibility of arranging an in-person meeting with Mr. Yehudai. Following the telephone call, Mr. Fibig and Mr. Yehudai corresponded and scheduled an in-person meeting to take place on December 21, 2017.

On December 21, 2017, Mr. Yehudai and Mr. Amos Anatot, Frutarom’s Executive Vice President of Global Supply Chain & Operations, met with Mr. Fibig, Mr. Soutendijk and Mr. Matthias Haeni, IFF’s Group President, Flavors . At that meeting, Mr. Yehudai provided an overview of Frutarom’s business and key drivers of future growth.

On January 8, 2018, Mr. Fibig and Mr. Soutendijk had a telephone call with BofA Merrill Lynch. During the telephone call, BofA Merill Lynch recommended that, in light of recent increases to Frutarom’s share price, in order to advance the process for a potential transaction IFF should submit a revised indication of interest providing for a higher price per share as well as a higher percentage of cash as part of the transaction consideration.

On January 18, 2018, Mr. Fibig and Mr. Yehudai had a telephone call during which Mr. Yehudai informed Mr. Fibig of the seriousness of Frutarom’s interest in a potential transaction and Frutarom’s commitment to a process with IFF if the parties were able to move forward.

On January 25, 2018, IFF submitted a revised nonbinding written indication of interest, based solely on public information, to acquire Frutarom for NIS 325-340 per share, with the transaction consideration consisting of 65% in cash and 35% in shares of IFF common stock (which we refer to as the “First Revised Offer”). The First Revised Offer stated that the transaction would not be subject to a financing condition, would not require a vote of IFF shareholders and was subject to certain conditions, including validation of the valuation through a non-public diligence process.

Between late January and early March 2018, Mr. Fibig and Mr. Yehudai continued to discuss a potential transaction, including discussions regarding valuation drivers, the timing of a potential diligence process to confirm IFF’s valuation of Frutarom and considerations around exchange of certain non-public and confidential information between IFF and Frutarom.

On February 6, 2018, Mr. Fibig, Mr. Soutendijk and Mr. Richard O’Leary, IFF’s Executive Vice President and Chief Financial Officer, had a telephone call with BofA Merill Lynch. During the telephone call, BofA Merrill Lynch conveyed that Frutarom remained in dialogue with other parties about a potential transaction, and emphasized Frutarom’s desire for the due diligence process prior to the signing of any definitive documentation to be completed as expeditiously as possible. BofA Merrill Lynch further indicated that, in order for IFF to move forward in the process, IFF needed to increase the value of the transaction consideration proposed in the First Revised Offer.

On February 13, 2018, Mr. Fibig and Mr. Yehudai had a telephone call, during which Mr. Yehudai informed Mr. Fibig that Frutarom’s board was unlikely to consider any indication of interest by IFF which provided for transaction consideration of less than NIS 380 - NIS 400 per share.

On February 27, 2018, Mr. Fibig and Mr. Yehudai had a telephone call to discuss the current status of Frutarom’s and IFF’s consideration of a potential transaction, during which Mr. Yehudai reiterated Frutarom’s valuation expectations. Mr. Fibig indicated that IFF would need additional due diligence information regarding Frutarom in order to consider revisiting its valuation of Frutarom.

On March 1, 2018, during a telephone conversation, Mr. Fibig and Mr. Yehudai discussed moving forward with additional due diligence, and agreed IFF would revert with a proposed timeline and plan for a diligence process, as well as a list of additional requests.

On March 8, 2018, Mr. Fibig and Mr. Yehudai had a telephone call to discuss the due diligence plan and request list Mr. Fibig sent to Mr. Yehudai following their March 1st call, and the prospect of Frutarom providing IFF with expanded due diligence access for purposes of supporting a potentially revised indication of interest for Frutarom. During the call, Mr. Yehudai and Mr. Fibig acknowledged that Frutarom’s price expectation was substantially higher than the NIS 325-340 provided for in the First Revised Offer, and agreed to proceed with further due diligence in order for IFF to confirm a valuation of Frutarom.

Between March 8 and March 15, 2018, Cleary Gottlieb Steen & Hamilton LLP, counsel to IFF (which we refer to as “Cleary Gottlieb”), and Wachtell, Lipton, Rosen & Katz, counsel to Frutarom (which we refer to as “Wachtell Lipton”), together with IFF and Frutarom, negotiated the terms of a mutual confidentiality agreement. On March 15, 2018 Frutarom and IFF entered into the mutual confidentiality agreement, which contained customary provisions.

On March 20, 2018, Frutarom reported the results of its financial performance for the fourth quarter and fiscal year 2017.

On March 24, 2018, Mr. Fibig, Mr. Yehudai and representatives of each of IFF and Frutarom participated in a management discussion to address key diligence questions raised by IFF with respect to Frutarom’s business and key drivers of future growth.

On April 3, 2018, Mr. Fibig, Mr. Yehudai and representatives of each of IFF and Frutarom held an additional management meeting to address outstanding diligence questions of IFF in connection with its valuation of Frutarom.

On April 11, 2018, Israeli media sources reported that two companies, including IFF, had approached Frutarom regarding a potential transaction. As a result of these media reports, Frutarom issued a public statement that Frutarom from time to time reviews and discusses possible strategic business combinations, including by way of merger or acquisition, but that no definitive agreement has been reached between Frutarom and any third party regarding any transaction.

On April 11, 2018, the IFF board held a previously planned meeting to discuss the potential transaction, certain developments with respect to Frutarom since the Initial Offer and First Revised Offer, including Frutarom’s strong reported 2017 fourth quarter and fiscal year performance results, and the results of IFF’s non-private diligence with respect to Frutarom to date, and to consider submission of a revised indication of interest. Following the meeting of the IFF board, IFF submitted a revised nonbinding written indication of interest to acquire Frutarom for NIS 365 per share, with the transaction consideration consisting of 65% in cash and 35% in shares of IFF common stock (which we refer to as the “Second Revised Offer”). The Second Revised Offer stated that the transaction would not be subject to a financing condition and would not require a vote of IFF shareholders. The Second Revised Offer further stated that IFF would require that affiliates of ICC Industries Inc., who are collectively Frutarom’s largest shareholder (collectively, “ICC’), support the potential transaction.

On April 13, 2018, Mr. Fibig and Mr. Yehudai had a telephone call, during which Mr. Yehudai reiterated his expectation that any indication of interest by IFF provide for transaction consideration valued at a minimum of NIS 380 per share. Mr. Yehudai informed Mr. Fibig that Frutarom would be prepared to move forward with the completion of diligence and the negotiation of a definitive agreement with IFF on an expedited timetable but that he believed that the Frutarom board would require a written indication reflecting transaction consideration valued at a minimum of NIS 380 per share in order to move forward.

Later in the day on April 13, 2018, IFF submitted a revised nonbinding written indication of interest to acquire Frutarom for NIS 380 per share, with the transaction consideration consisting of 67% in cash and 33% in shares of IFF common stock (which we refer to as the “Third Revised Offer”). In the Third Revised Offer, IFF also reiterated its request for a support agreement from ICC. Representatives of IFF communicated to representatives of Frutarom that IFF would not further increase its offer price.

On April 16, 2018, Frutarom held a board meeting to discuss the Third Revised Offer and the potential transaction. Following discussion of the advantages and disadvantages of the potential transaction, including that the proposed transaction consideration consisted of cash and shares of IFF common stock, the likelihood of consummating the potential transaction and the strategic rationale for Frutarom and its shareholders in engaging in the potential transaction, the Frutarom board determined that it was willing to consider such a transaction upon the terms set forth in the Third Revised Offer. The Frutarom board appointed its audit committee, consisting of two external directors and an independent director, as a special deal committee to provide advice and support to senior management with respect to the evaluation and negotiation of the potential transaction. Between April 16 and May 6, 2018, the special deal committee met several times in person and by teleconference to discuss the potential transaction and provide advice and support to Frutarom’s management in the negotiation of the terms of the merger agreement.

On April 17, 2018, representatives of Wachtell Lipton sent a draft merger agreement to representatives of Cleary Gottlieb and Gornitzky & Co., also counsel to IFF (which we refer to as “Gornitzky”), which, among other things, proposed that Frutarom shareholders would receive a prorated dividend (based on the amount of Frutarom’s 2017 dividend) prior to the closing and that Frutarom would be permitted to terminate the merger agreement to enter into an alternative superior transaction and pay IFF a termination fee equal to 2% of Frutarom’s equity value at the transaction price (which termination fee would also be payable in certain other customary, specified circumstances).

On April 23, 2018, representatives of Cleary Gottlieb provided a revised draft of the merger agreement to representatives of Wachtell Lipton and Naschitz, Brandes, Amir & Co., counsel to Frutarom (which we refer to as “Naschitz”), which, among other things, eliminated the pre-closing prorated dividend to Frutarom shareholders, proposed a termination fee equal to 4% of Frutarom’s equity value at the transaction price, expanded the circumstances in which the termination fee would be payable to IFF and proposed that Frutarom reimburse IFF for its transaction expenses up to a capped amount if Frutarom shareholders failed to approve the merger.

On April 24, April 25 and April 29, 2018, representatives of IFF and Frutarom met in person and by video conference to discuss confirmatory due diligence across a variety of functional areas, including finance and accounting, tax, human resources, legal and compliance, regulatory and business due diligence.

Between April 24 and May 3, 2018, representatives of Frutarom, IFF, BofA Merrill Lynch (financial advisor to Frutarom), Wachtell Lipton, Naschitz, Cleary Gottlieb and Gornitzky continued to negotiate the terms of a potential merger agreement and related outstanding issues, including: the appropriate NIS to U.S. Dollar exchange rate, and measurement methodology for IFF common stock, to be used for valuing the final merger consideration; the payment of a pre-closing dividend to Frutarom shareholders; matters requiring the consent of either party in connection with the conduct of the other party’s business between signing and closing; the treatment of unvested Frutarom share-based equity awards in the merger; and the size of the

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termination fee payable by Frutarom and the circumstances in which such fee would be payable. In connection with these negotiations, the parties continued to exchange drafts of the merger agreement and disclosure schedules.

On May 3, 2018, the parties and their respective financial and legal advisors met at Wachtell Lipton’s offices in New York to continue to negotiate the terms of the proposed transaction.

On the evening of May 3, 2018, Mr. Fibig, Mr. Yehudai and Dr. John J. Farber, Frutarom’s Chairman of the Board and the controlling shareholder of ICC, held a meeting in which Mr. Yehudai introduced Mr. Fibig and Dr. Farber to one another.

Between May 3, 2018 and May 6, 2018, the parties and their respective financial and legal advisors continued to negotiate the draft merger agreement.

Following the conclusion of the negotiations, and with the unanimous approval of each of the IFF board and the Frutarom board, the merger agreement was executed by Frutarom and IFF, and IFF and ICC executed the voting agreement.

Frutarom and IFF issued a joint press release announcing the entry into the merger agreement on the morning of May 7, 2018.

Frutarom Board of Directors’ Recommendation and Reasons for the Merger

At its meeting on May 6, 2018, following discussion and careful consideration, the Frutarom board unanimously:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Frutarom and Frutarom’s shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the surviving company will be unable to fulfill the obligations of Frutarom to its creditors as a result of the merger;

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

•	determined to recommend that Frutarom’s shareholders vote to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Frutarom board recommends that the Frutarom shareholders vote to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Frutarom board considered many factors in making its determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Frutarom and its shareholders. In arriving at its determination, the Frutarom board consulted with members of the Frutarom management team, BofA Merrill Lynch, its outside financial advisor, and Wachtell Lipton and Naschitz, outside legal counsel, and assessed various factors relevant to its decision, including the following:

•	Merger Consideration and Strategic Rationale.

•	That the consideration per Frutarom ordinary share of (i) $71.19 in cash and (ii) 0.249 of a share of IFF common stock per ordinary share of Frutarom represents a full and fair valuation for Frutarom, taking into account the Frutarom board’s familiarity with Frutarom’s business, strategy, industry, assets and prospects, and the certainty of the merger consideration as compared to projected financial results and associated risks.

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•	That the consideration per Frutarom ordinary share represents a 13% premium to Frutarom’s 30-day volume weighted average trading price for the period ended May 6, 2018, the last trading day of Frutarom ordinary shares prior to the public announcement of the merger, and an 11% premium based on the closing price on May 6, 2018, at then-current exchange rates.

•	That 67% of the consideration to be paid in the merger is cash, which provides certainty of value and immediate liquidity to Frutarom’s shareholders.

•	That 33% of the consideration to be paid in the merger is shares of IFF common stock, which provides Frutarom’s shareholders with the opportunity to participate in any increase in value of IFF or the combined company as a result of the long term potential growth opportunity, available synergies and complementary business of the combined company; and that no restrictions apply on the trading of the IFF common stock received in the merger.

•	That IFF is a key global player in the flavors and fragrances industry and that will enable Frutarom to expand its range of products through integration with the technological capabilities of IFF and its range of products.

•	Likelihood of Consummation.

•	That the merger would likely be consummated as a result of (i) the premium over the market price of the ordinary shares, the comparable multiples and the certainty of value to Frutarom’s shareholders offered by IFF, (ii) the financial ability and willingness of IFF to consummate the merger, (iii) the merger not being subject to any financing conditions, (iv) the merger not being subject to approval by the shareholders of IFF and (v) the reasonable and customary nature of the other conditions to the merger.

•	That ICC, who beneficially owns, in the aggregate, approximately 35.87% of the issued and outstanding ordinary shares of Frutarom, indicated that it would enter into a voting agreement with IFF, pursuant to which it would express its support of the proposed transaction and agree to vote in favor of approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. See the section “—Voting Agreement” beginning on page 82 for a more fulsome description of the voting agreement, including the circumstances under which the voting agreement would terminate.

•	Terms of the Merger Agreement. That the terms of the merger agreement were the product of arm’s-length negotiations and were fair to, and in the best interests of, Frutarom and its shareholders, including the following:

•	the merger agreement permits the Frutarom board to participate in discussions or negotiations with any third party that has made an unsolicited acquisition proposal if the Frutarom board determines, in good faith after consultation with its financial advisor and outside counsel, that such proposal constitutes or is reasonably likely to constitute or result in a superior proposal (as defined below);

•	the Frutarom board has the ability, under certain circumstances (relating to the receipt of a superior proposal or the occurrence of an unforeseen intervening event), to withdraw or change its recommendation in favor of the merger; and

•	prior to receipt of the approval of Frutarom’s shareholders, Frutarom may terminate the merger agreement to accept a superior proposal, subject to, among other requirements, payment of a termination fee of $191 million to IFF, which the Frutarom board believed was reasonable and not likely to deter competing bids from serious potential acquirers.

•	Negotiations with IFF. That the merger consideration represented the highest value reasonably obtainable for the ordinary shares. The Frutarom board noted that IFF had increased its offer from the initial NIS 310-325 proposal, that IFF had indicated that its last offer of NIS 380 per Frutarom ordinary share was its best and final offer following extensive negotiations and that no other party had submitted an offer to acquire Frutarom.

The Frutarom board also identified and considered a number of other matters, some of which are countervailing factors and risks to Frutarom and its shareholders, relating to the merger and the transactions contemplated by the merger agreement, including the following:

•	the possibility that the merger might not be consummated and the fact that, if the merger is not consummated, (i) Frutarom’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the merger, (ii) Frutarom will have incurred significant transaction costs, (iii) Frutarom’s continuing business relationships with business partners and employees may be adversely affected, (iv) the trading price of Frutarom ordinary shares could be adversely affected and (v) the market’s perceptions of Frutarom’s prospects could be adversely affected;

•	the restrictions on the conduct of Frutarom’s business required by the merger agreement (subject to specified exceptions), which may have an adverse effect on Frutarom’s ability to respond to changing market and business conditions in a timely manner or at all and to execute its strategic plans;

•	subject to certain exceptions, the merger agreement precludes Frutarom from soliciting alternative acquisition proposals and requires Frutarom to pay to IFF a termination fee of $191 million, if the merger agreement is terminated under certain circumstances, including a termination of the merger agreement by Frutarom to accept a superior proposal. These factors might have the effect of discouraging other parties from making competing proposals that might be more advantageous to Frutarom’s shareholders than the merger; and

•	the risk that the parties may incur significant costs and delays related to the merger, including resulting from seeking governmental consents and regulatory approvals necessary for completion of the merger.

The foregoing discussion of the information and factors considered by the Frutarom board is intended to be illustrative and not exhaustive, but rather includes the material reasons and factors considered by the Frutarom board in reaching its determination and recommendation in relation to the merger and the merger agreement and the transactions proposed thereby. In view of the wide variety of reasons and factors considered and the complexity of these matters, the Frutarom board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching its determinations or the reasons for such determinations. Individual directors may have given differing weights to different factors or may have had different reasons for their ultimate determination. In addition, the Frutarom board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, the Frutarom board conducted an overall analysis of the factors and reasons described above and unanimously determined in its business judgment that, in the aggregate, the potential benefits of the merger to the shareholders of Frutarom outweighed the risks or potential negative consequences.

IFF’s Reasons for the Merger

The IFF board unanimously approved the merger agreement and determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of IFF and its shareholders. In reaching its determination, the IFF board consulted with IFF’s management, as well as with IFF’s financial, legal and strategic advisors, and considered a variety of factors weighing favorably towards the transactions, including the factors described below:

•	the belief that the combined company will be a global leader in natural taste, scent and nutrition;

•	trends and competitive developments in the flavors and fragrances industry, the range of strategic alternatives available to IFF and the benefits of size and scale;

•	the expectation that Frutarom’s customer base will provide IFF with increased exposure to complementary and fast-growing small and mid-sized customers, including private label;

•	the expectation that the combined company will have an enhanced geographic position in emerging markets;

•	Frutarom’s complementary flavor capabilities;

•	the expectation that Frutarom’s portfolio will provide opportunities for expansion into attractive and fast-growing categories, including natural colors, enzymes, antioxidants and health ingredients;

•	the belief that the combined company’s increased breadth of products will provide complementary offerings and expanded choices to its customers;

•	the expectation that the combined company will realize approximately $145 million of run-rate cost synergies by the third full year after the completion of the merger, with approximately 25% of such synergies achieved in the first full year after completion of the merger;

•	the belief that cross-selling opportunities and integrated solutions will provide revenue synergies, creating further value to IFF’s shareholders over time;

•	the belief that there are opportunities to achieve additional efficiencies in Frutarom’s business related to its historical acquisitions;

•	the expectation that, given current financial market conditions and the proposed mix of equity and debt financing for the transactions, IFF would be able to finance the cash portion for the merger consideration while maintaining its investment grade credit rating;

•	the expectation that the combined company will generate enhanced cash flow to meet operating, financing and strategic needs;

•	the amount and form of consideration to be paid in the transactions, including the fixed exchange ratio, and other financial terms of the transactions, including the absence of a requirement for a purchase price adjustment in the event of changes in the market price of IFF common stock or Frutarom ordinary shares;

•	the potential payment by Frutarom in certain circumstances of a termination fee of $191 million;

•	the belief, after consultation with legal advisors, that regulatory approvals and clearances required for the consummation of the merger can be obtained;

•	the extensive process conducted by the IFF board and the transaction committee, including multiple meetings over the course of more than six months to evaluate the transactions;

•	the fact that the IFF board was advised in the negotiation process of the transactions by highly-qualified finance, legal and strategy advisors;

•	the recommendation of IFF’s management and the transaction committee in favor of the merger; and

•	the expectation that the conditions to the consummation of the merger will be satisfied on a timely basis.

The IFF board also identified and considered certain potentially negative factors in its deliberations to be balanced against the positive factors, including:

•	the risk that the anticipated benefits of the merger will not be realized in full or in part, including the risks that expected synergies will not be achieved or not achieved within the expected timeframe;

•	the risk that while IFF performed due diligence on Frutarom and its business, the scope of that due diligence was limited and there may be aspects of Frutarom or its business of which IFF is not aware;

•	the risk that integrating Frutarom’s diverse and global business will be difficult and costly, particularly due to the significant number of Frutarom’s historical acquisitions;

•	other costs associated with the transactions;

•	the risk that the regulatory approval process could impose materially burdensome conditions that may adversely affect the business and results of operations of the combined company;

•	the dilutive effect on the ownership levels of IFF’s existing shareholders as a result of the issuance of IFF equity securities as part of the merger consideration and the follow-on equity offering in connection with the financing of the merger, and the risk that such issuances may negatively impact the market price of IFF common stock in the medium-term;

•	the risk that the incremental debt to be incurred in connection with the financing of the merger will reduce IFF’s financial flexibility;

•	execution risk, including the risk of diverting the management of IFF’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger, and other potential disruption associated with combining the companies, and the potential effects of such diversion and disruption on the businesses and customer relationships of IFF and Frutarom;

•	the risk that the merger may not be consummated despite the parties’ efforts or that the closing of the transactions may be unduly delayed; and

•	the risks associated with the merger, the combined company following the merger, IFF’s business and Frutarom’s business described under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

After consideration of these factors, the IFF board determined that, overall, the potential benefits of the transactions outweighed the potential risks.

This discussion of the information and factors considered by the IFF board includes the material positive and negative factors considered by the IFF board, but it is not intended to be exhaustive and may not include all the factors considered by the IFF board. The IFF board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and the transactions contemplated by the merger agreement. Rather, the IFF board viewed its position as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the IFF board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the IFF board and certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Financing of the Merger

IFF’s obligation to complete the merger is not conditioned upon its obtaining financing. IFF anticipates that approximately $4.3 billion will be required to pay the aggregate cash portion of the merger consideration to the Frutarom shareholders and to pay fees and expenses relating to the merger. IFF intends to fund the cash component of the merger through up to $3.1 billion of debt financing, cash on hand and the issuance of up to $2.2 billion in equity securities.

In connection with entering into the merger agreement, IFF entered into a debt commitment letter, under which Morgan Stanley Senior Funding, Inc. agreed to provide, subject to certain conditions, a commitment, for an up to $5.45 billion 364-day unsecured bridge loan facility to the extent IFF has not received $5.45 billion of net cash proceeds (and/or qualified bank commitments) from a combination of (a) the issuance by IFF of a combination of equity securities, equity-linked securities and/or unsecured debt securities and/or (b) unsecured term loans, in each case, at or prior to completion of the merger. The bridge loan commitment will be reduced to the extent that IFF obtains certain other debt financing and completes certain equity issuances. On May 21, 2018, IFF, Morgan Stanley Senior Funding, Inc. and certain other financial institutions entered into a bridge joinder agreement to the commitment letter to provide for additional bridge commitment parties.

On June 6, 2018, IFF entered into a term loan credit agreement to replace a portion of the bridge loan facility, reducing the amount of the bridge loan commitments by $350 million. Under the term loan credit agreement, the lenders thereunder have committed to provide, subject to certain conditions, a senior unsecured term loan facility in an original aggregate principal amount of up to $350 million, maturing three years after the funding date thereunder. A copy of the term loan credit agreement is filed as an exhibit to the Current Report on Form 8-K filed by IFF on June 8, 2018, which is incorporated by reference into this prospectus.

In connection with the merger, IFF and certain of its subsidiaries has also entered into a second amendment to its revolving credit agreement to amend and restate its existing revolving credit agreement to, among other things, provide for a five-year $1.0 billion senior unsecured revolving loan credit facility maturing in five years and make certain amendments to conform to the terms of the term loan credit agreement, including increasing the maximum ratio of net debt to EBITDA on and after the closing date of the merger. A copy of the amendment is filed as an exhibit to the Current Report on Form 8-K filed by IFF on June 8, 2018, which is incorporated by reference into this prospectus.

The bridge loans and the term loans will bear interest, at IFF’s option, at a per annum rate equal to either (x) an adjusted LIBOR rate plus an applicable margin varying from 0.75% to 2.00% or (y) a base rate plus an applicable margin varying from 0.00% to 1.00%, in each case depending on the public debt ratings for non-credit enhanced long-term senior unsecured debt of IFF, and in the case of the bridge loans, subject to an increase in the applicable margin based on the number of days for which the bridge loans remain outstanding from the date of funding thereunder.

The term loans will amortize quarterly at a per annum rate of 10.0% of the aggregate principal amount of the loans made under the Term Facility on the funding date, commencing at the end of the first full fiscal quarter after funding, with the balance payable on the third anniversary of the funding date. The bridge commitment letter provides for (i) mandatory commitment reductions with the net cash proceeds of certain asset sales and recovery events and the gross cash proceeds of debt or equity issuances or (ii) if the bridge loans have been funded, mandatory prepayments with the net cash proceeds of certain asset sales and recovery events and debt or equity issuances, in each case, subject to customary exceptions. IFF may voluntarily prepay the term loans and the bridge loans without premium or penalty.

The term loan credit agreement contains, and the bridge commitment letter provides that the bridge loan will contain, various covenants, limitations and events of default customary for similar facilities for similarly rated borrowers, including a maximum ratio of net debt to EBITDA (applicable starting after the first full fiscal quarter ending after the funding date) of 4.50x with step-downs over time and a step-up to 6.0x for the first full fiscal quarter after funding if IFF has not issued equity or mandatory convertible securities generating gross proceeds of at least $1.75 billion on or before the closing date of the merger.

The funding of the term loans under the term loan credit agreement and the bridge loans will be available upon the satisfaction of several limited conditions precedent, including completion of the merger in accordance with the merger agreement, the non-occurrence of a company material adverse effect (as defined in the merger agreement in effect on May 7, 2018) on Frutarom, the accuracy in all material respects of certain representations and warranties related to both IFF and Frutarom, the absence of certain defaults by IFF, the delivery of certain financial statements of IFF and Frutarom and other customary closing conditions.

The proceeds of the term loans and the bridge loans are to be used to (i) finance, in part, the cash consideration for the merger, (ii) refinance certain indebtedness of IFF, Frutarom, and/or their respective subsidiaries in connection with the merger, and/or (iii) pay certain fees and expenses incurred in connection with the merger.

The bridge commitments and the commitments under the term loan credit agreement will terminate on the earliest of (i) the consummation of the merger without using the loans under such facility, (ii) the date on which the merger agreement is terminated in accordance with its terms without the closing of the merger, (iii) receipt of written notice by the applicable agent from IFF of its election to terminate such commitments in full and (iv) the termination date (as defined in the merger agreement as in effect on May 7, 2018) (or, if extended as provided in Section 7.1(b)(i) of the merger agreement as in effect on May 7, 2018, then on such extended termination date).

Regulatory Approvals

Completion of the merger is subject to antitrust and competition laws in various jurisdictions.

Under the HSR Act and related rules, the merger may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and a 30-calendar-day waiting period has expired, or been terminated. IFF and Frutarom each filed their respective HSR Act notification forms on May 18, 2018 and the applicable waiting period under the HSR Act expired on June 18, 2018 at 11:59 p.m., Eastern Time.

Completion of the merger is further subject to regulatory notifications, clearances and/or approvals in the European Union, Israel, Mexico, Russia, South Africa, Turkey and Ukraine.

At any time before or after the effective time of the merger, notwithstanding the expiration or termination of the applicable statutory waiting period under the HSR Act, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws, including, without limitation, seeking to enjoin or otherwise prevent the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Timing of the Merger

The merger is expected to close within five to nine months following the signing of the merger agreement on May 7, 2018. Neither IFF nor Frutarom can predict, however, the actual date on which the merger will be completed because it is subject to conditions beyond each company’s control, including obtaining the necessary regulatory approvals.

See “The Merger Agreement—Conditions to the Merger” beginning on page 107.

Certain U.S. Federal Income Tax Consequences of the Merger

The following discussion describes material U.S. federal income tax consequences of (i) the merger generally expected to be applicable to U.S. holders and non-U.S. holders (each as defined below) of Frutarom ordinary shares and (ii) the ownership and disposition of IFF common stock.

The summary is based upon the existing provisions of the Code (as defined below), applicable Treasury Regulations, judicial authority, administrative rulings effective as of the date hereof. These laws and authorities are subject to change, possibly with retroactive effect. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Frutarom ordinary shares and IFF common stock as described herein. The discussion below does not address any state, local or foreign or any U.S. federal tax consequences other than U.S. federal income tax consequences, such as estate and gift tax or FICA (Federal Insurance Contributions Act) tax consequences. The tax treatment of the proposed transaction to holders of Frutarom ordinary shares will vary depending upon their particular situations. Holders should consult their own tax advisors concerning the U.S. federal income tax consequences to them in light of their particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

This discussion deals only with Frutarom ordinary shares and IFF common stock held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is intended only as a summary of material U.S. federal income tax consequences of the proposed transaction and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to approve the proposed transaction. In particular, this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances, such as holders who are dealers in securities; are subject to the alternative minimum tax provisions of the Code; are non-resident aliens present in the United States for 183 days or more in the calendar year of the proposed transaction; are banks, financial institutions or insurance companies; tax-exempt entities; acquired their Frutarom ordinary shares in connection with stock option or stock purchase plans or in other compensatory transactions; hold Frutarom ordinary shares or IFF common stock as part of an integrated investment; own or are deemed to own 5% or more of IFF common stock; own or are deemed to own 10% or more of Frutarom shares by vote or value; hold Frutarom ordinary shares subject to the constructive sale provisions of Section 1259 of the Code; or use a “functional currency” that is not the U.S. dollar. If a partnership holds Frutarom ordinary shares or IFF common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Frutarom ordinary shares or IFF common stock should consult their tax advisers.

As used herein, the term “U.S. holder” means a beneficial owner of Frutarom ordinary shares or IFF common stock that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of such shares. The term “non-U.S. holder” means a beneficial owner of Frutarom ordinary shares or IFF common stock other than a U.S. holder.

Tax Consequences of the Merger to Holders of Frutarom Ordinary Shares

U.S. holders. The receipt of cash and IFF common stock for Frutarom ordinary shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes to a U.S. holder of Frutarom ordinary shares. A U.S. holder of Frutarom ordinary shares will generally recognize taxable gain or loss equal to the difference between (1) the shareholder’s adjusted tax basis in the Frutarom ordinary shares surrendered in the exchange, and (2) the sum of the fair market value of the IFF common stock received and the amount of cash (including cash in lieu of fractional IFF common stock) received in the merger.

Any gains or losses recognized by a U.S. holder on the receipt of IFF common stock and cash for Frutarom ordinary shares pursuant to the merger generally will be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. holder has held its Frutarom ordinary shares for more than one year as of the closing date of the merger and provided other provisions and limitations are met. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Frutarom ordinary shares at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Frutarom ordinary shares.

Non U.S. holders. Non-U.S. holders generally will not be subject to U.S. federal income tax on capital gain in respect of Frutarom ordinary shares, subject to the discussion below under “—Information Reporting and Backup Withholding in the Merger.”

Information Reporting and Backup Withholding in the Merger

Except in the case of exempt holders, consideration paid to a U.S. holder in the merger may be subject to U.S. information reporting requirements and may be subject to backup withholding unless the U.S. holder provides an accurate taxpayer identification number on a properly completed Internal Revenue Service (“IRS”) Form W-9 (or appropriate successor form) and certifies that no loss of exemption from backup withholding has occurred. Non-U.S. holders may be required to comply with certification and identification procedures in order to establish an exemption from information reporting and backup withholding on such amounts. The amount of any backup withholding will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that certain required information is timely furnished to the IRS.

Tax Consequences of Holding Stock in IFF to Non-U.S. Holders

Dividends

A distribution of cash or property with respect to shares of IFF common stock generally will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits. If such a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the non-U.S. holder’s investment, up to the non-U.S. holder’s tax basis in the shares of IFF common stock, and thereafter as a capital gain subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of IFF Common Stock.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty.

Even if a non-U.S. holder is eligible for a lower treaty rate, we generally will be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to a non-U.S. holder, unless:

•	the non-U.S. holder has furnished a valid IRS Form W-8BEN-E or other documentary evidence establishing the non-U.S. holder’s entitlement to the lower treaty rate with respect to such payments and the withholding agent does not have actual knowledge or reason to know to the contrary, and

•	if required by the Foreign Account Tax Compliance Act (“FATCA”) or any intergovernmental agreement enacted pursuant to that law, the non-U.S. holder or any entity through which the non-U.S. holder receives such dividends, if required, has provided the withholding agent with certain information with respect to the non-U.S. holder’s or the entity’s direct and indirect U.S. owners, and if the non-U.S. holder holds the shares of IFF common stock through a non-U.S. financial institution, the institution has entered into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or has satisfied similar requirements under an intergovernmental agreement between the United States and another country, and the non-U.S. holder has provided any required information to the institution.

If a non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, the non-U.S. holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investments in the shares of IFF common stock.

Sale, Exchange or Other Taxable Disposition of Common Stock.

Non-U.S. holders generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of shares of IFF common stock.

In the case of the sale or disposition of shares of IFF common stock on or after January 1, 2019, a non-U.S. holder may be subject to a 30% withholding tax on the gross proceeds of the sale or disposition unless the FATCA requirements described in the last bullet point under “Dividends” above are satisfied. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in the shares of IFF common stock and the potential for a refund or credit in the case of any withholding tax.

Information reporting and backup withholding.

Information returns are required to be filed with the IRS with respect to payments made to certain U.S. holders. In addition, certain U.S. holders may be subject to backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the paying agent, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. Non-U.S. holders may be required to comply with applicable certification procedures to establish that they are non-U.S. holders in order to avoid the application of such information reporting requirements and backup withholding tax. Any amount paid as backup withholding may be creditable against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Certain Israeli Tax Consequences of the Merger

The following description is not intended to constitute a complete analysis of all Israeli tax consequences of Frutarom shareholders relating to the merger. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular person in light of his or her personal circumstances. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

Frutarom has filed requests for three tax rulings from the ITA with respect to (i) withholding tax in Israel, regarding the cash consideration paid to Frutarom shareholders; (ii) a deferral of capital gains tax with respect to Frutarom shareholders which hold less than 5% of Frutarom’s issued and outstanding shares through the Nominee Company and Frutarom shareholders which hold less than 5% of Frutarom’s issued and outstanding shares directly and not through the Nominee Company, regarding the stock consideration; and (iii) the Israeli tax treatment applicable to holders of Frutarom stock options and ordinary shares issued to certain directors and employees under Section 102 of the ITO. There can be no assurance that such tax rulings will be granted before the closing or at all or that, if obtained, such tax rulings will be granted under the conditions requested by Frutarom.

Discussions between Frutarom and the ITA regarding the scope of the rulings are ongoing. If and when the tax rulings referenced in the immediately preceding paragraph are finalized, Frutarom will file an immediate report on the Israel Securities Authority’s website, referred to as “MAGNA”, describing the tax rulings. There can be no assurance that such tax rulings will be granted before the completion of the merger or at all, or that if obtained, such rulings will be granted under the conditions requested by Frutarom.

Israeli Capital Gains Tax

Generally, the exchange of Frutarom ordinary shares for the merger consideration would be treated as a sale and subject to Israeli tax both for Israeli and the non-Israeli resident shareholders of Frutarom. However, certain relief and/or exemptions may be available under Israeli law.

Israeli law generally imposes capital gains tax on the real capital gain from the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of capital assets located in Israel, including shares of Israeli companies by non-residents of Israel, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise. Israeli law distinguishes between real capital gain and inflationary surplus. The real capital gain is the excess of the total capital gain over the inflationary surplus. You should consult your own tax advisor as to the method you should use to determine the inflationary surplus.

Generally, the capital gains tax rate applicable to the real capital gain is 25% for individuals, unless such shareholder claims a deduction for interest and linkage differences expenses in connection with the shares sold, in which case the real capital gain will generally be taxed at a rate of 30%. If such individual is holding or is entitled to purchase, directly or indirectly, alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, at least 10% of (i) the voting rights of Frutarom, (ii) the right to receive Frutarom’s profits or its assets upon liquidation, (iii) the right to appoint a manager/director, or (iv) the right to instruct any other person to do any of the foregoing (a “Major Stockholder”) on the date of sale or on any date falling within the 12-month period preceding that date of sale, such Major Stockholder would be subject to Israeli capital gains tax at the rate of 30%.

The actual capital gains tax rates which may apply to individual Frutarom shareholders on the sale of Frutarom shares (which may be effectively higher or lower than the rates mentioned above) are subject also to various factors including, inter alia, the date on which the shares were purchased, whether the shares are held through a nominee company or by the shareholder, the identity of the shareholder and certain tax elections which may have been made in the past by the shareholder.

In general, companies are subject to the corporate tax rate on real capital gains derived from the sale of shares at the rate of 23% in 2018. Please note that due to certain provisions of the ITO, the effective capital gains tax applicable to certain companies may be different than that specified above.

In general, companies are subject to the corporate tax rate on real capital gains derived from the sale of shares at the rate of 23% in 2018. Due to certain provisions of the ITO, the actual effective capital gains tax applicable to certain companies may be different than that specified above.

Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to “business income,” currently 23% for companies and a marginal tax rate of up to 47% for individuals, plus an additional tax of 3%, which is imposed on individuals whose annual taxable income exceeds a certain threshold (NIS 641,880 for 2018), see—“Excess Tax” below.

The inflationary surplus is generally exempt from tax, provided that the shares being sold were acquired after December 31, 1993.

Pursuant to Israeli tax law, non-Israeli residents (individuals or corporations) will generally be exempt from Israeli capital gains tax, subject to certain provisions of the ITO, on the sale of Frutarom ordinary shares which were acquired after the company was registered for trade on the Israeli stock exchange. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Other non-Israeli residents (individuals or corporations) may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty between Israel and the seller’s country of residence (subject to the receipt of a valid certificate from the ITA allowing for an exemption or a reduced tax rate). For example, under the Convention between the Government of the State of Israel and the Government of the United States of America with Respect to Taxes on Income (the “U.S.-Israel Tax Treaty”), Israeli capital gains tax would generally not apply when arising from the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty and who holds the shares as a capital asset and is entitled to claim the benefits afforded to such person by the treaty.

However, such exemption will not apply if (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gains from such sale, exchange or disposition may be attributed to a permanent establishment of the U.S. resident that is maintained in Israel, under certain terms, (iv) the U.S. resident holds, directly or indirectly, securities representing 10% or more of the voting rights during any part of the 12-month period preceding the effective time of the sale, exchange or disposition, subject to certain conditions; or (v) the U.S. resident, if an individual, was physically present in Israel for a period or periods aggregating to 183 days or more during the relevant taxable year.

In order to obtain an applicable withholding tax exemption for capital gains tax, certain documentation and/or declarations shall need to be provided to the ITA.

Other countries, including Canada, France, Germany, Japan and the United Kingdom, are party to tax treaties with Israel that, subject to the provisions of those treaties, may exempt a non-Israeli resident shareholder from Israeli tax.

You are urged to consult with your own tax advisor regarding the applicability of these tax treaties to you and your receipt of merger consideration.

Excess Tax

Individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on annual income exceeding a certain threshold (NIS 641,880 for 2018), which amount is linked to the annual change in the Israeli consumer price index, including, but not limited to, dividends, interest and capital gain, subject to the provisions of an applicable tax treaty.

Israeli Tax Withholding

Whether or not a particular shareholder is actually subject to Israeli capital gains tax in connection with the merger, absent receipt by Frutarom of an applicable tax ruling from the ITA prior to closing of the merger, all Frutarom shareholders will be subject to Israeli withholding tax at the rate of 25% (for individuals) and 23% (for corporations) on the gross merger consideration (unless the shareholder requests and obtains an individual certificate of exemption or a reduced tax rate from the ITA, as described below), and IFF or the exchange agent will withhold and deduct from the cash consideration an amount equal to 25%, 23% or such other reduced tax rate as stipulated in the certificate obtained, as applicable, of the gross merger consideration received by such shareholder.

Frutarom is currently in discussions with the ITA on the scope of the final tax rulings and the exemptions that may be provided to Frutarom shareholders and, as of July 1, 2018, no definitive binding ruling has been obtained from the ITA. There can be no assurance that the tax rulings will be granted before the closing of the merger or at all or that, if obtained, the tax rulings will be granted under the conditions requested by Frutarom.

Regardless of whether Frutarom obtains the requested tax rulings from the ITA, any holder of Frutarom ordinary shares who believes that it is entitled to such an exemption from withholding tax (or entitled to a reduced tax rate) may separately apply to the ITA to obtain a certificate of exemption from withholding or an individual tax ruling providing for no withholding or withholding at a reduced rate, and submit such certificate of exemption or ruling to the exchange agent prior to receiving the merger consideration and at least five business days prior to the date that is 180 days following the date of the closing of the merger. If IFF or the exchange agent receives a valid exemption certificate or tax ruling (in form and substance reasonably acceptable to IFF) prior to delivering the merger consideration and at least five business days prior to the date that is 180 days following the date of the closing of the merger, then the withholding (if any) of any amounts under the ITO from the consideration payable shall be made only in accordance with the provisions of such Israeli tax certificate or tax ruling.

The Israeli tax withholding consequences of the merger to Frutarom shareholders and holders of Frutarom stock options subject to Section 102 of the ITO may vary depending upon the particular circumstances of each shareholder or holder of Frutarom stock options subject to Section 102 of the ITO, as applicable, and the final tax rulings issued by the ITA.

To the extent that tax is withheld on payments to U.S. taxpayers, it is possible that such withheld taxes may not be able to be credited against such taxpayers’ U.S. income tax liability.

Shareholders who received or acquired their Frutarom ordinary shares or were granted stock options or restricted stock awards under one or more of the Frutarom equity-based incentive plans, or otherwise as compensation for employment or services provided to Frutarom, may be subject to different tax rates.

As noted, Frutarom has also filed requests for a tax ruling from the ITA with respect to the withholding tax and other Israeli tax treatment applicable in respect of the merger to holders of Frutarom stock options subject to Section 102 of the ITO (such ruling, as defined below under “The Merger Agreement—Tax Rulings”, is referred to as the “options tax ruling”).

The options tax ruling, if obtained as requested, would confirm, among other things that:

•	the treatment of the Frutarom stock options (whether vested or unvested) in the merger would not constitute a violation of Section 102 of the ITO, and holders of such Frutarom stock options will not be subject to Israeli withholding tax at the closing of the merger;

•	the statutory holding period under Section 102 of the ITO will continue uninterrupted from the original date of grant; and

•	the payment of any consideration to holders of vested Frutarom stock options with respect to such Frutarom stock options will not constitute a violation of Section 102 of the ITO; provided that the consideration paid to the holders of such Frutarom stock options is deposited with the trustee appointed by Frutarom, and approved by the ITA (the “102 Trustee”), for the duration of the statutory holding period under Section 102 of the ITO.

If no tax ruling is obtained for holders of Frutarom stock options subject to Section 102 of the ITO, such holders might be subject to Israeli withholding tax at such holders’ marginal tax rates under Israeli law for ordinary income, and may be also subject to withholding for national insurance contributions, depending on the specific circumstances of such holders and the terms and the timing of the grants of Frutarom stock options. In such event, IFF, the exchange agent or the 102 Trustee will withhold and deduct from the cash consideration at such rates, and if the cash consideration is lower than the required amount to be withheld, no IFF common stock will be issued to such holder of Frutarom stock options subject to Section 102 of the ITO, until such holder remits sufficient cash to cover the required amount to be withheld.

The Israeli tax rulings mentioned above may not be obtained or may contain such provisions, terms and conditions as the ITA may prescribe, which may be different from those detailed above. Certain categories of shareholders are expected to be excluded from the scope of any eventual ruling granted by the ITA and the final determination of the type of holders of Frutarom ordinary shares who will be included in such categories will be based on the outcome of the ongoing discussions with the ITA. If IFF or the exchange agent deducts any amount from the merger consideration payable to you in respect of Israeli withholding tax obligations, you should consult your tax advisor concerning the possibility of obtaining a refund from the ITA of any such withheld amounts.

Accounting Treatment

IFF prepares its financial statements in accordance with U.S. GAAP. The merger will be accounted for as an acquisition of Frutarom by IFF under the acquisition method of accounting in accordance with U.S. GAAP. IFF will be treated as the acquiror for accounting purposes.

All unaudited pro forma condensed combined financial information contained in this prospectus was prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the estimated net fair value of Frutarom’s assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the estimated net fair value of the assets and liabilities of Frutarom as compared to the unaudited pro forma information included in this prospectus will have the effect of increasing the goodwill recognized related to the merger.

Voting Agreement

In connection with the execution of the merger agreement, ICC Chemical Corporation and ICC Handels A.G., who collectively beneficially owned 21,358,034 Frutarom ordinary shares as of May 7, 2018, representing approximately 35.87% of the voting power of the issued and outstanding Frutarom ordinary shares as of such date, together entered into a voting agreement with IFF under which each such shareholder agreed, among other things, to: (i) vote its beneficially owned Frutarom ordinary shares (a) in favor of the merger and the other transactions contemplated by the merger agreement, (b) in favor of any proposal to adjourn or postpone a meeting of Frutarom shareholders in the event there are not sufficient votes for approval of any such matters, (c) against any third party acquisition proposals and (d) against any action, proposal, transaction or agreement that would reasonably be likely to prevent, impede or delay Frutarom or IFF’s ability to consummate the transactions contemplated by the merger agreement, including the merger; and (ii) comply with certain restrictions on the disposition of such shares, in each case subject to the terms and conditions contained therein. The voting agreement will terminate upon the earliest to occur of (A) the consummation of the merger, (B) the termination of the merger agreement pursuant to and in compliance with its terms, (C) a change of recommendation of the Frutarom board in accordance with the merger agreement or (D) the parties’ mutual written agreement to terminate the voting agreement.

NYSE and TASE Listings; Delisting and Deregistration of Frutarom Ordinary Shares

IFF has agreed to take all actions necessary in order to list the shares of IFF common stock on the TASE immediately prior to the completion of the merger. IFF has also agreed, prior to the completion of the merger, to use its reasonable best efforts to obtain the agreement of the TASE to list such shares of IFF common stock and the shares of IFF’s common stock to be issued in connection with the merger on the TASE. IFF will file a registration statement with the Israel Securities Authority, or the ISA, and TASE for the listing of the IFF common stock on the TASE. IFF’s common stock will be listed on the TASE following the effectiveness of the merger. Prior to the completion of the merger, IFF has further agreed to use its reasonable best efforts to cause the shares of IFF common stock to be issued in connection with the merger to be approved for listing on the NYSE, subject to official notice of issuance. The listing of the shares of IFF’s common stock on the NYSE, subject to official notice of issuance, is also a condition to completion of the merger.

If the merger is completed, Frutarom ordinary shares and GDRs will cease to be listed on the TASE and LSE, respectively, in accordance with the applicable rules and policies of the TASE and LSE.

IFF’s Dividend Policy

The declaration of future dividends will be at the discretion of the IFF board and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of IFF and other factors deemed relevant by the IFF board. While IFF cannot assure its future financial performance and cannot guarantee payment of regular cash dividends, it currently anticipates that it will continue to pay dividends on IFF stock in the foreseeable future. Most recently, IFF declared a quarterly dividend of $0.69 per IFF share, which was paid on April 6, 2018 to holders of record on March 26, 2018. Under the merger agreement, prior to the completion of the merger, IFF may continue to pay its regular quarterly cash dividends in amounts and with record and payment dates consistent with past practice.

Restrictions on Sales of Shares of IFF Common Stock Received in the Merger

All shares of IFF common stock received by Frutarom shareholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for shares of IFF common stock received by any Frutarom shareholder who becomes an “affiliate” of IFF after completion of the merger (such as Frutarom directors or executive officers who become directors or executive officers of IFF after the merger). This prospectus does not cover resales of shares of IFF common stock received by any person upon completion of the merger, and no person is authorized to make any use of this prospectus in connection with any resale.

Interests of Certain Persons in the Merger

Frutarom’s executive officers may have interests in the merger that may be in addition to those of Frutarom’s shareholders generally. The Frutarom board was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that the shareholders approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. These interests are summarized below. The individuals referred to in this section as “executive officers” are the four Company office holders, as defined in the ICL, who are not members of the Frutarom board: Ori Yehudai, President and Chief Executive Officer, Alon Granot, Executive Vice President and Chief Financial Officer, Amos Anatot, Executive Vice President Global Supply Chain and Operations, and Guy Gill, Vice President Finance. The transactions contemplated by the merger agreement will constitute a “change in control”, “change of control”, or term of similar meaning for purposes of the compensation arrangements described below.

Treatment of Unvested Stock Options

As of the completion of the merger, each Frutarom stock option that is outstanding and unvested as of immediately prior to the completion of the merger (including each such Frutarom stock option that is held by an executive officer) will be canceled and converted into the right of the applicable holder to receive, on the applicable vesting date that applies to such unvested Frutarom stock option, subject to the holder’s continued employment with Frutarom or an affiliate through such date, or upon an earlier termination of the holder’s employment that would result in the vesting of such unvested Frutarom stock option under the terms of any applicable contract, a cash payment in U.S. dollars equal to the value of the merger consideration in respect of each net option share subject to such unvested Frutarom stock option, subject to applicable tax withholding. “Net option share” means, with respect to each Frutarom stock option, the quotient of (i) the product of (A) the excess, if any, of the value of the merger consideration over the exercise price per Frutarom ordinary share subject to such Frutarom stock option, multiplied by (B) the number of Frutarom ordinary shares subject to such Frutarom stock option, divided by (ii) the value of the merger consideration. For this purpose, the value of the merger consideration that consists of shares of IFF common stock will equal the product of (1) the number of such shares of IFF common stock multiplied by (2) the IFF stock price. For more details on the calculation of the IFF stock price, see “The Merger Agreement–Merger Consideration” beginning on page 85.

However, if Frutarom is unable to obtain a favorable tax ruling with respect to the cancellation of the unvested Frutarom stock options in exchange for cash payments as described above, then each holder of an unvested Frutarom stock option that is subject to Section 102 of the ITO will be entitled to receive the merger consideration (rather than the cash value of the stock and cash portions of the merger consideration) in respect of each net option share subject to such unvested Frutarom stock option.

Between the years 2004 and 2018, Frutarom entered into an agreement with each of the executive officers providing that, upon the executive officer’s qualifying termination of employment within 12 months following a change of control (or in the case of Mr. Gill, a qualifying termination at any time following a change of control), such officer’s unvested Frutarom options will become immediately vested and exercisable. Such accelerated vesting provisions will apply to the officer’s right to receive the cash payment (or, if applicable, merger consideration payment) in respect of his unvested options as described above. The aggregate value of the unvested Frutarom stock options held by Frutarom’s four executive officers as of June 28, 2018, the latest practicable date prior to the filing of this prospectus, calculated based on the merger consideration value (determined using a price per share of IFF stock equal to $127.65, the average closing price for the first five trading days following the first public announcement of the merger on May 7, 2018) and using a USD to ILS exchange rate of 3.586 (the average closing rate for the first five days following the first public announcement of the merger on May 7, 2018) for purposes of converting the applicable exercise prices from ILS to USD, was $13.379 million.

For more information on equity holdings of Frutarom’s executive officers, see the table entitled “Beneficial Ownership Table” on page 135 of this prospectus.

Severance Pay

Under the terms of the comfort letter regarding a change in control between Frutarom and each officer, upon a qualifying termination of the officer’s employment within twelve months following a change in control (or in the case of Mr. Gill, a qualifying termination at any time following a change in control), Frutarom will continue to pay the officer his salary (other than vacation pay, sick leave, bonuses and options) for a period of six months (or 12 months in the case of Mr. Yehudai and three months in the case of Mr. Gill) beginning on the last day of the notice period. The estimated aggregate cash severance payments that would be due to the executive officers upon a qualifying termination on June 28, 2018 is $944,570.

Transaction and Retention Bonuses

The merger agreement provides that, subject to obtaining the required approvals under the ICL, (i) at the discretion of the Frutarom board, Mr. Yehudai may receive a cash transaction bonus, payable in a single lump sum immediately prior to the closing of the merger, and (ii) at the discretion of Frutarom’s chief executive officer and subject to consultation with IFF, other employees, including executive officers, may receive cash retention bonuses payable 50% at the closing of the merger and 50% one year after the closing, subject to the employee’s continued employment through the applicable vesting date, except that the second installment may be payable six months (rather than one year) after the closing with the mutual agreement of IFF and Frutarom and the second installment will vest and become payable upon a qualifying termination of employment on or after the closing date.

Deferred Bonus Options

If the closing of the merger has not occurred by September 30, 2018, then on, or within three business days following, October 1, 2018, Frutarom will, in the ordinary course of business and consistent with past practice, grant Frutarom stock options to the executives of Frutarom who are scheduled to receive such Frutarom stock options (including the executive officers) in payment of the second half of their equity-based bonus in respect of 2017 (such Frutarom stock options are referred to as the “deferred bonus options”). If the closing of the merger occurs on or prior to September 30, 2018, then on, or within three business days following, October 1, 2018, IFF will pay to each executive of Frutarom who is scheduled to receive deferred bonus options (including the executive officers) the cash equivalent of the deferred bonus options that such executive would have received absent the closing of the merger.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The descriptions of the merger agreement in this section and elsewhere in this prospectus are qualified in their entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to carefully read the entire merger agreement.

Explanatory Note Regarding the Merger Agreement

The merger agreement and the summary of its material terms in this section have been included only to provide you with information about the terms and conditions of the merger agreement. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about IFF or Frutarom. The merger agreement contains representations and warranties and covenants of the parties customary for a merger of this nature. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement as of the specific dates therein; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between Frutarom and IFF made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement except for the limited purposes expressly set forth therein and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in IFF’s or Frutarom’s public disclosures.

For the foregoing reasons, the representations, warranties, covenants and agreements contained in the merger agreement and any descriptions of those provisions should not be read alone or relied on by any persons as characterizations of the actual state of facts about Frutarom or IFF at the time they were made or otherwise. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this prospectus or in the notice of meeting to be issued to Frutarom shareholders by Frutarom or incorporated by reference herein or therein.

Structure of the Merger

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the ICL, at the completion of the merger, Merger Sub will be merged with and into Frutarom. As a result of the merger, the separate existence of Merger Sub will cease, and Frutarom will continue as the surviving company of the merger and will (a) become a wholly owned subsidiary of IFF, (b) continue to be governed by the laws of the State of Israel, (c) maintain a registered office in the State of Israel and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub and Frutarom in accordance with the ICL. The articles of association of Merger Sub, as in effect immediately prior to the completion of the merger, will be the articles of association of the surviving company.

Merger Consideration

At the completion of the merger, upon the terms and subject to the conditions set forth in the merger agreement, each ordinary share of Frutarom issued and outstanding immediately prior to the completion of the merger (other than (1) ordinary shares held by Frutarom as treasury stock (dormant shares) or (2) ordinary shares held directly or indirectly by IFF, Merger Sub or any wholly owned subsidiary of Frutarom, both of which are collectively referred to herein as excluded shares) will be converted into the right to receive the merger consideration, which is:

•	$71.19 in cash, without interest and subject to applicable tax withholding, from IFF; and

•	0.2490 (referred to as the “exchange ratio”) of a validly issued, fully paid and non-assessable share of IFF common stock, without interest and subject to applicable tax withholding.

If the aggregate number of shares of IFF common stock to be issued pursuant to the merger agreement would exceed 19.9% of the issued and outstanding shares of IFF common stock immediately prior to the entry into the merger agreement, rounded down to the nearest whole share, the exchange ratio will be reduced by the minimum extent necessary such that the foregoing clause is no longer true, and the cash component of the merger consideration will also be increased accordingly.

All fractional shares of IFF common stock that would otherwise be issued to a holder of Frutarom ordinary shares as part of the merger consideration will be aggregated to create whole shares of IFF common stock that will be issued to Frutarom shareholders as part of the merger consideration. If a fractional share of IFF common stock remains payable to a Frutarom shareholder after aggregating all fractional shares of IFF common stock payable to such Frutarom shareholder, then such shareholder will be paid, in lieu of such remaining fractional share of IFF common stock, an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (1) the amount of the fractional share interest in a share of IFF common stock to which such holder would otherwise be entitled and (2) the average of the volume-weighted average prices per share of IFF common stock on the NYSE (as reported by Bloomberg L.P.) on each of the 10 trading days ending with the trading day immediately prior to the closing date (which is referred to as the “IFF stock price”), subject to applicable tax withholding.

IFF shareholders will continue to own their existing shares of common stock of IFF, the form of which will not be changed by the transaction.

Treatment of Equity Awards

For purposes of the summary below in this subsection, a net share means, with respect to a Frutarom stock option or Frutarom restricted stock award, the quotient of (i) the product of (A) the excess, if any, of the value of the merger consideration over the exercise price or purchase price per Frutarom ordinary share (as applicable) subject to such Frutarom stock option or Frutarom restricted stock award immediately prior to the completion of the merger, multiplied by (B) the number of Frutarom ordinary shares subject to such Frutarom stock option or Frutarom restricted stock award immediately prior to the completion of the merger, divided by (ii) the value of the merger consideration. For purposes of the preceding sentence, the value of the merger consideration that consists of shares of IFF common stock will equal the product of (1) the number of such shares of IFF common stock multiplied by (2) the IFF stock price.

Treatment of Vested Options

As of the completion of the merger, each compensatory option to purchase Frutarom ordinary shares that is not a Frutarom restricted stock award (each referred to as a “Frutarom stock option”) that is outstanding and vested immediately prior to the completion of the merger (each referred to as a “vested Frutarom stock option”) will be canceled without any action on the part of any holder thereof in consideration for the right of the holder to receive the merger consideration in respect of each net share subject to such vested Frutarom stock option immediately prior to the completion of the merger, subject to applicable tax withholding.

Treatment of Unvested Options

As of the completion of the merger, each Frutarom stock option that is outstanding and unvested as of immediately prior to the completion of the merger (each referred to as an “unvested Frutarom stock option”) will be canceled without any action on the part of any holder thereof in consideration for the right of the holder to receive, either (A) on the applicable vesting date that applies to such unvested Frutarom stock option, subject to the holder’s continued employment with Frutarom or its affiliate through such date, or (B) upon an earlier termination of the holder’s employment that would result in the vesting of such unvested Frutarom stock option under the terms of any applicable contract, except as otherwise provided in the immediately following paragraph, a cash payment in U.S. dollars equal to the value of the merger consideration in respect of each net share subject to such unvested Frutarom stock option as of the applicable vesting date or termination date, subject to applicable tax withholding. For purposes of the preceding sentence, the value of the merger consideration that consists of shares of IFF common stock will equal the product of (1) the number of such shares of IFF common stock multiplied by (2) the IFF stock price. Except as provided in this paragraph and the immediately following paragraph, the right of each holder of an unvested Frutarom stock option to receive the payment described in this paragraph and the immediately following paragraph will be subject to substantially the same terms and conditions (including the applicable vesting schedule) as were applicable to the unvested Frutarom stock option immediately prior to the completion of the merger, including the same vesting restrictions and continued service requirements and the same rights to vesting upon a qualifying termination of employment to the extent applicable.

If Frutarom is unable to obtain the options tax ruling with respect to the cancellation and exchange of unvested Frutarom stock options that are 102 options (as defined below under “—Conversion of Shares; Payment Procedures; Withholding”) in accordance with the immediately preceding paragraph prior to the closing of the merger, then, instead of the cash payment described in the immediately preceding paragraph, each holder of an unvested Frutarom stock option that is a 102 option will be entitled to receive the merger consideration in respect of each net share. Any merger consideration payable pursuant to this paragraph will be payable subject to all of the same terms and conditions described in the immediately preceding paragraph.

Treatment of Vested Restricted Stock Awards

As of the completion of the merger, each compensatory award relating to Frutarom ordinary shares that is designated as a restricted stock award in the applicable award agreement (each referred to as a “Frutarom restricted stock award”) that is outstanding and vested immediately prior to the completion of the merger (each referred to as a “vested Frutarom restricted stock award”) will be canceled without any action on the part of any holder thereof in consideration for the right to receive the merger consideration in respect of each net share subject to such vested Frutarom restricted stock award immediately prior to the completion of the merger, subject to applicable tax withholding.

Treatment of Unvested Restricted Stock Awards

As of the completion of the merger, each Frutarom restricted stock award that is outstanding and unvested as of immediately prior to the completion of the merger (each referred to as an “unvested Frutarom restricted stock award”) will be canceled without any action on the part of the holder thereof in consideration for the right of the holder to receive, on the applicable vesting date that applies to such unvested Frutarom restricted stock award, subject to the holder’s continued employment with Frutarom or its affiliate through such date, a cash payment in U.S. dollars equal to the value of the merger consideration in respect of each net share subject to such unvested restricted stock award as of the applicable vesting date, subject to applicable tax withholding. For purposes of the preceding sentence, the value of the merger consideration that consists of shares of IFF common stock will equal the product of (1) the number of such shares of IFF common stock multiplied by (2) the IFF stock price. Except as provided in this paragraph, the right of each holder of an unvested Frutarom restricted stock award to receive the payment described in this paragraph will be subject to substantially the same terms and conditions (including the applicable vesting schedule) as were applicable to the unvested Frutarom restricted stock awards immediately prior to the completion of the merger, including the same vesting restrictions and continued service requirements.

Prior to the completion of the merger, the Frutarom board or a committee thereof will adopt applicable resolutions to give effect to the transactions contemplated under “Treatment of Equity Awards”. Frutarom will not take any action after the date of the merger agreement that would accelerate the vesting of the Frutarom stock options or the Frutarom restricted stock awards.

In addition to the foregoing, the actual amounts and timing of payments to holders of vested and unvested options and restricted stock awards will be subject to the provisions of certain tax rulings, as applicable. See “— Conversion of Shares; Payment Procedures; Withholding” below.

Closing and Effectiveness of the Merger

Unless another time, date or place is agreed to in writing by Frutarom and IFF, the closing of the merger will occur at the offices of Naschitz, Brandes, Amir & Co., 5 Tuval Street, Tel Aviv, Israel at 9:00 a.m. (local time) on a date to be specified by Frutarom and IFF, but no later than the third business day after the satisfaction or waiver of the closing conditions set forth in the merger agreement (other than those conditions that by their terms are to be satisfied by action to be taken at the closing, but subject to the satisfaction or waiver (by the party entitled to waive the applicable condition) of such conditions).

The merger will become effective upon the issuance by the Companies Registrar of the certificate of merger in accordance with Section 323(5) of the ICL.

Operations

For a period of at least three years from the closing of the merger, IFF and the surviving company intend to maintain the surviving company’s research and development and manufacturing presence in Israel at substantially the same levels as such activities are conducted immediately prior to the closing of the merger.

Conversion of Shares; Payment Procedures; Withholding

The conversion of Frutarom ordinary shares (other than the excluded shares) into the right to receive the merger consideration will occur automatically at the completion of the merger. Each excluded share held by any wholly owned subsidiary of Frutarom will be converted into and become such number of fully paid and non-assessable ordinary shares of the surviving company such that the ownership percentage of any such subsidiary in the surviving company immediately following completion of the merger will equal the ownership percentage of such subsidiary in Frutarom immediately prior to completion of the merger.

Promptly after the completion of the merger, and in no event later than the fifth business day after such time, IFF’s exchange agent will mail to each holder of record of Frutarom ordinary shares, in certificated or book-entry form, that were converted into the right to receive the merger consideration (other than Frutarom ordinary shares issued upon previous exercise or settlement of 102 options (as defined below) and held by the 102 Trustee and Frutarom ordinary shares subject to Frutarom restricted stock awards) (A) in the case of holders of certificates, a letter of transmittal in customary form and reasonably satisfactory to Frutarom, which will specify that delivery will be effected, and risk of loss and title to such certificates will pass only upon delivery of such certificates (or affidavits of loss in lieu of such certificates) to the exchange agent, (B) a declaration in which the beneficial owner of Frutarom ordinary shares provides certain information necessary for IFF to determine whether any amounts need to be withheld from the merger consideration payable to such beneficial owner and (C) instructions for use in effecting the surrender of such certificates and book-entry shares in exchange for (1) cash in an amount equal to the cash consideration multiplied by the number of Frutarom ordinary shares represented by such certificates and/or book-entry shares, (2) the number of shares of IFF common stock representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such certificates and/or book-entry shares pursuant to the merger agreement, (3) any dividends or distributions payable pursuant to the merger agreement and (4) any cash in lieu of fractional shares of IFF common stock payable pursuant to the merger agreement, referred to collectively as the exchange payment.

In the case of certificates, upon surrender of a certificate (or affidavit of loss in lieu thereof) for cancelation to the exchange agent, together with a letter of transmittal, the declaration for tax withholding purposes and/or a valid certificate, ruling or any other written instructions regarding tax withholding issued by the ITA, in each case duly completed and validly executed in accordance with the instructions, and such other documents as may be required pursuant to such instructions, the holder of such certificate will be entitled to receive in exchange, and IFF will cause the exchange agent to pay and deliver in exchange, as promptly as reasonably practicable, the exchange payment.

In the case of book-entry shares, upon receipt of the declaration for tax withholding purposes and/or a valid certificate, ruling or any other written instructions regarding tax withholding issued by the ITA, in each case duly completed and validly executed in accordance with the instructions, the holder of such book-entry shares will be entitled to receive in exchange, and IFF will cause the exchange agent to pay and deliver in exchange, as promptly as reasonably practicable, the exchange payment. No holder of book-entry shares will be required to deliver a certificate or letter of transmittal or surrender such book-entry shares to the exchange agent.

At the completion of the merger, all issued and outstanding Frutarom ordinary shares will no longer be outstanding and will automatically be canceled, retired and cease to exist, and each holder of a certificate or book-entry share that represented Frutarom ordinary shares immediately prior to the completion of the merger will cease to have any rights with respect to such ordinary share, other than the right to receive the merger consideration as described above and subject to the terms and conditions set forth in the merger agreement. No interest will be paid or will accrue for the benefit of holders of the certificates or book-entry shares on the cash or other merger consideration payable pursuant to the merger agreement.

The holders of IFF common stock issued in exchange for certificates or book-entry shares as described above will receive, without interest (1) at the time of delivery of the IFF common stock by the exchange agent, the amount of dividends or other distributions, if any, with a record date after the completion of the merger paid with respect to such shares of IFF common stock and (2) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the completion of the merger but before the delivery of IFF common stock by the exchange agent and a payment date subsequent to such delivery of such IFF common stock by the exchange agent pursuant to the merger agreement, payable with respect to such shares of IFF common stock.

Immediately after the completion of the merger, IFF will transfer the aggregate consideration with respect to Frutarom stock options subject to Section 102 of the ITO, which are referred to as the “102 options”, and the aggregate merger consideration with respect to Frutarom ordinary shares issued upon previous exercise or settlement of 102 options and held by the 102 Trustee, to the 102 Trustee, on behalf of holders of such options and shares, as the case may be. The 102 Trustee will release such consideration to the beneficial holders of such options and shares, as applicable, together with any interest earned thereon by virtue of the investment of such amounts by the 102 Trustee, in accordance with the terms and conditions of Section 102 of the ITO and the options tax ruling, if obtained.

Immediately after the completion of the merger, IFF will (or will cause its exchange agent to) promptly deposit the aggregate consideration with respect to vested Frutarom stock options (other than 102 options) and with respect to vested Frutarom restricted stock awards, with the surviving company or, if applicable, its relevant engaging subsidiary at one or more accounts designated by Frutarom prior to closing for the benefit of the holders of such options and restricted stock awards, respectively, which amounts will be paid by the surviving company or, if applicable, the relevant engaging subsidiary, to the respective holders thereof through the surviving company’s or, if applicable, the relevant engaging subsidiary’s payroll system, subject to applicable withholdings by the surviving company or, if applicable, the relevant engaging subsidiary, as promptly as practicable after the completion of the merger.

All shares of IFF common stock issued pursuant to the merger agreement will be issued in book-entry form.

Each of IFF, Frutarom, the surviving company, the 102 Trustee and IFF’s exchange agent (each referred to as a “payor”) will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement to any person or entity such amounts as are required to be deducted and withheld with respect to the making of such payment under the applicable tax ruling, if obtained, or any provision of applicable tax law. Any amounts so withheld will be treated for all purposes of the merger agreement as having been paid to the person or entity in respect of which such deduction and withholding was made; provided that, with respect to the withholding of Israeli tax, in the event any holder of record of Frutarom ordinary shares or Frutarom stock options or a Frutarom restricted stock award provides a valid certificate, ruling or any other written instructions issued by the Israel Tax Authority regarding the withholding (or exemption from withholding) of Israeli tax from the consideration payable in respect thereof in accordance with the merger agreement (referred to as a “valid tax certificate”), then the deduction and withholding of any amounts under the ITO or any other provision of Israeli law or requirement, if any, from the consideration payable to such holder of record will be made only in accordance with the provisions of such valid tax certificate. To the extent amounts are so withheld, they will be paid over to the appropriate governmental authority prior to the last day on which such payment is required, and then such withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person or entity in respect of which such deduction and withholding was made. To the extent any payor withholds any amounts, such payor will provide the affected person or entity, as soon as practicable (but no later than within thirty business days), with sufficient evidence regarding such withholding.

Notwithstanding the provisions in the immediately preceding paragraph, with respect to Israeli taxes, the consideration payable to each shareholder of Frutarom will be retained by IFF’s exchange agent for the benefit of each such shareholder for a period of up to 180 days from closing (referred to as the “withholding drop date”) (during which time no payor will make any payments to any shareholder of Frutarom or withhold any amounts for Israeli taxes from the payments deliverable pursuant to the merger agreement). If no later than five business days prior to the withholding drop date a valid tax certificate is delivered to payor, then, with respect to the affected shareholders, the deduction and withholding of any Israeli taxes will be made only in accordance with the provisions of such valid tax certificate and the balance of the payment that is not withheld will be paid to such shareholders concurrently therewith subject to any non-Israeli withholding which is applicable to the payment (if any). If any shareholder of Frutarom (i) does not provide payor with or is not the subject of a valid tax certificate, by no later than five business days before the withholding drop date, or (ii) submits a written request with payor to release its portion of the consideration prior to the withholding drop date and fails to submit a valid tax certificate at or before such time, then the amount to be withheld from such shareholder’s portion of the consideration will be calculated according to the applicable withholding rate as reasonably determined by IFF in accordance with applicable law (increased by interest plus linkage differences, as defined in Section 159A of the ITO, for the period between the 15th day of the calendar month following the month during which the closing occurs and the time the relevant payment is made, and calculated in NIS based on a US$:NIS exchange rate not lower than the effective exchange rate at the closing) as reasonably determined by IFF and its exchange agent.

Representations and Warranties; Material Adverse Effect

The merger agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions to the effect that there have not been, and would not reasonably be expected to be, a “material adverse effect”). See the definition of “material adverse effect” below.

The representations and warranties made by each party under the merger agreement relate to, among other things:

•	due organization, valid existence, good standing and qualification to do business;

•	capitalization;

•	corporate authorization of the merger agreement and the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement;

•	required consents and approvals from governmental entities;

•	the absence of any conflicts or violations of organizational documents and other agreements or laws;

•	documents filed with securities authorities and securities exchanges and financial statements;

•	internal controls and disclosure controls and procedures relating to financial reporting;

•	the absence of certain changes or events;

•	conduct of their businesses in the ordinary course and the absence of a material adverse effect;

•	the absence of certain undisclosed liabilities;

•	the absence of certain legal proceedings, investigations and governmental orders;

•	possession of, and compliance with, permits necessary for the conduct of such party’s business;

•	accuracy of information supplied or to be supplied in connection with this prospectus;

•	the absence of violations of anti-corruption laws; and

•	brokers and transaction-related fees and expenses.

The merger agreement also contains additional representations and warranties of Frutarom, relating to, among other things, the following:

•	ownership of subsidiaries;

•	the unanimous approval and recommendation by the Frutarom board of the merger agreement and the transactions contemplated by the merger agreement;

•	required approval from Frutarom shareholders;

•	employee benefit plans;

•	employment and labor matters;

•	tax matters;

•	material contracts and related party transactions;

•	vendors and customers;

•	intellectual property and information technology;

•	government grants;

•	real and personal property;

•	environmental matters;

•	export controls and import laws;

•	insurance policies;

•	product liability matters; and

•	applicability of anti-takeover statutes.

The merger agreement also contains additional representations and warranties by IFF and Merger Sub, relating to, among other things, sufficiency of IFF’s funds in connection with the merger and IFF’s debt financing commitments.

The representations and warranties of each of the parties to the merger agreement will expire upon the completion of the merger.

Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect,” when used in reference to IFF or Frutarom, means any event, occurrence, effect, development or change that has a material adverse effect on the business, financial condition or results of operations of the referenced party and its subsidiaries, taken as a whole, except that, for purposes of the definition of “material adverse effect,” none of the following (or the results thereof) will constitute a material adverse effect or be taken into account in determining whether a material adverse effect has occurred or is reasonably expected to occur:

•	changes in general economic, financial market, regulatory, financial, political, geopolitical, credit or capital market conditions, including interest or exchange rates;

•	general changes or developments in any of the industries or markets or geographic regions in which the referenced party or any of its subsidiaries operate;

•	changes in any applicable laws or accounting regulations or principles or interpretations thereof;

•	acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing, weather-related events, fires, natural disasters or any other acts of God;

•	any change in the price or trading volume of the referenced party’s securities or other financial instruments or change in the referenced party’s credit rating, in and of itself (except that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “material adverse effect” may constitute or be taken into account in determining whether a material adverse effect has occurred);

•	any failure, in and of itself, by the referenced party to meet its internal or published projections, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any published analyst or other third-party estimates or expectations of the referenced party’s revenue, earnings or other financial performance or results of operations for any period (except that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “material adverse effect” may constitute or be taken into account in determining whether a material adverse effect has occurred);

•	any action taken or not taken as expressly required by the merger agreement (other than in performance of the referenced party’s obligation to conduct its business and the business of its subsidiaries in the ordinary course of business in all material respects and to use commercially reasonable efforts to preserve its material assets and business organization and maintain its existing material business relationships) or at the express written request of, or with the express written consent of, the other party or its representatives; or

•	the identity of the other party or any of its affiliates, the execution of the merger agreement, the public announcement, pendency or completion of the merger or the other transactions contemplated by the merger agreement (including any effect on any of the referenced party’s or any of its subsidiaries’ relationships with their respective customers, suppliers, employees or other third parties), except with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement;

provided that the exceptions in the first four bullets will not apply to the extent the events, occurrences, effects, developments or changes set forth in such bullets have a disproportionate impact on the referenced party and its subsidiaries, taken as a whole, relative to the other participants in the industries in which the referenced party and its subsidiaries operate, in which case only the extent of such disproportionate impacts (if any) will be taken into account when determining a “material adverse effect.”

Covenants and Agreements

Conduct of Business

Each of IFF and Frutarom has agreed to certain covenants in the merger agreement restricting the conduct of its respective business between May 7, 2018 (the date of the merger agreement) and the earlier of the completion of the merger and the termination of the merger agreement.

Conduct of Business of Frutarom

In general, Frutarom has agreed that prior to the completion of the merger or the termination of the merger agreement in accordance with its terms, except as may be required by law, as may be consented to in writing by IFF (which consent will not be unreasonably withheld, delayed or conditioned), or as may be expressly contemplated or required by the merger agreement, it will and will cause its subsidiaries to:

•	conduct the business of Frutarom and its subsidiaries in the ordinary course of business in all material respects; and

•	to the extent consistent with the prior bullet, use commercially reasonable efforts to preserve its material assets and business organization and maintain its existing relationships with material customers, suppliers, distributors, regulators and business partners.

In addition, Frutarom has agreed that, prior to the completion of the merger or the termination of the merger agreement in accordance with its terms, except as may be required by law, as may be consented to in writing by IFF (which consent will not be unreasonably withheld, delayed or conditioned), or as may be expressly contemplated or required by the merger agreement, it will not and will cause its subsidiaries not to, directly or indirectly, subject to certain exceptions:

•	amend its articles of association or the equivalent organizational or governing documents of any of its subsidiaries (except, in the case the organizational or governing documents of any of Frutarom’s subsidiaries, for amendments that would not be adverse in any material respect to IFF or Merger Sub and would not reasonably be expected to prevent, impede or delay the merger or the other transactions contemplated by the merger agreement);

•	split, reverse split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire any of Frutarom’s capital stock or other equity or voting securities or any options, warrants, convertible securities or other rights to acquire any shares of Frutarom’s capital stock or other equity or voting securities;

•	issue, sell, pledge, dispose of, encumber or grant any shares of Frutarom’s or its subsidiaries’ capital stock or other equity or voting securities or any options, warrants, convertible securities or other rights to acquire any shares of Frutarom’s or its subsidiaries’ capital stock or other equity or voting securities;

•	declare, set aside, authorize, make or pay any dividend or other distribution with respect to their capital stock or other equity interests, except for (i) the dividend contemplated under the section “—Closing Dividend” below, (ii) the dividend declared by Frutarom before the date of the merger agreement with a payment date of May 6, 2018 and (iii) intercompany cash dividends and distributions paid by any of Frutarom’s wholly owned subsidiaries to Frutarom or any of its other wholly owned subsidiaries;

•	except to the extent required under an existing employee compensation or benefit plan or agreement or labor agreement in effect on May 7, 2018:

•	enter into, amend, terminate, or accelerate rights under any employee compensation or benefit plan or agreement, except that they may enter into offer letters and employment agreements with newly hired employees in the ordinary course of business so long as such offer letters and agreements are pursuant to the standard form agreement used by them in the applicable jurisdiction and do not provide for any notice or severance pay in excess of amounts required under applicable law;

•	grant or pay or commit to grant or pay any bonus or incentive award or payment;

•	increase or commit to increase the amount of the compensation or benefits of any of their employees, except for increases in base salaries or hourly rates of pay of employees in the ordinary course of business and consistent with past practice in an amount not to exceed, for all increases in the aggregate, 3% of the aggregate annual cost of base salaries and hourly rates of pay for all employees of Frutarom measured as of May 7, 2018;

•	accelerate the time of payment or funding of any amounts under, or increase the amount of funding required pursuant to, any employee compensation or benefit plan or agreement;

•	hire or make an offer to hire, or promote, any employee to the position of (i) Chief Executive Officer, or (ii) a position that directly reports to the Chief Executive Officer (each, a “senior employee”); or

•	terminate the employment of any senior employee other than for cause;

•	forgive any loans or advances to any officers, employees or directors or change existing borrowing or lending arrangements for any such persons pursuant to an employee benefit plan or otherwise, except in the ordinary course of business;

•	acquire (by any method) any person or entity, any division or segment of any person or entity or any assets of any third party comprising a business or a division or segment of a business (referred to as the “acquisition covenant”);

•	sell, dispose of, abandon, allow to lapse, lease, license, grant a lien (other than certain permitted liens) on or otherwise transfer or encumber any of their assets, business, properties or rights having a fair market value in excess of $50 million in the aggregate, except for (i) sales in the ordinary course of business, (ii) certain intercompany transfers solely among Frutarom entities, (iii) the disposition of obsolete tangible assets or expired or stale inventory, (iv) any grant, amendment, extension, modification, or renewal in the ordinary course of business of leases, licenses or other similar grants of real property, or (v) non-exclusive licenses of intellectual property rights to customers or suppliers in the ordinary course of business;

•	pay or satisfy any indebtedness that has a material repayment cost, “make whole” amount or prepayment penalty, except (i) for certain intercompany indebtedness among Frutarom entities or (ii) as required by the terms of any contract existing as of May 7, 2018;

•	incur any indebtedness for borrowed money or issue or sell any debt securities (or options, warrants, calls or other rights to acquire any debt securities) except for (i) certain intercompany indebtedness among Frutarom entities, (ii) indebtedness under existing credit facilities or lines of credit or commercial paper program in connection with ordinary course operations or to consummate an acquisition permitted by the terms of the merger agreement or (iii) indebtedness not exceeding $50 million incurred in connection with acquisitions permitted under the acquisition covenant described above;

•	make any loans, advances or capital contributions to, or investments in, any other person or entity, except in the ordinary course of business;

•	enter into, terminate, materially amend or modify, renew (other than automatic renewals), or waive any material rights under, any material contact or material real property lease, except (i) in the ordinary course of business or (ii) to take any action permitted by Frutarom’s conduct of business covenants in the merger agreement;

•	enter into, amend, modify or extend, in each case in any material respect, any labor agreement, except (i) as required by law or pursuant to an applicable contract in effect as of May 7, 2018 or (ii) where such actions are made in the ordinary course of business on terms that do not impose any additional material obligations;

•	make any material change to its methods of financial accounting, except as required by IFRS or a governmental or quasi-governmental authority;

•	make any capital expenditures in an aggregate amount that exceeds 10% of certain specified budgeted amounts for specified periods;

•	cancel, abandon or allow to lapse any material intellectual property rights owned or purported to be owned by them;

•	(i) change any material aspect of its method of tax accounting; (ii) file any material amendment to a material tax return; (iii) settle or compromise any audit or proceeding with respect to material tax matters; (iv) agree to an extension or waiver of the statute of limitations with respect to material taxes; or (v) surrender any right to claim a material tax refund;

•	merge or consolidate with any person or entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization, except (i) in connection with acquisitions permitted under the acquisition covenant described above or (ii) solely among wholly owned subsidiaries of Frutarom and so long as such transaction would not be adverse in any material respect to IFF or Merger Sub and would not reasonably be expected to prevent, impede or delay the consummation of the merger or the other transactions contemplated by the merger agreement;

•	release, assign or settle any legal proceeding, except for settlements that result solely in monetary obligations (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct on or by IFF, Frutarom or any of their respective subsidiaries) of an amount not greater than $10 million in the aggregate;

•	voluntarily terminate or let lapse a material existing insurance policy covering Frutarom and its subsidiaries and their respective properties, assets and businesses, unless such insurance policy is substantially concurrently replaced by a policy underwritten by a reputable insurance company providing coverage at least substantially equal in all material respects;

•	announce, implement or effect any facility closing;

•	discontinue any material line of business; or

•	commit to, authorize or adopt any resolutions approving, or announce an intention to do, any of the foregoing.

Conduct of Business of IFF

In general, IFF has agreed that, prior to the completion of the merger or the termination of the merger agreement in accordance with its terms, except as may be required by law, as may be consented to in writing by Frutarom (which consent will not be unreasonably withheld, delayed or conditioned), or as may be expressly contemplated or required by the merger agreement, it will and will cause its subsidiaries to:

•	conduct the business of IFF and its subsidiaries in the ordinary course of business in all material respects; and

•	to the extent consistent with the prior bullet, use commercially reasonable efforts to preserve its material assets and business organization and maintain its existing relationships with material customers, suppliers, distributors, regulators and business partners.

In addition, IFF has agreed that, prior to the completion of the merger or the termination of the merger agreement in accordance with its terms, except as may be required by law, as may be consented to in writing by Frutarom (which consent will not be unreasonably withheld, delayed or conditioned), or as may be expressly contemplated or required by the merger agreement, it will not, and will cause its subsidiaries not to, directly or indirectly, subject to certain exceptions:

•	amend IFF’s and Merger Sub’s certificate of incorporation, articles of association or by-laws, as applicable, in a manner that would be disproportionately (relative to other holders of IFF stock) adverse to Frutarom or Frutarom shareholders or would, or would reasonably be expected to, prevent, impede or delay the completion of the merger or the other transactions contemplated by the merger agreement;

•	split, reverse split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire IFF’s capital stock or other equity or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of IFF’s capital stock or other equity or voting securities;

•	issue, sell, pledge, dispose of, encumber or grant any shares of IFF common stock, or other equity or voting securities of IFF, or any options, warrants, convertible securities or other rights of any kind to acquire any IFF common stock or other equity or voting securities of IFF, in each case to the extent any such actions (either alone or together with any other transaction) would require, prior to the closing of the merger, a vote of the shareholders of IFF;

•	declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to IFF’s or any of its subsidiaries’ capital stock or other equity interests with a record date that is prior to the closing of the merger, except for (i) IFF’s regular quarterly cash dividends, in amounts and with record and payment dates for such dividends consistent with past practice, and (ii) intercompany cash dividends or distributions paid by any of IFF’s wholly owned subsidiaries to IFF or any of its other wholly owned subsidiaries;

•	merge or consolidate IFF with any person or entity (except, in certain circumstances, any wholly owned subsidiary of IFF so long as IFF is the surviving corporation) or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of IFF; or

•	commit to, authorize or adopt any resolutions approving, or announce an intention to do, any of the foregoing.

Shareholder Meeting and Board Recommendation

The merger agreement requires Frutarom to (1) as promptly as reasonably practicable following effectiveness of the registration statement of which this prospectus forms a part, set a record date for, duly call, give notice of, convene and hold a special meeting of its shareholders (together with any adjournment or postponement of the special meeting) for the purpose of seeking the approval of the merger proposal, (2) submit the merger proposal to its shareholders at such meeting and (3) not submit any other proposal in connection with such meeting without IFF’s prior written consent, other than (a) a customary proposal regarding adjournment of the meeting and (b) proposals required or appropriate to approve compensation arrangements for officers, employees or affiliates of Frutarom as contemplated by the merger agreement. Frutarom is only entitled to adjourn or postpone the special meeting without IFF’s consent (not to be unreasonably withheld, conditioned or delayed) (1) after consultation with IFF, if adjournment or postponement is necessary to ensure any supplement or amendment to the proxy statement relating to the shareholder meeting is provided to shareholders within a reasonable amount of time in advance of the special meeting, or (2) to a date that is in the aggregate not more than 30 days following the originally scheduled date (or the date rescheduled per the prior clause) if there are not sufficient votes at such meeting to constitute a quorum or to obtain approval of the merger proposal, to allow reasonable additional time for solicitation of proxies.

If the Frutarom board has not made an adverse recommendation change (as defined below under “—Adverse Recommendation Change; Certain Prohibited Actions”) pursuant to the terms of the merger agreement, the merger agreement requires that the Frutarom board (1) recommend that Frutarom shareholders approve the merger proposal, which is referred to as the “Frutarom board recommendation”, (2) include the Frutarom board recommendation in the proxy statement relating to the shareholder meeting and (3) use its reasonable best efforts to (a) solicit from its shareholders proxies in favor of the merger proposal, and (b) otherwise seek to obtain shareholder approval at the shareholder meeting.

Even if an adverse recommendation change has been made pursuant to the terms of the merger agreement, unless the merger agreement has been terminated in accordance with its terms, the obligations of the parties under the merger agreement will continue in full force and effect. Unless the merger agreement has been terminated in accordance with its terms, neither the commencement, public proposal, public disclosure or communication to Frutarom of any acquisition proposal (as defined below under “—No Solicitation”), nor the making of any adverse recommendation change will affect the obligations of Frutarom to set a record date for, duly call, give notice of, convene and hold a special meeting of the shareholders in accordance with the terms of the merger agreement.

Appropriate Action; Consents; Filings

Each of IFF and Frutarom has agreed to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to complete the transactions contemplated by the merger agreement and to cause the conditions to the completion of the merger to be satisfied as promptly as reasonably practicable, including, among other things, using reasonable best efforts to accomplish the following as promptly as reasonably practicable:

•	the obtaining of all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods, and other confirmations from any governmental authority or other person or entity that are or may become necessary, proper or advisable in connection with the merger;

•	the defending of any lawsuits or other legal, administrative or other similar proceedings or actions, whether judicial or administrative, challenging the merger agreement or that would otherwise prevent or delay the completion of the merger in accordance with the terms of the merger agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other governmental authority vacated or reversed; and

•	the execution and delivery of any additional instruments that are or may become reasonably necessary, proper or advisable to complete the transactions contemplated by the merger agreement.

Each of the parties to the merger agreement agreed to, in consultation and cooperation with the other parties and as promptly as practicable, but in no event later than as required by law, and in the case of the HSR Act, within 10 business days of the date of the merger agreement, make its respective notices, filings and applications under the HSR Act (which the parties filed on May 18, 2018) and any other applicable antitrust law. Neither IFF nor Frutarom will withdraw any such notices, filings or applications without the prior written consent of the other party. Notwithstanding the foregoing, without the prior written consent of IFF (not to be unreasonably withheld, conditioned or delayed), Frutarom will not make any material payment to any third party in connection with seeking or obtaining its consent to the transactions contemplated by the merger agreement.

Each of the parties has agreed to (1) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents; (2) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any governmental authority regarding the transactions contemplated by the merger agreement, and permit the other to review (to the extent not prohibited by applicable law or by the applicable governmental authority) and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or substantive communication; and (3) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a governmental authority or in connection with any legal, administrative or other similar proceeding or action initiated by a governmental authority or private party, including informing the other party as soon as practicable of any such investigation, inquiry or legal, administrative or other similar proceeding or action, and consulting in advance, to the extent practicable, before making any presentations or submissions to a governmental authority, or, in connection with any legal, administrative or other similar proceeding or action initiated by a private party, to any other person or entity.

Each of the parties has also agreed to give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any governmental authority, or, in connection with any legal or administrative or other similar proceeding or action by a private party, with any other person or entity, and to the extent not prohibited by applicable law or by the applicable governmental authority, not participate or attend any meeting or conference, or engage in any communication, with any governmental authority or such other person or entity in respect of the transactions contemplated by the merger agreement without offering the other party the possibility to participate, attend or engage in such meetings, conferences or communications, and in the event one party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or substantive communication, keep such party apprised with respect thereto.

To the extent not prohibited by applicable law or by the applicable governmental authority and subject to certain limitations (including with respect to sensitive information of a party), each party has agreed to furnish to the other copies of all filings, submissions, correspondence and communications between it and its subsidiaries and their respective representatives, on the one hand, and any governmental authority or members of any government authority’s staff (or any other person or entity in connection with any legal, administrative or other similar proceeding or action initiated by a private party), on the other hand, with respect to the transactions contemplated by the merger agreement.

Frutarom and IFF have agreed to jointly develop the strategy relating to the antitrust laws and consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party in connection with proceedings under or relating to any antitrust law prior to their submission, provided that, subject to its consultation obligations with respect to Frutarom, IFF will ultimately control, and have final decision-making authority with respect to, the parties’ strategy relating to the antitrust laws.

IFF has agreed to, and has agreed to cause each of its subsidiaries to, take any and all actions necessary to obtain each consent required under or in connection with any applicable antitrust law, and to enable all waiting periods under any applicable antitrust law to expire or terminate, and to avoid or eliminate each and every impediment under any applicable antitrust law that may be asserted by any governmental authority so as to enable the consummation of the merger as promptly as practicable, and in any event prior to February 7, 2019, including at IFF’s sole cost (i) comply with all restrictions and conditions, if any, imposed or requested by any governmental authority with respect to antitrust laws in connection with granting any necessary clearance or terminating any applicable waiting period, including (A) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or dispose of, otherwise encumber or impair or take any other action with respect to any subsidiary, operations, divisions, businesses, product lines, customers, assets or properties of IFF, its affiliates, Frutarom or its subsidiaries contemporaneously with or after the closing and regardless as to whether a third party has been identified or approved prior to the closing, (B) taking or committing to take such other actions that may limit or otherwise affect IFF’s, its subsidiaries’, Frutarom’s or its subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, product lines, customers, assets or properties and (C) entering into any order, consent decree or other agreement to effectuate any of the foregoing and (ii) oppose fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any order of any governmental authority with respect to antitrust laws that could restrain, prevent or delay the closing, including by defending through litigation (including by retaining all appropriate expert witnesses and consultants) any action asserted by any person or entity in any court or before any governmental authority with respect to antitrust laws and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any governmental authority with respect to antitrust laws.

Notwithstanding the preceding paragraph, IFF will not be required to take, or agree to take, any of the actions contemplated by the foregoing paragraph with respect to IFF, the surviving company or any of their respective subsidiaries if any such actions would, individually or in the aggregate, reasonably be expected to be material and adverse to IFF, the surviving company and their respective subsidiaries (but measured on a scale relative to Frutarom and its subsidiaries, taken as a whole), and Frutarom will neither agree nor permit any of its subsidiaries to agree without the prior written consent of IFF to take any such actions (provided that, if IFF so directs, Frutarom will agree, so long as such agreement or action is conditioned upon the closing). Nothing in the foregoing paragraph and this paragraph will require either IFF or Frutarom to effectuate or agree to effectuate any of the transactions or restrictions contemplated by the foregoing paragraph and this paragraph unless such transactions or restrictions are conditioned upon the closing.

Each of Frutarom and IFF have agreed that, between the date of the merger agreement and the earlier of the completion of the merger and the termination of the merger agreement in accordance with its terms, it will not, and will ensure that none of its subsidiaries will, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination that would reasonably be expected to materially impede, materially delay or prevent or adversely affect (i) the obtaining of any consent of any governmental authority or expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by the merger agreement or (ii) the consummation of the transactions contemplated by the merger agreement.

No Solicitation

Frutarom has agreed between May 7, 2018 and the earlier of the completion of the merger and the termination of the merger agreement:

•	that it will, and will cause its subsidiaries, and its and their respective officers and directors to, immediately cease, and will instruct and use reasonable best efforts to cause its and their respective other representatives to immediately cease, all existing discussions, negotiations and communications with any person or entity with respect to any “acquisition proposal,” which term refers to a proposal or offer from any person or entity (other than IFF, Merger Sub or their respective subsidiaries or representatives) providing for any (1) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving Frutarom, pursuant to which any such person or entity (including such person’s or entity’s direct or indirect shareholders immediately prior to such transaction) would own or control, directly or indirectly, 20% or more of the voting power of Frutarom immediately following such transaction, (2) sale or other disposition, directly or indirectly, of assets of Frutarom (including the capital stock or other equity interests of any of its subsidiaries) and/or any subsidiary of Frutarom representing 20% or more of the consolidated assets, revenues or net income of Frutarom and its subsidiaries, taken as a whole, (3) issuance or sale or other disposition of capital stock or other equity interests representing 20% or more of the voting power of Frutarom, (4) tender offer, exchange offer or any other transaction or series of transactions in which any person or entity would acquire, directly or indirectly, beneficial ownership of capital stock or other equity interests representing 20% or more of the voting power of Frutarom or (5) any related combination of the foregoing;

•

that it will not, and will cause its subsidiaries and its and their respective officers and directors not to, and will instruct and use its reasonable best efforts to cause its other representatives not to, directly or indirectly (1) initiate, seek, solicit, knowingly facilitate, or knowingly encourage the making or submission of an acquisition proposal, (2) enter into or engage in any negotiations or discussions with, or provide any non-public information to, or afford access to the business, properties, assets, books or records of Frutarom or any of its subsidiaries to, any person or entity (other than IFF or any of its representatives) relating to or for the purpose of encouraging or facilitating an acquisition proposal (other than to state that the terms of the merger agreement prohibit such discussions) or (3) grant any waiver or release under any standstill or similar agreement (unless the Frutarom board determines in good faith that the failure to grant such waiver or release would be inconsistent with its fiduciary duties under Israeli law, in which case Frutarom may waive any such standstill provision in order to permit a third party to make and pursue an acquisition proposal);

•	it will not provide any third party access, and will terminate access of any third party who has made or indicated an interest in making an acquisition proposal, to any data room containing any nonpublic information of Frutarom or any of its subsidiaries; and

•	it will demand the return or destruction of all confidential, non-public information and materials that have been provided to third parties that have entered into confidentiality agreements relating to a possible acquisition proposal with Frutarom or any of its subsidiaries.

Notwithstanding the foregoing, prior to obtaining the Frutarom shareholder approval (and in no event after receipt of shareholder approval), if Frutarom receives a bona fide acquisition proposal from a third party made after the date of the merger agreement that did not result from a material breach of the foregoing, then Frutarom may:

•	contact the person or entity or any of its representatives who has made such acquisition proposal solely to clarify the terms of such acquisition proposal so that the Frutarom board (or any committee thereof) may inform itself about such acquisition proposal;

•	afford access to or furnish information concerning itself and its business, properties or assets or provide access to a data room to such person or entity or any of the representatives of the person or entity who has made such acquisition proposal pursuant to a confidentiality agreement with confidentiality terms that, taken as a whole, are not materially less favorable to Frutarom than those contained in the confidentiality agreement, dated as of March 15, 2018, between IFF and Frutarom, as amended from time to time; and

•	negotiate and participate in discussions and negotiations with such person or entity or any of its representatives concerning such acquisition proposal if, in the case of the circumstances described in the immediately preceding part of this bullet and the prior bullet point, the Frutarom board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to constitute or result in a “superior proposal,” which term refers to a bona fide written acquisition proposal (except that references to “20%” in the definition of acquisition proposal are replaced with references to “50%”) that the Frutarom board determines in good faith would result in a transaction (1) that, if completed, is more favorable to Frutarom shareholders from a financial point of view than the merger (taking into account at the time of determination all relevant circumstances the Frutarom board deems proper, including the various legal, financial and regulatory aspects of such proposal, all the terms and conditions of such proposal (including any termination or break-up fees, expense reimbursement provisions and any conditions, potential time delays or other risks to consummation) and the merger agreement, and any changes to the terms of the merger agreement irrevocably offered by IFF in writing in response to such acquisition proposal), and (2) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person or entity making the acquisition proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such proposal.

Frutarom is required to (1) promptly (and in any case within 48 hours) provide IFF notice (a) of the receipt by Frutarom (or any of its representatives) of any acquisition proposal, which notice will include a complete, unredacted copy of all written proposals, draft agreements relating to, and/or other written materials that describe any such acquisition proposal and (b) of any inquiries, proposals or offers by third parties received by, any requests by third parties for non-public information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) by third parties with, Frutarom or any of its representatives concerning an acquisition proposal, and disclose the material terms of such offer, proposal or request (2) make available to IFF, substantially concurrently with the time it is provided or made available to such party, all material non-public information, including copies of all material written materials, made available by Frutarom to the proposing party but not previously made available to IFF and (3) keep IFF informed on a reasonably prompt basis of the status and material events (including amendments and proposed amendments to any material terms) regarding any such acquisition proposal or other inquiry, offer, proposal or request, and to provide to IFF unredacted copies of any additional or revised written proposals or draft agreements relating to such acquisition proposal or other inquiry, offer, proposal or request. Frutarom and its subsidiaries has agreed not to enter into any agreement with any person or entity that prohibits Frutarom from providing any information to IFF in accordance with the foregoing provisions.

Adverse Recommendation Change; Certain Prohibited Actions

Except as permitted by the merger agreement (as described below) in the case of a superior proposal or an intervening event (as defined below), the Frutarom has agreed that the Frutarom board will not (1) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify the Frutarom board recommendation, in each case in a manner adverse to IFF or Merger Sub, (2) fail to include the Frutarom board recommendation in the proxy statement relating to the shareholder meeting, (3) publicly recommend or declare advisable any acquisition proposal, or (4) adopt, authorize or approve any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement providing for any acquisition proposal (other than a confidentiality agreement permitted as described above in “—No Solicitation”) (any action described in the foregoing clauses (1) through (4) of this paragraph being referred to as an “adverse recommendation change”).

Superior Proposal

Subject to the non-solicitation obligations described above and the obligations further described in this paragraph, if, prior to receipt of the Frutarom shareholder approval (and in no event after receipt of the Frutarom shareholder approval), the Frutarom board receives an acquisition proposal that did not result from a material breach of its non-solicitation obligations and that it determines in good faith, after consultation with its outside financial advisor and outside legal counsel, constitutes a superior proposal, the Frutarom board may (1) effect an adverse recommendation change or (2) terminate the merger agreement pursuant to the termination provisions as described below in order to enter into a definitive agreement providing for such superior proposal if, in each case, (a) the Frutarom board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Israeli law, (b) Frutarom has notified IFF in writing at least four business days before taking such action that it intends to effect an adverse recommendation change or terminate the merger agreement pursuant to the termination provisions as described below, (c) Frutarom’s notice delivered pursuant to the foregoing clause (b) attaches the proposed definitive agreement or the most current version of any proposed agreement between Frutarom and the person or entity making such superior proposal, if any, or a reasonably detailed summary of all material terms of such superior proposal and the identity of the offeror, if no such agreement exists, (d) for a period of four business days following the notice delivered pursuant to clause (b) above, Frutarom and Frutarom’s relevant representatives will have discussed and negotiated in good faith (to the extent IFF desires to negotiate) with IFF and IFF’s relevant representatives any proposed modifications to the terms and conditions of the merger agreement in response to such superior proposal and (e) no earlier than at the end of such negotiation period, the Frutarom board will have determined in good faith, after consultation with its outside financial advisor and outside legal counsel, and after taking into account any proposal by IFF to amend or modify the terms of the merger agreement irrevocably offered by IFF in writing, that the acquisition proposal that is the subject of the notice described in clause (b) above still constitutes a superior proposal. Each of Frutarom and IFF has agreed that in the event of any amendment to the financial terms or other material terms of any such superior proposal, a new written notification from Frutarom consistent with that described in the above clause (b) of this paragraph will be required and a new notice period under such clause (b) will commence, during which notice period Frutarom will be required to comply with the requirements of this paragraph anew, except that such new notice period will be for two business days, as opposed to four business days.

Intervening Event

Subject to the non-solicitation obligations described above and the obligations further described in this paragraph, other than in connection with a superior proposal and prior to the Frutarom shareholder approval (and in no event after receipt of the Frutarom shareholder approval), the Frutarom board may, in response to or as a result of an intervening event, withdraw, qualify, or modify, or publicly propose to withdraw, qualify or modify, the Frutarom board recommendation or not include the Frutarom board recommendation in the proxy statement relating to the shareholder meeting if (1) the Frutarom board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Israeli law, (2) Frutarom has notified IFF in writing that it intends to effect such adverse recommendation change (which notice will specify the facts and circumstances providing the basis of the intervening event in reasonable detail), (3) for a period of four business days following the notice delivered pursuant to clause (2) above, Frutarom and Frutarom’s relevant representatives will have discussed and negotiated in good faith (to the extent IFF desires to negotiate) with IFF and IFF’s relevant representatives any proposed modifications to the terms and conditions of the merger agreement and (4) no earlier than at the end of such negotiation period, the Frutarom board will have determined in good faith, after consultation with its outside legal counsel, and after taking into account any proposal by IFF to amend or modify the terms of the merger agreement irrevocably offered by IFF in writing, that the failure to take such action would still be inconsistent with its fiduciary duties under Israeli law. In the merger agreement, an “intervening event” is defined as any event, occurrence or circumstance that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable) to the Frutarom board or the Chief Executive Officer of Frutarom on May 7, 2018, and becomes known to the Frutarom board prior to shareholder approval, except that no acquisition proposal will constitute an intervening event.

Subject to Frutarom’s obligations with respect to the Frutarom board recommendation, as summarized in the section above, its obligations with respect to effecting an adverse recommendation change as summarized above, and its obligations with respect to publicity related to the transactions contemplated by the merger agreement, nothing in the merger agreement prohibits Frutarom or the Frutarom board from (1) disclosing to its shareholders a position or opinion contemplated by Section 329 of the ICL or from issuing a “stop, look and listen” or similar statement to its shareholders or (2) making any disclosure to its shareholders if the Frutarom board determines in good faith, after consultation with its outside legal counsel, that its failure to make such disclosure would be inconsistent with its fiduciary duties under Israeli law or would reasonably likely conflict with or violate any applicable law or the rules or requirements of the TASE or the LSE, provided that Frutarom’s obligations with respect to an adverse recommendation change will not be affected or modified by the foregoing in this paragraph. Any such disclosure (other than issuance by Frutarom of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or by the ICL) that addresses or relates to the approval, recommendation or declaration of advisability by the Frutarom board with respect to the merger agreement or an acquisition proposal will be deemed to be an adverse recommendation change unless the Frutarom board, in connection with such communication, publicly states that Frutarom board’s recommendation with respect to the merger agreement has not changed.

Employee Benefits Matters

Except where applicable law or the provisions of a labor agreement require more favorable treatment, during the one-year period following the completion of the merger, IFF or one of its subsidiaries will provide to each employee of Frutarom or any of its subsidiaries as of immediately prior to the completion of the merger (which employees are referred to as “covered employees”) with the following, for so long as each such covered employee remains employed by IFF or any of its subsidiaries: (i) a base salary or wage rate at least equal to the base salary or wage rate of such covered employee immediately prior to the completion of the merger; (ii) annual or other short-term cash incentive compensation opportunities at least equal to the annual or other short-term cash incentive compensation opportunities of such covered employee immediately prior to the completion of the merger; (iii) equity or equity-based incentive compensation opportunities at least equal to the equity or equity-

based incentive compensation opportunities of such covered employee immediately prior to the completion of the merger; and (iv) employee benefits (excluding equity and equity-based compensation, retention benefits and change in control benefits) that are substantially comparable in the aggregate to the employee benefits provided by Frutarom or its subsidiaries to such covered employees immediately prior to the completion of the merger.

If any covered employee first becomes eligible to participate under any employee benefit plan or compensation plan maintained by IFF or any of its subsidiaries (referred to as an “IFF benefit plan”) following the completion of the merger, IFF will, or will cause its subsidiaries to, use commercially reasonable efforts to (1) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any covered employee under any IFF benefit plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under any similar employee benefit plan or compensation plan of Frutarom or any of its subsidiaries (referred to as a “Frutarom benefit plan”) that the covered employee participated in immediately prior to coverage under the IFF benefit plan and (2) provide each covered employee with credit for any co-payments, out-of-pocket requirements and deductibles paid prior to the covered employee’s coverage under any IFF benefit plan during the plan year in which such covered employee first becomes eligible to participate under such IFF benefit plan, to the same extent such credit was given under any similar Frutarom benefit plan that covered employee participated in immediately prior to coverage under the IFF benefit plan, in satisfying any applicable co-payment, deductible or out-of-pocket requirements under the IFF benefit plan for the plan year in which such covered employee first becomes eligible to participate under such IFF benefit plan.

As of the completion of the merger, IFF will recognize, or cause its subsidiaries to recognize, all service of each covered employee prior to the completion of the merger, to Frutarom and its subsidiaries (or any predecessor entities of Frutarom or any of its subsidiaries) for purposes of vesting, eligibility and, solely in respect of vacation and severance entitlements, benefit accrual under any IFF benefit plan established or maintained for the benefit of covered employees, in each case, to the same extent such service was recognized immediately before the completion of the merger under a comparable Frutarom benefit plan in which such covered employee was eligible to participate immediately prior to the completion of the merger, except that (i) such service will not be recognized with respect to any IFF benefit plan that provides defined benefit pension benefits or retiree welfare benefits and (ii) such recognition of service will not apply for purposes of any IFF benefit plan under which similarly situated employees of IFF or its subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation. In no event will there be any duplication of benefits for the same period of service.

If the merger closes before the payment of annual bonuses for 2018:

•	to the extent that a covered employee (other than any covered employee who is employed at Frutarom’s headquarters or is an “office holder” of Frutarom (as such term is defined in the ICL)) who participates as of immediately prior to the closing in a Frutarom benefit plan that is an annual bonus plan (referred to as a “Frutarom bonus plan”) remains employed through December 31, 2018, IFF will cause Frutarom to pay such covered employee an annual bonus for such year based on the actual level of achievement of the applicable performance goals in accordance with the terms and conditions of the applicable annual bonus plan at the time that annual bonuses are payable in the ordinary course consistent with past practice;

•	to the extent that a covered employee who is employed at Frutarom’s headquarters or is an “office holder” of Frutarom (as such term is defined in the ICL) remains employed through December 31, 2018, IFF will cause Frutarom to pay such covered employee a certain specified annual bonus for such year; and

•

if an applicable covered employee’s employment with Frutarom and its subsidiaries is terminated by Frutarom and its subsidiaries without cause on or after the closing and prior to December 31, 2018, such covered employee will receive a prorated bonus payment within 30 days following the date on which bonuses are paid to active employees under the Frutarom bonus plan (A) if such covered employee is not employed at Frutarom’s headquarters and is not an “office holder” of Frutarom (as defined in the ICL), equal to the product of (x) the full annual bonus for the year of termination based on the actual level of achievement of the applicable performance goals, multiplied by (y) a fraction, the numerator of which is the number of days between January 1, 2018 and the date of such termination of employment and the denominator of which is the total number of days in calendar year 2018 (referred to as the “proration fraction”), or (B) if such covered employee is employed at Frutarom’s headquarters or is an “office holder” of Frutarom (as defined in the ICL), equal to the product of (x) the full annual bonus for the year of termination to which such covered employee would have been entitled, multiplied by (y) the proration fraction.

If the closing of the merger has not occurred by September 30, 2018, then on, or within three business days following, October 1, 2018, Frutarom will, in the ordinary course of business and consistent with past practice, grant Frutarom stock options to the executives of Frutarom who are scheduled to receive such Frutarom stock options in payment of the second half of their equity-based bonus in respect of 2017 (such Frutarom stock options are referred to as the “deferred bonus options”). If the closing of the merger occurs on or prior to September 30, 2018, then on, or within three business days following, October 1, 2018, IFF will pay to each executive of Frutarom who is scheduled to receive deferred bonus options the cash equivalent of the deferred bonus options that such executive would have received absent the closing of the merger.

If requested by IFF in a writing delivered to Frutarom not less than 10 business days prior to the closing of the merger, Frutarom and its subsidiaries will adopt, or cause to be adopted, resolutions (in form and substance approved by IFF) and will take such other corporate action as is necessary to terminate each 401(k) plan of Frutarom and its subsidiaries specified by IFF, effective as of immediately prior to the closing. In the event that IFF requests that any Frutarom 401(k) plan be terminated, (i) prior to the closing and thereafter (as applicable), IFF will take any and all action as may be required, including amendments to each applicable 401(k) plan sponsored or maintained by IFF or one of its subsidiaries, to permit each applicable covered employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in cash or notes (in the case of loans) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such covered employee from the applicable Frutarom 401(k) plan to the corresponding IFF 401(k) plan, and (ii) the covered employees who were eligible to participate in any Frutarom 401(k) plan as of immediately prior to the completion of the merger shall be eligible to participate, effective as of the completion of the merger, in the applicable IFF 401(k) plan.

Financing and Financing Cooperation

IFF’s obligation to complete the merger is not conditioned upon its obtaining financing. IFF will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, advisable or proper to complete financing of the merger. IFF has agreed to keep Frutarom reasonably informed on a reasonably current basis of the status of IFF’s efforts to obtain financing. Frutarom will, and will cause its subsidiaries to, and will use its reasonable efforts to cause their respective representatives to provide, all customary cooperation as is reasonably requested by IFF in connection with the arrangement of the financing for the merger.

Tax Rulings

Frutarom has filed requests for three tax rulings from the ITA with respect to (i) withholding tax in Israel, regarding the cash consideration paid to Frutarom shareholders; (ii) a deferral of capital gains tax with respect to Frutarom shareholders which hold less than 5% of Frutarom’s issued and outstanding shares through the Nominee Company and Frutarom shareholders which hold less than 5% of Frutarom’s issued and outstanding shares directly and not through the Nominee Company, regarding the stock consideration; and (iii) the Israeli tax treatment applicable to holders of Frutarom options and shares issued to certain directors and employees under

Section 102 of the ITO (confirming that the cancellation and exchange of the 102 options, in consideration for the applicable merger consideration in respect of each net share subject to each such option, will not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the ITO) so long as such merger consideration is deposited with the 102 Trustee until the end of the respective requisite holding period and other conditions are met; such ruling is referred to as the “options tax ruling”).

Each of Frutarom and IFF will cause their respective Israeli counsel, advisors and accountants to coordinate all material activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the tax rulings described above. The final text of such tax rulings will be subject to the prior written confirmation of IFF or its counsel, which consent will not be unreasonably withheld, conditioned or delayed. Subject to the terms and conditions hereof, Frutarom will use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to obtain such tax rulings, as promptly as practicable.

For more information regarding such tax rulings, see the see “The Merger—Certain Israeli Tax Consequences of the Merger” beginning on page 78. In the event that any of the tax ruling has not been received in accordance with the terms of this section “—Tax Rulings”, IFF may make such payments and withhold any applicable taxes as described above in the section “—Conversion of Shares; Payment Procedures; Withholding”.

Directors’ and Officers’ Indemnification and Insurance

The parties have agreed that all rights, existing at the time of the merger agreement, to indemnification and exculpation from liabilities (including advancement of expenses) for acts or omissions occurring at or prior to the completion of the merger, in favor of the current or former directors, officers or employees (in the case of employees, only such persons who are covered by Frutarom’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance as of May 7, 2018) of Frutarom (which persons are referred to as the “D&O indemnified parties”) as provided in the articles of association of Frutarom or in any indemnification contract between such person and Frutarom will survive the merger and will continue in full force and effect.

For seven years after the completion of the merger (or until the final resolution of any claim made for indemnification within such seven-year period), IFF will cause the surviving company to maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the articles of association of Frutarom as in effect immediately prior to the completion of the merger with respect to acts or omissions occurring prior to the completion of the merger and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any of the D&O indemnified parties.

Notwithstanding anything to the contrary set forth in the merger agreement, without the prior express written consent of the applicable D&O indemnified party, neither IFF nor any of its subsidiaries will settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification is sought by a D&O indemnified party under or as contemplated by the merger agreement unless such settlement, compromise, consent or termination does not include any admission of wrongdoing by such D&O indemnified party and includes an unconditional release of such D&O indemnified party from all liability arising out of such claim, proceeding, investigation or inquiry.

Prior to the completion of the merger, Frutarom will (or, if Frutarom is unable to, after the completion of the merger, IFF will cause the surviving company to) purchase a seven-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Frutarom’ existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the completion of the merger (including in connection with the merger agreement and the transactions or actions contemplated by the merger agreement), and the surviving company and IFF will cause such policy to be maintained in full force and effect, for its full term and cause its obligations thereunder to be honored; provided that such “tail” policy will be consistent in all material respects with the terms set forth in Frutarom’s compensation policy adopted in accordance with the ICL and that Frutarom will not pay, and the surviving company will not be required to pay, to secure such “tail” policy in excess of 700% of the last annual premium paid by Frutarom prior to the date of the merger agreement in respect of such existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, but in such case will purchase as much coverage as reasonably practicable for such amount. If Frutarom or the surviving company for any reason fails to obtain such “tail” insurance policies prior to, as of or after the completion of the merger, IFF will, for seven years from the completion of the merger, cause the surviving company to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Frutarom with respect to matters arising on or before the completion of the merger, provided that after the completion of the merger, IFF will not be required to pay annual premiums in excess of 350% of the last annual premium paid by Frutarom prior to the date of the merger agreement in respect of such coverage, but in such case IFF will continue to maintain as much coverage as reasonably practicable for such amount.

Closing Dividend

Prior to the completion of the merger, Frutarom shall declare a dividend to its shareholders in an amount per Frutarom ordinary share equal to the product of (a) the aggregate amount of cash dividends declared per share of IFF common stock with a record date occurring on or after May 7, 2018 and prior to the completion of the merger, multiplied by (b) 0.2490. The record date for such dividend, which may be conditioned upon the completion of the merger, will be the close of business on the last business day prior to the completion of the merger and the payment date for such dividend will be three business days after the completion of the merger.

Other Covenants and Agreements

The merger agreement contains additional covenants and agreements relating to, among other matters:

•	consultation and consent rights regarding any press releases or other public statements with respect to the merger agreement, the merger, or the other transactions contemplated by the merger agreement;

•	certain additional employee and employee benefit matters;

•	the conduct of Merger Sub;

•	certain reporting requirements under Section 16(a) of the Exchange Act;

•	the treatment and payoff of certain outstanding indebtedness;

•	submission of the merger proposal to the Companies Registrar, and certain related actions;

•	the approval for the listing of IFF common stock on the TASE and the approval for the listing of the IFF common stock to be issued in connection with the merger on the TASE and the NYSE;

•	the delisting of Frutarom ordinary shares from the TASE;

•	eliminating any applicability of state takeover laws;

•	notice, cooperation and coordination relating to transaction-related litigation, if any;

•	resignations of Frutarom directors; and

•	notification of the occurrence or non-occurrence of certain events.

Conditions to the Merger

Conditions to the Obligations of the Parties to Complete the Merger

The obligations of each of IFF, Merger Sub and Frutarom to complete the merger are subject to the satisfaction or (to the extent permitted by law) waiver of the following conditions:

•	Frutarom having obtained the Frutarom shareholder approval;

•	the shares of IFF common stock to be issued in connection with the merger having been approved for listing on the NYSE, subject to official notice of issuance;

•	the registration statement on Form S-4, of which this prospectus forms a part, having become effective under the Securities Act, and not being the subject of any stop order;

•	any applicable waiting period (and any extension thereof) under the HSR Act relating to the completion of the merger having expired or early termination thereof having been granted, and any authorization or consent from a governmental authority required to be obtained with respect to the merger under any antitrust laws in the European Union, the State of Israel, the Russian Federation, the Republic of Turkey, Ukraine, the Republic of South Africa and the United Mexican States having been obtained or granted;

•	50 days having elapsed after the filing of the merger proposal with the Companies Registrar and 30 days having elapsed after the Frutarom shareholder approval; and

•	no governmental authority of competent jurisdiction having issued or entered any order or promulgated or enacted any law after the date of the merger agreement having the effect of enjoining or otherwise prohibiting the completion of the merger.

Conditions to the Obligations of Each of IFF and Merger Sub to Complete the Merger

In addition, the obligations of each of IFF and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Frutarom set forth in the merger agreement with respect to (1)(a) certain matters relating to capitalization and outstanding equity awards and (b) the non-occurrence of a material adverse effect on Frutarom since December 31, 2017 being true and correct in all respects (other than de minimis inaccuracies with respect to the foregoing clause (1)(a)) and (2) authorization and issuance of Frutarom common stock, the corporate power and authority of Frutarom, approvals of the Frutarom board with respect to the merger agreement, required shareholder approval of the merger proposal, the inapplicability of anti-takeover laws, brokers and financial advisor matters being true and correct (without giving effect to qualifications with respect to materiality or material adverse effects on Frutarom) in all material respects, in each case of clauses (1) and (2), as of the closing date of the merger (or, in the case of representations and warranties made as of a specific date, as of such date), such representations and warranties listed in clauses (1) and (2) being referred to as the “Frutarom specified representations”;

•	all other representations and warranties of Frutarom set forth in the merger agreement (other than the Frutarom specified representations) being true and correct (without giving effect to qualifications in such representations and warranties with respect to materiality or material adverse effect on Frutarom) as of the closing date of the merger (or, in the case of representations and warranties made as of a specific date, as of such date), except where failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Frutarom;

•	Frutarom having performed or complied in all material respects with its obligations under the merger agreement required to be performed or complied with on or prior to the closing of the merger; and

•	IFF having received a certificate from an executive officer of Frutarom certifying, on behalf of Frutarom, that the above conditions have been satisfied.

Conditions to the Obligation of Frutarom to Complete the Merger

In addition, the obligation of Frutarom to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of IFF and Merger Sub set forth in the merger agreement with respect to (1)(a) certain matters relating to capitalization and outstanding equity awards and (b) the non-occurrence of a material adverse effect on IFF since December 31, 2017 being true and correct in all respects (other than de minimis inaccuracies with respect to the foregoing clause (1)(a)) and (2) the authorization and issuance of IFF common stock, corporate authorization of the merger agreement, approvals of the IFF and Merger Sub boards of directors with respect to the merger agreement, no requirement for shareholder approval of the merger agreement and brokers being true and correct (without giving effect to qualifications with respect to materiality or material adverse effects on IFF) in all material respects, in each case of clauses (1) and (2), as of the closing date of the merger (or, in the case of representations and warranties made as of a specific date, as of such date), such representations and warranties listed in clauses (1) and (2) being referred to as the “IFF specified representations”;

•	all other representations and warranties of IFF and Merger Sub set forth in the merger agreement (other than the IFF specified representations), without giving effect to qualifications in such representations and warranties with respect to materiality or material adverse effect on IFF, being true and correct as of the closing date of the merger (or, in the case of representations and warranties made as of a specific date, as of such date), except where failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on IFF;

•	IFF and Merger Sub having performed or complied in all material respects with each of their respective obligations required under the merger agreement to be performed or complied with on or prior to the closing of the merger; and

•	Frutarom having received a certificate from an executive officer of IFF certifying, on behalf of IFF, that the above conditions have been satisfied.

Termination

The merger agreement may be terminated at any time prior to the completion of the merger, before or after approval from the Frutarom shareholders is obtained (except as expressly noted otherwise), as follows:

•	by the mutual written consent of IFF and Frutarom;

•	by either IFF or Frutarom if:

•	the merger has not been consummated on or before 5:00 p.m. (New York time) on February 7, 2019; except that if, on such date, any of the conditions of the closing set forth above in the fourth and sixth bullets of “—Conditions to the Merger—Conditions to the Obligations of the Parties to Complete the Merger” (as a result of any antitrust law or order arising under any antitrust law) will not have been satisfied, then, at the written election of IFF or Frutarom, such date may be extended to 5:00 p.m. (New York time) on May 7, 2019 (such date, as extended if applicable, is referred to herein as the termination date), except where the party seeking to terminate the merger agreement for this reason has committed a breach of any of its obligations under the merger agreement that has proximately caused the failure of the closing to have occurred on or before the termination date (which termination right is referred to herein as the termination date termination right);

•	any governmental authority of competent jurisdiction has issued or entered any order or has enacted or promulgated any law after the date of the merger agreement that has the effect of permanently enjoining or otherwise permanently prohibiting the consummation of the merger, and in the case of such an order, such order will have become final and non-appealable, except that the right to terminate the merger agreement for this reason will not be available to a party if a breach by such party of its obligations under the merger agreement has proximately caused the issuance of such order or the enactment or promulgation of such law; or

•	the Frutarom shareholder approval has not been obtained upon a vote taken at the Frutarom special meeting duly convened therefor or at any adjournment or postponement thereof (which termination right is referred to herein as the shareholder approval termination right);

•	by Frutarom if:

•	IFF breaches or fails to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure to perform would result in the failure of a closing condition regarding (1) the accuracy of IFF’s representations or warranties or (2) the performance or compliance in all material respects with IFF’s obligations under the merger agreement required to be performed or complied with on or prior to the closing of the merger, and, in each case, such breach or failure to perform is incapable of being cured by the termination date or, if capable of being cured, will not have been cured prior to the earlier of the termination date and the date that is 30 days after delivery of notice by Frutarom to IFF of such breach or failure to perform, except that Frutarom will not have the right to terminate the merger agreement for this reason if Frutarom is then in breach of any of its obligations under the merger agreement, resulting in the failure of a closing condition regarding its performance or compliance with its obligations under the merger agreement required to be performed or complied with on or prior to the closing of the merger; or

•	prior to the Frutarom shareholder approval, in order for Frutarom to enter into a definitive agreement with respect to a superior proposal as described in “—Covenants and Agreements—Superior Proposal”, provided that as a condition to the effectiveness of such termination, Frutarom pays to IFF the termination fee (which termination right is referred to herein as the superior proposal termination right);

•	by IFF if:

•	Frutarom breaches or fails to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure to perform would result in the failure of a closing condition regarding (1) the accuracy of Frutarom’ representations or warranties or (2) the performance or compliance in all material respects with Frutarom’ obligations under the merger agreement required to be performed or complied with on or prior to the closing of the merger, and, in each case, such breach or failure to perform is incapable of being cured by the termination date or, if capable of being cured, will not have been cured prior to the earlier of the termination date and the date that is 30 days after delivery of notice by IFF to Frutarom of such breach or failure to perform, except that IFF will not have the right to terminate the merger agreement for this reason if IFF is then in breach of any of its obligations under the merger agreement, resulting in the failure of a closing condition regarding its performance or compliance with its obligations under the merger agreement required to be performed or complied with on or prior to the closing of the merger (which termination right is referred to herein as the breach termination right);

•	prior to shareholder approval, if Frutarom has materially breached its obligations described above under “—Covenants and Agreements—No Solicitation”, “—Covenants and Agreements—Adverse Recommendation Change; Certain Prohibited Actions”, “—Covenants and Agreements—Superior Proposal” or “—Covenants and Agreements—Intervening Event” (which termination right is referred to herein as the no solicitation termination right); or

•	prior to the Frutarom shareholder approval, (1) the Frutarom board makes an adverse recommendation change or (2) after an acquisition proposal is publicly announced or becomes generally known to the public, Frutarom fails to publicly reaffirm its recommendation within 10 business days after receipt of a written request by IFF to do so (which request IFF will not be permitted to make more than one time for any such acquisition proposal, except for one permitted additional request following any amendment to the financial or other material terms of any such acquisition proposal that is publicly announced or becomes generally known to the public) (which termination right is referred to as the “recommendation change termination right”).

Effect of Termination

If the merger agreement is terminated as described above, the terminating party must provide written notice to the other party specifying the provisions of the merger agreement pursuant to which the termination is being made, and the merger agreement will be null and void, without liability on the part of any party, except that obligations with respect to certain provisions of the merger agreement will survive the termination of the merger agreement, including that:

•	no termination will relieve any party of any liability or damages resulting from any intentional breach (as defined below) of its obligations under the merger agreement prior to such termination or fraud, in which case the aggrieved party will be entitled to all rights and remedies available at law or in equity, including liability for damages (taking into account all relevant factors, including the loss of benefit of the merger to the party or its shareholders, any lost shareholder premium, any lost synergies and the time value of money); and

•	the confidentiality agreement entered into by IFF and Frutarom in connection with the merger agreement and the provisions of the merger agreement with respect to the indemnification of Frutarom by IFF regarding financing, the effect of termination, termination fees and expenses, amendment, extension and waiver and general provisions of interpretation and construction will survive any termination of the merger agreement.

Under the merger agreement, “intentional breach” means an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, cause a material breach of the merger agreement.

Termination Fee

The merger agreement requires Frutarom to pay a termination fee of $191 million to IFF as a result of a termination of the merger agreement under the following circumstances:

•	if the conditions in one of the four sub-bullets listed below are satisfied and within twelve months after such termination, an acquisition proposal is consummated or Frutarom enters into a definitive agreement with respect to an acquisition proposal (provided that the references to “20%” in the definition of acquisition proposal will be deemed to be references to “50%”):

•	(1) Frutarom terminates the merger agreement pursuant to the termination date termination right prior to receipt of the Frutarom shareholder approval and (2) after the execution of the merger agreement an acquisition proposal has been publicly disclosed or otherwise communicated to the Frutarom board and not withdrawn on a bona fide basis without qualification at least five business days prior to such termination;

•	(1) either IFF or Frutarom terminates the merger agreement pursuant to the shareholder approval termination right and (2) after the execution of the merger agreement an acquisition proposal has been publicly disclosed and not withdrawn on a bona fide basis without qualification at least five business days prior to the Frutarom shareholder meeting;

•	(1) IFF terminates the merger agreement pursuant to the breach termination right with respect to an intentional breach of a covenant and (2) after the execution of the merger agreement and prior to the date of the intentional breach that gave rise to such right of termination an acquisition proposal has been publicly disclosed or otherwise communicated to the Frutarom board and not withdrawn on a bona fide basis without qualification at least five business days prior to such termination; or

•	(1) IFF terminates the merger agreement pursuant to the no solicitation termination right prior to receipt of shareholder approval and (2) after the execution of the merger agreement an acquisition proposal has been publicly disclosed or otherwise communicated to the Frutarom board;

•	if Frutarom terminates the merger agreement pursuant to the superior proposal termination right; or

•	if IFF terminates the merger agreement pursuant to the recommendation change termination right.

In no event will Frutarom be required to pay a termination fee on more than one occasion.

If IFF receives payment from Frutarom of the termination fee, such payment will constitute the sole and exclusive remedy of IFF against Frutarom and its subsidiaries and representatives for all losses and damages suffered as a result of the failure of the transactions contemplated by the merger agreement to be completed or a breach or failure to perform under the merger agreement or otherwise, except (1) in the event of fraud and (2) that if Frutarom fails to timely pay any termination fee due pursuant to the merger agreement, Frutarom will be obligated to pay any costs and expenses (including reasonable attorneys’ fees), together with interest, in connection with any suit brought by IFF that results in a judgment against Frutarom for the payment of such termination fee or expense reimbursement.

Expenses

Except as otherwise described under “—Termination Fee” above and except for filing fees required under any antitrust law and expenses in connection with Frutarom’s financing cooperation, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such expenses, whether or not the merger is completed.

Amendment and Waiver

Amendment

The merger agreement may be amended by mutual agreement of the parties in writing, except that (1) no amendment may be made after receipt of the Frutarom shareholder approval if such amendment would require, in accordance with applicable law or the rules of any stock exchange, further approval of Frutarom shareholders, without such further approval and (2) no amendment may be made that is materially adverse to the rights of IFF’s financing sources under the merger agreement relating to amendment, status as third-party beneficiaries, waiver of jury trial, governing law, forum selection or liability with regard to legal, administrative or other similar proceedings or actions related to such financing sources, without the written consent of IFF’s financing sources. The merger agreement may not be amended after the completion of the merger.

Waiver

At any time prior to the completion of the merger, subject to applicable law, the parties may:

•	extend the time for the performance of any obligation or other act of any other party to the merger agreement;

•	waive any inaccuracy in the representations and warranties of the other party to the merger agreement contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any agreement or condition contained in the merger agreement.

No failure or delay by any party in exercising any right under the merger agreement will operate as a waiver of such right nor will any single or partial exercise of any such right preclude any other or further exercise of any other right under the merger agreement. Any such extension or waiver will only be valid if set forth in an instrument in writing signed by the party or parties to be bound.

Third-Party Beneficiaries

The merger agreement is not intended to and will not confer upon any person or entity other than the parties thereto any rights or remedies, except for:

•	from and after the completion of the merger, the provisions of the merger agreement relating to indemnification and exculpation from liability for the current or former directors and officers of Frutarom;

•	from and after the completion of the merger, the holders of Frutarom ordinary shares and Frutarom equity awards (solely with respect to the provisions governing such holders’ rights to receive the merger consideration or related payments in respect of equity awards and the payment of any dividend declared in accordance with the section “—Closing Dividend”); and

•	IFF’s financing sources, with respect to amendment of the merger agreement, status as third-party beneficiaries, waiver of jury trial, governing law, forum selection and liability with regard to legal, administrative or other similar proceedings or actions related to such financing sources.

Governing Law; Jurisdiction; Waiver of Jury Trial

Governing Law; Jurisdiction

The merger agreement and all legal, administrative or other similar proceedings or actions (whether based on contract, tort or otherwise) arising out of or relating to the merger agreement or the actions of IFF, Merger Sub or Frutarom in the negotiation, administration, performance and enforcement of the merger agreement, will be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without regard to the conflicts of law provisions thereof, except that (i) the internal affairs of the corporations party to the merger agreement that are organized and existing under the ICL and (ii) all other provisions of, or transactions contemplated by, the merger agreement that are expressly or otherwise required to be governed by the ICL will be governed by the ICL. Notwithstanding the foregoing, except to the extent relating to the interpretation of any provisions in the merger agreement (including those provisions of, and references to, the merger agreement that are referred to, or incorporated by reference in, the debt commitment letter), the parties to the merger agreement agreed that any legal, administrative or other similar proceedings of any kind or nature, whether at law or equity, in contract or in tort, to which any of IFF’s financing sources is a party in connection with the merger agreement or any of the transactions contemplated by the merger agreement or that may be based upon, arise out of or relate to the debt commitment letter or the financing (including the transactions contemplated thereby) will be governed by and construed in accordance with the law of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause application of the law of any jurisdiction other than the State of New York, except to the extent otherwise provided in the debt commitment letter or any definitive agreement with respect to the financing of the merger.

Each of the parties to the merger agreement has agreed that, with respect to any legal claim or proceeding arising out of the merger agreement or the transactions contemplated by the merger agreement, any such legal claim or proceeding will be brought, tried and determined only in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court declines to accept jurisdiction over a particular matter, in any state or federal court located within the State of Delaware.

Waiver of Jury Trial

The parties to the merger agreement have agreed to waive all rights to trial by jury in any legal, administrative or other similar proceedings relating to the financing of the merger or involving any of IFF’s financing sources.

Enforcement

The parties to the merger agreement have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party to the merger agreement does not perform the provisions of the merger agreement (including by failing to take such actions as are required of such party to complete the merger and other transactions contemplated by the merger agreement) in accordance with the specified terms of the merger agreement or otherwise breaches the provisions of the merger agreement. Accordingly, the parties to the merger agreement acknowledged and agreed that the parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties to the merger agreement also agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement will not be required to provide any bond or other security in connection with any such order or injunction.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 7, 2018, IFF, Frutarom and Merger Sub entered into a merger agreement that provides for the acquisition of Frutarom by IFF. Subject to approval of Frutarom shareholders and the satisfaction or waiver of certain other closing conditions, IFF will acquire Frutarom through the merger of Merger Sub with and into Frutarom, with Frutarom surviving the merger and becoming a wholly owned subsidiary of IFF.

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the merger and certain other adjustments listed below.

The unaudited pro forma condensed combined balance sheet as of March 31, 2018, and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheets of IFF and Frutarom as of March 31, 2018, and gives effect to the merger as if it occurred on March 31, 2018. The unaudited pro forma condensed combined statements of operations combine the historical results of IFF and Frutarom for the three months ended March 31, 2018, and the year ended December 31, 2017, and give effect to the merger as if it occurred on January 1, 2017. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited condensed combined statements of operations, expected to have a continuing impact on the combined entity’s condensed results.

The merger of IFF and Frutarom will be accounted for using the acquisition method of accounting as per the provisions of Accounting Standards Codification 805, “Business Combinations”, which we refer to as ASC 805, with IFF representing the accounting acquirer under this guidance. The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X and primarily give effect to the merger adjustments, which include:

•	Adjustments to reconcile Frutarom’s historical audited and unaudited financial statements prepared in accordance with IFRS as issued by the IASB to U.S. GAAP;

•	Conforming accounting policies and presentation;

•	Application of the acquisition method of accounting in connection with the merger;

•	Adjustments to reflect repayment of certain existing debt facilities of Frutarom and financing arrangements entered into in connection with the merger; and

•	Effect of acquisition-related costs in connection with the merger.

The pro forma adjustments included in this document are subject to modification based on changes in interest rates, changes in share prices, the final determination of the fair value of the assets acquired and liabilities assumed, additional analysis, and additional information that may become available, which may cause the final adjustments to be materially different from the pro forma condensed combined financial statements presented in this prospectus. Following the consummation of the merger, IFF management will perform a detailed review of Frutarom’s accounting policies in an effort to determine if differences in accounting policies require further reclassification of Frutarom’s results of operations or reclassification of assets or liabilities to conform to IFF’s accounting policies and classification. As a result, IFF may subsequently identify additional material differences in the accounting policies which could have a material impact on the unaudited pro forma combined financial information.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the merger had been completed on the dates set forth above, nor is it indicative of future results or financial position of the combined company. Additionally, the final determination of the purchase price and the purchase price allocation, upon the completion of the merger, will be based on Frutarom’s net assets acquired as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the merger or potential divestitures that may occur prior to, or subsequent to, the completion of the merger or any acquisition and integration costs that may be incurred. The pro forma adjustments, which IFF believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Any changes to IFF’s stock price, from June 28, 2018 through the date the merger is completed, will also change the purchase price, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the pro forma condensed combined financial statements presented in this document.

The unaudited pro forma condensed combined financial information should be read in conjunction with the notes to the unaudited pro forma condensed combined financial information and Frutarom’s audited financial statements included elsewhere in this prospectus, as well as IFF’s consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2017 and IFF’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018. Please see “Where You Can Find More Information” beginning on page 153.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2018

(In USD thousands, except shares and per-share data)

	Historical
	IFF (US GAAP)	FRUTAROM (US GAAP)	Purchase Accounting Adjustments	Notes	Other Pro Forma Adjustments	Notes	Total
Assets
Current Assets:
Cash and Cash Equivalents	305,276	161,359	(4,250,437)	3	3,924,016	6k	140,214
Trade receivables, net	734,378	297,670	—		—		1,032,048
Inventory	687,817	348,798	42,202	6c	—		1,078,817
Prepaid expenses and other current assets	242,870	28,827	—		—		271,697

Total Current Assets	1,970,341	836,654	(4,208,235)		3,924,016		2,522,776
Property, plant and equipment, net	887,483	341,612	—		—		1,229,095
Goodwill	1,166,022	589,250	3,565,844	6b	—		5,321,116
Other intangible assets, net	414,055	430,851	2,009,149	4	—		2,854,055
Deferred income taxes assets	88,231	5,630	—		—		93,861
Other assets	155,144	33,839	—		—		188,983

Total Assets	4,681,276	2,237,836	1,366,758		3,924,016		12,209,886

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short term borrowings	36,819	389,290	—		194,543	6f	620,652
Accounts payable	324,262	222,114	—		—		546,376
Dividends payable	54,404	8,471	10,249	3	—		73,124
Other current liabilities	301,267	14,042	45,582	4	(19,502)	6j	341,389

Total Current Liabilities	716,752	633,917	55,831		175,041		1,581,541

Long-term debt	1,676,211	452,004	—		1,866,571	6f	3,994,786
Retirement liabilities	226,937	35,024	—		—		261,961
Deferred income tax liabilities	—	67,062	388,903	6d	—		455,965
Other liabilities	282,414	28,143	(4,186)	4	—		306,371

Total Other Liabilities	2,185,562	582,233	384,717		1,866,571		5,019,083

Redeemable Noncontrolling Interest	—	102,803	—		—		102,803

Shareholders’ Equity:
Common Stock	14,470	17,093	(15,233)	6e	1,482	6f	17,812
Capital in excess of par value	166,517	115,794	1,723,014	6e	2,001,751	6f	4,007,076
Other equity	1,592,163	781,571	(781,571)	6e	(120,829)	6e	1,471,334

Total Shareholders’ Equity	1,773,150	914,458	926,210		1,882,404		5,496,222

Noncontrolling interest	5,812	4,425	—		—		10,237

Total Shareholders’ Equity including NCI	1,778,962	918,883	926,210		1,882,404		5,506,459

Total Liabilities and Shareholders’ Equity	4,681,276	2,237,836	1,366,758		3,924,016		12,209,886

See the accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 119, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Quarter Ended March 31, 2018

(In USD thousands, except shares and per-share data)

	Historical
	IFF (US GAAP)	FRUTAROM (US GAAP)	Purchase Accounting Adjustments	Notes	Other Pro Forma Adjustments	Notes	Total
Revenue:
Net sales	930,928	384,805	—		—		1,315,733
Cost of goods sold	525,119	229,067	—		—		754,186

Gross profit	405,809	155,738	—		—		561,547

Expenses:
Research and development expenses	78,476	15,641	—		—		94,117
Selling and administrative expenses	142,644	71,839	—		—		214,483
Restructuring and other charges, net	717	—	—		—		717
Amortization of acquisition-related intangibles	9,185	6,828	27,797	6a	—		43,810
Gain on sales of fixed assets	(69)	195	—		—		126

Total expenses	230,953	94,503	27,797		—		353,253

Operating profit	174,856	61,235	(27,797)		—		208,294

Other income (expense):			—				—
Interest expense	16,595	5,965	—		13,564	6f	36,124
Other (income) expense, net	(576)	(1,234)	—		—		(1,810)

Total other income (expense)	16,019	4,731	—		13,564		34,314

Income before taxes	158,837	56,504	(27,797)		(13,564)		173,980
Taxes on income	29,421	10,823	(5,337)	6a	(3,243)	6j	31,664

Net income (Including Noncontrolling Interests)	129,416	45,681	(22,460)		(10,321)		142,316
Less: noncontrolling interests	—	1,507	—		—		1,507

Net Income	129,416	44,174	(22,460)		(10,321)		140,809

Net income per share—basic	1.63	0.74					$1.27
Net income per share—diluted	1.63	0.73					$1.26
Basic shares outstanding	79,018	59,530					110,567
Diluted shares outstanding	79,393	60,339					111,904

See the accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 119, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

(In USD thousands, except shares and per-share data)

	Historical
	IFF (US GAAP)	FRUTAROM (US GAAP)	Purchase Accounting Adjustments	Notes	Other Pro Forma Adjustments	Notes	Total
Revenue:
Net sales	$3,398,719	$1,362,396	$—		$—		$4,761,115
Cost of goods sold	1,919,718	$837,271	—		6,538	6i	$2,763,527

Gross profit	1,479,001	525,125	—		(6,538)		1,997,588

Expenses:
Research and development expenses	286,026	43,644	—		9,443	6i	339,113
Selling and administrative expenses	557,311	246,332	—		12,833	6i	816,476
Restructuring and other charges, net	19,711	(340)	—		—		19,371
Amortization of acquisition-related intangibles	34,694	22,193	114,824	6a	—		171,711
Gain on sales of fixed assets	(184)	1,934	—		—		1,750

Total expenses	897,558	313,763	114,824		22,276		1,348,421

Operating profit	581,443	211,362	(114,824)		(28,814)		649,167

Other (income) expense:
Interest expense	65,363	10,075	—		78,649	6f	154,087
Other (income) expense, net	(20,965)	13,325	—		(28,814)	6i	(36,454)

Total other (income) expense	44,398	23,400	—		49,835		117,633

Income before taxes	537,045	187,962	(114,824)		(78,649)		531,534
Taxes on income	241,380	35,105	(22,506)	6a	(18,788)	6j	235,191

Net income (Including Noncontrolling Interests)	295,665	152,857	(92,318)		(59,861)		296,343
Less: noncontrolling interests	—	5,046	—		—		5,046

Net Income	295,665	147,811	(92,318)		(59,861)		291,297

Net income per share — basic	3.73	2.49					2.63
Net income per share — diluted	3.72	2.48					2.60
Basic shares outstanding	79,070	59,342					110,619
Diluted shares outstanding	79,370	59,632					111,881

See the accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 98, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In US$ thousands, except share and per share data)

Note 1—Description of Business Combination

On May 7, 2018, International Flavors & Fragrances (“IFF”) entered into an Agreement and Plan of Merger (the “merger agreement”) with Frutarom Industries Ltd., a company organized under the laws of the State of Israel (“Frutarom”) and Icon Newco Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of IFF (“Merger Sub”). Pursuant to the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Frutarom (the “merger”), with Frutarom continuing as the surviving company in the merger and a wholly owned subsidiary of IFF.

At the completion of the merger, each ordinary share, par value Israeli New Shekel (to be referred as “NIS”) 1.00 per share, of Frutarom (the “Frutarom ordinary shares”) issued and outstanding immediately prior to the completion of the merger (other than Frutarom ordinary shares held by Frutarom as treasury stock (dormant shares) or held directly or indirectly by IFF, Merger Sub or any wholly owned subsidiary of Frutarom) will be converted into the right to receive (i) $71.19 in cash (the “cash consideration”) and (ii) 0.249 of a validly issued, fully paid and non-assessable share of common stock, par value $0.125 per share, of IFF (“IFF common stock”), with cash in lieu of fractional shares of IFF common stock otherwise issuable (such shares of IFF common stock and any such cash in lieu of fractional shares, together with the cash consideration, the “merger consideration”), in each case without interest and subject to applicable tax withholding.

At the completion of the merger, each Frutarom stock option and Frutarom restricted stock award that is outstanding and vested as of immediately prior to the completion of the merger, will be canceled in exchange for the right to receive the merger consideration in respect of each net share subject to such vested Frutarom stock option or Frutarom restricted stock award, less applicable tax withholding. For this purpose, “net share” means, with respect to a Frutarom stock option or Frutarom restricted stock award, the quotient of (i) the product of (A) the excess, if any, of the value of the merger consideration (calculated as specified in the merger agreement) over the exercise price or purchase price per Frutarom ordinary share (as applicable) subject to such Frutarom stock option or Frutarom restricted stock award, multiplied by (B) the number of Frutarom ordinary shares subject to such Frutarom stock option or Frutarom restricted stock award, divided by (ii) the value of the merger consideration.

The merger agreement provides for the Frutarom board of directors to declare a special dividend, on a per share basis, equal to the product of (a) 0.249 and (b) the aggregate per share value of IFF dividends with a record date after the date of the merger agreement and prior to the closing of the merger.

Note 2—Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and was based on the historical financial statements of IFF and Frutarom as of and for the year ended December 31, 2017 and as of and for the three months ended March 31, 2018. IFF is deemed to be the accounting acquirer and the pro forma adjustments are preliminary and are based on estimates that are subject to change. The combined group will not be a “foreign private issuer” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act, accordingly the pro forma information of the combined group is prepared in accordance with U.S. GAAP.

The unaudited pro forma condensed combined statements of operations were prepared using:

•	the historical unaudited consolidated statements of operations and comprehensive income of IFF for the three months ended March 31, 2018;

•	the historical audited consolidated statements of operations and comprehensive income of IFF for the year ended December 31, 2017;

•	the historical unaudited condensed consolidated statement of operations of Frutarom for the three months ended March 31, 2018; and

•	the historical audited consolidated income statement of Frutarom for the year ended December 31, 2017.

IFF’s historical audited and unaudited financial statements were prepared in accordance with U.S. GAAP and presented in thousands of U.S. dollars. Frutarom’s historical audited and unaudited financial statements were prepared in accordance with IFRS as issued by the IASB and presented in thousands of U.S. dollars. Certain reclassifications were made to align Frutarom’s financial statement presentation with that of IFF (see Note 5).

Frutarom’s historical audited and unaudited financial statements were reconciled to U.S. GAAP. In addition, a preliminary review of IFRS to U.S. GAAP differences and related accounting policies has been completed based on information made available to date (see Note 5 for further information). However, following the consummation of the merger, IFF management will conduct a detailed review. As a result of that review, IFF management may identify differences that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the condensed combined results.

Note 3—Estimated Purchase Price

Pursuant to the merger, shareholders of Frutarom will receive $71.19 in cash and 0.249 shares of IFF’s common stock for each Frutarom ordinary share held prior to the merger. If the aggregate number of shares of IFF common stock to be issued pursuant to the merger agreement would exceed 19.9% of the issued and outstanding shares of IFF common stock immediately prior to the entry into the merger agreement, rounded down to the nearest whole share, the exchange ratio will be reduced by the minimum extent necessary such that the foregoing clause is no longer true, and the cash component of the merger consideration will also be increased accordingly.

The following table summarizes the components of the preliminary estimated purchase price:

(In USD thousands, except share data and exchange ratio)
Estimated Frutarom’s shares outstanding(i)		59,542,645
Cash consideration per share(ii)		$71.19

Total cash paid to shareholders of Frutarom		4,238,841

Estimated cash paid to vested stock option holders(iii)		$11,596
Estimated accrual for unvested stock option holders(iv)		$15,582
Estimated closing dividend payable(v)		$10,249

Estimated cash portion of purchase price	A	4,276,268

Estimated Frutarom’s shares outstanding		59,542,645
Exchange ratio(vi)		0.249
Total common shares of IFF to be issued		14,826,119
IFF’s share price(vii)		123.70

Total equity consideration paid to shareholders of Frutarom		$1,833,991
Estimated equity consideration paid to vested stock Frutarom option holders(iii)		$6,677

Estimated equity portion of purchase price	B	$1,840,668

Total estimated consideration to be paid	A+B	$6,116,936

(i)	Number of shares outstanding as of May 7, 2018, i.e., date of signing of the merger agreement
(ii)	Cash consideration per share as per the merger agreement

(iii)	Estimated cash and equity consideration payable to the vested Frutarom stock option holders on a diluted basis
(iv)	Estimated pro rata portion of the unvested Frutarom stock options attributable to pre-combination services. The pro forma adjustment has been recorded in other current liabilities.
(v)	Estimated dividend payable to Frutarom shareholders prior to closing considering the exchange ratio, as set forth in the merger agreement, and IFF dividend rate. IFF’s current dividend rate ($0.69 per share) has been considered for the purpose of this computation. The amount is subject to change if IFF’s dividend rate changes prior to closing. The pro forma adjustment has been recorded in dividends payable.
(vi)	Exchange ratio as set forth in the merger agreement
(vii)	Closing price of IFF’s common stock on the New York Stock Exchange on June 28, 2018

The final estimated merger consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in IFF’s common stock price up to the closing date of the merger. A sensitivity analysis related to the fluctuation in the IFF’s common stock price was performed to assess the impact a hypothetical change of 10% on the closing price of IFF’s common stock on June 28, 2018, would have on the estimated merger consideration and goodwill as of the closing date. The following table shows the change in stock price, estimated merger consideration and goodwill:

	Purchase Price	Estimated Goodwill
As presented in the pro forma combined financial statements	$6,116,936	$4,155,094
10% increase in common stock price	6,301,788	4,339,947
10% decrease in common stock price	5,932,083	3,970,242

Note 4—Preliminary Purchase Price Allocation

Under the acquisition method of accounting, Frutarom’s assets and liabilities will be recorded at fair value at the date of the completion of the merger and combined with the historical carrying amounts of the assets and liabilities of IFF. In the unaudited pro forma condensed combined balance sheet, IFF’s cost to acquire Frutarom has been allocated to the assets acquired, liabilities assumed and goodwill based upon management’s preliminary estimate of what their respective fair values would be as if the merger closed on March 31, 2018. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material.

IFF has not completed a full, detailed valuation analysis necessary to determine the fair values of Frutarom’s identifiable assets to be acquired, liabilities to be assumed and redeemable and non-redeemable noncontrolling interest. The preliminary calculation of assets acquired and liabilities assumed performed for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and calculation of preliminary values for the intangible assets, property and equipment, inventory, deferred taxes and contingent consideration. As of the date of this prospectus, the calculations necessary to estimate the fair values of the assets acquired and liabilities assumed have been performed based on publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions, as there are limitations on the type of information that can be exchanged between IFF and Frutarom at this time. Where applicable, the benchmark information was corroborated with an income approach methodology such as the relief from royalty or multi-period excess earnings method. IFF will continue to refine its identification and valuation of assets to be acquired and the liabilities to be assumed as further information becomes available.

The estimated values of the assets acquired, liabilities assumed and redeemable and non-redeemable noncontrolling interest will remain preliminary until after closing of the merger, at which time IFF will determine the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by IFF in the merger, reconciled to the estimate of total consideration expected to be transferred (in USD thousands):

	Frutarom’s US GAAP (Note 5)	Fair Value Adjustments	Fair value
Purchase Consideration			6,116,936
Identifiable net assets:
Inventories	348,798	42,202	391,000
Property, plant and equipment	341,612	—	341,612
Identifiable intangible assets	430,851	2,009,149	2,440,000
Deferred tax assets	5,630		5,630
All other assets (excluding goodwill)	521,695	—	521,695
Existing contingent consideration	(42,186)	4,186	(38,000)
Transaction bonus	—	(30,000)	(30,000)
Deferred tax liabilities	(67,062)	(388,903)	(455,965)
All other liabilities	(1,106,902)	—	(1,106,902)

Total identifiable net assets	432,436	1,636,634	2,069,070
Redeemabale Noncontrolling interest	(102,803)	—	(102,803)
Noncontrolling interest	(4,425)	—	(4,425)
Goodwill	589,250	3,565,844	4,155,094

Total	914,458	5,202,478	6,116,936

The amount allocated to identifiable intangible assets has been attributed to the following assets (in thousands):

	Estimated Useful Life	Amount
Product Formulas	10 years	$330,000
Trade name	20 years	130,000
Customer relationships	20 years	1,980,000

Total identifiable intangible assets		$2,440,000

These intangible assets will be amortized over the estimated useful lives on a straight line basis. IFF believes that it represents the pattern in which economic benefits will be consumed.

In addition, pursuant to the merger agreement, Frutarom has the right to grant a transaction bonus to its CEO and selected employees before the merger is consummated to the extent of up to $20 million each. The transaction bonus to the CEO will be payable immediately prior to the closing of the merger. The transaction bonus to employees is payable in two installments (i) 50% at closing and (ii) 50% after the completion of one year of service (subject to the terms of the merger agreement). IFF has determined that $30 million is a pre-merger expense to be accrued by Frutarom due to the fact that the transaction bonus was entered into by or on behalf of Frutarom. See table below (in USD thousands):

	Pre-combination expense	Post-combination expense
CEO	$20,000	—
Selected employees	10,000	10,000

Total bonus	$30,000	$10,000

Accordingly, pro forma condensed combined balance sheet has been adjusted to reflect an adjustment of $30,000 for transaction bonus payable by Frutarom, declared before the merger is consummated. This amount together with $15,582 for the accrual for unvested Frutarom stock options attributable to pre-combination services (see Note 3) has been shown as an adjustment to other current liabilities.

Note 5—Adjustments to Frutarom’s Historical Financial Statements to Conform to U.S. GAAP

Frutarom’s consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB, which differs in certain material respects from U.S. GAAP.

The unaudited U.S. GAAP information includes a statement of financial position and statements of income of Frutarom derived from the historical consolidated financial statements as of and for the three months ended March 31, 2018 and the year ended December 31, 2017, prepared in accordance with IFRS as issued by the IASB. This balance sheet as of March 31, 2018 and statements of operations for the year ended December 31, 2017 and for the three months ended March 31, 2018 have been adjusted to reflect Frutarom’s consolidated statement of financial position and statements of profit or loss on a U.S. GAAP basis.

Certain balances presented in the historical Frutarom’s financial statements included within the unaudited pro forma condensed combined financial information have been reclassified to conform the presentation to that of IFF as indicated in the tables as below:

UNAUDITED FRUTAROM US GAAP BALANCE SHEET

As of March 31, 2018

	Frutarom (IFRS)	Reclassification Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	FRUTAROM (U.S. GAAP)
Assets
Current Assets:
Cash and Cash Equivalents	161,359	—		—		161,359
Accounts receivable:
Trade	273,004	(273,004)	5a	—		—
Other	24,666	(24,666)	5a	—		—
Trade receivables, net	—	297,670	5a	—		297,670
Prepaid expenses and advances to suppliers	28,827	(28,827)	5b	—		—
Prepaid expenses and other current assets	—	28,827	5b	—		28,827
Inventory	348,798	—		—		348,798

	836,654	—		—		836,654

Non-Current Assets:
Property, plant and equipment	376,403	—		(34,791)	5o	341,612
Intangible assets	1,020,101	(589,250)	5c	—		430,851
Goodwill	—	589,250	5c	—		589,250
Investment in associates and available for sale assets	27,446	(27,446)	5d	—		—
Deferred income tax assets	5,630	—		—		5,630
Others	6,393	(6,393)	5d	—		—
Other assets	—	33,839	5d	—		33,839

	1,435,973	—		(34,791)		1,401,182

Total Assets	2,272,627	—		(34,791)		2,237,836

Liabilities and equity
Current liabilities
Short term bank credit and loans and current maturities of long-term loans	389,290	(389,290)	5e	—		—
Short-term borrowings	—	389,290	5e	—		389,290
Accounts payable:
Trade	104,988	(104,988)	5f	—		—
Other	156,152	(156,152)	5g	—		—
Accounts Payable	—	222,114	5f, 5g	—		222,114
Leases	8,295	—		(8,295)	5o	—
Dividends payable	8,471	—		—		8,471
Other current liabilities	—	21,614	5g	(7,572)	5n	14,042

	667,196	(17,412)		(15,867)		633,917

NON-CURRENT LIABILITIES:
Long-term loans, net of current maturities	452,004	—		—		452,004
Retirement benefit obligations, net	35,024	—		—		35,024
Deferred income tax liabilities	67,062			—		67,062
Leases	26,496	—		(26,496)	5o	—
Liability for shareholders of subsidiaries and other	105,962	(10,731)	5h	(95,231)	5n	—
Other liabilities	—	28,143	5h	—		28,143

	686,548	17,412		(121,727)		582,233

TOTAL LIABILITIES	1,353,744	—		(137,594)		1,216,150

Redeemable Noncontrolling Interest				102,803	5n	102,803

Equity attributable to owners of the parent:
Ordinary shares	17,093	—		—		17,093
Other capital surplus	115,794	(115,794)	5i	—		—
Capital in excess of par value		115,794	5i	—		115,794
Translation differences	(34,423)	34,423	5j	—		—
Retained earnings	819,827	(819,827)	5j	—		—
Less-cost of company shares held by the company	(3,833)	3,833	5j	—		—
Other equity		781,571	5j	—		781,571

Total Shareholders’ Equity	914,458	—		—		914,458
Noncontrolling interest	4,425	—		—		4,425

TOTAL EQUITY	918,883	—		—		918,883

TOTAL EQUITY AND LIABILITIES	2,272,627	—		(34,791)		2,237,836

UNAUDITED FRUTAROM US GAAP STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED MARCH 31, 2018

	Frutarom IFRS	Reclassification Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	Frutarom U.S. GAAP
Revenue:
Net sales	384,805	—		—		384,805
Cost of Sales	229,067	(229,067)	5k	—		—
Cost of goods sold	—	229,067	5k	—		229,067

Gross profit	155,738	—		—		155,738

Selling, marketing, research and development expenses—net	67,407	(67,407)	5l	—		—
Research and development expenses	—	15,641	5l	—		15,641
Selling and administrative expenses	—	71,839	5l	—		71,839
General and administrative expenses	26,901	(26,901)	5l	—		—
Amortization of acquisition-related intangibles	—	6,828	5l	—		6,828
Other expenses—net	(349)	349	5l	—		—
Gain on sales of fixed assets	—	195	5l	—		195
Group’s share of earnings of companies accounted for at equity	(690)	690	5l	—		—

Income From Operations	62,469	(1,234)		—		61,235

Financial Expenses—net	5,965	(5,965)	5m	—		—

Interest Expense	—	5,965	5m	—		5,965

Other (income) expense, net		(1,234)	5l	—		(1,234)

Income Before Taxes on Net Income	56,504	—		—		56,504
Income Tax	10,823	—		—		10,823

Net income (Including Noncontrolling Interests)	45,681	—		—		45,681
Less: noncontrolling interests	412	—		1,095	5n	1,507

Net Income	45,269	—		(1,095)		44,174

Net income per share—basic	0.76					0.74

Net income per share—diluted	0.75					0.73

UNAUDITED FRUTAROM US GAAP STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED DECEMBER 31, 2017

	Frutarom IFRS	Reclassification Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	Frutarom U.S. GAAP
Revenue:
Net sales	1,362,396	—		—		1,362,396
Cost of Sales	837,271	(837,271)	5k	—		—
Cost of goods sold	—	837,271	5k	—		837,271

Gross profit	525,125	—		—		525,125

Selling, marketing, research and development expenses—net	220,014	(220,014)	5l	—		—
Research and development expenses	—	43,644	5l	—		43,644
Selling and administrative expenses	—	246,332	5l	—		246,332
General and administrative expenses	92,155	(92,155)	5l	—		—
Amortization of acquisition-related intangibles	—	22,193	5l			22,193
Restructuring and other charges, net	—	(340)	5l			(340)
Other expenses—net	3,392	(3,392)	5l	—		—
Gain on sales of fixed assets	—	1,934	5l	—		1,934
Group’s share of earnings of companies accounted for at equity	(1,402)	1,402	5l	—		—

Income From Operations	210,966	396		—		211,362

Financial Expenses—net	24,606	(24,606)	5m	—		—

Interest Expense	—	10,075	5m	—		10,075

Other (income) expense, net		14,927	5l, 5m	(1,602)	5p	13,325

Income Before Taxes on Net Income	186,360	—		1,602		187,962
Income Tax	34,797	—		308	5p	35,105

Net income (Including
Noncontrolling Interests)	151,563	—		1,294		152,857
Less: noncontrolling interests	1,884	—		3,162	5n	5,046

Net Income	149,679	—		(1,868)		147,811

Net income per share — basic	2.52					2.49
Net income per share — diluted	2.51					2.48

Adjustments included in the column “Reclassification Adjustments” are as follows:

Represents certain reclassifications of historical Frutarom’s financial statement line items to conform to the expected financial statement line items of the combined group including:

Balance sheet items:

a)	Accounts receivable: Trade and Other have been reclassified to Trade receivables, net;
b)	Prepaid expenses and advances to suppliers have been reclassified to Prepaid expenses and other current assets;
c)	The portion of intangible assets that relates to goodwill was classified separately as goodwill;
d)	Investment in associates and available for sale assets and Others have been reclassified to Other assets;
e)	Short term bank credit and loans and current maturities of long-term loans have been reclassified to Short-term borrowings;
f)	Accounts payable: Trade has been reclassified to Accounts Payable;
g)	Accounts payable: Other has been reclassified as follows: (i) an amount of $17,412 that represents the non-current portion of various contingent considerations, has been reclassified to Other liabilities and; (ii) an amount of $21,614 that represents $7,572 of Put-Option liability and $14,042 of the current portion of Contingent consideration, has been reclassified to Other current liabilities, and (iii) the remaining balance of $117,125 has been reclassified to Accounts Payable.
h)	The portion of liability for shareholders of subsidiaries and other that relates to long term portion of contingent consideration has been reclassified to Other liabilities;
i)	Other capital surplus has been reclassified to Capital in excess of par value; and
j)	Translation differences, Retained earnings, cost of company shares held by Frutarom have been condensed into other equity.

Statement of income items:

k)	Cost of Sales have been reclassified to Cost of goods sold;
l)	Selling, marketing, research and development expenses—net, General and administrative expenses, Other expenses—net and Group’s share of earnings of companies accounted for at equity have been reclassified in accordance with IFF’s presentation as below:

Frutarom’s Presentation	Year ended Dec 31, 2017	Period ended March 31, 2018	IFF’s Presentation	Year ended Dec 31, 2017	Period ended March 31, 2018
Selling, marketing, research and development expenses—net	220,014	67,407	Research and development expenses	43,644	15,641
General and administrative expenses	92,155	26,901	Selling and administrative expenses	246,332	71,839
Other expenses—net	3,392	(349)	Restructuring and other charges, net	(340)	—
Group’s share of earnings of companies accounted for at equity	(1,402)	(690)	Amortization of acquisition-related intangibles	22,193	6,828
			Losses (Gain) on sales of fixed assets	1,934	195
			Other (income) expense, net	396	(1,234)

Total expenses	314,159	93,269		314,159	93,269

m)	The portion of Financial Expenses—net that relates to expenses on debt have been reclassified to Interest Expense and the remaining portion that relates to foreign exchange gain or loss has been reclassified to Other (income) expenses, net.

Adjustments included in the column “IFRS to U.S. GAAP Adjustments” are as follows:

The following adjustments have been made to convert Frutarom’s historical balance sheet as of March 31, 2018 and income statement for the three months ended March 31, 2018 and the year ended December 31, 2017 to U.S. GAAP for purposes of the pro forma presentation:

n)	Reflects an adjustment to reclassify put option liability as redeemable noncontrolling interest as mezzanine equity. As part of several acquisitions effected by Frutarom, the noncontrolling interest holders of the acquired entities were granted an option to sell (“Put option”) their respective interests to Frutarom. In accordance with IFRS, Frutarom recognized a liability for such put options. Under U.S. GAAP, IFF determined the put options cannot be separated from the noncontrolling interest and the combination of a noncontrolling interest and the redemption feature require classification of such noncontrolling interest as a redeemable noncontrolling interest in the combined balance sheet. Further, those noncontrolling interest which are not currently redeemable but are probable to become redeemable are measured using the present value of the redemption value as of the earliest redemption date and the noncontrolling interest which are currently redeemable are measured at the maximum redemption amount. IFF has reviewed the computation of liabilities for put option under IFRS and determined that the amounts to be recorded for redeemable non-controlling interest under U.S. GAAP would be materially the same as the amount of such liabilities for put option recorded under IFRS. Accordingly, the unaudited pro forma condensed combined balance sheet as at March 31, 2018 was adjusted to reclassify the current and non-current portion of liability for put option that represented redeemable portion of noncontrolling interest as mezzanine equity which is presented between total liabilities and shareholders’ equity. In addition, as a result of the reclassification to mezzanine equity, a portion of the profit has been allocated to the relevant NCI in accordance with U.S. GAAP.

o)	For the year ended December 31, 2017, Frutarom accounted for the lease arrangements entered into under IAS 17—Leases (“IAS 17”). Frutarom has elected to early adopt IFRS 16—Leases (“IFRS 16”) issued by the IASB, as of January 1, 2018, which requires entities to recognize a lease liability that reflects future lease payments and a “right-of-use” in all lease arrangements, with no distinction between capital/finance and operating leases subject to an exemption of certain short term leases or leases of low value assets. As a result of the early adoption of IFRS 16, Frutarom has recorded its operating leases as a “right to use” asset along with a corresponding lease liability in its historical balance sheet for the three months ended March 31, 2018. Regarding all leases, Frutarom applied the transitional provisions under IFRS 16 such that it initially recognized a liability at the commencement date at an amount equal to the present value of the lease payments during the lease, discounted using the effective interest rate as of that date, and concurrently recognized a right-of-use asset at an amount identical to the liability. As a result, adoption of the standard had no impact on equity and retained earnings of Frutarom as of initial application. IFF will adopt ASC 842 beginning January 1, 2019. Accordingly, IFF will reverse changes made by Frutarom under IFRS 16 and leases are accounted for under ASC 840 for the three months ending March 31, 2018.

p)	Expected return on plan assets—Under IFRS, companies calculate a net interest cost (income) by applying the discount rate to the net pension benefit obligation or asset, while U.S. GAAP requires companies to calculate a separate return on plan assets using an estimated long-term rate of return on plan assets. The interest cost on the pension benefit obligation is generally the same under both IFRS and U.S. GAAP.

The following is a summary of the calculation of the pro forma income statement adjustment of $1.6 million for the year ended December 31, 2017 relating to the expected return on plan assets. This adjustment is due to the different asset return rates used for IFRS versus U.S. GAAP and has been calculated using the following methodology:

Plan Asset	$28,699	A
Rate Differential:
Expected rate on plan assets	6.63%	U.S. GAAP
Weighted average discount rate	1.04%	IFRS
Difference	5.58%	B
Calculated difference	$1,602	A*B

The expected long-term rate of return on pension plan assets was estimated based on the plan’s investment strategy and asset allocation, historical capital market performance, and historical performance.

The tax impact of the pro forma income statement adjustment was estimated using Frutarom’s statutory tax rate in the jurisdictions expected to be impacted.

An adjustment for the three month ended March 31, 2018 has not been calculated since management believes that the adjustment is not material.

No pro forma balance sheet adjustment is required because the amounts recorded for pension assets and obligations will not change materially as a result of purchase accounting.

Note 6—Pro Forma Adjustments

Adjustments included in the unaudited pro forma condensed combined balance sheet are represented by the following:

a)	Represents the adjustments to record amortization expense related to the increased basis of intangible assets (see Note 4), which have been recorded at estimated fair value on a pro forma basis and will be amortized over the estimated useful lives on a straight line basis as management continues to evaluate the pattern of economic benefits. As part of the preliminary valuation analysis, IFF identified intangible assets related to product formulas, trade name and customer relationships.

The following table summarizes the estimated fair values of Frutarom’s identifiable intangible assets and their estimated useful lives and uses a straight line method of amortization (in USD thousands):

			Amortization expense
	Estimated Fair Value	Estimated Useful Life (in Years)	For the Three Months Ended March 31, 2018	For the Year Ended December 31 2017
Intangible assets
Product formulas	330,000	10	8,250	33,000
Trade name	130,000	20	1,625	6,500
Customer relationships	1,980,000	20	24,750	99,000

	2,440,000		34,625	138,500

Less: Historical amortization expense			6,828	23,676

Pro forma adjustment			27,797	114,824

The estimated tax impact of the fair market value adjustments on the amortization expense is reflected in the statements of operations using the weighted average statutory tax rate of the jurisdictions expected to be impacted.

A 10% change in the valuation of definite lived intangible assets would cause a corresponding increase or decrease in the balance of goodwill and would also cause a corresponding increase or decrease in the annual amortization expense of approximately $13,850.

b)	The pro forma condensed combined balance sheet has been adjusted to reflect the elimination of Frutarom’s historical goodwill of $589,250 and to record goodwill resulting from the merger of $4,155,094. Recorded goodwill is calculated as the difference between the fair value of the purchase price paid and the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. See Note 4 for the calculation of the amount of preliminary goodwill recognized in connection with the merger.

c)	The pro forma condensed combined balance sheet has been adjusted to step up Frutarom’s inventory to a fair value of approximately $391,000, an increase of $42,202 from the carrying value. This fair value estimate of inventory is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final fair value determination for inventories may differ from this preliminary determination. No adjustment to the unaudited pro forma condensed combined statement of operations has been recorded since the step up of inventory does not have a continuing impact on the combined company.

d)	The pro forma condensed balance sheet has been adjusted to include the adjustment to deferred tax liabilities, on a preliminary basis, of $388,903 resulting from the pro forma fair value adjustments for inventory, intangible assets (excluding goodwill which is not tax deductible), and liabilities utilizing a weighted average statutory rate for the jurisdictions expected to be impacted. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the merger and those differences may be material.

e)	The pro forma condensed combined balance sheet has been adjusted to reflect an adjustment of $914,458 to eliminate Frutarom’s historical shareholders’ equity, which represents the historical book value of Frutarom’s net assets, as a result of the merger. The pro forma adjustment to equity also reflects the issue of IFF shares to Frutarom as part of the purchase consideration (Note 3). See table below for more details:

	Reversal of Frutarom’s equity	Issue of IFF’s shares as purchase consideration	Pro forma adjustment
Common Stock	(17,093)	1,860	(15,233)
Capital in excess of par value	(115,794)	1,838,808	1,723,014
Other equity	(781,571)	—	(781,571)

Total	(914,458)	1,840,668	926,210

In addition, other pro forma adjustments to other equity include the following adjustments:

	Amount	Tax impact	Pro forma adjustment
Adjustment related to extinguishment of IFF’s debt (Note 6f)	38,591	(8,683)	29,908
Adjustment related to acquisition related cost (Note 6h)	55,249	—	55,249
Adjustment related to bridge finance commitment fee (Note 6h)	39,800	(9,313)	30,487
Adjustment related to fair valuation of derivatives (Note 6g)	6,691	(1,506)	5,185

Total			120,829

f)

IFF expects to finance the merger with a combination of up to $3.2 billion of new debt, cash on hand and up to $2.1 billion in equity. The financing is expected to consist of (i) issuing new par value debt in the form of notes of approximately $2,720 million at a weighted average interest rate of 3.4% per annum with maturities ranging from 2 – 30 years, a portion of which will be denominated in currencies other than the U.S. dollar, (ii) obtaining a new term loan facility of up to $350 million (iii) issuing new Tangible Equity Units (TEU) of approximately $700 million, securities consisting of (a) 3-year prepaid common stock purchase contract of $595 million and (b) 3-year amortizing bond of $105 million at an interest rate of 5.5%, and (iv) issuance of new common shares for $1,467 million.

Based on the expected structure of the TEUs, IFF expects the TEUs to meet equity classification which has been reflected as such in the unaudited pro forma condensed combined balance sheet. The classification of the TEU will be subject to detailed assessment once finalized and a different conclusion may result in a material impact on these unaudited pro forma condensed combined financial information.

IFF has entered into a debt commitment letter with Morgan Stanley Senior Funding, Inc. to obtain a 364-day bridge facility of up to $5,450 million to the extent IFF does not receive $5,450 million of net cash proceeds from the financing arrangements discussed above. This bridge facility is not expected to be utilized, and thus the fee of the bridge facility financing totaling $39.8 million is not included in the calculation of pro forma interest expense but will be considered an acquisition related cost (see Note 6g). On June 6, 2018, IFF entered into a term loan credit agreement to replace a portion of the bridge facility, reducing the amount of the bridge facility by $350 million. If IFF is not able to consummate the financing discussed above, and instead must utilize the bridge facility to fund the acquisition, the adjustment to annual interest expense is expected to be approximately $48.93 million for the three months ended March 31, 2018 and $195.7 million for the year ended December 31, 2017 respectively.

IFF intends to retire all of Frutarom’s existing debt utilizing funds raised by the expected financing arrangements above. Additionally, in connection with the merger, IFF intends to prepay in full IFF’s current outstanding senior secured notes due 2019-2027. Pursuant to this, IFF will incur certain pre-payment penalties and swap unwind costs. These transactions will be treated as an extinguishment of debt, with a loss of $38.6 million associated with the pre-payment of senior secured notes due 2019-2027 along with swap unwind fee. The loss on extinguishment is reflected in the unaudited pro forma balance sheet as a reduction of retained earnings and a reduction of cash as it will be expensed by IFF. It is not reflected in the pro forma statement of income due to its nonrecurring nature.

The following pro forma adjustments have been recorded in the pro forma condensed combined balance sheet in relation to the new debt (in USD thousands):

As of March 31, 2018
Term loan	350,000
Senior notes	2,720,000
Debt portion of TEUs	105,000
Debt issuance costs	(22,593)

Extinguishment of Frutarom’s existing debt	(841,293)
Repayment of IFF’s existing debt	(250,000)

Pro forma adjustment	2,061,114

Allocated to:
Short-term borrowings	194,543
Long-term debt	1,866,571

Pro forma adjustment	2,061,114

The following pro forma adjustments have been recorded in the pro forma condensed combined balance sheet in relation to the issuance of equity (in USD thousands):

	Issue of common stock	Equity portion of Tangible equity units	Pro forma adjustment
Common Stock	1,482	—	1,482
Capital in excess of par value	1,423,708	578,043	2,001,751

Total	1,425,190	578,043	2,003,233

The following pro forma adjustments have been recorded the pro forma condensed combined statements of operations (in USD thousands):

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Interest expense on Term Loan	2,438	12,802
Interest expense TEU notes	1,270	6,631
Interest on Senior Notes	19,765	85,729
Frutarom Interest Expense	(5,800)	(10,076)
Retirement of IFF Senior Notes	(4,109)	(16,437)

Total pro forma adjustment	13,564	78,649

The weighted-average interest rate on the new term loan, new senior notes and amortizing bond (TEU) as of the issuance is expected to be 3.48%. The actual financing and terms of the financing will be subject to market conditions. A 1/8% change in interest rates on the debt to be incurred as part of the merger would result in a change in interest expense of $3.6 million annually.

g)	IFF entered into deal contingent foreign currency forward contract and interest rate swaps. The deal contingent foreign currency forward serves as an economic hedge of the Euro denominated portion of the senior notes to be issued, while the deal contingent interest rate swaps serve as an economic hedge of the underlying interest rate of the USD denominated senior notes. Upon securing the permanent financing, IFF intends to net settle these derivatives with the financial institutions by making or receiving payment. The foreign currency forward and interest rate swaps have not been considered to be designated as a hedge for the purposes of pro forma financial information. As of June 28, 2018, the foreign currency forward had a fair value of a loss of approximately $25.8 million and the interest rate swaps had a fair value of a gain of approximately $19.1 million. For the purpose of the unaudited pro forma financial statements, recognition of these derivatives have been considered an event that is directly attributable to the merger, however, since these are deal contingent, there is no continuing impact. Accordingly, the pro forma balance sheet has been adjusted to reflect the fair value of these derivatives as June 28, 2018, as if these derivatives were settled on the said date reducing cash and retained earnings. The pro forma adjustments were tax effected using the worldwide weighted average statutory tax rate in the jurisdictions to which the adjustments are expected to relate. No impact on pro forma income statement is considered due its non-recurring nature.

h)	The pro forma condensed combined balance sheet has been adjusted to reflect an adjustment of $95,049 for estimated acquisition-related costs consisting of bridge facility financing fees of $39,800 and professional, legal and other acquisition-related fees of $55,249. Pursuant to the requirements for the preparation of pro forma financial information under Article 11 of Regulation S-X, these acquisition-related costs are not included in the pro forma condensed combined income statements, since these costs are nonrecurring. Acquisition-related costs expected to be incurred by IFF include estimated fees related to the bridge financing commitment letter. Those costs are reflected in the unaudited pro forma condensed combined balance sheet as a decrease to cash and cash equivalents, with the related tax benefits reflected as a decrease in other current liabilities and the after tax impact presented as a decrease to retained earnings.

i)	The pro forma condensed combined income statement has been adjusted for the impact of the adoption of ASU 2017-07—Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, to present the non-service components of periodic pension cost to “Other (income) expense, net” in the pro forma condensed combined income statements.

j)	The estimated tax impact of the interest expense adjustments have been reflected in the pro forma condensed combined income statement using the weighted average statutory tax rate of the jurisdictions expected to be impacted. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.

k)	Following table summarizes the pro forma adjustments to cash and cash equivalent (in USD thousands):

Pro Forma adjustment
Proceeds from debt financing (Note 6f)	2,061,114
Proceeds from equity financing (Note 6f)	2,003,233
Prepayment penalty and loss-unwind fee (Note 6f)	(38,591)
Payment of Acquisition-related cost (Note 6h)	(95,049)
Net payment upon settlement of derivatives (Note 6g)	(6,691)

Total	3,924,016

Note 7—Pro Forma Earnings Per Share

The following table presents the calculation of pro forma combined basic and diluted net loss per share of common stock, after giving effect to:

(a)	the preliminary estimated number of shares of IFF common stock to be issued as part of purchase consideration calculated using the exchange ratio

(b)	the preliminary estimated number of shares of IFF common stock to be issued in order to finance the acquisition

(c)	the dilutive impact of equity portion of the tangible equity units for the year ended December 31, 2017 and the three months ended March 31, 2018 (in USD thousands, except per share amounts):

	Year Ended December 31, 2017	Three Months Ended March 31, 2018
Pro forma net profit attributable to stockholders	291,297	140,809
Weighted average number of IFF shares outstanding - Basic	79,070	79,018
IFF shares issued to Frutarom as part of purchase consideration (Note 3)	14,880	14,880
Fresh equity of common stock to finance the acquisition (Note 6f)	11,859	11,859
Common stock issuable upon conversion of Tangible Equity Units (Note 6f)	4,810	4,810

Pro forma weighted average number shares outstanding - Basic	110,619	110,567

Weighted average number of IFF shares outstanding - Diluted	79,370	79,393
IFF shares issued to Frutarom as part of purchase consideration (Note 3)	14,880	14,880
Fresh equity of common stock to finance the acquisition (Note 6f)	11,859	11,859
Diluted common stock issuable upon conversion of Tangible Equity Units (Note 6f)	5,772	5,772

	111,881	111,904

Pro forma net income per share of common stock – Basic	2.63	1.27
Pro forma net income per share of common stock – Diluted	2.60	1.26

BENEFICIAL OWNERSHIP TABLE

The following table sets forth certain information regarding the beneficial ownership of ordinary shares of Frutarom as of June 30, 2018 (which we refer to as the “measurement date”) (unless otherwise indicated below), with respect to (1) each person who is known by Frutarom to beneficially own more than 5% of Frutarom’s outstanding ordinary shares, (2) each director and executive officer of Frutarom and (3) all of Frutarom’s directors and executive officers as a group. The address of each director and executive officer shown in the table below is c/o Frutarom Industries Ltd., 2 Hamenofim Street, Building A, Herzliya, Israel 4672553. The individuals referred to in this section as “executive officers” are the four Company office holders, as defined in the ICL, who are not directors of Frutarom: Ori Yehudai, President and Chief Executive Officer, Alon Granot, Executive Vice President and Chief Financial Officer, Amos Anatot, Executive Vice President Global Supply Chain and Operations, and Guy Gill, Vice President Finance. Frutarom has determined beneficial ownership based on Frutarom’s records. Beneficial ownership includes any ordinary shares as to which the individual or entity has sole or shared voting power or investment power and also any ordinary shares which the individual or entity has the right to acquire within 60 days of the measurement date. For Frutarom’s directors and executive officers, beneficial ownership also includes ordinary shares subject to options and restricted stock awards that can be acquired (including as a result of expected vesting and/or delivery) within 60 days of the measurement date, excluding, however, for purposes of the table below, any right to acquire beneficial ownership that would only vest or otherwise become effective within 60 days due to the consummation of the merger (among other possible triggers) and not due to the mere passage of time. All percentages are based on Frutarom ordinary shares outstanding as of the measurement date.

Name and Address of Beneficial Owner	Number of Ordinary Shares (1)	Percent of Ordinary Shares (2)
ICC Industries, Inc. 460 Park Ave. #7, New York, NY 10022	21,358,034	35.87%
FMR LLC (3) 245 Summer Street, Boston, MA 02210	4,339,355	7.29%
Ori Yehudai (4)	546,177		*
Alon Granot (4)	2,472		*
Amos Anatot (4)	15,730		*
Guy Gill (4)	20,850		*
John J. Farber (5)	48,888		*
Maya Farber (5)	48,888		*
Sandra Farber	0	—
Hans Abderhalden	15,943		*
Gil Leidner	0	—
Dafna Sharir	0	—
Ziv Gil	0	—
All Directors and Executive Officers as a group (11 people) (4)	651,551	1.09%

*	Less than 1%. Percentage of class calculated based on 59,545,137 Frutarom ordinary shares outstanding as of the measurement date.
(1)	Each person has sole voting and dispositive power with respect to the shares listed unless otherwise indicated.
(2)	Percent of class calculation is based on 59,545,137 Frutarom ordinary shares outstanding as of the measurement date. The shares owned by each person, and by the group, and the shares included in the number of ordinary shares outstanding have been adjusted, and the percentage of shares owned has been computed, in accordance with Rule 13d-3-(d)(1) under the Securities Exchange Act of 1934, as amended.
(3)	On June 11, 2018, FMR LLC reduced its beneficial ownership of Frutarom ordinary shares to 3,049,835, or approximately 5.12% of outstanding ordinary shares calculated based on 59,545,137 Frutarom ordinary shares outstanding as of the measurement date.

(4)	Includes shares that may be acquired upon the exercise of outstanding stock options that are or will become vested and exercisable within 60 days of the measurement date as follows: 64,015 shares underlying stock options with a weighted average exercise price of $22.2 for Mr. Yehudai, 2,472 shares underlying stock options with a weighted average exercise price of $16.7 for Mr. Granot, 15,730 shares underlying stock options with a weighted average exercise price of $19.4 for Mr. Anatot, 20,850 with a weighted average exercise price of $19.2 for Mr. Gill, and 103,067 with a weighted average exercise price of $21.03 for the entire group.
(5)	Mr. Farber and Mrs. Farber jointly own 48,888 shares of Frutarom ordinary shares in the aggregate.

COMPARISON OF SHAREHOLDER RIGHTS

IFF is incorporated under the laws of the State of New York, and, accordingly, the rights of the shareholders of IFF are currently governed by the New York Business Corporation Law, which is referred to as the “NYBCL”. Frutarom is a company organized under the laws of the State of Israel, and, accordingly, the rights of the shareholders of Frutarom are currently governed by the ICL. IFF will continue to be a New York corporation following completion of the merger and will be governed by the NYBCL.

Upon completion of the merger, the Frutarom shareholders immediately prior to the completion of the merger will become IFF shareholders. The rights of the former Frutarom shareholders and the IFF shareholders will thereafter be governed by the NYBCL and by IFF’s restated certificate of incorporation and by-laws.

The following description summarizes the material differences between the rights of the shareholders of IFF and Frutarom based on their current governing documents and the NYBCL and ICL, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Frutarom shareholders should read carefully the relevant provisions of the NYBCL and ICL and the current governing documents of IFF and Frutarom. For more information on how to obtain certain documents that are not attached to this prospectus, see “Where You Can Find More Information” beginning on page 153.

	Rights of IFF Shareholders	Rights of Frutarom Shareholders
Authorized Capital Stock	The authorized capital stock of IFF consists of 500,000,000 shares of common stock, par value $0.125 per share.	The authorized share capital of Frutarom is NIS 100,000,000, divided into 100,000,000 Frutarom ordinary shares.

Dividends	IFF’s restated certificate of incorporation provides that the IFF board is expressly authorized and empowered (i) to determine the amount of funds legally available for dividends under the laws of the State of New York and (ii) to determine whether any, and, if any, what part, of the funds legally available for dividends shall be declared and paid as dividends.

Dividends may be distributed only out of profits available for dividends as determined by the ICL, provided that there is no reasonable concern that the distribution will prevent Frutarom from being able to meet its existing and anticipated obligations when they become due. Generally, under the ICL, the decision to distribute dividends and the amount to be distributed is made by a company’s board of directors.

Frutarom’s articles of association provide that the Frutarom board may from time to time declare interim or final dividends at a rate as the Frutarom board may deem fit considering the profits of Frutarom and as permitted by applicable law. Subject to any special or restricted rights conferred upon the holders of shares as to dividends, all dividends shall be declared and paid in accordance with the paid-up capital of Frutarom attributable to the shares in respect of which the dividends are declared and paid.

The paid-up capital attributable to any share (whether issued at its nominal value, at a premium or at a discount), shall be the

	Rights of IFF Shareholders	Rights of Frutarom Shareholders
nominal value of such share; provided, however, that if the entire consideration for same share was not yet paid to Frutarom, the paid-up capital attributable thereto shall be such proportion of the nominal value as the amount paid to Frutarom with respect to the share bears to its full consideration.

Voting Rights	Each shareholder of record of IFF common stock is entitled to one vote for each share held.	Each shareholder of Frutarom has one vote for each share registered in his name on the Frutarom Register of Shareholders.

Shareholder Action by Written Consent	Under Section 615 of the NYBCL, any action that may be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent of the holders of all of the outstanding shares of stock entitled to vote on such action. If the certificate of incorporation so permits, any such action may be taken by written consent of the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, the restated certificate of incorporation of IFF does not address actions by written consent; therefore any such action can be taken only by unanimous written consent.	The ICL prohibits shareholder action by written consent in public companies such as Frutarom.

Number of Directors

IFF’s restated certificate of incorporation provides that the number of directors shall be as fixed in IFF’s by-laws and shall be not less than six or more than fifteen. IFF’s by-laws provide that the number of directors shall be eleven but the number thereof may be diminished to not less than six by amendment of IFF’s by-laws.

There are currently eleven directors serving on the IFF board.

Frutarom’s articles of association provide that the number of directors shall range between five and twenty directors, including any external directors, unless otherwise prescribed by a shareholder resolution at a general meeting of Frutarom shareholders in accordance with Frutarom’s articles of association.

There are currently seven directors serving on the Frutarom board.

	Rights of IFF Shareholders	Rights of Frutarom Shareholders
Election of Directors

IFF’s by-laws provide that at each meeting of the shareholders for the election of directors at which a quorum is present, the vote required for election of a director by the shareholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast by the holders of shares of capital stock entitled to vote at such meeting.

In a contested election, the persons receiving a plurality of the votes cast by the holders of shares of capital stock entitled to vote as such meeting shall be the directors. A “contested election” means an election where, as of the record date for such meeting in which the election will be held, there are more nominees for election than positions on the IFF board to be filled by election at the meeting. In accordance with IFF’s by-laws, if plurality voting is applicable to the election of directors at any meeting, the nominees who receive the highest number of votes cast “for,” without regard to votes cast “against” or “withhold,” shall be elected as directors up to the total number of directors to be elected at that meeting. Abstentions and broker non-votes will not count as a vote cast with respect to any election of directors.

Under Frutarom’s articles of association, all of the directors of Frutarom (except for external directors whose term is determined in accordance with the ICL) are elected by shareholder resolution at each annual general meeting of Frutarom shareholders, to hold office until the end of the next annual general meeting of Frutarom shareholders and until their successors have been elected and are qualified for office, unless their office is vacated earlier as provided for in the ICL or Frutarom’s articles of association.

Under the ICL, a public company must have at least two external directors who meet certain independence and non-affiliation criteria. In addition, although not required by Israeli law, Frutarom may classify directors as “independent directors” pursuant to the ICL, if they meet certain conditions provided in the ICL.

Removal of Directors

IFF’s restated certificate of incorporation provides that any director may be removed with cause by the affirmative vote of at least two-thirds of the whole IFF Board or may be removed with or without cause by IFF’s shareholders as provided in IFF’s by-laws.

IFF’s by-laws provide that any director may be removed with cause by the affirmative vote of at least two-thirds of the whole IFF board or with or without cause by vote of the IFF shareholders at a regular or special meeting, subject to the provisions of the NYBCL.

Frutarom’s articles of association provide that directors, other than external directors, may be removed from office pursuant to a shareholder resolution at a general meeting of Frutarom shareholders. Frutarom’s shareholders may remove external directors in accordance with the provisions of the ICL.

	Rights of IFF Shareholders	Rights of Frutarom Shareholders
Vacancies of the Board of Directors

IFF’s restated certificate of incorporation provides that any vacancy of the IFF board arising from any cause shall be filled for the unexpired portion of the term by the affirmative vote of at least two-thirds of the whole IFF board or by the IFF shareholders as provided in IFF’s by-laws.

IFF’s by-laws provide that vacancies occurring in the IFF Board for any reason, except the removal of directors without cause by the IFF shareholders, may be filled by the affirmative vote of at least two-thirds of the whole IFF board. A director elected to fill a vacancy shall be elected to hold office for the unexpired term of his or her predecessor. Newly-created directorships resulting from an increase in the number of directors may be filled by the vote of a majority of the directors then in office, although less than a quorum exists.

Frutarom’s articles of association provide that Frutarom’s shareholders may fill any vacancy, however created, in the Frutarom board pursuant to a shareholder resolution at a general meeting of the shareholders of Frutarom. Frutarom’s articles of association also provide that Frutarom’s directors may at any time appoint any other person as a director to fill a vacancy, provided that the total number of directors does not exceed the maximum permitted under the articles of association. Any director so appointed shall hold office until the end of the first general meeting of Frutarom shareholders convened after such appointment and may be re-elected.

Advance Notice Requirements for Shareholder Nominations and Other Proposals

Director Nominations

IFF’s by-laws provide that nominations of persons for election to the IFF board may be made at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors (i) by or at the direction of the IFF board (or any duly authorized committee thereof), (ii) by any shareholder of IFF (A) who is a shareholder of record (x) on the date the shareholder provides the shareholder notice discussed below (y) on the record date for the determination of shareholders entitled to vote at such meeting and (z) on the date of such meeting and (iii) by an eligible shareholder or eligible shareholder group with respect to any director nomination to be included in IFF’s proxy statement for annual meeting who satisfies the requirements set forth in IFF’s by-laws.

An “eligible shareholder” is a person who either (i) has been a record holder of the shares of common stock used to satisfy the eligibility requirements discussed below for the three-year period preceding and

Pursuant to the ICL and the regulations promulgated thereunder, the holder(s) of at least one percent of Frutarom’s voting rights may propose any matter appropriate for deliberation at a Frutarom shareholder meeting to be included on the agenda of a Frutarom shareholder meeting, including nomination of candidates for directors, generally by submitting a proposal within seven days of publicizing the convening of a Frutarom shareholder meeting, or, if Frutarom publishes a preliminary notice at least 21 days prior to publicizing the convening of a Frutarom shareholder meeting stating its intention to convene such meeting and the agenda thereof, within 14 days of such preliminary notice. Any such proposal must further comply with the information requirements under applicable law and Frutarom’s articles of association.

Rights of IFF Shareholders	Rights of Frutarom Shareholders

including the date of submission of the nomination notice or (ii) provides to the Secretary of IFF within the time periods for timely notice specified below evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the IFF board or its designee, acting in good faith, determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule). An “eligible shareholder group” is a group of up to twenty (20) Eligible Shareholders.

In addition to any other applicable requirements, in order for a shareholder to present any business to be transacted at an annual meeting of shareholders, including any nomination for a director to be made by a shareholder, such shareholder must provide the Secretary of IFF notice thereof that (A) is timely (as specified below) and (B) includes certain information specified in IFF’s by-laws. IFF shareholders may also submit other matters properly brought under Rule 14a-8 of the Exchange Act.

To be timely, IFF’s by-laws provide that a shareholder’s notice to IFF’s Secretary must be delivered to or mailed and received at the principal executive offices of IFF (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for on a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (ii) in the case of a special meeting of shareholders called for the

	Rights of IFF Shareholders	Rights of Frutarom Shareholders

purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Pursuant to IFF’s by-laws, for director nominations to be properly brought before a meeting by a shareholder, such shareholder’s notice must set forth certain required information as to (i) each person whom the shareholder proposes to nominate for election as a director the following information and (ii) the shareholder giving the notice.

For a nomination to be properly brought before a meeting by a shareholder pursuant to IFF’s by-laws and to be in proper written form for inclusion in IFF’s proxy statement, the shareholders’ notice must also provide certain other information specified in IFF’s by-laws.

Other Shareholder Proposals

With regard to matters other than the nomination of a director, IFF’s by-laws provide that a shareholders’ notice to the Secretary of IFF must set forth as to each matter such shareholder proposes to bring before an annual meeting, certain required information.

Notice of Shareholder Meeting	IFF’s by-laws provide that written notice of each meeting of shareholders stating the place, date and hour of the meeting shall be sent to each shareholder entitled to vote at the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. To the extent that the meeting is a special meeting, such notice shall also indicate the person or persons calling the meeting, or the person(s) directing that the meeting be so called, and shall state the purpose or purposes for which the meeting has been called. Notice of any meeting of shareholders may be sent either in written or electronic form	Pursuant to the ICL, shareholder meetings generally require prior notice of not less than 21 days, and for certain matters specified in the ICL, not less than 35 days. Frutarom’s articles of association do not require the sending of written notice of general meetings of Frutarom shareholders to Frutarom shareholders unless the Frutarom board resolves otherwise with regards to a specific matter.

	Rights of IFF Shareholders	Rights of Frutarom Shareholders
and shall comply with Section 505 of the NYBCL.

Quorum	IFF’s by-laws provide that at all meetings of the shareholders of IFF, the holders of a majority of the shares of capital stock of IFF entitled to vote at such meeting, present in person or by proxy, shall constitute a quorum for the transaction of any business except as otherwise provided by law.

Frutarom’s articles of association provide that two or more shareholders, present in person, by proxy or by voting card when a general meeting of Frutarom shareholders proceeds to business, and holding shares representing in the aggregate 33 1/3% or more of the total voting power attached to the shares then outstanding, shall constitute a quorum.

If within half an hour from the time appointed for the general meeting a quorum is not present, the general meeting shall stand adjourned to the same day in the next week, at the same time and place, or any other time and place as the Frutarom board may designate in a notice to the shareholders.

The requisite quorum at an adjourned general meeting shall be (i) if the original meeting was convened upon requisition by shareholders pursuant to the ICL, the number of Frutarom shareholders holding the minimum number of voting shares necessary to make such requisition, present in person or by proxy; and (ii) in any other case, one or more shareholders, present in person or by proxy, holding at least one share.

At an adjourned general meeting, Frutarom’s articles of association provide that the only business to be considered shall be those matters which might have been lawfully considered at the general meeting originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the general meeting originally called.

Exemption and Limitation of Personal Liability of Directors and Officers	Section 402(b) of the NYBCL permits corporations to eliminate or limit the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity except liability of a director	The ICL provides that an office holder’s (that is, an executive officer’s or director’s) fiduciary duties consist of a duty of care and a duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the

	Rights of IFF Shareholders	Rights of Frutarom Shareholders
(i) whose acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law, (ii) who personally gained a financial profit or other advantage to which he or she was not legally entitled or (iii) whose acts violated Section 719 of the NYBCL. IFF’s restated certificate of incorporation includes such a provision.

company, in whole or in party, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Frutarom’s articles of association include such a provision. A company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the ICL, a company also may not exculpate, indemnify or insure an officer holder under other circumstances, including (i) a breach of the office holder’s duty of loyalty, (ii) willful or reckless breach of an officer holder’s duty of care, excluding a breach arising out of the negligent conduct of the office holder, (iii) an action or omission committed with the intent to derive unlawful personal benefit; and (iv) a fine, civil fine, financial sanction or penalty imposed upon the office holder.

Indemnification of Directors and Officers	Under Section 722 of the NYBCL, a corporation may indemnify its directors and officers (or a person who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against reasonable expenses (including attorneys’ fees), judgement, fines and amounts paid in settlement actually and necessarily incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify a director or officer (or a person who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against reasonable expenses (including attorneys’

Under the ICL, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification (Frutarom’s articles of association authorize such indemnification):

•  financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court; however, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to

Rights of IFF Shareholders	Rights of Frutarom Shareholders

fees) and amounts paid in settlement actually and necessarily incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (1) a threatened action, or a pending action that is settled or otherwise disposed or (2) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses and settlement amount as the court deems proper.

The indemnification provisions of the NYBCL require indemnification of any individual who has been successful on the merits or otherwise in defense of any action or proceeding that he or she was a party to by virtue of the fact that he or she is or was a director or officer of the corporation. Except as provided in the preceding sentence, unless ordered by a court pursuant to Section 724 of the NYBCL, any indemnification under the NYBCL as described in the immediately preceding paragraph may be made only if, pursuant to Section 723 of the NYBCL, indemnification is authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available or, if the quorum so directs or is unavailable, by (1) the board of directors upon the written opinion of independent legal counsel or (2) the shareholders. Further, the NYBCL permits a corporation to purchase directors and officers insurance.

IFF’s by-laws provide that IFF shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, by criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•  reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding, and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

•  reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Pursuant to the ICL, indemnification of, exculpation of and procurement of insurance coverage for, office holders in a public company that are not directors must be approved by the compensation committee, the board of directors and, if the office holder is a director, the chief executive officer or a controlling shareholder, also by the company’s shareholders.

Rights of IFF Shareholders	Rights of Frutarom Shareholders

reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of IFF, or was serving, at the request of IFF, as a director, officer, employee, fiduciary or agent of any other affiliated corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees, incurred by such person as a result of such action or proceeding, or any appeal therein, unless a judgment or other final adjudication adverse to such person establishes that his or her acts, or the acts of the person of whom he or she is the legal representative, were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she, or the person of whom he or she is the legal representative, personally gained in fact a financial profit or other advantage to which he or she, or the other person of whom he or she is the legal representative, was not legally entitled. IFF’s by-laws provide that IFF shall advance to such person funds to pay for such expenses, including attorney’s fees, incurred by such person in defending against any such action or proceeding, or any appeal therein, upon receipt of an undertaking by or on behalf of such person to repay such funds to IFF if a judgment or other final adjudication adverse to such person establishes that his or her acts, or the acts of the person of whom he or she is the legal representative, were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she, or the person of whom he or she is the legal representative, personally gained in fact a financial profit or other advantage to which he or she, or such person, was not legally entitled.

IFF’s by-laws also provide that IFF may purchase and maintain insurance to indemnify officers, directors and others

	Rights of IFF Shareholders	Rights of Frutarom Shareholders
against costs or liabilities incurred by them in connection with the performance of their duties and any activities undertaken by them for, or at the request of, IFF, to the fullest extent permitted by the NYBCL.

Amendments to Governing Documents

IFF’s restated certificate of incorporation provides that any provision therein may be amended, altered, changed or repealed in the manner prescribed by law. In accordance with section 803 of the NYBCL, IFF’s restated certificate of incorporation may be amended so long as the amendment is authorized by a vote of the IFF board, following by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of IFF shareholders. Under Section 803 of the NYBCL, the IFF board may make certain amendments to the restated certificate of incorporation without the authorization of IFF shareholders. In particular, the IFF board may (a) change the location of IFF’s office, (b) specify or change the post office address to which the secretary of state shall mail a copy of any process against the corporation served upon him, and (c) make, revoke, or change the designation of a registered agent, or specify or change the address of IFF’s registered agent.

IFF’s by-laws provide that the IFF board shall have the power to amend, repeal or adopt IFF’s by-laws, and the by-laws may be amended, repealed or adopted by the shareholders entitled at the time to vote in the election of directors.

Frutarom’s articles of association provide that its articles of association, or any provision thereof, may be amended, cancelled or replaced by a shareholder resolution requiring only a simple majority of the votes cast, unless otherwise required by Israeli law.

Certain Business Combination Restrictions	Under Section 912 of the NYBCL, a corporation is prohibited from engaging in any business combination with an interested shareholder for a period of five years from the date on which the shareholder first becomes an interested shareholder. There is an exception to the five-year waiting period requirement if prior to the shareholder becoming an interested shareholder, the board of directors approves the business combination in which the shareholder	Under the ICL, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required, unless determined otherwise by the competent Israeli court. Similarly, unless the court determines otherwise, a merger will not be approved if it is objected to by

Rights of IFF Shareholders	Rights of Frutarom Shareholders

became an interested shareholder. In addition, there is an exception to this prohibition on engaging in any business combination with an interested shareholder if:

•  the business combination is approved by the board of directors before the stock acquisition or the acquisition of the stock had been approved by the board of directors before the stock acquisition;

•  the business combination is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote not beneficially owned by the interested shareholder at a meeting called for that purpose no earlier than five years after the stock acquisition; or

•  in the business combination, the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share that is paid by the interested shareholder and such business combination meets certain other requirements.

The NYBCL defines the term “business combination” to include transactions such as certain mergers, consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. The NYBCL defines the term “interested shareholder” generally as any person who owns at least 20% of the outstanding shares of stock entitled to vote. A corporation can expressly elect not to be governed by the NYBCL’s business combination provision in its by-laws, which must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of stock of entitled to vote and is subject to further conditions, but IFF has not done so.

shareholders holding a majority of the voting rights participating and voting at the meeting (abstentions are disregarded), after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger or by anyone on their behalf, including by the relatives of or corporations controlled by these persons. In addition, upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger and may give other instructions to protect the rights of creditors. Further, a merger can be completed only after all approvals have been submitted to the Registrar of Companies and 30 days have passed from the time that shareholder resolutions were adopted in each of the merging companies and 50 days have passed from the time that a proposal for approval of the merger was filed with the Registrar of Companies.

Subject to certain exceptions provided for in the ICL, an acquisition of shares in a public company must be made by means of a tender offer to the extent that as a result of such acquisition (i) a person will hold 25% or more of the voting rights in the company if there is no other holder of 25% or more of the company’s voting rights, or (ii) the purchaser will hold more than 45% of the voting rights in the company if there is no other holder of more than 45% of the company’s voting rights. This rule does not apply to certain events set forth in the ICL, including a purchase of shares in a ‘private placement’ that receives specific shareholder approval for this purpose.

Under the ICL, a person may not acquire shares in a public company if, after the acquisition, the person will hold more than 90% of the shares or more than 90% of any particular class of shares of that

	Rights of IFF Shareholders	Rights of Frutarom Shareholders
company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class. The ICL generally provides that as long as a shareholder in a public company holds more than 90% of the company’s shares or of a particular class of shares, that shareholder shall be precluded from purchasing any additional shares.

Shareholder Rights Plans

Under New York law, the IFF board may, under certain circumstances, adopt a shareholder rights plan, which plan may have the effect of limiting the ability of any person or group to acquire IFF.

IFF does not have a shareholder rights plan in effect.

The validity of a shareholder rights plan has not yet been determined under Israeli law. Frutarom does not have a shareholder rights plan in effect.

Shareholders’ Statutory Rights

In addition to the rights set forth in IFF’s

restated certificate of incorporation and

IFF’s by-laws, the NYBCL grants

shareholders certain statutory rights.

These include, among others, certain

inspection rights, the right to bring

derivative actions on behalf of a

corporation and the right to review a

corporation’s financial statements.

In addition to the rights set forth in

Frutarom’s articles of association, the ICL

grants shareholders certain statutory

rights. These include, among others, the

right to vote, certain inspection rights,

information rights regarding directors’

remuneration and the right to review a

company’s financial statements.

APPRAISAL RIGHTS

The ICL does not provide for any statutory appraisal rights for a merger pursuant to Sections 314-327 of the ICL.

VALIDITY OF COMMON SHARES

The validity of the shares of IFF common stock offered hereby will be passed upon for IFF by Nanci Prado, IFF’s Deputy General Counsel.

EXPERTS

The financial statements of International Flavors & Fragrances Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to International Flavors & Fragrances Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Frutarom Industries Ltd. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 included in this prospectus have been so included in reliance on the report of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

IFF files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including IFF, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.

IFF has filed with the SEC a registration statement on Form S-4 of which this prospectus forms a part. The registration statement registers the shares of IFF common stock to be issued to Frutarom shareholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Frutarom and IFF. The rules and regulations of the SEC allow IFF to omit certain information included in the registration statement from this prospectus.

In addition, the SEC allows IFF to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus as described below. This prospectus incorporates by reference the documents listed below that IFF has previously filed with the SEC. They contain important information about the companies and their financial condition.

•	Annual report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 27, 2018;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 7, 2018;

•	Current reports on Form 8-K filed with the SEC on June 8, 2018, May 24, 2018, May 9, 2018, May 7, 2018, May 3, 2018 and February 14, 2018 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•	Definitive Proxy Statement for IFF’s 2018 annual meeting filed with the SEC on March 23, 2018.

IFF also incorporates by reference into this prospectus the description of IFF common stock contained in IFF’s current report on Form 8-K filed with the SEC on April 30, 2010.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, all documents filed by IFF pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of this prospectus and before the date of the Frutarom special meeting or (ii) after the date of the initial registration statement and prior to effectiveness of the registration statement (excluding in each case any current reports on Form 8-K to the extent disclosure is furnished and not filed) shall be deemed to be incorporated by reference into this prospectus.

You can obtain any of the other documents listed above with respect to IFF from the SEC or through the SEC’s website at the address indicated above. In addition, you can obtain such documents from IFF, by requesting them in writing or by telephone at the following address and telephone number:

By Mail:

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Telephone: (212) 765-5500

These documents are available from IFF without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part.

You can also find information about Frutarom and IFF at their Internet websites at www.frutarom.com and www.IFF.com, respectively. Information contained on these websites does not constitute part of this prospectus.

If you are a shareholder of Frutarom and would like to request documents, please do so by July 30, 2018 to receive them before the Frutarom special meeting. If you request any documents from IFF, IFF will mail them to you by first class mail, or another equally prompt means, within one business day after IFF receives your request.

THIS PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER FRUTAROM NOR IFF HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS DATED JULY 3, 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN (OR INCORPORATED BY REFERENCE INTO) THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS OR THE DATE OF SUCH INCORPORATED DOCUMENT (AS APPLICABLE), AND THE MAILING OF THIS PROSPECTUS TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

FRUTAROM INDUSTRIES LTD.

We have audited the accompanying consolidated financial statements of Frutarom Industries Ltd. (hereafter—the Company) which comprise the consolidated statements of financial position as of December 31, 2017 and 2016, and the related consolidated statements of income, of comprehensive income, changes in equity and cash flows for each of the three years in the period ended on December 31, 2017.

Management and Board of Directors’ Responsibility for the Consolidated Financial Statements

Management and Board of Directors are responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management and Board of Directors, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Frutarom Industries Ltd. as of December 31, 2017 and 2016, and their results of operations and their cash flows for each of the three years in the period ended on December 31, 2017, in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

Haifa, Israel	/s/ Kesselman & Kesselman
June 14, 2018	Certified Public Accountant (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Building 25, MATAM, P.O BOX 15084 Haifa, 3190500, Israel Telephone: +972 -4- 8605000, Fax:+972 -4- 8605001, www.pwc.com/il

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

		As of December 31
	Note	2017	2016
		U.S. dollars in thousands
Assets
CURRENT ASSETS:
Cash and cash equivalents	19	118,214	113,528
Accounts receivable:	16
Trade		248,043	200,106
Other		23,647	29,888
Prepaid expenses and advances to suppliers		21,265	20,248
Inventory	17	308,891	260,951

		720,060	624,721

NON-CURRENT ASSETS :
Property, plant and equipment	7	312,876	268,820
Intangible assets	2f.8	829,226	657,781
Investment in associates and available for sale assets	15	77,541	27,976
Deferred income tax assets	13d	3,886	3,477
Other	18	3,599	2,686

		1,227,128	960,740

Total assets		1,947,188	1,585,461

)
Dr. John Farber	)
Chairman of the Board
)
Ori Yehudai	)
President and CEO
)
Alon Granot	)
Executive Vice President and CFO

Date of approval of the financial statements by the Board of Directors: June 14, 2018.

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

		As of December 31
	Note	2017	2016
		U.S. dollars in thousands
Liabilities and shareholders’ equity
CURRENT LIABILITIES:
Short-term bank credit and loans and current maturities of long-term loans	9	372,135	234,204
Accounts payable:
Trade	20a	98,813	81,630
Other	20b	140,560	109,607
Put option liability for the shareholders of a Subsidiary	5a.1	—	40,350

		611,508	465,791

NON-CURRENT LIABILITIES:
Long-term loans net of current maturities	9	262,151	299,576
Retirement benefit obligations, net	10	34,006	35,041
Deferred income tax liabilities	13d	58,306	50,147
Liability for shareholders of a subsidiaries and other	3	102,304	70,302

		456,767	455,066

COMMITMENTS AND CONTINGENT LIABILITIES	11

TOTAL LIABILITIES		1,068,275	920,857

EQUITY:	12
Equity attributable to owners of the parent:
Ordinary shares		17,086	16,997
Other capital surplus		120,288	114,396
Translation differences	2c	(45,187)	(109,043)
Retained earnings		783,029	637,868
Less—cost of Company shares held by the company		(3,409)	(3,765)

NON-CONTROLLING INTERESTS		7,106	8,151

TOTAL EQUITY		878,913	664,604

TOTAL EQUITY AND LIABILITIES		1,947,188	1,585,461

The accompanying notes are an integral part of these financial statements.

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED INCOME STATEMENT

		Year ended December 31
	Note	2017	2016	2015
		U.S. dollars in thousands, (except for per share information)
SALES		1,362,396	1,147,041	872,796
COST OF SALES	21a	837,271	709,488	534,737

GROSS PROFIT		525,125	437,553	338,059
Selling, marketing, research and development expenses—net	21b	220,014	196,001	141,237
General and administrative expenses	21c	92,155	81,637	63,742
Other expenses—net	21d	3,392	11,772	2,826
Group’s share of earnings of investees accounted for at equity	15	1,402	1,113	—

INCOME FROM OPERATIONS		210,966	149,256	130,254
FINANCIAL EXPENSES—net	21e	24,606	12,841	12,197

INCOME BEFORE TAXES ON INCOME		186,360	136,415	118,057
INCOME TAX	13e	34,797	25,346	21,972

NET INCOME FOR THE YEAR		151,563	111,069	96,085

PROFIT ATTRIBUTED TO:
Owners of the parent company		149,679	109,245	94,859
Non-controlling interest		1,884	1,824	1,226

TOTAL INCOME:		151,563	111,069	96,085

		U.S dollars
EARNINGS PER SHARE:	2w
Basic		2.52	1.85	1.62

Fully diluted		2.51	1.84	1.60

The accompanying notes are an integral part of these financial statements.

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

		Year ended December 31
	Note	2017	2016	2015
		U.S. dollars in thousands
INCOME FOR THE YEAR		151,563	111,069	96,085
Other comprehensive income:
Items that will not be reclassified subsequently to profit or loss:
Remeasurement of net defined benefit Liability		2,716	1,123	(858)
ITEMS THAT COULD BE RECLASSIFIED SUBSEQUENTLY TO PROFIT OR LOSS
Gain from available-for-sale financial assets		—	41	—
Transfer of available-for-sale financial assets to profit and loss	15b.2	(41)	—	—
Translation differences		64,428	3,910	(65,293)

Total comprehensive income for the Year		218,666	116,143	29,934

ATTRIBUTABLE TO:
Owners of the parent		216,210	114,615	28,911
Non-controlling interest		2,456	1,528	1,023

TOTAL INCOME		218,666	116,143	29,934

The accompanying notes are an integral part of these financial statements.

(Continued)—1

FRUTAROM INDUSTRIES LTD.

CONSODLIATED STATEMENT OF CHANGES IN EQUITY

		EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
	Note	Ordinary shares	Other capital surplus	Translation differences	Retained earnings	Cost of company shares held by the company	Total—attributed to Owners of the parent company	Non- controlling interest	Total
		U.S. dollars in thousands
BALANCE AT JANUARY 1, 2015		16,822	106,664	(48,159)	445,653	(2,587)	518,393	3,626	522,019
CHANGES DURING THE YEAR ENDED December 31, 2015:
Comprehensive income:
Income for the year		—	—	—	94,859	—	94,859	1,226	96,085
Other comprehensive income	2c	—	—	(65,090)	(858)	—	(65,948)	(203)	(66,151)

Total comprehensive income for the year		—	—	(65,090)	94,001	—	28,911	1,023	29,934
Plan for allotment of Company shares to employees of subsidiary:
Acquisition of the Company shares by the Company	2s	—	—	—	—	(1,085)	(1,085)	—	(1,085)
Receipts in respect of allotment of Company shares to employees	12b	—	(374)	—	—	561	187	—	187
Allotment of shares and options to senior employees-Recognition of compensation related to employee stock and option grants	12b	—	1,541	—	—	—	1,541	—	1,541
Proceeds from issuance of shares to senior employees		90	2,635	—	—	—	2,725	—	2,725
Dividend paid to the non-controlling interests in subsidiary		—	—	—	—	—	—	(58)	(58)
Dividend paid	12c	—	—	—	(5,774)	—	(5,774)	—	(5,774)

		90	3,802	—	(5,774)	(524)	(2,406)	(58)	(2,464)

Non-controlling interest from business combination	5j	—	—	—	—	—	—	2,195	2,195

BALANCE AT December 31, 2015		16,912	110,466	(113,249)	533,880	(3,111)	544,898	6,786	551,684

The accompanying notes are an integral part of these financial statements.

(Continued)—2

FRUTAROM INDUSTRIES LTD.

CONSODLIATED STATEMENT OF CHANGES IN EQUITY

		EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
	Note	Ordinary shares	Other capital surplus	Translation differences	Retained earnings	Cost of company shares held by the company	Total attributed to Owners parent company	Non- controlling interest	Total
		U.S. dollars in thousands
BALANCE AT JANUARY 1, 2016		16,912	110,466	(113,249)	533,880	(3,111)	544,898	6,786	551,684
CHANGES DURING THE YEAR ENDED December 31, 2016:
Comprehensive income:
Income for the year		—	—	—	109,245	—	109,245	1,824	111,069
Other comprehensive income	2c	—	41	4,206	1,123	—	5,370	(296)	5,074

Total comprehensive income for the year		—	41	4,206	110,368	—	114,615	1,528	116,143
Plan for allotment of Company shares to employees of subsidiary:
Acquisition of the Company shares by the Company	2s	—	—	—	—	(1,395)	(1,395)	—	(1,395)
Receipts in respect of allotment of Company shares to employees	12b	—	(494)	—	—	741	247	—	247
Allotment of shares and options to senior employees-Recognition of compensation related to employee stock and option grants	12b	—	1,577	—	—	—	1,577	—	1,577
Proceeds from issuance of shares to senior employees		85	2,729	—	—	—	2,814	—	2,814
Changes of ownership rights in subsidiary		—	77	—	—	—	77	(973)	(896)
Dividend paid to the non-controlling interests in subsidiary		—	—	—	—	—	—	(63)	(63)
Dividend paid	12c	—	—	—	(6,380)	—	(6,380)	—	(6,380)

		85	3,889	—	(6,380)	(654)	(3,060)	(1,036)	(4,096)

Non-controlling interest from business combination	5b	—	—	—	—	—	—	873	873

BALANCE AT December 31, 2016		16,997	114,396	(109,043)	637,868	(3,765)	656,453	8,151	664,604

The accompanying notes are an integral part of these financial statements.

(Concluded)—3

FRUTAROM INDUSTRIES LTD.

CONSODLIATED STATEMENT OF CHANGES IN EQUITY

		EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
	Note	Ordinary shares	Other capital surplus	Translation differences	Retained earnings	Cost of company shares held by the company	Total attributed to Owners parent company	Non- controlling interest	Total
		U.S. dollars in thousands
BALANCE AT JANUARY 1, 2017		16,997	114,396	(109,043)	637,868	(3,765)	656,453	8,151	664,604
CHANGES DURING THE YEAR ENDED December 31, 2017:
Comprehensive income:
Income for the year		—	—	—	149,679	—	149,679	1,884	151,563
Other comprehensive income	2c	—	(41)	63,856	2,716	—	66,531	572	67,103

Total comprehensive income for the year		—	(41)	63,856	152,395	—	216,210	2,456	218,666
Plan for allotment of Company shares to employees of subsidiary:
Acquisition of the Company shares by the Company	2s	—	—	—	—	(1,528)	(1,528)	—	(1,528)
Receipts in respect of allotment of Company shares to employees	12b	—	(1,256)	—	—	1,884	628	—	628
Allotment of shares and options to senior employees-Recognition of compensation related to employee stock and option grants	12b	—	1,838	—	—	—	1,838	—	1,838
Proceeds from issuance of shares to senior employees		89	4,296	—	—	—	4,385	—	4,385
Changes of ownership rights in a subsidiary		—	1,055	—	—	—	1,055	(3,450)	(2,395)
Dividend paid to the non-controlling interests in subsidiary		—	—	—	—	—	—	(51)	(51)
Dividend paid	12c	—	—	—	(7,234)	—	(7,234)	—	(7,234)

		89	5,933	—	(7,234)	356	(856)	(3,501)	(4,357)

BALANCE AT December 31, 2017		17,086	120,288	(45,187)	783,029	(3,409)	871,807	7,106	878,913

The accompanying notes are an integral part of these financial statements.

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED STATEMENT OF CASH FLOWS

		Year ended December 31
	Note	2017	2016	2015
		U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash generated from operations (see Appendix)		223,210	139,235	112,625
Income tax paid—net		(35,681)	(14,610)	(20,963)

Net cash provided by operating activities		187,529	124,625	91,662

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment		(34,394)	(28,493)	(23,900)
Purchase of intangibles		(2,890)	(1,344)	(717)
Interest received		1,294	656	428
Acquisition of subsidiaries—net of cash acquired	5	(109,265)	(103,786)	(143,777)
Payments on account of acquisition of subsidiary		—	—	(131,838)
Purchase of available for sale securities		(40,169)	(2,199)	—
Proceeds from sale of property and other assets		454	11,099	2,191

Net cash used in investing activities		(184,970)	(124,067)	(297,613)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid to the non-controlling interests in subsidiary		(51)	(1,434)	(542)
Receipts from senior employees in respect of allotment of shares		4,385	2,814	2,725
Interest paid		(8,929)	(7,324)	(3,973)
Receipt of long-term bank loans		133,373	156,890	185,616
Settlement of Put option to shareholders in a subsidiary	5a	(42,227)	—	—
Acquisition of non-controlling interests in subsidiary		(2,395)	(896)	—
Repayment of long-term bank and financial institutions loans		(172,909)	(92,460)	(48,638)
Receipt (repayment) of short-term bank loans and credit-net		88,455	(3,056)	87,463
Acquisition of the Company shares by the Company—net of receipts in respect of the Shares		(900)	(1,148)	(898)
Dividend paid		(7,234)	(6,380)	(5,774)

Net cash provided (used) by financing activities		(8,432)	47,006	215,979

INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS		(5,873)	47,564	10,028
Balance of cash and cash equivalents and bank credit at beginning of year and bank credit		113,528	68,997	63,975
Profits (losses) from exchange differences on cash and cash
Equivalents		10,559	(3,033)	(5,006)

BALANCE OF CASH AND CASH EQUIVALENTS AT END OF YEAR		118,214	113,528	68,997

The accompanying notes are an integral part of these financial statements.

FRUTAROM INDUSTRIES LTD.

CONSOLIDATED STATEMENT OF CASH FLOWS

APPENDIX TO CONDENSED CONSOLIDATED STATEMENT CASH FLOWS

	Year ended December 31
CASH GENERATED FROM OPERATIONS:	2017	2016	2015
	U.S. dollars in thousands
Income before tax	186,360	136,415	118,057

Adjustments required to reflect the cash flows from operating activities:
Depreciation and amortization	46,797	43,115	31,385
Recognition of compensation related to employee stock and option grants	1,838	1,577	1,541
Retirement benefit obligation—net	(641)	1,236	1,428
Loss (gain) from sale and write-off of fixed assets and other assets Dividend received from companies accounted for under the equity method	1,934 2,250	(4,003 —)	(250 —)
Group’s share of losses (earnings) of companies accounted for at equity, net	(1,402)	(1,113)	—
Erosion of long-term loans	(1,247)	2,387	(3,096)
Interest paid—net	7,635	6,668	3,545
Erosion of Liability for put option for the shareholders of a subsidiary	—	—	13,118

	57,164	49,867	47,671

Changes in operating asset and liability items:
Decrease (increase) in accounts receivable:
Trade	(16,804)	(14,106)	1,293
Other	9,263	(49)	(13,447)
Decrease (increase) in other long-term receivables	(1,223)	(2,390)	(106)
Increase (decrease) in accounts payable:
Trade	2,036	(5,097)	(7,226)
Other	3,385	(3,685)	(5,484)
Increase (decrease) in other long-term payables	1,815	336	321
Increase in inventories	(18,786)	(22,056)	(28,454)

	(20,314)	(47,047)	(53,103)

Net cash flows from operating activities	223,210	139,235	112,625

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—GENERAL

Information on the activities of Frutarom Industries Ltd. and its subsidiaries (hereafter—the “Group”).

Frutarom Industries Ltd. (hereafter – the Company) is a global company, founded in 1933. The Company itself and through its subsidiaries (“Frutarom or the “Group”) develops, produces and markets flavors and fine ingredients used in the manufacture of food, beverages, flavors, fragrances, pharma/nutraceuticals, cosmetics and personal care products. On December 31, 2017, Frutarom operated 72 production sites, 90 research and development laboratories, and 109 sales offices in Europe, North America, Latin America, Israel, Asia, Africa and New Zealand, marketed and sold over 70,000 products to more than 30,000 customers in more than 150 countries and employed 5,250 people throughout the world.

Frutarom has two main activities: the Flavors activity and the Fine Ingredients activity (the “core businesses”). In addition, the Company imports and markets raw materials that it does not itself manufactured, as part of the service offered to customers, which includes providing them comprehensive solutions for their needs. This activity is presented as part of trade and marketing operations. Segment information for the reporting years is presented in note 6.

The Company is a limited liability company incorporated and domiciled in Israel. The address of its registered office is 2 Hamenofim St., Herzeliya. The Company’s controlling shareholder is ICC Industries Inc.

The Company’s shares have been listed on the Tel-Aviv Stock Exchange (the “TASE”) since 1996. Since February 2005, Company shares are also listed through Global Depository Receipts on the official list of the London Stock Exchange (the “LSE”).

In recent years, with Frutarom’s internal growth and acquisitions, seasonal effects on its results have diminished. Nonetheless, increased demand for beverages, yogurts, ice cream and other food products during the summer months brings about higher sales and improvement to a certain extent in Frutarom’s profitability margins in the second and third quarters of the year.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a.	Basis of Preparation:

1)	The Group’s financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, are in compliance with International Financial Reporting Standards (hereafter—IFRS) as issued by the International Accounting Standards Board (“IASB”) and interpretations to IFRS issued by the International Financial Reporting Interpretations Committee (IFRIC).

The significant accounting policies described below have been applied consistently in relation to all the years presented, unless otherwise stated.

The financial statements have been prepared under the historical cost convention, subject to adjustments in respect of revaluation of amounts funded for severance pay, financial assets at fair value through profit or loss or available for sale presented at fair value.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 4. Actual results could differ significantly from those estimates and assumptions.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

2)	The period of the Group’s operating cycle is 12 months.

3)	The Group analyses the expenses recognized in the income statements using the classification method based on the functional category to which the expense belongs.

b.	Principles of Consolidation

1)	Business combinations and subsidiaries

Subsidiaries are all entities (including structured entities) over which the group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

The group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary (hereafter—the acquired company) is the fair values of the assets transferred, the liabilities incurred and the equity interests issued by the Group.

The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination (except for certain exceptional items specified in IFRS 3—“Business Combinations”) (as amended), hereafter—IFRS 3R) are measured initially at their fair values at the acquisition date. The Group recognizes non-controlling interest in an acquired company which are present ownership instruments and entitle their holders to a pro rata share of the entity’s net assets in the event of liquidation in accordance with the non-controlling interest’s proportionate share of the recognized amounts of acquiree’s identifiable net assets. All other components of non-controlling interest are measured at fair value unless another measurement basis is required by IFRSs

Any contingent consideration accrued to the Group as part of a business combination is measured at fair value at the date of business acquisition. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability is recognized in accordance with IAS 39 “Financial Instruments” either in profit or loss or as a change to other comprehensive income. Contingent consideration that is classified as equity is not re-measured, and its subsequent settlement is accounted for within equity.

The excess of the overall amount of the transferred consideration, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired and the liabilities assumed is recorded as goodwill—(see also f(1) below).

In cases were the net amount at acquisition date of the identifiable assets acquired and of the liabilities assumed exceeds the overall consideration that was transferred, the amount of non-controlling interest in the acquiree and the fair value as of date of acquisition of any previous equity interest in the acquiree as above, the difference is recognized directly in income or loss at date of acquisition.

Inter-company transactions, balances, including income, expenses and dividends on transactions between group companies are eliminated. Profits and losses resulting from inter- company transactions that are recognized in assets (in respect of inventory and fixed assets) are also

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

2)	Associate companies

An associate is any entity in which the Group has significant influence, but not control. Investment in an associate is accounted for using the equity method of accounting.

According to the equity method, an investment is initially recorded at cost and the carrying amount is subsequently adjusted to reflect the investor’s share of the net assets of the associate or joint venture since acquisition date.

The Group determines on each reporting date whether indications exist of impairment of its investment in the associate. If such indications are present, the Group calculates the amount of impairment as a difference between the recoverable amount of investment (the higher of value in use and fair value less cost to sale) and its carrying amount, and recognizes an impairment loss in profit or loss near to the “share in income (loss) of associates accounted for using the equity method” item.

Income or loss arising from transactions between the Group and the companies are recognized in the financial statements of the Group only at the amount of the share in the associate or joint venture of investors that are unrelated to the Group. The share of the Group in the profit or loss of the associate or joint venture in relation to those transactions is eliminated. When the investment is no longer accounted as an associate or joint venture the Group would stop using the equity method and the investment would account as financial asset (IAS 39), as long as the associate or the joint venture has not became a subsidiary. The group would recognize profit or loss due to the difference between the fair-value of the remaining investment and returns for realization to the book value of the investment as of the time of losing the significant influence. All amounts recognized in other comprehensive income due to the investment would account as if the related assets or liabilities were realized (amounts that were recognized before as part of other comprehensive income might reclassified to profit or loss).

c.	Translation of Foreign Currency Balances and Transactions:

1)	Functional and Presentation Currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which that entity operates (the “Functional Currency”). The consolidated financial statements are presented in U.S. dollars, which is the Company’s functional and presentation currency.

2)	Transactions and balances.

Foreign currency transactions in currencies different from the functional currency (hereafterj—foreign currency) are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are attributed to income or loss.

Gains and losses arising from changes in exchange rates are presented in the income statement among “financial expenses”.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

3)	Translation of Financial Statement of Group Companies

The results and financial position of all the Company’s entities (none of which has the currency of hyperinflationary economy) that have a Functional Currency different from the presentation currency are translated into the presentation currency as follows:

(a)	Assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

(b)	Income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates: in which case income and expenses are translated at the rate on the dates of the transactions);

(c)	All resulting exchange differences are recognized among other comprehensive income.

On consolidation of the financial statements, exchange differences arising from the translation of the net investment in foreign operations and from loans and other currency instruments designated to serve as hedges to those investments are carried to other comprehensive income.

Goodwill and fair value adjustments arising on the acquisition of foreign operations are treated as assets and liabilities of the foreign operations and translated at the closing rate. Exchange differences arising from translation as above are recognized in other comprehensive income.

4)	Information regarding exchange rates:

	NIS	Pound Sterling	Euro	Swiss Franc	Ruble
Exchange rate as of December 31:
2017	3.47	0.74	0.83	0.98	57.6
2016	3.85	0.81	0.95	1.02	61.27
2015	3.90	0.67	0.92	0.99	73.31
Increase (decrease) of the dollar during the year:	%	%	%	%	%

2017	(9.8)	(9.0)	(12.2)	(4.4)	(5.9)
2016	(1.5)	20.6	3.5	2.7	(16.4)
2015	0.3	5.2	11.6	0.4	22.9

	NIS	Pound Sterling	Euro	Swiss Franc	Ruble
Average exchange rate during the year:
2017	3.60	0.78	0.90	0.98	58.3
2016	3.84	0.74	0.90	0.99	66.23
2015	3.89	0.65	0.90	0.96	60.99

Increase (decrease) during of the dollar during the year:	%	%	%	%	%

2017	(6.3)	5.2	(0.7)	(0.1)	(12.0)
2016	(1.2)	12.7	0.3	2.5	8.6
2015	8.6	7.8	19.7	5.2	56.6

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

d.	Segment Reporting (see also note 1)

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker in the Group, who is responsible for allocating resources and assessing performance of the operating segments.

The Group is organized and managed on a worldwide basis in two major operating activities: Flavors and the Fine Ingredients. Another operation is Trade and Marketing.

e.	Property, Plant and Equipment:

The cost of a property, plant and equipment item is recognized as an assets only if: (a) it is probable that the future economic benefits associated with the item will flow to the Group and (b) the cost of the item can be measured reliably.

Property, plant and equipment is stated at historical cost less accumulated depreciation. Historical cost includes expenditure that is directly attributable to the acquisition of the items and only when the two criteria mentioned above for recognition as assets are met.

The carrying amount of a replaced part is derecognized. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

The cost of a property, plant and equipment item includes:

(a)	Its purchase price, including import duties and non-refundable purchase taxes, after deducting trade discounts and rebates.

(b)	Any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably.

Depreciation and impairment of property, plant and equipment are recognized in the income statement.

Land owned by the Group is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate their cost less their residual values over their estimated useful lives, as follows:

Percentage of Annual Depreciation
Buildings and land under financial lease	2-4
Machinery and equipment	5-10
Vehicles and lifting equipment	15-20
Computers	20-33
Office furniture and equipment	6-20
Leasehold improvements	See below

Leasehold improvements are amortized by the shorter of straight-line method over the terms of the lease or estimated useful life of the improvements ,.

The asset’s residual values, the depreciation method and useful lives are reviewed, and adjusted if appropriate, at least once a year.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount (Note 2g).

Gains or losses on disposals are determined by comparing proceeds with carrying amount. These are included in the income statement among “other income—net”.

f.	Intangible Assets:

1)	The overall amount of goodwill arising on acquisition of a subsidiary, associated company or activity represents the excess of the consideration transferred in respect of acquisition of a subsidiary over the net amount as of acquisition date of the identifiable assets acquired and the liabilities assumed. Goodwill on acquisitions of subsidiaries is included in ‘intangible assets’.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the cash generating units (CGUs), or groups of CGUs that is expected to benefit from the synergies of the combination. Each unit or group of units to which the goodwill is allocated represents the lowest level within the entity at which the goodwill is monitored for internal management purposes and which is not larger than an operating segment (before aggregation) (see also g. below).

Impairment reviews of CGUs (or groups of CGUs) are undertaken annually and whenever there is any indication of impairment of CGU or group of CGUs. The carrying value of the CGU (or group of CGUs) is compared to the recoverable amount, which is the higher of value in use and the fair value less costs to sell.

Any impairment loss is allocated to write-down the carrying amount of the CGU’s assets (or CGUs) in the following order: first, the write down of any goodwill allocated to a cash generating unit (or a group of CGUs); and afterwards to the remaining assets of the CGU or (group of CGUs) on a proportionate basis using the carrying amounts of each asset of the CGU (or group of CGUs). Any impairment is recognized immediately as an expense and impairment of goodwill is not subsequently reversed.

2)	Product formulas acquired as part of a business combination transaction are initially recorded at fair value and amortized on a straight-line basis over their useful lives of 20 years.

3)	Customer relationships acquired in a business combination are measured at fair value at the acquisition date. The customer relations have a finite useful life and are carried at the recognized amount less accumulated amortization. Amortization is calculated using the straight-line method over the expected life of the customer relationship (10 years).

4)	Separately acquired trademarks and licenses are shown at historical cost. Trademarks and licenses acquired in a business combination are recognized at fair value at the acquisition date. Trademarks and licenses have a definite useful life and are presented at cost less accumulated amortization. Amortization is calculated using the straight-line method to allocate the cost of trademarks over their estimated useful lives (20 years).

5)	Computer software

Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and bring to use the specific software licenses. These costs are amortized over their estimated useful lives (3-5 years) using the straight-line method.

Costs associated with maintaining computer software programs are recognized as an expense as incurred.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

Computer software development costs recognized as assets are amortized over their estimated useful lives using the straight line method (3-5 years) commencing the point in time when the asset is available for use, i.e., it is in the location and condition necessary for it to be capable of operating in the manner intended by management.

6)	Research and Development

Research expenses are accounted for as expenses as incurred. Cost incurred in respect of development projects (attributable to the design and testing of new or improved products) are recognized as intangible assets when the following criteria are met:

•	It is technically feasible to complete the intangible assets so that it will be available for use;

•	Management intends to complete the intangible asset and use it or sell it;

•	There is an ability to use or sell the intangible asset;

•	It can be demonstrated how the software product will generate probable future economic benefits;

•	Adequate technical, financial and other resources to complete the development and to use or sell the intangible asset are available; and

•	The expenditure attributable to the intangible asset during its development can be reliably measured.

Other development costs that do not qualify for recognition as assets are recognized as cost as incurred. Development costs previously recognized as an expense are not recognized as an asset on a subsequent period.

The Group fully recognized the R&D expenses as incurred.

g.	Impairment of non-financial assets

Assets that have an indefinite useful life, such as goodwill, are not subject to amortization and are tested annually for impairment or more often if events have occurred or changes in circumstances indicate that the carrying amount may not be recoverable.

Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets, other than goodwill, that were subject to impairment are reviewed for possible reversal of the impairment recognized in respect thereof at each statement of financial position date.

h.	Government Grants

The group’s research and development activities are supported in some of the countries in which it operates, and in Israel through the Israel innovation authority by way of grants. Grants from the government are recognized at their fair value where there is a reasonable assurance that the grant will be received and the Group will comply with all attached conditions.

Government grants relating to costs are recognized in the income statement on a systematic basis over the periods in which the Group recognizes the relating costs (the costs that the grants are intended to compensate).

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

i.	Financial assets:

1)	Classification

The Group classifies its financial assets in the following categories: Financial assets at fair value through profit or loss, available for sale assets, loans and receivables. The classification depends on the purpose for which the financial assets were acquired. Group management determines the classification of its financial assets at initial recognition.

a)	Financial assets at fair value through profit or loss

This category includes two sub-categories: financial assets held for trade and financial assets designated at fair value through profit or loss. A financial asset is classified into this category if it was acquired principally for the purpose of selling in the short term or if was designated to this category by management. Assets in this category are classified as current assets if expected to be settled within 12 months, otherwise they are classified as non-current.

b)	Receivables

Receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the statement of financial position date. These are classified as non-current assets. Receivables of the Group are classified as “accounts receivable”, “Cash and cash equivalents” and “long-term loans and other receivables” in the statement of financial position (Note 2k below).

c)	Available-for-sale assets

Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless management intends to dispose of the investment within 12 months of the date of the statement of financial position, in which case they are classified as current assets.

2)	Recognition and measurement

Regular purchases and sales of financial assets are recognized on the settlement date, which is the date on which the asset is delivered to the Group or delivered by the Group. Investments are initially recognized at fair value plus transaction costs for all financial assets not measured at fair value through profit or loss. Financial assets measured at fair value through profit or loss, are initially recognized at fair value, and transaction costs are expensed in the income statement. Financial assets are derecognized when the rights to receive cash flows there from have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Financial assets at fair value through profit or loss and available for sale assets are subsequently carried at fair value. Loans and receivables are measured in subsequent periods at amortized cost using the effective interest method.

Gains or losses that stem from changes in the fair value of financial assets at fair value through profit or loss are presented in income statement under “financial expenses—net” in the period in which they incurred. Dividend income from financial assets at fair value through profit or loss are recognized in income statement under “other income—net” when the group is eligible to these payments.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

Gains or losses that stem from changes in the fair value of financial assets at available for sale assets are presented in statement of comprehensive income in the period in which they incurred. When selling available for sale assets, the accumulated gain or losses are reclassified from the comprehensive income to the profit or loss in “other expenses—net”.

3)	Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

4)	Impairment of financial assets

a)	Financial assets at fair value through profit or loss

Financial assets are presented at amortized cost.

The Group assesses at the each statement of financial position date whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. The criteria that the Group uses to determine that there is objective evidence of an impairment of a financial assets or group of financial assets include observable information that came to the attention of the Group in connection with the following loss events:

•	Significant financial difficulty of the issuer or obligor;

•	breach of contract, such as a default or delinquency in interest or principal payments;

•	The Group, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

•	The disappearance of an active market for that financial asset because of financial difficulties;

•	Observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the portfolio.

Where objective evidence for impairment exists, the amount of the loss is measured as the difference between the asset’s carrying amount of the financial assets and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate (i.e., the effective interest rate computed for the asset upon initial recognition). The asset’s carrying amount is reduced and the amount of the loss is recognized in the income statement.

If the amount of impairment loss in a subsequent period decreases, and this decrease may be attributed to an objective event that took place after the impairment was recognized (like improved credit rating of the borrower), reversing the previously recognized impairment loss is recorded in income statements.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

b)	Available-for-sale financial assets

The group assesses at each date of the statement of financial position whether there is objective evidence that a financial asset or a group of financial assets is impaired. For testing whether there is objective evidence for impairment of a debt instrument, the Group uses the criteria in (a) above. For investments in equity securities, in addition to the criteria in (a) above, information regarding significant changes having adverse effect on the technological, economical or legal environment in which the issuer operates implicating that the cost of the equity investment might not be recovered as well as significant or prolonged decline in the fair value of the security below its cost is also evidence that the assets are impaired.

If any such evidence exists, the cumulative loss (recognized in other comprehensive income)—measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in profit or loss—is reclassified from equity and recognized in income or loss.

If, in a subsequent period, the fair value of a debt instrument increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in profit or loss, the impairment loss is reversed through the income statement. Impairment losses that are recognized in profit or loss for investment in an equity instrument are not reversed through income or loss.

j.	Derivatives financial instruments, embedded derivatives and hedging activity

Hedge of net investment

Hedges of a net investment in a foreign operation are accounted for similarly to cash flow hedges. Any gain or loss on the effective portion of the hedge is recognized in other comprehensive income. Gain or loss on the ineffective portion is recognized in profit or loss. Gains or losses accumulated in equity are recycled to profit or loss when the foreign operation is disposed of or sold.

k.	Inventories

Inventories are measured at the lower of cost or net realizable value. Raw material cost is determined using the “moving average” method.

The cost of finished goods and work in progress comprises raw materials, direct labor, other direct costs and related production overheads (based on normal operating capacity) but excludes capitalization of borrowing costs.

Net realizable value is the estimated selling price in the ordinary course of business, less the applicable and variable selling expenses.

l.	Trade Receivables

Trade receivables are amounts due from customers for merchandise sold or services performed in the ordinary course of business. If collection is expected in one year or less they are classified as current assets. If not, they are classified as non-current assets.

Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment of accounts receivable (hereafter—“provision for impairment” or “provision for impairment of accounts receivable”). As to the way the impairment provision is determined and accounting treatment applied thereto subsequently see i4) above.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

m.	Cash and Cash Equivalents

Cash and cash equivalents include cash in hand, short-term bank deposits and other highly liquid short-term investments, the maturity of which does not exceed three months, bank overdrafts (repayable upon demand).

n.	Share Capital

Ordinary shares of the Company are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in the equity as a deduction, net of tax, from the proceeds of issuance.

Where any Group company purchases the Company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes) is deducted from equity attributable to the company’s equity holders until the shares are cancelled or reissued. Where such shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects are included in equity. Any difference between the cost of acquisition of the treasury shares and the consideration is carried to premium on shares.

o.	Trade Payables

Trade payables are obligations of the Group to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less.

If not, they are classified as non-current liabilities.

Trade payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

p.	Loans

Loans are recognized initially at their fair value, net of transaction costs incurred. Loans are subsequently measured at amortized cost; any difference between the consideration (net of transaction costs) and the redemption value is recognized in the income statement over the period of the loan using the effective interest method.

Loans are classified as current liabilities unless the Group has an unconditional right to defer settlement of the loans for at least 12 months after the end of the reporting period, in which case they are classified as non-current liabilities.

q.	Current and Deferred Income Taxes

The tax expenses for the reported years comprise of current and deferred tax. Tax is recognized in the income statement, except for taxes related to equity and other comprehensive income items.

The current income tax charge is calculated on basis of the tax laws enacted or substantially enacted at the statement of financial position date in the countries where the Company and the subsidiaries operate and generate taxable income. Management periodically evaluates tax issues related to its taxable income, based on relevant tax law, and makes provisions in accordance with the amounts payable to the Income Tax Authorities.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

Deferred income tax is recognized using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Nevertheless, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affect neither accounting nor taxable income.

Deferred income tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. The amount of deferred income taxes is determined using tax rates (and laws) that have been enacted or substantially enacted by the statement of financial position date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. Deferred income tax is not calculated on temporary differences arising on investments in subsidiaries, as long as the timing of reversal of the differences is controlled by the Group and it is expected that no such reversal will take place in the foreseeable future.

The group recognizes deferred income tax assets in respect of temporary differences deductible for tax purposes only if it is expected that the temporary difference is revered in the foreseeable future and to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax assets and liabilities are offset only if:

-	There is a legally enforceable right to offset current tax assets against current tax liabilities; and

-	When the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

As stated in Note 13c, upon distribution of dividends from tax-exempt income of “approved enterprises” or “benefited enterprises”, the amount distributed will be subject to tax at the rate that would have been applicable had the company not been exempted from payment thereof. The amount of the related tax is charged as an expense in the statement of comprehensive income, when such dividend is distributed.

r.	Employee Benefits:

1)	Pension Obligations and retirement benefits

The companies in the group operate a number of post-employment employee benefit plans, including defined benefit and defined contribution plans.

A defined contribution plan is a pension plan under which the group pays fixed contributions into a separate entity.

The group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

A defined benefit plan is a pension plan that is not a defined contribution plan.

The companies in the group operate a number of pension plans. The plans are funded through payments to insurance companies or pension funds that are managed in trust.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

According to their terms, those pension plans satisfy the above definition of a defined contribution plan.

According to labor laws and agreements in Israel and the practices of the companies in the Group, Group companies are obligated to pay retirement benefits to employees dismissed or retiring in certain circumstances.

According to the obligation of group companies to employees who participate in a defined benefit plan, the amounts of benefits those employees are entitled to upon retirement are based on the number of years of services and the last monthly salary.

The obligation of the group companies to all other employees is a defined contribution plan, in which regular contributions are made to a separate and independent entity, and the companies of the Group have no legal or constructive liability to make any further payments if the assets of the funds are insufficient to pay all employees the benefits for work services in the current and past periods.

The total retirement benefit obligation presented in the statement of financial position is the present value of defined benefit contribution as of the date of financial position, less the fair value of plan assets. The defined contributions benefit is measured on an annual basis by an actuary using the projected unit credit method.

The present value of the liability is determined by discounting expected future cash flows (after taking into account the expected rate of payroll hikes) based on the interest rate of government/corporate bonds denominated in the currency in which the benefits will be paid and whose terms to maturity approximate the term of retirement benefit obligation.

According to IAS 19 “Employee Benefits”, the discount rate used for calculating the actuarial obligation is determined by using the market return of high-quality corporate bonds on the date of the statement of financial position. However, IAS 19 indicates that in countries where there is no deep market in such bonds, the market rates on government bonds are used.

The group recognizes remeasurements of net obligations (the asset) for defined benefit plan to other comprehensive income in the period in which they incurred. Those remeasurements are created as a result of changes in actuary assumptions, difference between past assumptions and actual results and differences between plan assets return and the amounts included in net interest on net liabilities (the asset) for defined benefit. Past-service costs are recognized immediately in income. Amount funded for severance benefits are measured at fair value. The amounts funded are plan assets as defined by IAS 19, and therefore were offset from the balance of retirement benefit obligation for presentation purposes in the statement of financial position.

As discussed above, the group purchase insurance policies and make contributions to pension and severance pay funds to fund its obligation under defined contribution plan. The group has no further payment obligations once the contributions have been paid. The contributions are defined as an expense for employee benefits concurrently to receiving services from employees that entitle them for contributions. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

2)	Vacation and Recreation Fees

Under the law in various countries, employee is entitled for vacation days and recreation fees (in Israel), both computed on an annual basis. The entitlement is based on the period of employment.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

The Group records a liability and an expense in respect of vacation and recreation fees, based on the benefit accumulated for each employee.

3)	Bonus plans

Some of the Group’s employees are entitled to receive an annual bonus in accordance with the bonuses plan determined by Group management for that year. The Group provides for payment of the bonus in accordance with meeting the targets of the plan and in accordance with Group’s estimate as to the total amount of bonuses to be paid to employees.

s.	Share-Based Compensation

The group operates a number of equity-settled, share-based compensation plans, under which the entity receives services from employees as consideration for equity instruments (options) of the Company. The fair value of the employee services received in exchange for the grant of the options is recognized as an expense over the vesting period. The total amount to be expensed is determined by reference to the fair value of the options granted:

–	including any market performance conditions (for example, an entity’s share price);

–	Excluding the impact of any service and non-market performance vesting conditions (for example, profitability, sales growth targets and remaining an employee of the entity over a specified time period);

t.	Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events and it is probable that an outflow of resources will be required to settle the obligation and it is possible to prepare a reliable estimation of the amount of liability.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole.

Provisions are measured at the present value of the cash flow expected to be required to settle the obligation using a pre-tax discount rate that reflects current market assessments of the time value of money and the risk specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

u.	Revenue Recognition Policy

Revenue is measured at the fair value of the consideration received or receivable for the sale of goods in the ordinary course of business. Revenue is shown net of value-added tax, returns, rebates and discounts and after eliminating sales within the Group.

Revenues from sale of goods are recognized by the Group when all of the following conditions are met:

(a)	The significant risks and rewards of ownership of the goods have been transferred by the Group to the buyer;

(b)	The group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold.

(c)	The amount of revenues can be reliably measured.

(d)	It is probable that future economic benefit relating to the transaction will flow to the Group; and

(e)	The costs incurred or to be incurred in respect of the transaction can be measured reliably.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

The amount of revenue is not considered to be reliably measurable until all contingencies relating to the transaction have been resolved. The Group bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

The products are occasionally sold with volume discounts; customers have a right to return faulty products. Sales are recorded based on the selling price, net of the estimated volume discounts and returns at the time of sale. Accumulated experience is used to estimate and provide for the discounts and returns. The volume discounts are assessed based on anticipated annual purchases. No element of financing is present as the sales are made with an average credit term, which is not higher than the market practice.

v.	Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease.

Long-term lease contracts for lease of land from the Israel Land Administration and from other countries are presented among fixed assets.

w.	Earnings per Share

Basic:

The computation of basic earnings per share is based, as a general rule, on the profit attributable to holders of ordinary Company shares divided by the weighted average number of ordinary shares in issue during the period, excluding Company shares held by group subsidiaries (Notes 2m).

Fully Diluted:

When calculating the diluted earnings per share, the Group adds to the average number of shares outstanding that was used to calculate the basic earnings per share also the weighted average of the number of shares to be issued assuming the all shares that have a potentially dilutive effect would be converted into shares. The potential shares, as above are only taken into account in cases where their effect is dilutive (reducing the earnings per share or increasing the loss per share).

The weighted average number of shares used in calculating Basic and Diluted earnings per share is as follows:

	Basic	Diluted
	In thousands	In thousands
Year-end December 31:
2017	59,342	59,632
2016	58,916	59,494
2015	58,573	59,141

x.	Dividends

Dividend distribution to the Company’s owners is recognized as a liability in the Group’s statement of financial position on the date on which the dividends are approved by the Group’s Board of Directors. Dividend paid includes an erosion component (from date of approval of dividend through date of payment thereof).

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

y.	New standards, amendments and interpretations of existing standards, which have not yet become effective and not been early adopted by the Company:

1.	Amendment to IFRS 9—“Financial Instruments” (hereafter—“IFRS 9” or “the standard”):

IFRS 9, ‘Financial instruments’, addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortized cost, fair value through OCI and fair value through P&L. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception to present changes in fair value in OCI without recycling.

There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39. The new impairment model establishes a three-stage approach, based on changes in expected credit risk of a financial instrument. Each stage determines how to measure credit losses and how to apply the effective interest method. In addition, for financial assets that have no material financing element, such as receivables, it is possible to implement a simpler method. At initial recognition of a financial asset, an entity recognizes a loss allowance equal to 12 months expected credit losses, or the loss expected over the life of the instruments for accounts receivables, unless the asset is considered to have an “ credit impaired rating”.

For financial liabilities there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income, for liabilities designated at fair value through other comprehensive income.

IFRS 9 simplifies the requirements for testing hedge effectiveness by dropping the strict quantitative thresholds for testing hedge effectiveness. IFRS 9 requires economic relationship between the underlying hedged risk component and the hedging instrument, and that the hedge ratio is the same used for risk management purposes. The standard retains the requirement for maintaining documentation throughout the hedge period, but documentation is different than that required by IAS 39.

IFRS 9 will be applied retrospectively for annual reporting periods beginning on or after January 1, 2018. Early adoption is permitted.

According to the Company assessment, the adoption of IFRS 9 is not expected to have material impact on the financial statements.

2.	IFRS 15 “Revenue from Contracts with Customers” (hereinafter—IFRS 15)

IFRS 15 will replace after its first-time adoption the guidance on revenue recognition in current IFRSs.

The core principle of IFRS 15 is that revenue from contracts with customers should be recognized using the method that best depicts the transfer of control of goods and services to the customer, the amount of consideration that the entity expects to be entitled to in exchange for transferring promised goods or services to a customer.

IFRS 15 has a single model for revenue recognition, based on a five-step approach:

(1)	Identify the contract(s) with the customer

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

(2)	Identify the separate performance obligations in the contract

(3)	Determine the transaction price

(4)	Allocate the transaction price to separate performance obligations

(5)	Recognize revenue when (or as) each performance obligation is satisfied

IFRS 15 covers accounting for a variety of issues related to implementation of that model, including: recognition of contractual variable consideration, adjustment of contractual transaction price to reflect the time value of money, and cost of obtaining and fulfilling the contract.

The standard expands the disclosure requirements about revenue, and, among other things, requires quantitative and qualitative information about significant management judgments that were considered for determining the amount of revenue recognized.

On July 22, 2015, the IASB decided to defer the effective date of the standard by one year, such that the standard will be applied retrospectively for annual periods beginning on or after January 1, 2018 with some exceptions as provided in the transition provisions of IFRS 15. According to the provisions of IFRS 15, early adoption is permitted.

Group management believes that the new standard is not expected to have material impact on the financial statements.

3.	IFRS 16 “Leases”

IFRS 16 will replace upon first-time implementation the existing guidance in IAS 17—“Leases” (hereafter—“IAS 17”). The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases, and is expected to have material impact mainly on the accounting treatment applied by the lessee in a lease transaction.

IFRS 16 changes the existing guidance in IAS 17 and requires lessees to recognize a lease liability that reflects future lease payments and a “right-of-use asset” in all lease contracts (except for the following), with no distinction between financing and capital leases. IFRS 16 exempts lessees in short-term leases or the when underlying asset has a low value.

IFRS 16 substantially carries forward the lessor accounting requirements in IAS 17. Accordingly, a lessor continues to classify its leases as operating leases or finance leases, and to account for those two types of leases differently.

IFRS 16 also changes the definition of a “lease” and the manner of assessing whether a contract contains a lease.

IFRS 16 will be effective retrospectively for annual periods beginning on or after January 1, 2019, taking into account the reliefs specified in the transition provisions of IFRS 16. Under the provisions of IFRS 16, early adoption is permitted only if IFRS 15 has also been applied. The group has decided to early adopt the standard, while applying the accumulated impact as of January 1, 2018 and additional reliefs, as the standard allows. The implementation is expected to impact the accounting of lease agreements: real-estate, equipment and vehicles. Starting January 1, 2018, the Company is going to recognize assets and liabilities due to leases, which until then were accounted as operating leases.

According to the Company assessment and the information available as of the date of this report:

1)	During the first-time implementation—Increase of approx. $37 million in assets and liabilities.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

2)	Decrease of operational expenses during 2018 amounting approx. $9 million to $11 million and an increase of depreciation and financial expenses in a Appx amount. Additional impact is expected to the increase of cash flow from operating activities and a decrease in the cash flow from financing activities amounting $9 million to $11 million.

3)	The assessment is based on the information currently available and changes in lease agreements and additional examination could have impact on the final amounts.

NOTE 3—FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT:

a.	Financial Risk Management

1)	Financial Risk Factors

The Group’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance.

Risk management is carried out under policies approved by the Board of Directors and senior management. These policies cover specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of non-derivative financial instruments, and investment of excess liquidity. Group policies also cover areas such as cash management and raising short and long-term debt.

The Group’s business is characterized by considerable dispersion. The Group produces tens of thousands of products intended for tens of thousands of customers throughout the world, using tens of thousands of raw materials purchased from a wide range of suppliers worldwide. As stated, the Group is not significantly dependent on any of its customers, products or suppliers.

Discussions on implementing the risk management policy as relates to currency exposure and interest are conducted by the Group’s management once each quarter.

a)	Market Risks:

1)	Foreign Exchange Risk

The Group operates globally and is exposed to movements in foreign currencies affecting its net income and financial position, as expressed in U.S. dollars.

Transaction exposure arises because the equivalent amount in local currency paid or received in transactions denominated in foreign currencies may vary due to changes in exchange rates. Most Group entities produce their income primarily in the local currency. A significant amount of expenditures, especially for the purchase of goods for resale are in foreign currencies. Similarly, transaction exposure arises on net balances of financial assets held in foreign currencies. Since raw materials purchases for the Group’s production are also conducted in various currencies, currency exposure is reduced.

The Group’s subsidiaries manage this exposure locally. In addition, Group management monitors total global exposure of the Group.

Translation exposure arises from the consolidation of the Foreign Currency denominated financial statements of the Company’s subsidiaries. The effect on the Group’s consolidated comprehensive income is shown as a currency translation difference.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3—FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued):

The following table presents currency exposure in respect of balance denominated in currencies that are different than the functional currency of the reporting company and also the effect on income after taxes. At December 31, 2017 and 2016, if the currencies specified below had weakened/strengthened by 1% against the other functional currencies of group companies, with all other variables unchanged:

	December 31 2017
	U.S. dollars in thousands
		Pound		Swiss
	NIS	Sterling	Euro	Franc
Financial asset (liabilities), net	(22,927)	3,531	(81,296)	3,468

Gain (loss) from change:
Impact of 1% weakening	229	(35)	813	(35)
Impact 1% strengthening	(229)	35	(813)	35

	December 31 2016
	U.S. dollars in thousands
		Pound		Swiss
	NIS	Sterling	Euro	Franc
Financial asset (liabilities), net	(3,444)	711	(195,240)	911

Gain (loss) from change:
Impact of 1% weakening	34	(7)	1,952	(9)
Impact 1% strengthening	(34)	7	(1,952)	9

*	Represents amounts lower than $1 thousand.

2)	Cash Flow Risk Relating to Interest Rates

Since on a current basis the Group does not have significant assets bearing interest, its revenues and operating cash flow are not dependent on changes in interest rates.

The Group’s interest rate risk arises from long-term and short-term borrowings. Borrowings received at variable rates expose the Group to cash flow interest rate risk.

The Group analyses its interest rate exposure. Various scenarios are simulated taking into consideration refinancing, renewal of existing positions and alternative financing. Based on these scenarios, the Group calculates the impact on profit and loss of a defined interest rate shift. For each simulation, the same interest rate shift is used for all currencies. The scenarios are run only for liabilities that represent the major interest-bearing positions.

Based on the simulations performed, the impact on post tax profit for the year 2017 of a 0.1% shift in interest rate on loans would have been a change of $362 thousand (2016—$258 thousand; 2015—$233 thousand).

b)	Credit Risk

Credit risk arises from the possibility that the counter-party to a transaction may be unable or unwilling to meet their obligations causing a financial loss to the Group.

Trade receivables are subject to a policy of active risk management, which focuses on the assessment of country risk, credit limits, ongoing credit evaluation and accounting monitoring procedures.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3—FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued):

There are no significant concentrations within trade receivables of counter-party credit risk due to the large number of customers that the Group deals with and their wide geographical spread. Country risk limits and exposures are continuously monitored. Collateral is generally not required.

The provision for impairment of trade receivables is determined on basis of a periodic test of all amounts due.

The exposure of other financial assets and liabilities to credit risk is controlled by setting a policy for limiting credit exposure to counter-parties, continuously reviewing credit ratings, and limiting individual aggregate credit exposure accordingly.

Group entities must have sufficient availability of cash to meet their obligations. Each company is responsible for its own cash management, including the short-term investment of cash surpluses and the raising of loans to cover cash deficits, subject to Group policies and to monitoring of Group management.

The table presented below classifies the Group’s financial liabilities into relevant maturity groupings based on the remaining period at December 31, 2017 to the contractual maturity date. Group entities do not have derivative financial liabilities. The amounts presented in the table represent the projected undiscounted cash flows.

	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years
	U.S. dollars in thousands
As of December 31, 2017:
Borrowings—Variable interest	311,215	157,598	31,973
Borrowings—Fixed interest	67,030	54,774	22,112
Liability for put option for the shareholders of a subsidiary	7,560	50,367	51,011
Accounts payable and accruals	231,813	926	—

	617,618	263,665	105,096

As of December 31, 2016:
Borrowings—Variable interest	203,233	157,406	48,282
Borrowings—Fixed interest	34,074	71,959	28,418
Liability for put option for the shareholders of a subsidiary	40,350	18,261	31,746
Accounts payable and accruals	190,427	21,105	—

	468,084	268,731	108,446

c)	Liabilities in respect of put options

As part of several acquisition transactions, former owners of the acquired entities were granted an option to sell the Company their remaining shares, and the Company has an option to buy those shares; (the price and the conditions of the call options are identical to the price of the put option). This mechanism exists in the following acquisitions:

1. Sonarome Private Ltd. (“Sonarome”).

2. Amco SP (“Amco”), see note 5j.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3—FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued):

3. Ingenieria Alimentaria S.A. De C.V (“Piasa”), see note 5p.

4. Western Flavors Fragrances Production Joint Stock Company, (“WFF”), see note 5d.

5. Brasil Industria E Comercio Ltda, (“SDFLC”), see note 5e.

6. Turpaz Perfume and Flavor Extracts Ltd. (“Turpaz”), see note 5h.

As of December 31, 2017, the total amount of the PUT options is $93,984 thousand. This liability was estimated in accordance with the average EBITDA to be achieved during the period of the agreement. The annual weighted discount rate of the option is 3.3%.

The main unobservable data used by the Company for the purpose of valuing the option is the future EBITDA to be achieved. For the purpose of estimating the value of the liabilities for the options and their update, the Company used its current business results and its forecast.

b.	Capital management

Group’s objective is to maintain, as possible, stable capital structure. In the opinion of Group’s management, its current capital structure is stable. Consistent with others in the industry, the Group monitors capital, on the basis of the gearing ratio.

This ratio is calculated as net debt divided by total capital. Net debt is calculated as total borrowings (including ‘current and non-current borrowings’ as shown in the consolidated statement of financial position) less cash and cash equivalents. Total capital is calculated as ‘equity’ as shown in the consolidated statement of financial position plus net debt.

The gearing ratios at December 31, 2017 and 2016 were as follows:

	2017	2016
	U.S. dollars in thousands
Total borrowings (Note 9)	634,286	533,780
Less—cash and cash equivalents (Note 19)	(118,214)	(113,528)

Net debt	516,072	420,252
Total equity	878,913	664,604

Total capital	1,394,985	1,084,856

Gearing ratio	37.0%	38.7%

NOTE 4—CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates, by definition, may not necessarily be equal to the related actual results. The estimates and assumptions with significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

a.	Estimate of Impairment of Goodwill

The Group tests annually for impairment of goodwill, in accordance with the accounting policy states in note 2g. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. These calculations require the use of estimates (Note 8).

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4—CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS (continued):

b.	Taxes on Income and Deferred Taxes

The Group is subject to income taxes in a large number of countries. Judgment is required in determining the worldwide provision for income taxes. The Group is involved in transactions and computations in which final tax liabilities cannot be determined with certainty in the normal course of business. The Group recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due as a result of the tax audits. Where the final tax outcome of these matters, determined by tax authority is different from the amounts that were initially recorded, such differences may impact the provisions for income tax and deferred tax liabilities in the period in which such determination is made.

The Group recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The Group regularly reviews its deferred tax assets for recoverability, based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax planning strategies. If the Group is unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, the Group could be required to eliminate a portion of the deferred tax asset resulting in an increase in its effective tax rate and an adverse impact on operating results.

c.	Severance Pay

The present value of the liabilities in respect of severance pay is dependent on several factors that are determined on an actuarial basis in accordance with various assumptions. The assumptions used in the calculation of the net cost (income) in respect of severance pay include, inter alia, the yield rate and discount rate. Changes in those assumptions may influence the carrying amount of the assets and liabilities in respect of severance pay.

The assumption regarding the appropriate discount rate is determined by external actuaries at the end of each year. This discount rate is used in determining the estimated updated value of the future cash flows that would be required to cover the severance pay liabilities. The Company uses the market of high-quality corporate bonds when this market available, and when it is not, government bonds are used instead. Therefore, in determining this rate, the Group uses interest rate in the currency in which the benefits will be paid.

Other key assumptions relating to severance pay liabilities, such as future payroll raise and retirement rates, are partially based on existing market conditions on that time and on past experience.

d.	Provisions

Provision for legal liabilities are recorded in the books of accounts in accordance with Group management’s judgment, based on the opinion of its legal advisors, regarding the likelihood that cash outflows will needed to meet the liabilities, and on the basis of the estimate determined by the management regarding the present value of the expected cash outflows required to meet the existing liabilities.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS:

a.	Acquisition of remaining share capital of subsidiaries

1)	Acquisition of the remaining holdings of Vantodio:

On February 1, 2017, The Company exercised its option to acquire the remaining 25% equity interest in Vantodio Holdings Limited, which holds the Russian group “Protein Technologies Ingredients”, from the end of the third year, at a multiple of between 6 and 7 of the average annual EBITDA achieved in the three years prior to the exercise of the option. The Company holds from that date 100% of the share capital of Vantodio. The option was exercised for a total consideration of approximately $40 million. The purchase of the remaining 25% interest stake was financed through bank credit.

2)	Acquisition of the remaining holdings of Nutrafur

On June 12, 2017, the Company signed, through a subsidiary, an agreement for the purchase of approx. 21% of the shares of the Spanish company Nutrafur S.A. (“Nutrafur”) from that company’s founding families for US$2.4 million (approx. €2.1 million) such that Frutarom now holds 100% of Nutrafur shares (On September 3, 2015, the Company acquired approx. 79% of the shares of Nutrafur). The transaction was closed upon signing.

3)	Acquisition of the remaining holdings of BSA

On July 5, 2017, Frutarom purchased a 5% interest stake in the Canadian company Les Ingredients Alimentaires BSA Inc. (“BSA”) for approximately US$2 million (approx. CAD 2.75 million) and thereby completed acquisition of 100% of the shares in BSA, and this is further to the purchase of 95% of BSA’s share on May 15, 2015.

b.	Acquisition of Unique

On February 8, 2017, the Company signed, through a subsidiary, an agreement for the purchase of 100% of the shares of the South African companies Unique Flavors Proprietary Limited and Unique Food Solutions Proprietary Limited (collectively: “Unique”) in consideration (including the taking on of debt) for approx. ZAR 90 million (approx. USD 6.4 million), of which approximately USD 1 million will be paid as deferred payment. The purchase agreement includes a mechanism for future consideration contingent on Unique’s future business performance at approx. ZAR 6.1 million (approx. USD 493 thousand), which was paid after the balance sheet date. The transaction was financed through bank debt.

Unique, which was founded in 2001, is engaged in the development, production and marketing of flavors, with emphasis on savory flavors (the non-sweet spectrum of flavors) and on sweet taste solutions. Unique has an R&D, production and marketing site in Pretoria, South Africa, near Frutarom’s new South African site, and a wide customer base in South Africa and other important emerging markets of the Sub-Saharan region like Ghana, Malawi, Zimbabwe and Mozambique. Unique has a workforce of 64 people.

The cost of acquisition was allocated to the tangible assets, intangible assets and liabilities acquired based on their fair value at the time of acquisition. The intangible assets that were recognized include: product formulas valued at ZAR 14,525 thousand ($1,080 thousand), customer relations at ZAR 16,929 thousand ($1,258 thousand), goodwill at ZAR 66,790 thousand ($4,966 thousand) and software at ZAR 108 thousand ($8 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of Unique at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Trade	2,114
Inventory	314
Others	97
Non-current assets:
Property, plant and equipment	173
Intangible assets	7,312
Current liabilities :
Trade payables	(1,567)
Other account payables	(1,326)
Short-term loans	(48)
Non-current liabilities:
Deferred taxes	(700)

6,369

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have yielded revenues of $9,159 thousand. In the course period, Unique and Frutarom South Africa were merged into a single entity, which operates under a single management.

C.	Acquisition of Rene Laurent

On April 4, 2017, the Company signed an agreement for the purchase of 100% of the French Company “René Laurent” in consideration of approx. EUR 20 million (approx. USD 21 million). The transaction was closed upon the signing of the agreement and was financed through bank debt.

Founded in 1885, René Laurent engages in the development, production and marketing of flavors and natural extracts. René Laurent has two production sites (one focusing on sweet flavors and the other on savory flavors), and an R&D center near Cannes, in Grasse, France, plus a production site near Casablanca, Morocco. René Laurent has approximately 100 employees.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas amounting to EUR 1,763 thousand ($1,880 thousand), customer relations amounting to EUR 2,870 thousand ($3,060 thousand) and goodwill amounting to EUR 9,553 thousand ($10,186 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of Rene Laurent at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	969
Trade	3,665
Inventory	4,110
Others	232
Non-current assets:
Property, plant and equipment	1,515
Intangible assets	15,126
Current liabilities :
Trade payables	(1,765)
Other payables	(784)
Non-current liabilities:
Other long-term payables	(706)
Deferred taxes	(1,412)

20,950

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated revenues of $10,891 thousand and net profit of $142 thousand (net of acquisition costs).

d.	Acquisition of WFF

On April 5, 2017, the Company signed an agreement for the purchase of 60% of the Vietnamese company Western Flavors Fragrances Production (“WFF”) for approx. VND 23.9 billion (approx. USD 1.1 million). The purchase agreement includes a mutual option for purchasing the remaining WFF shares beginning four years from closing the transaction at a price that is based on the business performance of WFF during that period. The transaction was financed by own resources.

WFF was founded in 2003, has 44 employees and engages in the development, production and marketing of flavors. WFF has a plant and laboratory in Ho Chi Minh City in southern Vietnam and a sales and marketing office in Hanoi, in the country’s northern region. Frutarom intends to build a modern new flavors plant in Ho Chi Minh City, which will enable it to significantly expand its activity in the Vietnamese market and in the emerging markets of the region.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at VND 7,741 thousand ($342 thousand), customer relations at VND 15,180 thousand ($671 thousand) and goodwill at VND 10,445 thousand ($462 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of WFF at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	114
Trade	351
Inventory	743
Others	140
Non-current assets:
Property, plant and equipment	411
Intangibles	1,475
Current liabilities :
Trade payables	(392)
Other payables	(444)
Non-current liabilities:
Other long-term payables
Deferred taxes	(223)
Other long-term payables	(1,118)

1,057

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated $726 thousand in revenue and $74 thousand in net income (net of acquisition costs).

e.	Acquisition of SDFLC

On June 22, 2017, the Company signed an agreement for the purchase of 80% of the shares of the Brazilian company SDFLC Brasil Indústria E Comércio Ltda. (“SDFLC”), in exchange for approx. BRL 98 million (approx. US$29.5 million). The purchase agreement includes debt and a contingent consideration mechanism that is based on SDFLC future business performance, which, as of the date of acquisition, is estimated at approximately BRL 10 million. Additionally, the agreement includes a mutual option for acquiring the remaining shares starting two and a half years from closing date of the transaction at a price based on SFCLC’s business performance. The transaction was closed upon signing and was financed through bank debt.

SDFLC was founded in 2001 in the city of Sete Lagoas in the Brazilian state of Minas Gerais and is a provider of taste solutions for ice creams and desserts in Brazil. SDFLC employs about 90 workers and serves around 2,250 customers in Brazil, including independent artisan ice cream makers, multinationals, food processing companies and leading dining chains.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at BRL 16,049 thousand ($4,812 thousand), customer relations at BRL 52,988 thousand ($15,884 thousand), goodwill at BRL 120,983 thousand ($36,271 thousand) and software at BRL 39 thousand ($14 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of SDFLC as at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	38
Trade	2,154
Inventory	1,786
Others	264
Non-current assets:
Property, plant and equipment	2,613
Intangible assets	56,981
Current liabilities :
Bank credit and loans	(219)
Trade payables	(717)
Other account payables	(7,036)
Non-current liabilities:
Deferred taxes	(4,329)
Long-term other account payables	(20,198)
Long-term loans	(1,908)

29,429

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated $15,983 thousand in revenue and $3,844 thousand in net income (net of acquisition costs).

f.	Acquisition of F&E

On August 14, 2017, the Company signed an agreement for the purchase of 100% of the shares of the UK Company Flavours and Essences (UK) Ltd. (“F&E”) for approximately £15.6 million (approximately US$20.3 million) and a contingent consideration mechanism based on F&E’s future business performance over the period of three years from the purchase date. The transaction was closed upon signing and was financed through bank debt.

F&E, which was founded in 1998, is engaged in the development, production and marketing of flavors and natural coloring. F&E operates a production site and R&D center in Blackburn, England, employs 41 people, and has a broad customer base in Europe, particularly in the UK and Ireland.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at GBP 2,516 thousand ($3,269 thousand), customer relations at GBP 4,265 thousand ($5,541 thousand) and goodwill at GBP 10,001 thousand ($12,993 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of F&E as at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	2,529
Trade	3,879
Inventory	1,774
Non-current assets:
Property, plant and equipment	575
Intangible assets	21,803
Current liabilities :
Trade payables	(1,855)
Other payables	(1,933)
Non-current liabilities:
Long-term other payables	(5,010)
Deferred taxes	(1,459)

20,303

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated $8,634 thousand in revenue and $1,989 thousand in net income (net of acquisition costs).

g.	Acquisition of Muhlehof

On August 21, 2017, the Company signed an agreement for the purchase of 100% of the shares of the Swiss company Mühlehof Gewürze AG (“Muhlehof”) for approx. CHF 6.7 million (approx. $7 million). The transaction was closed upon signing and financed through bank debt.

Muhlehof, which was founded in 1979, is engaged in the development, production and marketing of savory taste solutions (the non-sweet spectrum of flavors), with emphasis on convenience foods and meats. Muhlehof, with 9 employees, has a site in Switzerland for development, manufacturing and marketing which is included among the acquired assets.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at CHF 567 thousand ($592 thousand), customer relations at CHF 593 thousands ($618 thousand), goodwill amounting to CHF 4,407 thousand ($4,597 thousand) and software at CHF 7 thousand ($8 thousand). Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively. The determination of the fair value of the assets and liabilities is subject to a final appraisal for the allocation of the purchase prices to the fair value of the assets and liabilities; this appraisal has not yet been completed as of the date of approval of these financial statements.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of Muhlehof as at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	463
Trade	257
Inventory	246
Other receivables	97
Non-current assets:
Property, plant and equipment	480
Intangible assets	5,815
Current liabilities :
Trade payables	(117)
Other payables	(55)
Non-current liabilities:
Deferred taxes	(211)

6,975

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated $1,158 thousand in revenue and net income of $108 thousand (net of acquisition costs).

h.	Acquisition of Turpaz

On September 6, 2017, Frutarom invested in and purchased shares of Turpaz Perfume and Flavor Extracts Ltd. (“Turpaz”) and BKF Perfume Compounding Ltd. (a company that owns 80% of the share capital of Turpaz, “BKF”) and became owner of approx. 51% of share capital and voting rights in Turpaz. The consideration paid by Frutarom for the shares is approx. NIS 14.5 million (approx. US$4.1 million), and in addition, Frutarom injected an investment of approx. NIS 27 million (approx. US$7.4 million) into BKF. The purchase and investment agreement includes a mutual option for Frutarom to purchase the remaining shares of Turpaz and BKF starting four years from the date of closing the transaction at a price that will be based on their future business performance in the eighth quarters preceding the notification to realize the option. Considering the mutual option terms, the group has recognized 100% of the share capital of Turpaz and the related liability due to the capitalized value of the option. The transaction was financed through bank debt.

Turpaz is engaged mainly in the development, production and marketing of fragrance solutions. Turpaz, with 16 employees, has an R&D, manufacturing and marketing site in Israel and recently opened a center for R&D, production, sales and marketing in New Jersey.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at NIS 6,834 thousand ($1,900 thousand), customer relations at NIS 11,297 thousand ($3,142 thousand) and goodwill at NIS 82,253 thousand ($22,873 thousand). The product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively. The determination of the fair value of the assets and liabilities is subject to a final appraisal for the allocation of the purchase prices to the fair value of the assets and

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

liabilities; this appraisal has not yet been completed as of the date of approval of these financial statements.

Set forth below are the assets and liabilities of Turpaz as at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	8,713
Trade	2,057
Inventory	1,171
Other receivables	239
Non-current assets:
Property, plant and equipment	111
Intangible assets	27,915
Current liabilities :
Trade payables	(636)
Other payables	(1,672)
Non-current liabilities:
Bank loans	(1,770)
Other long-term payables	(23,372)
Deferred taxes	(1,215)

11,541

From the date it was included in the consolidated financial statements of the Company through December 31, 2017, the acquired operations have generated revenues of $2,520 thousand and net income of $328 thousand (net of acquisition costs).

i.	Acquisition of Pollena

On December 19, 2017, Frutarom purchased 99.96% of the shares in the Polish company Fabryka Substancji Zapachowych “Pollena-Aroma” Sp, z.o.o. (“Pollena-Aroma”) for approx. $8.4 million (approx. PLN 29.2 million). The transaction was closed upon signing and financed from own sources.

Pollena-Aroma, established in 1956, is engaged in the development, production and marketing of flavors, fragrances and specialty ingredients for the aromatherapy and natural cosmetics industries. Pollena-Aroma operates a modern advanced production site near Warsaw, which includes an R&D center and labs, and state-of-the-art production with robotic equipment in the US, and which will become a significant R&D, production, and sales and marketing center for Frutarom’s European fragrances activity. Pollena-Aroma has 64 employees and a large customer base in Europe, particularly in Poland and Ukraine.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities that were acquired based on their fair value at the time of the acquisition. The intangible assets that were recognized include: product formulas valued at PLN 2,356 thousand ($676 thousand), customer relations at PLN 30 thousand ($9 thousand), goodwill at PLN 7,810 thousand ($2,240 thousand) and software at PLN 62 thousand ($17 thousand).

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

Product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively. The determination of the fair value of the assets and liabilities is subject to a final appraisal for the allocation of the purchase prices to the fair value of the assets and liabilities; this appraisal has not yet been completed as of the date of approval of these financial statements.

Set forth below are the assets and liabilities of Pollena as at the date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	374
Trade	1,240
Inventory	893
Other receivables	57
Non-current assets:
Property, plant and equipment	6,390
Intangible assets	2,942
Current liabilities :
Trade payables	(680)
Other payables	(782)
Non-current liabilities:
Other long-term payables	(1,928)
Deferred taxes	(118)

8,388

The results of Pollena will be consolidated as of December 31, 2017. Therefore, the results of this company have no effect on income and loss for 2017.

Acquisitions carried out in 2016:

j.	Acquisition of control in Amco SP.Z.O.O

On January 11, 2016, Frutarom completed acquisition of 75% of share capital of the Polish company Amco Sp. z.o.o, (hereafter – “Amco”) in consideration of $22.4 million (PLN 88.5 million). The purchase agreement includes a mutual option for acquiring the remaining shares starting two and a half years from closing date of the transaction at a price that will be based on Amco’s business performance. Considering the mutual terms of the option, the Company recognized the full implicit liability of the option realization.

k.	Acquisition of Wiberg

On January 28, 2016, Frutarom completed the acquisition of 100% of the shares of Sagema GmbH of Austria and Wiberg GmbH of Germany (including Wiberg’s 50% ownership stake in a Canadian subsidiary (Wiberg Corporation) and 51% ownership stake in a Turkish subsidiary (WIBERG BAHARAT SANAYİ VE TİCARET ANONİM SİRKETİ which was subsequently fully acquired) (hereafter collectively: “Wiberg”) in consideration of approx. $129.9 million (€119.1 million). The purchase was fully funded using bank funding.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

l.	Acquisition of Grow Company Inc.

On January 11, 2016, the Company signed an agreement for the acquisition of 100% of the shares of the US-based company Grow Company Inc. (hereafter – “Grow”) in consideration of $20 million. The transaction was closed on the date of signing the agreement and was financed using bank debt. The purchase agreement included a contingent consideration mechanism based on the Company’s business performance in 2016 and completed in late first quarter of 2017 in the amount of $10,800 thousand.

m.	Acquisition of Extrakt Chemie

On May 2, 2016, the Company signed an agreement for the acquisition of 100% of the rights and the general partner of the German partnership Extrakt Chemie Dr. Bruno Stellmach GmbH &Co. KG (hereafter—“Extrakt Chemie”) as well as the property on which Extrakt Chemie’s plant is situated in consideration for approx. $6.3 million in cash (approx. €5.4 million) plus the assumption of debt (net) at approx. $1.4 million (approx. €1.2 million). The purchase agreement includes a mechanism for future consideration conditional on the business performance of Extrakt Chemie that will be paid in 2018.

n.	Acquisition of Redbrook Ingredient Services Limited

On August 2, 2016, the Company signed, through a subsidiary, an agreement for the purchase of 100% of shares in the Irish company Redbrook Ingredient Services Limited (“Redbrook”) in exchange for approximately USD 44.8 million (€40 million). The purchase agreement includes a mechanism for additional consideration based on Redbrook’s future business performance.

o.	Acquisition of Nardi Aromas

On October 11, 2016, the Company signed, through a subsidiary, an agreement for the purchase of 100% of shares in the Brazilian company Nardi Aromas Ltda. (“Nardi”) in exchange for approximately USD 1.6 million (BRL 5.1 million).

p.	Acquisition of Piasa

On November 9, 2016, Frutarom signed, through a subsidiary, an agreement to acquire 75% of share capital of the Mexican company Ingenieria Alimentaria, S.A. De C.V. (“Piasa”), as well as real estate in Monterrey, Mexico, where its central manufacturing site and headquarters are located, in exchange for a cash consideration (including debt) of $15.1 million, and deferred consideration of $2.3 million. The purchase agreement includes a mechanism for additional consideration based on business performance in 2016. Additionally, the agreement included a mutual option to acquire the remaining shares beginning from 5 years after closing at a price that is based on business performance of the Company. Considering the mutual terms of the option, the Company recognized the full implicit liability of option realization.

q.	Had the acquisitions carried out in 2017 and 2016 been completed on January 1, 2016, based on the unaudited information provided by owners of acquirees based on the pre-acquisition accounting activity, the revenue of the Group for the year ended December 31, 2016 would have been $1,292,086 thousand, and net income for that year would have been $137,736 thousand. Based on the above, the revenue of the Group for the year ended December 31, 2017 would have been $1,401,960 thousand, and net income for that year would have been $158,396 thousand.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5—BUSINESS COMBINATIONS (continued):

The above results include interest expenses on loans to finance the acquisition that would have been registered in that period, depreciation and amortization that may have been recognized in that period for amortization of intangible assets and one-off expenses recognized on acquisition date. The aforesaid calculation does not take into account synergies that would result from merger of the acquisitions with activity of the company.

NOTE 6—SEGMENT REPORTING

a.	Operating Segments

The core activity of the Group is organized to support management in implementing a worldwide strategy in two major operating activities: Flavors and Fine Ingredients. Another operating activity is Trade and Marketing (each operation is considered a separate reportable segment (Note 2d). Results of operating segments are measured based on operating income.

Frutarom’s Flavors Activity develops, produces, markets and sells high-quality, value added sweet and savory flavors used mainly by manufacturers of food and beverages and other consumer products including flavors and Food Systems products (products combining fruits, vegetables and/or other natural ingredients, including sweet and non-sweet flavors). Frutarom’s Specialty Fine Ingredients Activity develops, produces, markets and sells natural flavor extracts, natural functional food ingredients, natural pharma/nutraceutical extracts, natural algae based biotechnical products, aroma chemicals, specialty essential oils, unique citrus products, natural gums and stabilizers.

The Specialty Fine Ingredients products are sold primarily to the food and beverage, flavor and fragrance, pharmaceutical/nutraceutical, cosmetics and personal care industries.

The Trade and Marketing activity is not considered a core activity, and focuses on trade and marketing of raw materials that are produced by third parties, as part of providing a complete range of solutions and services to customers.

These operations are the basis on which the Group reports its primary segment information.

Segment as data provided to the chief operating decision-maker in respect of the reported segments are as follows:

December 31, 2017:

	Flavors operations	Fine ingredients operations	Trade and marketing operations	Elimination	Total Consolidated
Income statement information:	U.S. dollars in thousands
Sales—net:
Unaffiliated customers	1,025,359	246,075	90,962	—	1,362,396
Intersegment	—	14,047	—	(14,047)	—

Total sales and other operating income	1,025,359	260,122	90,962	(14,047)	1,362,396

Segment results	177,680	31,638	1,664	(16)	210,966

Financial expenses—net					24,606
Taxes on income					34,797

Net income					151,563

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6—SEGMENT REPORTING (continued):

December 31, 2016:

	Flavors operations	Fine ingredients operations	Trade and marketing operations	Elimination	Total Consolidated
Income statement information:	U.S. dollars in thousands
Sales—net:
Unaffiliated customers	846,517	221,030	79,494	—	1,147,041
Intersegment	—	6,830	—	(6,830)	—

Total sales and other operating income	846,517	227,860	79,494	(6,830)	1,147,041

Segment results	125,825	21,549	1,938	(56)	149,256

Financial expenses—net					12,841
Taxes on income					25,346

Net income					111,069

December 31, 2015:

	Flavors operations	Fine ingredients operations	Trade and marketing operations	Elimination	Total Consolidated
Income statement information:	U.S. dollars in thousands
Sales—net:
Unaffiliated customers	607,534	180,918	84,344	—	872,796
Intersegment	—	4,026	—	(4,026)	—

Total sales and other operating income	607,534	184,944	84,344	(4,026)	872,796

Segment results	108,751	18,900	2,870	(267)	130,254

Financial expenses—net					12,197
Taxes on income					21,972

Net income					96,085

a.	Additional information:

1) Geographical Segment Information

As of December 31, 2017, Frutarom operated 72 production sites, 90 research and development laboratories, and 109 sales offices in Europe, North America, Latin America, Israel, Asia, Africa and New Zealand, and markets and sells over 70,000 products to more than 30,000 customers in more than 150 territories.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6—SEGMENT REPORTING (continued):

2) Sales by Destination Based on End Customer Location

The following is information on the distribution of the Company’s sales by market:

	Year ended December 31
	2017	2016	2015
	U.S. dollars in thousands
Emerging Market*	585,619	470,247	384,804
West Europe**	494,149	424,292	281,745
USA and North America***	195,280	173,216	136,633
Other	87,348	79,286	69,614

Total consolidated sales	1,362,396	1,147,041	872,796

*	Sales in Russia amounted to $160,363 thousand, $150,370 thousand and $142,885 thousand in 2017, 2016 and 2015, respectively.
**	Sales in Germany amounted to $134,964 thousand, $121,261 thousand and $66,018 thousand in 2017, 2016 and 2015, respectively.
***	Sales in the USA amounted to $149,579 thousand, $132,649 thousand and $111,767 thousand in 2017, 2016 and 2015, respectively.

NOTE 7—PROPERTY, PLANT AND EQUIPMENT

a.	Composition of assets, grouped by major classifications and changes therein in 2017 is as follows:

	Cost					Accumulated depreciation					Depreciated balance
	Balance at beginning of year	Additions during the year	Retirements during the year	Other*	Balance at end of year	Balance at beginning of year	Additions during the year	Retirements during the year	Other*	Balance at end of year	December 31 2017
	U.S. dollars in thousands					U.S. dollars in thousands
Land and buildings	223,850	9,106	(863)	32,869	264,962	71,686	3,583	(59)	8,471	83,681	181,281
Machinery and equipment	265,112	18,867	(10,949)	31,443	304,473	183,469	14,078	(10,248)	22,064	209,363	95,110
Vehicles and lifting equipment	10,716	1,756	(2,445)	1,309	11,336	6,713	1,488	(2,086)	665	6,780	4,556
Furniture and office equipment (including computers)	48,595	3,498	(1,572)	3,895	54,416	24,236	2,568	(1,290)	3,772	29,286	25,130
Leasehold improvements	17,479	1,167	(796)	1,206	19,056	10,828	1,404	(695)	720	12,257	6,799

	565,752	34,394	(16,625)	70,722	654,243	296,932	23,121	(14,378)	35,692	341,367	312,876

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7—PROPERTY, PLANT AND EQUIPMENT (continued):

a.	Composition of assets, grouped by major classifications and changes therein in 2016 is as follows:

	Cost					Accumulated depreciation					Depreciated balance
	Balance at Beginning of year	Additions During the year	Retirements during the year	Other*	Balance at end of year	Balance at beginning of year	Additions during the year	Retirements during the year	Other*	Balance at end of year	December 31 2016
	U.S. dollars in thousands					U.S. dollars in thousands
Land and buildings	188,582	6,440	(1,328)	30,156	223,850	55,705	6,804	(38)	9,215	71,686	152,164
Machinery and equipment	240,587	14,502	(21,801)	31,824	265,112	171,428	12,375	(19,318)	18,984	183,469	81,643
Vehicles and lifting equipment	8,963	2,016	(1,628)	1,365	10,716	5,689	1,326	(1,197)	895	6,713	4,003
Furniture and office equipment (including computers)	43,694	3,503	(5,538)	6,936	48,595	24,059	385	(5,342)	5,134	24,236	24,359
Leasehold improvements	19,033	2,032	(5,880)	2,294	17,479	11,192	1,366	(3,289)	1,559	10,828	6,651

	500,859	28,493	(36,175)	72,575	565,752	268,073	22,256	(29,184)	35,787	296,932	268,820

*	Arising from acquisition of subsidiaries and operations and from translation of foreign-currency financial statements of subsidiaries.

b.	Lease of land

1)	Frutarom Ltd. has a leasehold right in a land property located in the Akko Industrial Zone and the Haifa Bay. Net discounted lease payments as at December 31, 2017, in respect of the said land properties is $981 thousand (2016—$1,013 thousand). The lease period is 49 years ending in 2032 and 2042, respectively. Frutarom Ltd. has a right to extend the lease for an additional 49-year period.

2)	A subsidiary in China has “Land Use Rights” to land properties in China. The rights are for a period of 50 years ending in 2046 and 2052. Net discounted lease payments as at December 31, 2017 in respect of the said land properties is approximately $135 thousand (2016—$143 thousand) and $1,062 (2016—$1,041), respectively.

3)	In 2015, a subsidiary in China acquired “Land Use Rights”. The rights are for a period of 50 years. Net discounted lease payments as at December 31, 2017, in respect of the land property is $1,211 thousand.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8—INTANGIBLE ASSETS:

	Original amount		Amortized balance
	December 31		December 31
	2017	2016	2017	2016
Know-how and product formulas	161,999	136,903	119,324	104,509
Goodwill	593,168	456,944	589,250	454,687
Customer relations	177,926	137,010	116,628	94,688
Trademarks	309	500	18	58
Computer software	30,607	31,305	4,006	3,839

	964,009	762,662	829,226	657,781

Composition of Intangible Assets, Grouped by Major Classifications and Changes Therein is as Follows:

	Computer software	Know- how and product formulas	Goodwill*	Customer relations	Trademarks	Total
	U.S. dollars in thousands
Balance as of January 1, 2016—net	4,294	73,112	335,538	60,707	156	473,807

Changes in the year ended December 31, 2016:
Acquisitions	950	297	—	—	97	1,344
Retirements during the year	(100)	—	—	—	(5)	(105)
Additions due to business combinations	588	39,382	129,341	48,252	—	217,563
Foreign exchange gains and losses	(35)	(1,856)	(11,034)	(2,139)	(94)	(15,158)
Changes in the excess of cost of acquisition	347	—	842	—	—	1,189
Annual amortization charge (Note 2f)	(2,205)	(6,426)	—	(12,132)	(96)	(20,859)

Closing net book amount	3,839	104,509	454,687	94,688	58	657,781

Changes in the year ended December 31, 2017:
Acquisitions	1,669	1,163	—	—	58	2,890
Retirements during the year	(141)	—	—	—	—	(141)
Additions due to business combinations	47	14,549	95,295	30,269	17	140,177
Foreign exchange gains and losses	465	6,174	43,111	6,585	(6)	56,329
Changes in the excess of cost of acquisition	(499)	262	(3,843)	(54)	—	(4,134)
Annual amortization charge (Note 2f)	(1,374)	(7,333)	—	(14,860)	(109)	(23,676)

Closing net book amount	4,006	119,324	589,250	116,628	18	829,226

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8—INTANGIBLE ASSETS (continued):

Test for impairment of goodwill

The goodwill recorded in the Group’s books of accounts arises from acquisitions of subsidiaries and operations carried out by the Group over the years. Goodwill is allocated to the cash-generating units of the Group in accordance with the unit and the business segment from which it arises.

Set forth below is a summary of goodwill allocation between the various cash-generating units:

	December 31
	2017	2016
	U.S. dollars in thousands
Cash-generating unit 1	331,870	242,383
Cash-generating unit 2	156,677	115,628
Cash-generating unit 3	58,325	56,276
Cash-generating unit 4	42,378	40,400

Total	589,250	454,687

The Company has 6 cash-generating-units, 4 of which have goodwill. The Company’s management continuously reviews the structure of its cash-generating units and adjust it to allow development of its business.

The changes in goodwill between the years are due to acquisitions of new companies/operations, and changes in the exchange rate of the currencies of the foreign operations compared to the U.S. dollar, as explained in Notes 5 and 2c-4.

The recoverable amount of a cash-generating unit is determined based on value-in-use calculations. These calculations use pre-tax cash flow projections based on past results of the unit, its budget for the following year and the projection for future years, cash flows from the fifth year are extrapolated using a grow rate of 2.5%-3%, according to the activity area of the cash generating unit, which does not exceed the long-term growth rate for the food business and the relevant areas, in which the Group operates.

The average discount rate taken into account in the calculation is 9.1% before taxes.

Group management determines profit margins based on past performance and its expectations for development of each cash-generating units.

The recoverable amounts of cash-generating unit 1, 2 and 3 were calculated and examined by an external assessor, whereas the recoverable amount of cash-generating unit 4 was calculated and examined by Group management.

The results of the above analysis show that the value of goodwill of each of the said cash-generating units has not been impaired, both according to the basic calculations and calculations performed for the purpose of sensitivity test.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9—BORROWINGS

	December 31
	2017	2016
	U.S. dollars in thousands
Non-current borrowings	262,151	299,576

Current borrowings:
Current maturities of long-term loans	213,469	174,534
Bank borrowings	158,666	59,670

	372,135	234,204

Total borrowings	634,286	533,780

Bank borrowings as of December 31, 2017 mature until 2024 and bear average interest of 1.47% according to the loan terms and LIBOR rates as of December 31, 2017.

The exposure of the Group’s cash flows to interest rate changes is dependent at the rate of LIBOR-Euro, LIBOR-Dollar, LIBOR-Swiss franc and LIBOR-Pound Sterling and it is updated on a quarterly basis.

Due to the above, the fair value of current and non-current borrowings is equal to their carrying amount, as the impact of discounting is not significant. The fair values are based on cash flows discounted by the borrowings’ discount rate.

The carrying amounts of the Group’s borrowings are denominated in the following currencies:

	Weighted average interest rates*	December 31
		2017	2016
		U.S. dollars in thousands
Pound sterling	1.75%	99,784	56,481
Dollars	2.71%	170,008	121,087
Euro	1.04%	263,789	282,647
Swiss Franc	0.54%	96,088	71,357
Other currencies	6.50%	4,617	2,208

		634,286	533,780

*	Interest rates as of December 31, 2017.

Long-term liabilities (net of current maturities) mature in the following years after the balance sheet date:

	2017	2016
	U.S. dollars in thousands
Second year	114,709	171,420
Third year	94,232	54,946
Fourth year	23,168	64,498
Fifth year	30,042	8,712

	262,151	299,576

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9—BORROWINGS (continued):

The Group has several loans, in respect of which it has undertaken to meet certain financial covenants (see note 14). As of December 31, 2017, the Group is in compliance with all required financial covenants.

NOTE 10—RETIREMENT BENEFIT OBLIGATION:

a.	Labor laws and agreements in Israel and abroad require the Company and part of its subsidiaries to pay severance pay and/or pensions to employees dismissed or retiring in certain other circumstances. Group companies’ liability is covered mainly by regular contributions to defined contribution plans. The amounts funded as above are not reflected in the balance sheet since they are not under the control and management of the companies.

b.	Under the agreement with its employees, the U.S. subsidiary had a defined benefit plan. As part of the collective agreement signed between the Company’s subsidiary and the labor union on October 13, 2000, the U.S. subsidiary suspended the said plan and joined, as from that date, a comprehensive pension plan of the labor union, which is a defined contribution plan.

The U.S. subsidiary will continue funding its existing liabilities under the suspended pension plan. The amount of retirement benefit obligation and amounts funded, as presented in the consolidated accounts, reflect, inter alia, the U.S. subsidiary’s liability in respect of the suspended plan.

c.	The Swiss and German subsidiaries have a liability for payment of pension to employees in Switzerland and Germany under a defined benefit plan. The said liabilities have been transferred to these subsidiaries as part of the acquisition of subsidiaries in 2003 and 2007, respectively. The subsidiaries make contributions to pension plans in respect of these liabilities. The amount of the liability for pension (net) in the balance sheet reflects the difference between the liability for pension payments and the assets of the pension fund.

d.	The Company’s severance pay liability in respect of Israeli employees who are covered for that purpose under Section 14 of the Severance Pay Law is covered by regular contributions to defined contribution plans. The amounts funded as above are not reflected in the consolidated statement of financial position.

e.	Amounts charged to the income statement in respect of defined benefit plan in 2017, 2016 and 2015 are $2,351 thousand, $2,493 thousand and $2,468 thousand, respectively.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10—RETIREMENT BENEFIT OBLIGATION (continued):

Changes in net liability (asset):

	Present value of obligation	Fair value of plan assets	Net liability (asset)
	US dollars in thousands
Balance as of January 1, 2017	63,739	(28,699)	35,040

Current service cost	2,351	—	2,351
Interest expenses (income)	733	(295)	438
Past service cost	(1,837)	—	(1,837)

	1,247	(295)	952

Remeasurements of the net liability (asset):
Return on plan assets, excluding amounts included in interest expense (income)	—	(1,655)	(1,655)
Loss (gain) from change in demographic assumptions	8	—	8
Loss (gain) from change in financial assumptions	(787)	—	(787)
Loss (gain) from experience adjustments	(1,012)	—	(1,012)

	(1,791)	(1,655)	(3,446)

Financial statements translation gains and losses	4,374	(1,345)	3,029
Acquisition of subsidiaries
Employer’s contributions	745	(1,706)	(961)
Benefit payments	(3,136)	2,528	(608)

Balance as of December 31, 2017	65,178	(31,172)	34,006

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10—RETIREMENT BENEFIT OBLIGATION (continued):

	Present value of obligation	Fair value of plan assets	Net liability (asset)
	US dollars in thousands
Balance as of January 1, 2016	61,499	(29,279)	32,220

Current service cost	2,493	—	2,493
Interest expenses (income)	788	(303)	485
Other	63	—	63

	3,344	(303)	3,041

Remeasurements of the net liability (asset):
Return on plan assets, excluding amounts included in interest expense (income)	—	(358)	(358)
Loss (gain) from change in demographic assumptions	(980)	—	(980)
Loss (gain) from change in financial assumptions	1,179	—	1,179
Loss (gain) from experience adjustments	(1,200)	—	(1,200)

	(1,001)	(358)	(1,359)

Financial statements translation gains and losses	(1,757)	709	(1,048)
Acquisition of subsidiaries	3,855	—	3,855
Employer’s contributions	835	(2,128)	(1,293)
Benefit payments	(3,036)	2,661	(375)

Balance as of December 31, 2016	63,739	(28,698)	35,041

The following amounts were recognized in the statement of financial position in relation to post-employment defined benefit plans:

	December 31
	2017	2016
	U.S. dollars in thousands
Present value of obligations arising from fully or partially funded plans	65,178	63,739
Fair value of plan assets	(31,172)	(28,698)

Balance of liability recognized in the statement of financial position	34,006	35,041

Amounts recognized in the statement of financial position for post-employment defined benefit plans are predominantly non-current and are reported as non-current liabilities.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10—RETIREMENT BENEFIT OBLIGATION (continued):

The Group operates defined benefit schemes in several countries for which the actuarial assumptions vary based on local economic and social conditions. The assumptions used in the actuarial valuations of the defined benefit plans, were as follows:

	U.S.A.			Germany and Austria			Switzerland
	2017	2016	2015	2017	2016	2015	2017	2016	2015
Discount rates	3.55%	3.55%	3.55%	1.75%	1.67%	2.3%	0.8%	0.7%	0.75%
Projected salary growth rate	—	—	—	1.5%	1.17%	1.17%	1.5%	1.5%	1.5%

The sensitivity of the defined benefit obligation to changes in the weighted principal assumptions, assuming all other assumptions remained unchanged, and which were reasonably possible at the end of the reported period is:

Increase (decrease) in defined benefit obligation
December 31, 2017
US dollars in thousands
Discount rate:
1% increase	(9,259)
1% decrease	12,042
Salary growth rate:
1% increase	2,236
1% decrease	(1,813)

The assumptions concerning future mortality are based on public mortality tables.

Plan assets

The plan assets are composed as follows:

	2017	2016
	US dollars in thousands
Government bonds	2,425	2,419
Real estate held abroad	3,122	2,847
Qualifying insurance policies	963	960
Cash and cash equivalents	21,941	19,994
Other	2,721	2,478

Total	31,172	28,698

NOTE 11—COMMITMENTS AND CONTINGENT LIABILITIES

a.	Commitments:

1)	Lease Commitments:

Some of the premises, warehouses, sites and vehicles in the U.K., Germany, Belgium and Israel in the possession of the Group are rented under various operating lease agreements. The lease agreements for the premises will expire on various dates between 2018 and 2022.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11—COMMITMENTS AND CONTINGENT LIABILITIES (continued):

Minimum lease commitments of the Group under the above leases, at rates in effect on December 31, 2017, are as follows:

$ in thousands
Year ending December 31:
2018	11,165
2019	8,885
2020	7,381
2021	6,816
2022	7,845
2023	4,436

46,528

Rental expenses totaled $11,251 thousand, $10,148 thousand and $8,657 thousand, in the years ended December 31, 2017, 2016 and 2015, respectively.

2)	Royalty Commitments:

Frutarom Ltd. is committed to pay royalties to the Government of Israel on proceeds from sales of products that were developed with partially funded by Israeli government grants. Under the terms of those grants, the Company is required to pay royalties of 3%-5% on sales of products developed from a project so funded, up to 100% of the amount of the grant received by Frutarom Ltd., linked to the dollar (as from January 1, 1999 – with the addition of annual interest at LIBOR).

The maximum royalty payable by Frutarom Ltd. at December 31, 2017 is $2,044 thousand. The Company has not recorded liability for these royalties due to low likelihood of payment.

In 2017 and 2016, Frutarom Ltd. Has not received Chief Scientist grants.

b.	Contingent Liabilities:

The subsidiaries of the Group are not a party to legal procedures in the ordinary course of business, which in the opinion of Group’s management, may have material impact on the Group’s financial position.

NOTE 12—EQUITY:

a.	Share Capital:

1)	Composed of ordinary shares of NIS 1 par value, as follows:

	Number of shares in thousands and the amount thereof, denominated in NIS
	December 31
	2017	2016
Authorized	100,000	100,000

Issued and paid up	59,655	59,335

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—EQUITY (continued):

The Company listed shares are quoted on TASE at NIS 320.5 ($92.44) per share as of December 31, 2017. The global depository receipts (GDRs) representing the Company’s shares are listed on LSE.

2)	Ordinary Company shares of NIS 1 par value, are held by the Company and included within the issued and paid up share capital, which constitute 0.2% (142,633 shares) and 0.4% (235,907 shares) of the balance of ordinary issued and paid up shares of this type as of December 31, 2017 and 2016, respectively.

The purchase cost of those shares was deducted from equity within “cost of treasury shares” balance. The shares are held as “treasury shares”.

b.	Employee Shares and Option Plans for Senior Employees of Subsidiaries:

1)	Commencing in 2003 and on a semi-annual basis, the Board of Directors resolves to allot options to senior managers and other senior employees based on the recommendations of the remuneration committee. In accordance with the Board of Directors’ resolution, and taking into consideration the number of shares available to the Company for the purpose of allotment of options, the Company acquires Company shares in the Stock Exchange and grants the options against those shares.

Commencing in 2012, the options are granted in accordance with the 2012 option plan (“plan 2012”). The options are exercisable in three equal batches at every year-end in the 3 years from date of grant. The Board of Directors has the exclusive right to declare the exercise of the options at an earlier date, and with regards to senior office holders – in accordance with compensation policy, in extraordinary cases and under comprehensive consideration.

The exercise price of the option granted in accordance with the said plans, as determined by the Board of Directors equals a third of the average purchase price paid by the Company for those shares. Options granted under this plan expire at the end of 6 years from date of grant. All tax liabilities arising from grant of options and/or from exercise thereof apply to the employee. The number of shares granted when exercising each option, as well as the exercise price are adjusted in accordance with the changes in the Company’s share capital, including splits of shares, consolidation of shares, dividend distributed in shares and/or creation of new types of shares. This is excluding a number of exceptions where the employment relationship between the Company and an employee is terminated; and in such cases, the employee is entitled to exercise all options exercisable at the date of termination of employment relationship within 90 days from the said date. The remaining unexercised options granted to the employee expire. Options that are not exercisable at the time of termination of the employment relationship expire immediately upon termination of the relationship as above.

Commencing in 2013, the grant of options in accordance with plan 2012 to the Company’s president and CEO (“CEO”) is included in the equity component of the annual bonus; (for details regarding the compensation policy for the CEO, see Company’s report dated June 27, 2013 (reference 2013-01-076263)). Commencing in 2014, and in accordance with plan 2012 to all senior office holders including the Company’s president and CEO is included in the equity component of the annual bonus; (for details regarding the compensation policy that was approved, see the Company’s report dated December 29, 2013 (reference 2013-01-111694)).

The fair value of the options granted in 2012-2017, is based on the following assumptions: expected dividend yield of 0.35%-0.44%, expected standard deviation of 16.94%-25.63%;

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—EQUITY (continued):

risk-free interest rate of 0.67%-3.26% (based on the expected term of the option until exercise): two years in respect of the first batch, three years in respect of the second batch and four years in respect of the third batch.

The 2012 plan is managed in compliance with the provisions in Section 102 to the Israel Income Tax Ordinance. In accordance with the tax alternative chosen by the Company and pursuant to the terms thereof, the company is allowed to deduct the work income component credited to employees, and is not entitled to claim the amounts credited to employees as equity benefits.

2)	The following is information on unexercised employee options granted under the 2012 plans as of December 31, 2017:

Year of grant	Number of vested options	Number of unvested options	Exercise price ($)
2012	8,178	—	3.46-3.50
2013	21,030	—	4.79-5.80
2014	20,613	—	8.27-8.68
2015	17,957	12,679	13.90-14.18
2016	11,234	23,338	19.00-19.21
2017	—	27,347	19.87-26.44

	79,012	63,364

As of December 31, 2017, the remaining amount of compensation, computed as the excess or the fair value of the said options granted to employees over the exercise price at the date of grant not yet recorded as expenses in the income statements is approximately $815 thousand. The said remaining compensation will be accelerated and charged to income over the remaining vesting period.

As to options granted to the President of the Company—Note 22.a.2.

The changes in the number of outstanding options and their related weighted average exercise prices are as follows:

	2017		2016		2015
	Average exercise price in U.S. $ per share	Options	Average exercise price in U.S. $ per share	Options	Average exercise price in U.S. $ per share	Options
Outstanding at January 1	8.25	234,858	4.54	282,132	4.37	314,340
Granted	22.65	27,347	17.22	36,462	12.47	43,171
Forfeited	7.89	(3,402)	8.65	(7,437)	6.06	(16,805)
Exercised	5.42	(116,427)	3.51	(76,299)	3.55	(58,574)

Balance at December 31	14.23	142,376	8.25	234,858	4.54	282,132

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—EQUITY (continued):

The following table summarizes information about exercise price and the contractual terms of options outstanding at December 31, 2017:

Share rights outstanding			Share rights exercisable
Exercise price	Number outstanding at December 31, 2017	Weighted average of remaining contractual life	Weighted average of exercise price	Number exercisable at December 31, 2017	Weighted average of remaining contractual life
$		Years	$		Years
3.15	2,211	0.25	3.15	2,211	0.25
3.12	5,967	0.75	3.12	5,967	0.75
4.32	11,207	1.25	4.32	11,207	1.25
5.23	9,823	1.75	5.23	9,823	1.75
7.46	6,729	2.25	7.46	6,729	2.25
7.83	13,884	2.75	7.83	13,884	2.75
12.53	11,786	3.25	12.53	5,574	3.25
12.79	18,850	3.75	12.79	12,383	3.75
17.13	17,273	4.25	17.13	5,569	4.25
17.32	17,299	4.75	17.32	5,665	4.75
19.87	15,794	5.25	19.87	—	5.25
26.44	11,553	5.75	26.44	—	5.75

	142,376			79,012

3)	On 15 July 2010, the Company’s Board of Directors approved a plan to grant options to senior managers (“the 2010 plan”).

The options granted under this plan are exercisable in three equal batches at the end of each year commencing in the end of the second year from date of grant thereof. The Board of Directors has the exclusive authority to declare the exercise of the options at an earlier date. Options granted under these plans expire within six years from date of grant. All tax liabilities arising from grant of options and/or from exercise thereof apply to the employee.

The number of shares granted with exercising each option, as well as the exercise price are adjusted in accordance with the changes in the Company’s share capital, including splits of shares, consolidation of shares, dividend distributed in shares and/or creation of new types of shares. This is excluding a number of exceptions where the employment relationship between the Company and an employee is terminated; and in such cases the employee is entitled to exercise all options exercisable at the date of termination of employment relationship within 90 days from the said date. The remaining unexercised options granted to the employee expire. Options that are not exercisable at the time of termination of the employment relationship expire immediately upon termination of the relationship as above. As of this date, every two years, the Board decides on allocation of options to the management and senior employees, based on the recommendation of the compensation committee.

The exercise prices of the options under 2010 plan granted in 2012 are based on the average closing prices of the ten consecutive trading days prior to a Board’s resolution on such allocation. According to the Company’s compensation committee approved on January 14, 2014 by the general meeting of the Company’s shareholders, the exercise prices of any future allocation of options under the 2010 plan shall not be less than the average closing rate of the Company shares in the 30 days preceding the Company’s Board of Directors’ resolution regarding grant of options, plus 5%. The exercise price of

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12—EQUITY (continued):

options granted in 2014 and 2016 is based on the compensation policy (applies to all offerees and not only to offerees who are subject to the compensation policy).

The fair value of the options at date of grant—computed using the binomial model in respect to grants made in 2014 and 2016. This value is based on the following assumptions: adjusted standard deviation of 23%-30% per year, risk-free interest rate of 0.13%-1.96% and termination rate (prior to end of the vesting period) of 11.1%-13.5%. This rate is based on a sample of the changes in employment status and rank over several years prior to the grant.

As to the fair value of the options granted to President—see note 22.a.2.

The 2010 plan is managed in compliance with the provisions in Section 102 to the Israel Income Tax Ordinance.

The Group creates deferred taxes for equity grants that are in the scope of IFRS 2 “Share Based Payment” in accordance with the proportionate part of the estimated amount deductible for tax purposes by the Group at date of exercise of benefit by the employee and in respect of which work services were provided by the employee through the date of the statement of financial position (i.e., the estimated overall amount deductible for tax purposes divided by the overall vesting period and multiplied by the vesting period that has elapsed through the date of the statement of financial position). The said deferred taxes are recognized in the income statement.

c.	Dividend and Retained Earnings

1)	The amounts of dividend paid presented in the statement of changes in shareholders’ equity are net the share of Group companies holding Company shares (Note 2n). The dividend on shares held by Group companies share is $20 thousand, $28 thousand and $29 thousand in 2017, 2016 and 2015, respectively.

In determining the amount of retained earnings available for distribution as a dividend, the Companies Law stipulates that the cost of the Company’s shares acquired by Group companies (that are presented as a separate item on the statement of changes in shareholders’ equity) has to be deducted from the amount of retained earnings presented within equity.

2)	In its meeting on March 19, 2018, the Company’s Board of Directors resolved to distribute a NIS 0.50 per share final cash dividend out of retained earnings as of December 31, 2017 , totaling to $8,604 thousand (NIS 29,840 thousand). Frutarom Ltd. does not intend to distribute dividend out of tax-exempt income arising from “approved enterprise”, as explained in Note 13c.

3)	The dividend paid in 2017 and 2016 amounted to $7,234 thousand (NIS 0.44 per share) and $6,380 thousand (NIS 0.41 per share). The dividend in respect of the year ended December 31, 2017 at NIS 0.50 per share and totaling $8,604 thousand was discussed in the Company’s Board of Directors, as aforementioned above.

NOTE 13—TAXES ON INCOME:

a.	Corporate tax in Israel

1)	The Israeli companies of the Group are recognized as foreign-investor companies, and accordingly have elected to keep their books and records in dollars for tax purposes, as permitted under the Income Tax Regulations (Principles for the Bookkeeping of Foreign Invested Companies and of Certain Partnerships and the Determination of Their Taxable Income), 1986.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

2)	Tax rates

The income of the Company and its Israeli subsidiaries (except for income of “approved enterprises” or “benefited enterprises”, see c. below) is liable to normal corporate tax rate.

The Law for Change of National Priorities (Legislative Amendments for the Achievement of Fiscal Objectives for 2013 and 2014), 2013, which was published in the official gazette on August 5, 2013, enacted, among other things, that the corporate tax rate will be 26.5% in 2014 and thereafter (as to the increase of tax rates on income of preferred enterprises under the Encouragement of Capital Investment Law, 1959, see c. below).

In January 2016, the Law for the Amendment of the Income Tax Ordinance (No. 216) was published, enacting a reduction of corporate tax rate beginning in 2016 and thereafter, from 26.5% to 25%.

In December 2016, the Economic Efficiency Law (Legislative Amendments for Implementing the Economic Policy for the 2017 and 2018 Budget Year), 2016 was published, introducing a gradual reduction in corporate tax rate from 25% to 23%. However, the law also included a temporary provision setting the corporate tax rate in 2017 at 24%. As a result, the corporate tax rate will be 24% in 2017 and 23% in 2018 and thereafter.

As a result of lowering tax rates as above (including the reduction of tax rates on the income of a preferred enterprise, as indicated in b. below), no material change have taken place in deferred tax assets/liabilities of the Group.

Capital gains of the Company are liable to the corporate tax rate beginning in the tax year.

b.	Subsidiaries outside Israel

Subsidiaries that are incorporated outside of Israel are assessed for tax under the tax laws in their countries of residence. The principal tax rates applicable to subsidiaries outside Israel are as follows:

Companies incorporated in the USA—tax rate of 36%-42% (Commencing 2018 21%-27%)

Companies incorporated in Germany—tax rate of 30%

Company incorporated in Belgium—tax rate of 34%

Company incorporated in Italy—tax rate of 31.4%

Companies incorporated in the UK—tax rate of 19% (April 2016 through March 2017 tax rate of 20%; commencing April 2017—tax rate of 19%)

Company incorporated in the Switzerland—tax rate of 22%

Company incorporated in Slovenia—tax rate of 19%

Companies incorporated in China—tax rate of 25%

Companies incorporated in Brazil—tax rate of 34%

Company incorporated in South Africa—tax rate of 28%

Companies incorporated in Russia—tax rate of 20%

Companies incorporated in Guatemala—tax rate of 7% of revenues

Company incorporated in the Peru—tax rate of 29.5%

Company incorporated in Canada—tax rate of 26.5%

Companies incorporated in Spain—tax rate of 25%

Companies incorporated in Austria—tax rate of 25%

Companies incorporated in Mexico—tax rate of 30%

Companies incorporated in India—tax rate of 34%

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

c.	Encouragement Laws in Israel

1)	Tax benefits under the Israeli Law for the Encouragement of Capital Investments, 1959 (hereinafter—the Law)

Under the law, including Amendment No. 60 to the law that was published in April 2005, by virtue of the “approved enterprise” or “benefited enterprise” status granted to certain enterprises of the Company, and by virtue of the “Foreign Investor Company” status it was granted, Frutarom Ltd. is entitled to various tax benefits.

2)	Amendment to the Israel Capital Investment Encouragement Law, 1959

The Economic Policy Law for 2011 and 2012 (Legislation Amendments), 2011, which was approved by the Knesset (the Israeli Parliament) on December 29, 2010 includes an amendment to the Israel Capital Investments Encouragement Law, 1959 (hereinafter—the amendment). The amendment became effective on January 1, 2011.

The amendment sets out new benefit programs to replace those previously provided by the Encouragement of Capital Investment Law, 1959 (hereinafter—the Law) prior to the amendment, as follows: a grants program for entities in Development Area A, and two new tax benefit programs (‘preferred enterprise’ and ‘special preferred enterprise’), which mainly provide a uniform tax rate on the entire preferred income of an entity, as the term preferred income is defined in the Law.

In December 2016, the Economic Efficiency Law (Legislative Amendments for Implementing the Economic Policy for the 2017 and 2018 Budget Year), 2016 was published, introducing two new benefit tracks for the hi-tech industry: “preferred technology enterprise” and “special preferred technology enterprise”.

Frutarom Ltd elected to be governed by the amendment to the Law beginning in 2011, and to take advantage of tax benefits under the “preferred enterprise” track.

According to the Law for Change of National Priorities (Legislative Amendments for Achieving the Budgetary Objectives for 2013-2014), 2013, which was published in the Israeli government official gazette on August 5, 2013 (see a(2) above), the tax rate applicable to preferred income in 2014 and thereafter is as follows: the tax rate applicable to income of companies whose enterprises are located in Development Zone A will be 9% and the tax rate imposed on companies whose enterprises are located other than in Development Zone A will be 16%. As part of the Economic Efficiency Law (Legislative Amendments for Implementing the Economic Policy for the 2017 and 2018 Budget Year), 2016, which was published in December 2016, the tax rate applicable to preferred income of companies whose enterprises are located in Development Zone A will be 7.5% in 2017 and thereafter.

Until the 2010 tax year, the Company took advantage of tax benefits under the Encouragement of Capital Investments prior to its amendment, under which, income of the Company attributable to “preferred enterprises” or “benefited enterprises” it owns were subject to reduced tax rates/tax exemption during the benefits period set by the Law.

In the event of cash dividend distribution from the exempted income, the companies will be liable to pay tax on the grossed-up amount of distributed dividend, according to the tax rate that would have applied to the income in the year it was earned had no exemption been applicable.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

3)	The Law for the Encouragement of Industry (Taxation), 1969:

a.	Frutarom Ltd. is an “industrial company” as defined by this law. As such, Frutarom Ltd. is entitled to claim amortization over 8 years of acquired product formulas, as well as depreciation at increased rates for equipment used in industrial activity as stipulated by regulations published under the inflationary adjustments law, and have done so.

b.	The Company and Frutarom Ltd. file a consolidated tax return in accordance with the Law for the Encouragement of Industry. Accordingly, each company is entitled to set-off its tax losses (created commencing the year in which consolidated reporting for tax purposes began) against the taxable income of the other company, subject to certain restrictions.

d.	Deferred Income Taxes

1)	Composition of deferred taxes as of dates of statement of financial position and changes therein in those years are as follows:

		Provisions for employee rights
	Depreciable fixed assets	Severance pay	Vacation and recreation pay	Inventories	Other	Depreciable intangibles	In respect of Carry forward tax losses	Total
	U.S. dollars in thousands
Balance at January 1, 2016	16,074	(5,905)	(190)	(1,947)	(1,355)	37,041	(6,231)	37,487
Changes in 2016:
Additional taxes as a result of acquisition of subsidiaries	(278)	(72)	—	(167)	(61)	17,429	—	16,851
Changes in the excess of cost of acquisition	—	—	—	—	—	—	—	—
Gains and losses from translation of foreign currency financial statements of subsidiaries	(198)	202	—	(132)	(417)	(582)	(99)	(1,226)
Recognized directly in equity	—	238	—	—	973	—	—	1,211
Amounts recognized in income statement	(1,839)	(581)	(6)	184	(1,030)	(786)	(3,595)	(7,653)

Balance at December 31, 2016	13,759	(6,118)	(196)	(2,062)	(1,890)	53,102	(9,925)	46,670

Changes in 2017:
Additional taxes as a result of acquisition of subsidiaries	—	—	—	—	(12)	12,386	(320)	12,054
Changes in the excess of cost of acquisition	—	—	—	—	—	(1,538)	—	(1,538)
Gains and losses from translation of foreign currency financial statements of subsidiaries	603	(470)	—	64	155	4,114	209	4,675
Recognized directly in equity	—	730	—	—	512	—	—	1,242
Amounts recognized in income statement	(1,977)	1,248	(53)	466	(263)	(7,720)	(384)	(8,683)

Balance at December 31, 2017	12,385	(4,610)	(249)	(1,532)	(1,498)	60,344	(10,420)	54,420

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

2)	Deferred taxes are presented in the statements of financial position as follows:

	December 31
	2017	2016
	U.S. dollars in thousands
Among non-current assets	3,886	3,477
Among non-current liabilities	(58,306)	(50,147)

	(54,420)	(46,670)

3)	The deferred taxes in respect of Group activities in Israel are computed based on a tax rate of 12.0%. This rate is an average, taking into account the tax rates applicable to income from Frutarom Ltd.’s preferred enterprises (in accordance with the amendment to the law, see also note 13c.2).

Deferred taxes of foreign subsidiaries not in Israel are computed at the tax rates applicable to these companies (see b above).

e.	Taxes on Income Included in The Income Statements for the Presented Periods:

1)	As follows:

	2017	2016	2015
	U.S. dollars in thousands
Current taxes:
For the reported year’s income	42,521	34,815	24,836
Adjustments in respect of previous years	958	(1,816)	(2,466)

	43,479	32,999	22,370
Deferred taxes:
Creation and reversal of deferred taxes	(8,682)	(7,653)	(398)

Total	34,797	25,346	21,972

Current taxes are computed in accordance with the statutory tax rates of Group entities around the world (see above) and in accordance with relevant tax benefits in each country.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

2)	Following is a reconciliation of the theoretical tax expense, assuming all income is taxed at the regular tax rates applicable to companies in Israel (Note 13c above) and the actual tax expense:

	2017	2016	2015
	U.S. dollars in thousands
Income before taxes on income, as reported in the income statements	186,360	136,415	118,057

Theoretical tax expense in respect of this income—at 24% (2016 – 25.0%; 2015 – 26.5%)	44,726	34,104	31,285
Less—tax benefit arising from approved enterprise/benefited enterprise status	(1,459)	(1,249)	(1,698)
Increase in taxes resulting from different tax rates applicable to foreign subsidiaries	(1,946)	(2,645)	(3,667)
Decrease in taxes arising from computation of deferred taxes at a rate different than theoretical rate	(944)	(2,114)	(2,530)
Increase (decrease) in deferred taxes as a result of future changes in the tax rates	(4,272)	—	(208)
Increase (decrease) in taxes arising from permanent differences—disallowable expenses (income)	(2,607)	27	1,110
Capital gains	152	—	—
Decrease in taxes resulting from utilization, in the reported year, of carry forward tax losses and other expenses for which deferred taxes were not created (net of increase in taxes in respect of tax losses incurred in the reported year for which deferred taxes were not created)	—	(728)	(50)
Other	191	(233)	196

Taxes on income for the reported year	33,841	27,162	24,438

f.	Tax Assessments

The Company and its Israeli subsidiaries have received final tax assessments through the 2009 tax year.

g.	Effect of adoption of IFRS in Israel on tax liability

As mentioned in Note 2a, the Group prepares its financial statements in accordance with IFRS.

As also indicated in the said note, IFRS id different from Generally Accepted Accounting Principles in Israel (Israeli GAAP) and accordingly, preparation of financial statements in accordance with IFRS may reflect a financial position, results of operations and cash flows that are materially different from the ones presented in financial statements presented in accordance with accounting principles generally accepted in Israel.

In accordance with the Law for the Amendment of the Income Tax Ordinance (No. 174—Temporary Provisions for Tax Years 2007, 2008 and 2009), 2010 that was passed in the Knesset on January 25, 2010 and published in the official gazette on February, 4, 2010 (hereafter—the amendment to the ordinance), Accounting Standard No. 29 that was issued by the Israel Accounting Standard Board would not be used for determining the taxable income for tax purposes in respect of tax years 2007-2011; this would be the case even if the said accounting standard was applied for the said tax years in the financial statements.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13—TAXES ON INCOME (continued):

The meaning of the amendment to the ordinance is that IFRS would actually not be used in computation of the taxable income for the said tax years.

On October 31, 2011, the Government of Israel published a law memorandum in connection with the amendment to the Income Tax Ordinance (hereafter—the law memorandum) resulting from application of IFRS in the financial statements. The law memorandum adopts IFRS in principle. Nevertheless, the law memorandum suggests making several amendments to the Income Tax Ordinance, which will serve to clarify and determine the manner of computation of taxable income for tax purposes in cases where the manner of computation is not clear and IFRS do not correspond with the tax principles applied in Israel. At the same time, the law memorandum generally adopts IFRS. The legislation procedures relating to the law memorandum have not yet been completed and it is doubtful whether they will be completed in the near future.

Since the legislative proceedings relating to the law memorandum have not yet been completed, the Company estimates that the term of the temporary provision for 2007 to 2013 will be extended to 2014-2017 as well. Therefore, the Group’s management expects that, at this stage, the new legislation will not apply to tax years preceding 2018.

h.	US tax reform

On December 22, 2017, the President of the United States signed into law a legislation that overhauls the US tax system (“the reform”). The reform introduced significant changes to US tax law, including several provisions that are expected to have impact on the tax liability of the Company in the US.

The following are provisions in the reform that are relevant to the Company:

a)	US federal corporate tax rate was cut from 35% to 21%, effective January 1, 2018.

b)	Deduction of net operating losses is limited to 80% of taxable income.

c)	Interest expenses—According to the new legislation, in 2018 through 2021, interest expense deductions are capped at 30% of EBITDA. After 2021, companies will no longer be able to deduct interest expenses that are 30% of their EBIT. Any non-deductible amount can be carried forward based on the same mechanism and without time limit.

d)	Bonus depreciation—the reform includes a provision allowing companies to immediately write off expense of certain types of property acquired and placed in service between September 27, 2017 and January 1, 2028.

The impact on the financial statements of the Company as of December 31, 2017 and for the year then ended, as a result of the reform becoming effective, is as follows:

Deferred tax liabilities were reduced by $4,249 thousand due to the tax rate reduction, which was recognized against deferred tax income in profit or loss.

NOTE 14—LIABILITIES SECURED BY PLEDGES AND RESTRICTIONS PLACED IN RESPECT OF LIABILITIES:

a.	To secure short-term borrowings and long-term loans received by a US subsidiary, this subsidiary recorded a negative pledge on its assets. Additional obligation for negative pledge on its assets carried out by a subsidiary in Israel.

b.	To secure long-term loans and other services received by subsidiaries in Israel and the UK, the subsidiary in Israel and the subsidiary in the UK recorded a negative pledge on their assets.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 14—LIABILITIES SECURED BY PLEDGES AND RESTRICTIONS PLACED IN RESPECT OF LIABILITIES (continued):

c.	To secure long-term loans from financial institutions received by subsidiaries in Switzerland and Spain, these subsidiaries recorded a negative pledge on their assets.

d.	To secure a long-term loan extended by local and international banks and financial institutions, the Group has undertaken upon itself to meet the following financial covenants:

1)	The amount representing the Group’s equity would not be lower than $375 million at any given time. As of December 31, 2017, the Group’s equity was $879 million.

2)	The amount representing the Group’s equity would not be lower than 25% of total assets. As of December 31, 2017, the Company’s equity was 45% of total net assets.

3)	The ratio between total financial liabilities of the Group and its pre-tax pro-forma operating profit from operating activities plus depreciation and amortization may not exceed 4.0 as of December 31, 2017. As of December 31, 2017, the above ratio is 1.85.

e.	The Company has undertaken upon itself to meet restrictions regarding dividend distribution. The Company would be allowed to distribute dividends as follows:

1)	Up to 50% of the retained earnings accumulated through December 31, 2011; based on the retained earnings balance recorded in the Company’s balance sheet as of December 31, 2011.

2)	Up to 50% of the Company’s net income for each calendar year based on the net income information recorded in the Company’s income statement for the calendar year during which the said income was accumulated.

As mentioned above, as of December 31, 2017, the Group is in compliance with those covenants.

NOTE 15—INVESTMENTS IN ASSOCIATES:

a.	Composition:

	December 31 2017					December 31 2016
	Cost	Company’s share of earnings (losses) of associates	Total	Translation gains and losses	Total	Total
	U.S. dollars in thousands
Associates	76,879	265	77,144	397	77,541	27,976

b.	The following is information about associates of the Company, as of December 31, 2017. Those associates are accounted for using the equity method. Their share capital is composed of ordinary shares only. The rate of voting rights of the Company in the associates is identical to its interest in their ordinary shares.

The nature of investment in material associates in 2017:

Name of Company	Country of registration	Company’s equity and voting rights
Wiberg Corporation	Canada	50%
Algalo	Israel	50%
Enzymotec	Israel	18.75%

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 15—INVESTMENTS IN ASSOCIATES (continued):

1)	Wiberg and Algalo are private companies and their share prices are not quoted.

2)	During the year, the Company completed a $42 million investment in 18.75% of the share capital of Enzymotec Ltd, a Company listed on NASDAQ.

On October 28, 2017, the Company engaged by way of reverse triangular merger with Enzymotec, and following that merger transaction, the Company acquired the remaining shares of Enzymotec. Merger closing was subject to conditions precedent and approval of the merger agreement by the meeting of shareholders of Enzymotec. The meeting of shareholders approved the merger agreement on December 11, 2017. Following that approval by the meeting of shareholders, and given the right of the Company to appoint directors, the Company obtained significant influence, and therefore, this investment, at $52 million, was accounted for using the equity method. Accordingly, a capital fund amounted $9.9 million, which was recognized before in other comprehensive income was released to profit and loss in “Other expenses—net”. The conditions precedent for the deal were satisfied on January 11, 2018. Accordingly, after balance sheet date, the acquisition closed and Enzymotec became a wholly-owned subsidiary of the Company.

NOTE 16—ACCOUNTS RECEIVABLE:

	December 31
	2017	2016
	U.S. dollars in thousands
a. Trade—composed as follows:
Open accounts	246,303	197,497
Checks collectible	1,740	2,609

	248,043	200,106

The item includes—provision for doubtful accounts	7,873	6,709

As of December 31, 2017, certain trade receivable balances— at $47,376 thousand (2016—$31,977 thousand) are overdue for up to 120 days after date in which payment was due. A provision for impairment of accounts receivable of $214 thousand (2016—$79 thousand) was made in respect of those balances.

Those balances include the accounts of a large number of customers, in respect of which the Company has not encountered lately any collection problems. The carrying amount of accounts receivable is a reasonable approximation of their fair value since the effect of discounting is immaterial.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 16—ACCOUNTS RECEIVABLE (continued):

The aging analysis of these trade receivables balances is as follows:

	December 31
	2017	2016
	U.S. dollars in thousands
Through 90 days	44,313	29,287
90 to 120 days	3,063	2,690

	47,376	31,977
Provision for impairment of accounts receivable	(214)	(79)

	47,162	31,898

As of December 31, 2017, the Company made a provision for impairment of accounts receivable in respect of overdue balances for more than 120 days totaling $10,463 thousand (2016 – $8,256 thousand). The amount of the provision as of December 31, 2017 was $7,636 thousand (2016 – $6,530 thousand).

The aging of the said balances is presented below:

	December 31
	2017	2016
	U.S. dollars in thousands
120 days to 1 year	3,742	3,491
Over 1 year	6,721	4,765

	10,463	8,256
Provision for impairment of receivables	(7,636)	(6,530)

	2,827	1,726

Amounts charged to the provision for impairment of accounts receivable or released therefrom were included among “selling, marketing, research and development expenses” in the income statement (see note 21b).

	December 31
	2017	2016
	U.S. dollars in thousands
b. Other:
Employees and institutions	1,690	491
Government institutions	18,880	19,927
Sundry	3,077	9,470

	23,647	29,888

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 17—INVENTORIES

	December 31
	2017	2016
	U.S. dollars in thousands
Raw materials and supplies	143,748	117,916
Products in process	22,518	16,827
Finished products	133,568	115,297

	299,834	250,040
Inventories for commercial operations—purchased products	9,057	10,911

	308,891	260,951

NOTE 18—OTHER

	December 31
	2017	2016
	U.S. dollars in thousands
Long-term deposits	3,393	2,474
Sundry	206	212

	3,599	2,686

NOTE 19—CASH AND CASH EQUIVALENTS:

Classified by currency , cash and cash equivalents are as follows:

	December 31
	2017	2016
	U.S. dollars in thousands
US Dollars	20,950	20,290
UK Pound	12,026	5,972
Euro	36,332	55,181
Swiss Franc	3,186	3,731
Yuan	5,069	3,726
NIS	858	97
Guatemalan Quetzal	1,832	741
Peruvian Sol	5,457	2,019
Brazilian Real	6,396	848
Ruble	7,321	13,046
Canadian Dollar	1,392	938
New Zealand Dollar	1,755	1,109
Polish Zloty	6,619	1,853
Mexican Peso	2,161	725
South African Rand	1,100	516
Other	5,760	2,736

	118,214	113,528

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 20—ACCOUNTS PAYABLE:

	December 31
	2017	2016
	U.S. dollars in thousands
a. Trade:
Open accounts	98,813	81,630

b. Other:
Payroll and related expenses	30,097	27,422
Government institutions	41,750	28,582
Provision for commissions and discounts	6,591	4,143
Accrued expenses	19,118	12,242
Contingent consideration in respect of acquisition of subsidiaries	34,300	30,069
Sundry	8,704	7,149

	140,560	109,607

The carrying amount of accounts payable is a reasonable approximation of their fair value since the effect of discounting is immaterial.

NOTE 21—INCOME STATEMENT ANALYSIS:

	Year ended December 31
	2017	2016	2015
	U.S. dollars in thousands
a. Cost of Sales:
Industrial operations:
Materials consumed	614,677	496,729	362,402
Payroll and related expenses	98,583	87,541	66,125
Depreciation and amortization	17,970	15,838	13,182
Other production expenses	53,399	49,206	41,265

	784,629	649,314	482,974
Decrease (increase) in work in process and finished products inventories	(18,530)	1,345	(11,326)

	766,099	650,659	471,648
Commercial operations—cost of products sold	71,172	58,829	63,089

	837,271	709,488	534,737

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 21—INCOME STATEMENT ANALYSIS (continued):

	Year ended December 31
	2017	2016	2015
	U.S. dollars in thousands
b. Selling, Marketing, Research and Development
Expenses—net:
Payroll and related expenses	104,637	97,707	71,925
Transportation and shipping	27,243	23,785	18,849
Marketing commissions	24,081	16,957	11,788
Doubtful accounts	2,093	813	506
Depreciation and amortization	24,431	21,041	13,990
Travel and entertainment	17,300	17,014	11,105
Office rent and maintenance	6,660	6,254	5,787
Other	13,569	12,430	7,287

	220,014	196,001	141,237

The item includes expenses for product development and research activities, net*	50,977	44,372	37,200

* Net of participation from government agencies and others	180	204	219

	Year ended December 31
	2017	2016	2015
	U.S. dollars in thousands
c. General and Administrative Expenses:
Payroll and related expenses	55,218	47,569	37,685
Depreciation and amortization	4,396	6,236	5,754
Professional fees	7,401	6,866	4,760
Rent and office maintenance	4,106	3,889	3,177
Computer and communications	6,191	4,935	3,864
Travel and entertainment	2,851	2,529	2,078
Other	11,992	9,613	6,424

	92,155	81,637	63,742

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 21—INCOME STATEMENT ANALYSIS (continued):

	Year ended December 31
	2017	2016	2015
	U.S. dollars in thousands
d. Other Expenses (Income)—net:
Capital loss on disposal of property, plant and equipment	966	(4,003)	(250)
Expenses relating to acquisition of subsidiaries	1,559	2,689	2,049
Net impact of Enzymotec acquisition*	(2,250)	—	—
Expenses for site shutdown	1,926	13,680	754
Other	1,191	(594)	273

	3,392	11,772	2,826

*	Release of capital fund due to available-for-sale asset net of reorganization and acquisition costs. For the acquisition of Enzymotec, see note 15b.2.

e. Financial Expenses—net:
In respect of long-term loans and borrowings	8,707	6,686	3,208
In respect of cash and cash equivalents, short-term deposits and loans, short-term credit and other—net	1,368	2,092	2,104
In respect of exchange differences on trade receivables and trade payables balances—net	14,531	4,063	(3,043)
revaluation of put option	—	—	9,928

	24,606	12,841	12,197

NOTE 22—RELATED PARTIES—TRANSACTIONS AND BALANCES:

a.	Transactions with Related Parties:

“Interested parties”—As this term is defined in Israel Securities Regulations (Annual Financial Statements), 2010.

“A related party”—As this term is being defined in IAS 24—“Related Party Disclosure” (hereafter—IAS 24R).

Key management personnel, who are included together with other officer holders, in the definition of “related party” as per IAS 24R) include the members of the board of directors and the president and CEO of the Company

The main shareholder of the company is ICC Industries Inc., which is holding 36.1% of company shares. The remaining shares are widely held. The controlling shareholder in ICC Industries Inc. is Dr. John Farber—the Chairman of the Board of Directors, who also holds 0.08% of Company’s shares.

1)	Transactions with the controlling shareholder and its affiliates:

In the ordinary course of business, the Company and its affiliates conduct negligible transactions with the companies affiliated to the controlling shareholder. As part of these transactions, the Company’s subsidiary sells to Fallek Chemical Japan, an affiliate of the controlling shareholder, products at arm’s length for marketing to a specific customer in Japan. In addition, as part of these

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 22—RELATED PARTIES—TRANSACTIONS AND BALANCES (continued):

transactions, the Company purchases from Azur S.A., an affiliate of the controlling shareholder, raw materials at cost and production services at arm’s length. Additionally, subsidiaries of the Company purchase raw materials at arm’s length from companies affiliated to the controlling shareholder. These transactions were approved by the Company’s Audit Committee and Board of Directors and they are considered to be negligible as this term is defined by the Securities Regulations (Annual Financial Reports), 2010 and in accordance with the Company’s Guidelines on Negligible Transactions as approved by the Company’s Audit Committee and Board of Directors on March 19, 2017 and March 22, 2017, respectively.

	2017	2016	2015
	U.S. dollars in thousands
Income (expenses):
Sales – affiliates (companies controlled by the controlling shareholder):
Fallek Chemical Japan	228	137	119
Other	—	9	13

	228	146	132

Purchases:
Affiliates (companies controlled by the controlling shareholder):
ICC	(56)	(26)	(157)

Azur S.A	(2,467)	(2,459)	(2,012)

Dividend	(2,662)	(2,348)	(2,091)

Other expenses:
Affiliates—
Azur S.A.	—	—	(1)

Benefits to related parties:
Wages and salaries	(3,285)	(3,100)	(3,023)

Director fees (in the Company)	(240)	(244)	(207)

2)	Shares granted to the President of the Company

On August 15, 2016, the Company’s Board of Directors approved the grant of 60,845 options to the President of the Company. The value of the benefit is computed in accordance with the binomial model and was estimated at $0.5 million at date of grant.

The total benefit component granted to the President (see note 12) in years 2017, 2016 and 2015, as computed at date of grant, is $306 thousand, $803 thousand and $309 thousand, respectively.

Benefit costs that have been charged to the income statements, in respect of the said shares granted in the years 2017, 2016 and 2015 are $586 thousand $552 thousand and $527 thousand, respectively.

3)	Terms of the employment for the President of the Company

On January 14, 2014, the general meeting of the Company’s shareholders approved the compensation policy for senior office holders in the Company, including the Company’s

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 22—RELATED PARTIES—TRANSACTIONS AND BALANCES (continued):

president; On January 10, 2017, the general assembly approved the compensation policy after it was approved by the compensation committee and the Company’s Board of Directors (“compensation policy”). For details regarding the compensation policy, see Company’s report dated December 29, 2013 (reference 2013-01-111694) and for details regarding the updated compensation policy see Company’s report dated November 29, 2016 (reference 2016-01-133543).

Under the compensation policy, the components of the President’s compensation package include the following:

The terms of employment of Mr. Yehudai include a monthly salary (index-linked), statutory benefits in Israel (including “senior employees insurance”, education fund, disability insurance, recuperation pay, sick leave and vacation pay), a 13th month salary, other benefits (including mobile phone, landline at home and newspapers), and an executive car. Mr. Yehudai is also entitled to an annual bonus and is allocated options. The employment of Mr. Yehudai will end 6 months from the date on which the Company serves notice of its desire to end the engagement and 3 months from the date on which Mr. Yehudai notifies the Company of his desire to end the engagement. In the case the employment of Mr. Yehudai ends within 12 months of the date from which ICC Handels AG holds less than 26% of the Company’s share capital or voting rights, Mr. Yehudai will be entitled to receive his salary from the Company (save for vacation pay, sick leave, bonuses and options) for a period of 12 months starting at the end of the notice period. In such case, Mr. Yehudai will also be entitled to immediately exercise all options previously granted to him even if their vesting period has not yet ended. Upon termination of his employment with the Company, Mr. Yehudai is entitled to receive double the amount of severance pay stipulated by law.

4)	The articles of incorporation of the Company allow insurance coverage to officials in the Company as permitted by Israeli law. The Company applied a policy of indemnifying officers and other officials in subsidiaries. The Company decided to buy insurance to cover officers in relation to their duties, subject to the law and other restrictions.

b.	Balances with Related Parties:

	December 31
	2017	2016	2015
	U.S. dollars in thousands
1) Current receivables—presented among “other receivables-other” and “trade receivables” Affiliated companies:
Fallek	110	105	—
ICC	7	7	—

	117	112	—

Highest balance during the year	292	116	122

2) Current payables—shareholder and related parties:
Azur S.A.	50	55	347

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 23—SUBSEQUENT EVENTS

a.	Distribution of dividend

On Mars 19, 2018, the Company’s Board of Directors announced the distribution of NIS 0.50 per share dividend, totaling to $8,604 thousand (at the exchange rate of approval date).

b.	Acquisition of Enzymotec

Following a total investment of 18.75% in the share capital of Enzymotec Ltd. (“Enzymotec”), an Israeli public Company traded, in the NASDAQ (under the ticker symbol ENZY), at a total sum of approximately $42 million, Frutarom signed an agreement on October 28, 2017, through its fully-owned subsidiary Frutarom Ltd. (the “Acquiring Company”), by way of a reverse triangular merger with Enzymotec Ltd. and with a subsidiary of the Acquiring Company (the “Merger Sub”). Under that merger transaction, the Acquiring Company acquired the outstanding shares of Enzymotec that were not already in its possession (approx. 81%) for a cash payment of $11.9 per share by way of a full merger of the Merger Sub into Enzymotec, such that Enzymotec will become an indirectly wholly-owned subsidiary of Frutarom and its shares will be delisted from NASDAQ. The transaction was closed on January 11, 2018. On January 17, 2018, Frutarom sold Enzymotec Krill business, which is not a core activity, to the Norwegian Company Aker BioMarine Antarctic AS for approx. $26.4 million. The overall net consideration (offsetting the cash and cash equivalents, deposits and tradeable securities in Enzymotec’s treasury and net of the krill transaction consideration) that was paid by Frutarom for 100% of Enzymotec’s shares, stands at approx. $184 million (including cost of vested options, RSUs and estimated transaction expenses). The transaction was financed through bank debt.

c.	Acquisition of Mighty

On October 18, 2017, Frutarom signed an agreement for the acquisition of 60% of the shares of the Thai company The Mighty CO. LTD. (including the activity of Maharaj Food Co. Ltd. and Mighty International Co. Ltd., and hereinafter collectively: “Mighty”) for approx. $12 million (approx. THB 393 million) (not including debt), according to value of approx. $20 million (net of debt) (approx. THB 655 million). Under the transaction, Frutarom initially acquired 49% of Mighty and, subject to a number of conditions precedent and regulatory approvals in Thailand, will raise its holdings to 60%.

The transaction includes a contingent consideration mechanism, subject to Mighty’s future performance and an option for the acquisition of the remaining interest in Mighty in two stages in periods beginning three years and five years from the date the transaction is closed, at a price based on Mighty’s future business performance. In February 2018, the conditions of the first part were met, hence the Company holds, as of the date of this report 49% of the share capital of Mighty. According to the Company expectation, raising the holdings to 60% will be completed in several months. The transaction will be financed through bank debt and by the Company own means.

d.	Acquisition of Bremil

On December 20, 2017, Frutarom signed an agreement for the acquisition of 51% of the shares of the Brazilian company Bremil Indústria De Produtos Alimenticios Ltda. (“Bremil”), in exchange for approx. US$31 million (approx. BRL 103 million) (including estimated asset adjustments to the date of completion). The transaction includes a contingent consideration mechanism based on Bremil’s future business performance in 2017 and 2018. The purchase agreement includes an option for the acquisition of the remaining shares of Bremil starting five years from the date of the transaction’s completion at a price based on Bremil’s business performance during that period. The transaction has been closed on May 18, 2018 and financed through bank debt.

FRUTAROM INDUSTRIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 23—SUBSEQUENT EVENTS (continued):

e.	Acquisition of IBR

On February 1, 2018, after the balance sheet date, Frutarom signed an agreement for the acquisition of 100% of the shares capital of the Israeli company I.B.R—Israeli Biotechnology Research Ltd. (“IBR”) in exchange for approx. US$21 million. The transaction was closed upon signing and financed through bank debt.

f.	Acquisition of Meroar

On March 13, 2018, Frutarom signed an agreement for the acquisition of 70% of the shares capital of the Argentinian company Meroar S.A. and Meroaromas S.A. (“Meroar”) in exchange of approx. $11.2 million. The purchase agreement includes an option for the acquisition of the remaining shares of Meroar starting three years from the date of transaction closing at a price based on Meroar’s business performance during that period. The transaction is expected to be closed in the coming few months and will be financed through bank debt.

NOTE 24—LIST OF MATERIAL SUBSIDIARIES AND INVESMENT IN SUBSIDIARIES

LIST OF MATERIAL SUBSIDIARIES

Name of company	Percentage of shareholding and control
	December 31
	2017	2016
	%	%
Subsidiaries:
Frutarom Ltd.	100	100
Frutarom Switzerland Ltd.	100	100
Frutarom (UK) Ltd.	100	100
Frutarom U.S.A. Inc.	100	100
Frutarom Savory Solutions GmbH	100	100
Frutarom Etol Tovarna arom in etericnih d.o.o.	100	100
Vantodio Holdings Limited	100	75
Frutarom Italy S.R.L	100	100
Frutarom Germany GmbH	100	100
Frutarom Belgium N.V	100	100
Frutarom Peru	100	100
Taura Natural Ingredients Holding Pty Ltd	100	100
Frutarom Canada	100	100
Frutarom GmbH Austria	100	—
Ingenieria Alimentaria, S.A. De C.V	75	75

FRUTAROM INDUSTRIES LTD.

CONDESED CONSOLDIATED STATEMENT OF FINANCIAL POSITION

31 MARCH 2018

	31 March		31 December 2017
	2018	2017
	(Unaudited)		(Audited)
	U.S. dollars in thousands
Assets
CURRENT ASSETS:
Cash and cash equivalents	161,359	116,261	118,214
Accounts receivable:
Trade	273,004	220,551	248,043
Other	24,666	37,523	23,647
Prepaid expenses and advances to suppliers	28,827	19,165	21,265
Inventory	348,798	275,175	308,891

	836,654	668,675	720,060

NON-CURRENT ASSETS:
Property, plant and equipment	376,403	275,997	312,876
Intangible assets	1,020,101	672,732	829,226
Investment in associates and available for sale assets	27,446	24,321	77,541
Deferred income tax assets	5,630	3,677	3,886
Others	6,393	2,773	3,599

	1,435,973	979,500	1,227,128

Total assets	2,272,627	1,648,175	1,947,188

Dr. John Farber	)
Chairman of the Board	)

Ori Yehudai	)
President and CEO	)

Alon Granot	)
Executive Vice
President and CFO	)

Date of approval of the interim financial information by the board of directors: May 28, 2018

FRUTAROM INDUSTRIES LTD.

CONDESED CONSOLDIATED STATEMENT OF FINANCIAL POSITION

31 MARCH 2018

	31 March		31 December 2017
	2018	2017
	(Unaudited)		(Audited)
	U.S. dollars in thousands
Liabilities and equity
CURRENT LIABILITIES:
Short-term bank credit and loans and current maturities of long-term loans	389,290	215,823	372,135
Accounts payable:
Trade	104,988	94,009	98,813
Other	156,152	108,195	140,560
Leases	8,295	—	—
Dividend payable	8,471	7,164	—

	667,196	425,191	611,508

NON-CURRENT LIABILITIES:
Long-term loans, net of current maturities	452,004	353,429	262,151
Retirement benefit obligations, net	35,024	35,966	34,006
Deferred income tax liabilities	67,062	50,846	58,306
Leases	26,496	—	—
Liability for shareholders of subsidiaries and other	105,962	71,214	102,304

	686,548	511,455	456,767

TOTAL LIABILITIES	1,353,744	936,646	1,068,275

EQUITY:
Equity attributable to owners of the parent:
Ordinary shares	17,093	17,027	17,086
Other capital surplus	115,794	116,817	120,288
Translation differences	(34,423)	(91,193)	(45,187)
Retained earnings	819,827	663,977	783,029
Less—cost of company shares held by the company	(3,833)	(3,791)	(3,409)

NON-CONTROLLING INTERESTS	4,425	8,692	7,106

TOTAL EQUITY	918,883	711,529	878,913

TOTAL EQUITY AND LIABILITIES	2,272,627	1,648,175	1,947,188

The accompanying notes are an integral part of these condensed financial statements.

FRUTAROM INDUSTRIES LTD.

CONDESED CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE-MONTH PERIOD ENDED 31 MARCH 2018

	3 months ended 31 March		Year ended 31 December 2017
	2018	2017
	(Unaudited)		(Audited)
	U.S. dollars in thousands,
	except for income per share data
SALES	384,805	302,531	1,362,396
COST OF SALES	229,067	186,817	837,271

GROSS PROFIT	155,738	115,714	525,125
Selling, marketing, research and development expenses—net	67,407	49,163	220,014
General and administrative expenses	26,901	21,883	92,155
Other expenses (income)—net	(349)	(280)	3,392
Group’s share of earnings of companies accounted for at equity	690	399	1,402

INCOME FROM OPERATIONS	62,469	45,347	210,966
FINANCIAL EXPENSES—net	5,965	2,173	24,606

INCOME BEFORE TAXES ON INCOME	56,504	43,174	186,360
INCOME TAX	10,823	9,439	34,797

NET INCOME FOR THE PERIOD	45,681	33,735	151,563

PROFIT ATTRIBUTED TO:
Owners of the parent company	45,269	33,273	149,679
Non-controlling interest	412	462	1,884

	45,681	33,735	151,563

EARNINGS PER SHARE:
Basic	0.76	0.56	2.52

Fully diluted	0.75	0.56	2.51

FRUTAROM INDUSTRIES LTD.

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

FOR THE THREE-MONTH PERIOD ENDED 31 MARCH 2018

	3 months ended 31 March		Year ended 31 December 2017
	2018	2017
	(Unaudited)		(Audited)
	U.S. dollars in thousands
INCOME FOR THE PERIOD	45,681	33,735	151,563
Other Comprehensive Income:
Items that will not be reclassified subsequently to profit or loss—
Remeasurement of net defined benefit liability	—	—	2,716
ITEMS THAT COULD BE RECLASSIFIED
SUBSEQUENTLY TO PROFIT OR LOSS:
Gain from available-for-sale financial assets	—	953	—
Transfer of available-for-sale financial assets to profit and loss	—	—	(41)
Translation differences	10,905	17,929	64,428

Total comprehensive income for the Period	56,586	52,617	218,666

ATTRIBUTABLE TO:
Owners of the parent	56,033	52,076	216,210
Non-controlling interest	553	541	2,456

TOTAL INCOME	56,586	52,617	218,666

The accompanying notes are an integral part of these condensed financial statements.

(Continued)—1

FRUTAROM INDUSTRIES LTD.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE THREE-MONTH PERIOD ENDED 31 MARCH 2018

	EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
	Ordinary shares	Other Capital Surplus	Translation differences	Retained earnings	Cost of Company shares held by the company	Total Attributed to Owners of Parent company	Total Attributed to Non-controlling Interest	Total
	U.S. dollars in thousands
BALANCE AT 1 JANUARY 2018 (audited)	17,086	120,288	(45,187)	738,029	(3,409)	871,807	7,106	878,913
CHANGES DURING THE 3 MONTHS ENDED 31 MARCH 2018 (unaudited):
Comprehensive income:
Income for the period	—	—	—	45,269	—	45,269	412	45,681
Other comprehensive income for the period	—	—	10,764	—	—	10,764	141	10,905

Total comprehensive income for the period	—	—	10,764	45,269	—	56,033	553	56,586
Plans for allotment of company shares to employees of subsidiary:
Acquisition of the Company shares by the company	—	—	—	—	(661)	(661)	—	(661)
Receipts in respect of allotment of Company shares to employees	—	(158)	—	—	237	79	—	79
Allotment of shares and options to senior employees:
Recognition of compensation related to employee stock and options grants	—	425	—	—	—	425	—	425
Changes of ownership rights in subsidiary	—	(5,585)	—	—	—	(5,585)	(3,234)	(8,819)
Proceeds from issuance of shares to senior employees	7	824	—	—	—	831	—	831
Dividend	—	—	—	(8,471)	—	(8,471)	—	(8,471)

	7	(4,494)	—	(8,471)	(424)	(13,382)	(3,234)	(16,616)

BALANCE AT 31 MARCH 2018 (unaudited)	17,093	115,794	(34,423)	819,827	(3,833)	914,458	4,425	918,883

The accompanying notes are an integral part of these condensed financial statements.

(Continued)—2

FRUTAROM INDUSTRIES LTD.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE THREE-MONTH PERIOD ENDED 31 MARCH 2017

	EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
	Ordinary shares	Other Capital Surplus	Translation differences	Retained earnings	Cost of Company shares held by the company	Total Attributed to Owners of Parent company	Total Attributed to Non-controlling Interest	Total
	U.S. dollars in thousands
BALANCE AT 1 JANUARY 2017 (audited)	16,997	114,396	(109,043)	637,868	(3,765)	656,453	8,151	664,604
CHANGES DURING THE 3 MONTHS ENDED 31 MARCH 2017 (unaudited):
Comprehensive income :
Income for the period	—	—	—	33,273	—	33,273	462	33,735
Other comprehensive income for the period	—	953	17,850	—	—	18,803	79	18,882

Total comprehensive income for the period	—	—	17,850	33,273	—	52,076	541	52,617
Plans for allotment of company shares to employees of subsidiary:
Acquisition of the Company shares by the company	—	—	—	—	(707)	(707)	—	(707)
Receipts in respect of allotment of Company shares to employees	—	(454)	—	—	681	227	—	227
Allotment of shares and options to senior employees:
Recognition of compensation related to employee stock and options grants	—	455	—	—	—	455	—	455
Proceeds from issuance of shares to senior employees	30	1,467	—	—	—	1,497	—	1,497
Dividend	—	—	—	(7,164)	—	(7,164)	—	(7,164)

	30	1,468	—	(7,164)	(26)	(5,692)	—	(5,692)

BALANCE AT 31 MARCH 2017 (unaudited)	17,027	116,817	(91,193)	663,977	(3,791)	702,837	8,692	711,529

The accompanying notes are an integral part of these condensed financial statements.

(Concluded)—3

FRUTAROM INDUSTRIES LTD.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED 31 DECEMBER 2017

	EQUITY ATTRIBUTABLE TO OWNERS OF THE PARENT
	Ordinary shares	Other capital surplus	Translation differences	Retained earnings	Cost of company shares held by the company	Total attributed to Owners parent company	Non- controlling interest	Total
BALANCE AT 1 JANUARY 2017	16,997	114,396	(109,043)	637,868	(3,765)	656,453	8,151	664,604
CHANGES DURING THE YEAR ENDED 31 DECEBMBER 2017:
Comprehensive income:
Income for the year	—	—	—	149,679	—	149,679	1,884	151,563
Other comprehensive income	—	(41)	63,856	2,716	—	66,531	572	67,103

Total comprehensive income for the year	—	(41)	63,856	152,395	—	216,210	2,456	218,666
Plan for allotment of Company shares to employees of subsidiary:
Acquisition of the Company shares by the Company	—	—	—	—	(1,528)	(1,528)	—	(1,528)
Receipts in respect of allotment of Company shares to employees	—	(1,256)	—	—	1,884	628	—	628
Allotment of shares and options to senior employees- Recognition of compensation related to employee stock and option grants	—	1,838	—	—	—	1,838	—	1,838
Proceeds from issuance of shares to senior employees	89	4,296	—	—	—	4,385	—	4,385
Changes of ownership rights in subsidiary	—	1,055	—	—	—	1,055	(3,450)	(2,395)
Dividend paid to the non-controlling interests in subsidiary	—	—	—	—	—	—	(51)	(51)
Dividend paid	—	—	—	(7,234)	—	(7,234)	—	(7,234)

	89	5,933	—	(7,234)	356	(856)	(3,501)	(4,357)

BALANCE AT 31 DECEMBER 2017	17,086	120,288	(45,187)	783,029	(3,409)	871,807	7,106	878,913

The accompanying notes are an integral part of these condensed financial statements.

FRUTAROM INDUSTRIES LTD.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE THREE-MONTH PERIOD ENDED 31 MARCH 2018

	3 months ended 31 March		Year ended 31 December 2017
	2018	2017
	U.S. dollars in thousands
	(Unaudited)		(Audited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash generated from operations (see appendix)	47,632	47,355	223,210
Income tax paid—net	(12,214)	(4,821)	(35,681)

Net cash provided by operating activities	35,418	42,534	187,529

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(9,362)	(6,872)	(34,394)
Purchase of intangibles	(708)	(599)	(2,890)
Interest received	197	230	1,294
Acquisition of subsidiaries—net of cash acquired	(183,525)	(19,455)	(109,265)
Prepayments due to acquisition of subsidiaries	(2,586)	—	—
Purchase of available for sale securities	—	(4,337)	(40,169)
Proceeds from sale of property and other assets	12,010	58	454

Net cash used in investing activities	(183,974)	(30,975)	(184,970)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid to the non-controlling interests in subsidiary	—	—	(51)
Receipts from senior employees in respect of allotment of shares	831	1,497	4,385
Interest paid	(3,774)	(1,683)	(8,929)
Receipt of long-term bank loans Repayment of Put option to shareholders in subsidiary	256,601 —	54,392 (40,226)	133,373 (42,227)
Acquisition of non-controlling interests in subsidiary	—	—	(2,395)
Repayment of long-term bank and financial institutions loans	(40,477)	(42,414)	(172,909)
Receipt (repayment) of short-term bank loans and credit—net	(21,211)	17,360	88,455
Operating Lease payments	(2,404)	—	—
Acquisition of the Company shares by the Company—net of receipts in respect of the Shares	(582)	(480)	(900)
Dividend paid	—	—	(7,234)

Net cash provided (used) by financing activities	188,984	(11,554)	(8,432)

INCREASE IN CASH, CASH EQUIVALENTS	40,428	5	(5,873)
Balance of cash and cash equivalents and bank credit at beginning of year and bank credit	118,214	113,528	113,528
Profits (losses) from exchange differences on cash and cash equivalents	2,717	2,728	10,559

BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	161,359	116,261	118,214

The accompanying notes are an integral part of these condensed financial statements.

FRUTAROM INDUSTRIES LTD.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE THREE-MONTH PERIOD ENDED 31 MARCH 2018

APPENDIX TO CONDENSED CONSOLIDATED STATEMENT CASH FLOWS

	3 months ended 31 March		Year ended 31 December 2017
	2018	2017
	U.S. dollars in thousands
	(Unaudited)		(Audited)
Cash generated from operations:
Income before tax	56,504	43,174	186,360

Adjustments required to reflect the cash flows from operating activities:
Depreciation and amortization	17,552	9,939	46,797
Recognition of compensation related to employee stock and options grants	425	455	1,838
Liability for employee rights upon retirement—net	201	300	(641)
Loss (gain) from sale and write-off of fixed assets and other assets Dividend received from companies accounted for at equity	(195 —)	277 2,250	1,934 2,250
Group’s share of losses (earnings) of companies accounted for at equity, net	(690)	(399)	(1,402)
Erosion of long term loans	(130)	700	(1,247)
Interest paid—net	3,577	1,453	7,635

	20,740	14,975	57,164

Changes in operating asset and liability items:
Increase in accounts receivable:
Trade	(8,689)	(14,328)	(16,804)
Other	(2,107)	2,014	9,263
Increase in other long-term receivables	(89)	(144)	(1,223)
Increase (decrease) in accounts payable:
Trade	(5,475)	8,680	2,036
Other	(1,634)	1,833	3,385
Increase (decrease) in other long-term payables	(2,550)	34	1,815
Increase in inventories	(9,068)	(8,883)	(18,786)

	(29,612)	(10,794)	(20,314)

Net Cash flows from operating activities	47,632	47,355	223,210

The accompanying notes are an integral part of these condensed financial statements.

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

31 MARCH 2018

(UNAUDITED)

NOTE 1—GENERAL:

Frutarom Industries Ltd. is a global company, founded in 1933. The Company operates through the consolidated company (hereafter—Frutarom Ltd.) and the companies under its control (hereafter—the Group). The Group has two main operations: the Flavours activity and the Fine Ingredients activity, which are considered as core business by management.

In addition, the Company imports and markets raw materials produced by others as part of its services and strive to provide complete solutions for customers. This activity is presented as part of trade and marketing operations.

The Group develops, manufactures, markets and sells flavours and fine ingredients used by producers of food and beverage, pharma-nutraceutical, flavours and fragrances, and personal care and cosmetics products as well as other products.

NOTE 2—BASIS OF PREPARATION OF CONDESED CONSOLIDATED FINANCIAL STATEMENTS

a.	The interim condensed consolidated financial information of the group as of 31 March , 2018 and for the 3 month period ended on that date (hereinafter—the interim financial information) was prepared in accordance with International Accounting Standard No. 34—“Interim Financial Reporting” (hereafter—“IAS 34”). The interim financial information should be read in conjunction with the annual financial statements as of 31 December, 2017 and for the year ended on that date and with the notes thereto, which were all prepared in accordance with International Financial Reporting Standards (hereafter—“IFRS”). The interim financial information is reviewed and is not audited.

b.	Estimates—

The preparation of interim financial statements requires management to exercise its judgment; it also requires the use of accounting estimates and assumptions that affect the application of the group’s accounting policy and the amounts of reported assets, liabilities, income and expenses. Actual results may differ from those estimates.

In preparation of these condensed consolidated interim financial statements, the significant judgments that were exercised by the management in applying the group’s accounting policy and the key sources of estimation uncertainty were similar to those applied in the consolidated annual financial statements for the year ended December 31, 2017.

NOTE 3—PRINCIPAL ACCOUNTING POLICIES:

a.	The significant accounting policies and computation methods used in preparing the interim financial information are consistent with those used in preparing the 2017 annual financial statements, except for section b to this note and to the following:

Income tax in interim periods is recognized based on management’s best estimate of the weighted average annual income tax rate expected.

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

31 MARCH 2018

(UNAUDITED)

NOTE 3—PRINCIPAL ACCOUNTING POLICIES (continued):

b.	In conjunction with Note 2 to the audited financial statements for the year ended December 31, 2017, the Company has elected to early adopt IFRS 16, commencing January 1, 2018.

1.	The main impact of adopting the standard early is the elimination of existing requirement on lessees to classify leases as operating lease (off-balance sheet) or finance lease, and they are now required to use a single accounting model for all leases, similarly to how finance leases are currently accounted for. Accordingly, before first-time adoption, under IAS 17 (the previous standard for leases), the Group classified leases where it served as lessee as operating, because it did not have substantially all risks and rewards incidental to ownership of the asset.

In agreements where the Group is the lessor, it applies IFRS 16 using a single accounting model under which it recognizes a right-of-use asset and a lease liability upon inception of the lease contract. It does so for all leases in which the Group has right to control the use of identified assets for a period of time in exchange for consideration. Accordingly, the Group recognizes depreciation and depreciation charges on the right-of-use asset and tests the need for recognizing impairment of the right-of-use asset in compliance with IAS 36 “Impairment of Assets”, and also recognizes finance expenses in relation to a lease liability. Therefore, beginning on first-time adoption, rent expenses relating to properties rented under operating leases, which were presented within administrative and general expenses in the income statement, are now presented as assets that are depreciated through depreciation and depreciation assets.

The Group adopted the standard using the cumulative effect method, without restatement of comparative information.

Regarding all leases, the Group applied the transitional provisions such that it initially recognized a liability at the commencement day at an amount equal to the present value of the lease payments during the lease, discounted using the effective interest rate as of that date, and concurrently recognized a right-of-use asset at an amount identical to the liability. As a result, the standard had no impact on equity and retained earnings of the Group as of initial application.

As part of initial application, the Group elected to adopt the following practical expedients, as permitted by the standard:

a.	Use a single discount rate for a portfolio of leases with similar characteristics;

b.	Not to separate lease and non-lease components of a contract and account for all components as a single lease;

c.	Exclude initial direct costs from the measurement of the right-of-use asset as of initial application;

d.	Use hindsight, such as determining the lease term if the contract contains options to extend or terminate the leaser;

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

31 MARCH 2018

(UNAUDITED)

NOTE 3—PRINCIPAL ACCOUNTING POLICIES (continued):

2.	The new significant accounting policy for agreements in which the Group is the lessee as applied beginning on January 1, 2018 following initial application of the standard:

(1)	Leased assets and lease liabilities

Contracts conveying the Group a right to control an identified asset for a period of time in exchange for consideration, are accounted for as leases. Upon initial recognition, the Group recognizes a liability for the present value of the minimum future lease payments (those payments do not include variable lease payments that are not index-dependent or change in any interest rate or change in exchange rate) and concurrently, the Group recognizes a right-of-use asset at the amount of the liability, adjusted by the amount of any previously recognized prepaid or accrued lease payments plus direct costs incurred in the lease. Since the interest rate implicit in a lease is not readily determined, the effective interest rate of the Group is used (the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment). Subsequent initial recognition, an asset is accounted for using the cost model, and is depreciated over the earlier of the term of the lease or the useful life of the assets.

(2)	Lease term

The term of a lease is determined as the non-cancellable period for which a lessee has the right to use an underlying asset, together with both periods covered by an option to extend the lease if the lessee is reasonably certain to exercise that option periods covered by an option to terminate the lease if the lessee is reasonably certain not to exercise that option.

(3)	Depreciation of a right-of-use asset

Subsequent to the inception of the lease, a right-of-use asset is measured using the cost method, less accumulated depreciation and accumulated impairment losses, and is adjusted for remeasurements of the lease liability. Depreciation is measured using the straight-line method over the useful life or contractual lease term, whichever ends earlier.

3.	On the date of initial application of IFRS 16, the Group recognized right-of-use assets and lease liabilities at $ 37,195 thousands.

4.

The following tables present a summary of the impact on the consolidated condensed interim statement of financial position as of March 31, 2018 and the consolidated condensed interim income statement and consolidated condensed interim statement of cash flows for the three-month period then ended,

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

31 MARCH 2018

(UNAUDITED)

NOTE 3—PRINCIPAL ACCOUNTING POLICIES (continued):

assuming that the previous accounting policy of the Group for leases would have continued in that period.

a.	The impact on the consolidated condensed interim statement of financial position as of March 31, 2018:

	Under previous policy	The change	Under IFRS 16
	(Unaudited)	(Unaudited)	(Unaudited)
	$ in thousands
Non-current assets:
Property, plant and equipment (net)	341,612	34,791	376,403
Current liabilities:
Liabilities for lease payment	—	(8,295)	(8,295)
Non-current liabilities:
Liabilities for lease payment	—	(26,496)	(26,496)

b.	The impact on the consolidated condensed interim income statement for the three-month period ended March 31, 2018:

	Under previous policy	The change	Under IFRS 16
	(Unaudited)	(Unaudited)	(Unaudited)
	$ in thousands
Operating expenses	78,811	(2,404)	76,407
Depreciation and amortization charges	15,148	2,404	17,552
Operating income	62,469	—	62,469

c.	The impact on the consolidated condensed interim statement of cash flows for the three-month period ended March 31, 2018:

	Under previous policy	The change	Under IFRS 16
	(Unaudited)	(Unaudited)	(Unaudited)
	$ in thousands
Net cash provided by operating activity	33,014	2,404	35,418
Net cash provided by financing activity	191,388	(2,404)	188,984

NOTE 4—BUSINESS COMBINATIONS

a.	Acquisition of Enzymotec

On January 11, 2018, Frutarom completed the acquisition of 100% of the share capital of Enzymotec Ltd., an Israeli public company whose shares were traded on NASDAQ (under the symbol ENZY) (“Enzymotec”) that upon the completion of the merger ceased from being a public company and became, an

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

31 MARCH 2018

(UNAUDITED)

NOTE 4—BUSINESS COMBINATIONS (continued):

indirectly fully-owned subsidiary of Frutarom. The overall consideration that was paid by Frutarom for 100% of Enzymotec’s shares, stands at approx. $ 287 million (including cost of vested options [RSU’s]). On May 14, 2018, Frutarom received approval from the tax authorities in Israel to merge Enzymotec into Frutarom, and the company is taking action to merge the companies; the merger will be completed over the following months.

In order to finance the merger transaction with Enzymotec, the company entered into loan agreements with banking corporations for the extending of loans totaling USD 235 million. According to the agreements, the loans bear interest of Libor plus 1.52% per year and shall be repaid in up to 5 years by quarterly amounts. Half of the loan will be repaid after 12 months from receiving the loan by 16 quarterly installments and the rest will be repaid in the end of the period.

Enzymotec, which was founded in 1998, develops, produces and markets nutritional ingredients and medical foods based on cutting-edge, proprietary technologies Enzymotec has developed a unique technology for processing lipids (organic compounds which includes fat) that are an important nutritional element, supporting various biological functions. Enzymotec’s proprietary technology enables extraction of lipids from natural sources, separation and analysis of lipid molecules, and use enzymes to synthesize lipid molecules familiar to the human body. Enzymotec utilizes an innovative toolset that allows it to efficiently transform lipids from natural raw materials into those that have unique structural and functional characteristics, essential to the human body. Enzymotec, with approx. 149 employees, mainly in Israel and the United States, including 20 in R&D, has an advanced GMP certified factory in Migdal HaEmek, Israel which includes an R&D center, laboratories, a production plant and offices.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities which were acquired based on their fair value at the time of the acquisition. The intangible assets which were recognized include: product formulas, customer relations and goodwill. The product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively. The determination of the fair value of the assets and liabilities is subject to a final appraisal of the allocation of the purchase prices to the fair value of the assets and liabilities; this appraisal has not yet been completed as of the date of approval of these financial statements.

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

31 MARCH 2018

(UNAUDITED)

NOTE 4—BUSINESS COMBINATIONS (continued):

Set forth below are the assets and liabilities of Enzymotec at date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	76,291
Trade	12,426
Inventory	25,247
Others	2,093
Non-current assets:
Property, plant and equipment	23,019
Intangible assets	176,167
Other long-term assets	95
Investments	2,664
Current liabilities :
Trade payables	(8,753)
Other payables	(19,370)
Non-current liabilities:
Deferred taxes	(2,562)

287,317

From the date it was consolidated with the financial statements of the Company through March 31, 2018, the acquired operations have yielded revenues of $ 29,585 thousands and net profit of $ 5,052 thousands (net of acquisition costs).

b.	Acquisition of IBR

On February 1, 2018, Frutarom purchased 100% of the share capital of the Israeli company I.B.R—Israeli Biotechnology Research Ltd. (“IBR”) in exchange for approx. $ 21 million. The transaction was completed upon signing and financed through bank debt.

Established in 1995, IBR researches, develops, manufactures and markets innovative and proprietary natural active ingredients for the cosmetics and dietary supplements industries, mainly for cellular anti-aging, skin protection from UV rays and air pollution, skin whitening and pigmentation prevention. IBR has R&D labs and a production facility in the town of Yavne, Israel and it employs approx. 30 employees. IBR’s activity has been added to Frutarom’s existing activities in the fields of algae-growth and active ingredients extraction, for skin care and protection.

The cost of acquisition was allocated to tangible assets, intangible assets and liabilities which were acquired based on their fair value at the time of the acquisition. The intangible assets which were recognized include: product formulas, customer relations and goodwill. The product formulas and customer relations are amortized over economic useful lives of 20 years and 10 years, respectively. The determination of the fair value of the assets and liabilities is subject to a final appraisal of the allocation of the purchase prices to the

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

31 MARCH 2018

(UNAUDITED)

NOTE 4—BUSINESS COMBINATIONS (continued):

fair value of the assets and liabilities; this appraisal has not yet been completed as of the date of approval of these financial statements.

Set forth below are the assets and liabilities of IBR at date of acquisition:

Fair value
U.S. dollars In thousands
Current assets:
Cash and cash equivalents	471
Trade	715
Inventory	2,316
Others	582
Non-current assets:
Property, plant and equipment	799
Intangible assets	17,631
Other long-term assets	24
Current liabilities :
Trade payables	(97)
Other payables	(1,019)
Non-current liabilities:
Deferred taxes	(422)

21,000

From the date it was consolidated with the financial statements of the Company through March 31, 2018, the acquired operations have yielded revenues of $ 903 thousands and net profit of $ 128 thousands (net of acquisition costs).

c.	Acquisition of Mighty

On October 18, 2017 Frutarom signed an agreement for the purchase of 60% of the shares of the Thai company The Mighty CO. LTD. (including the activity of Maharaj Food Co. Ltd. and Mighty International Co. Ltd., and hereinafter collectively: “Mighty”) for approx. $ 12 million (approx. THB 393 million) (not including debt). All, according to value of approx. $ 20 million (net of debt) (approx. THB 655 million).

In the framework of the transaction Frutarom initially acquired 49% of Mighty and, subject to a number of conditions precedent and regulatory approvals in Thailand, will raise its holdings to 60%. The transaction includes a mechanism for future consideration subject to Mighty’s future performance and an option for the purchase of the balance of holdings in Mighty in two stages in periods beginning three years and five years from the date the transaction is completed, at a price based on Mighty’s future business performance.

In February 2018, the conditions of the first part were met, hence the Company holds, as of the date of this report 49% of the share capital of Mighty. According to the Company expectation, raising the holdings to 60% will be completed in several months. The transaction will be financed through bank debt and by the Company own means.

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

31 MARCH 2018

(UNAUDITED)

NOTE 4—BUSINESS COMBINATIONS (continued):

d.	Acquisition of Bremil

On December 20, 2017 Frutarom signed an agreement for the purchase of 51% of the shares of the Brazilian company Bremil Indústria De Produtos Alimenticios Ltda. (“Bremil”), in exchange for approx. US$30 million (approx. BRL 111 million). (including estimated asset adjustments to the date of completion). The transaction includes a mechanism for future consideration based on Bremil’s future business performance in 2017 and 2018. The purchase agreement includes an option for the purchase of the balance of shares of Bremil to take effect starting five years from the date of the transaction’s completion at a price based on Bremil’s business performance during that period. The transaction is expected to be completed in the coming few days and will be financed through bank debt.

e.	Acquisition of Meroar

On March 13, 2018, Frutarom signed an agreement for the purchase of 70% of the shares capital of the Argentinian company Meroar S.A. and Meroaromas S.A. (“Meroar”) in exchange of approx. $11.2 million. The purchase agreement includes an option for the purchase of the balance of shares of Meroar to take effect starting three years from the date of the transaction’s completion at a price based on Meroar’s business performance during that period.

f.	On a proforma basis—assuming that the companies acquired in 2017 has been consolidated as from 1.1.2017 and the companies acquired in 2018 had been consolidated in the corresponding period in 2017—the Q1 2017 sale would have amounted to approx. $334.1 million. This figure is based on unaudited data provided by the owners of the acquired activities in accordance with the pre-acquisition accounting policies of the acquired activities.

NOTE 5—DIVIDEND

On March 19, 2018 the Company’s Board of Directors announced the distribution of dividend in the amount of NIS 0.50 per share, the dividend was paid to the shareholders on 7 of May, 2018 in the total amount of approx. $8,471 thousands.

NOTE 6—SEGMENT REPORTING

For management purposes, the Group is organized on a worldwide basis into two major operating activities: Flavour and Fine Ingredients. Another operating activity is Trade and Marketing.

Results of operation of the segments are being measured based on operating profit.

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

31 MARCH 2018

(UNAUDITED)

NOTE 6—SEGMENT REPORTING (continued):

Segment data provided to the President and the CEO in respect of the reported segments is as follows:

	Flavors operations	Fine Ingredients Operations	Trade and Marketing operations	Eliminations	Total Consolidated
	U.S. dollars in thousands
3 months ended 31 March 2018 (unaudited):
Revenues	281,480	86,709	19,107	(2,491)	384,805

Segment results	46,339	16,120	10	—	62,469

3 months ended 31 March 2017 (unaudited):
Revenues	219,352	66,753	19,045	(2,619)	302,531

Segment results	35,949	8,938	502	(42)	45,347

Year ended 31 December 2017 (audited):
Revenues	1,025,359	260,122	90,962	(14,047)	1,362,396

Segment results	177,680	31,638	1,664	(16)	210,966

The reconciliation of the reported profits and total profits before taxes for the reported periods is described below:

	3 months ended 31 March		Year ended 31 December 2017
	2018	2017
	(Unaudited)		(Audited)
	U.S. dollars in thousands
Reported segment profits	62,469	45,347	210,966
Financing expenses	5,965	2,173	24,606

Profit before taxes on income	56,504	43,174	186,360

NOTE 7—SUBSEQUENT EVENTS

Signing the merger agreement with International Flavor and Fragrances (“IFF”)

On May 7, 2018, a merger agreement (the “Merger Agreement”) with IFF, an international public company whose securities are listed for trading on the New York Stock Exchange (the “Purchaser”) and Icon Newco Ltd., a private company incorporated under the laws of the State of Israel that is wholly-owned by the Purchaser (“Merger Sub”).

Under the Merger Agreement, a reverse triangular merger (the “Merger”) shall take place, pursuant to which, upon closing, the Merger Sub shall be merged with and into Frutarom (as a result of the merger, Frutarom will turn into a subsidiary (100%) of the purchaser), such that for each Ordinary Share, par value NIS 1.00, of the Company immediately prior to the consummation of the Merger, the Purchaser shall (a) pay a cash amount of US$71.19; and (b) issue 0.249 shares of the Purchaser’s common stock.

FRUTAROM INDUSTRIES LTD.

EXPLANATORY NOTES TO THE CONDENSED CONSOLDIATED FINANCIAL INFORMATION

31 MARCH 2018

(UNAUDITED)

NOTE 7—SUBSEQUENT EVENTS (continued):

The Merger Consideration reflects a Company valuation of approximately US$6.37 billion, on a fully-diluted basis, and an enterprise value (taking into account estimated amount of the Company’s net debt) of approximately US$7.1 billion.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

INTERNATIONAL FLAVORS & FRAGRANCES INC.

ICON NEWCO LTD.

and

FRUTAROM INDUSTRIES LTD.

Dated as of May 7, 2018

APPENDICES

Appendix A             Definitions

INDEX OF DEFINED TERMS

Term	Section
102 Amounts	2.3(h)(i)
102 Trustee	Appendix A
Affiliate	Appendix A
Aggregate Stock Consideration	2.1(b)(ii)
Agreement	Preamble
Anti-Corruption Laws	3.20(a)
Antitrust Laws	3.5(b)
Articles of Association	3.1
Book-Entry Shares	2.1(a)(i)
Bridge Financing	4.16(a)
Business Day	Appendix A
Cash Consideration	2.1(a)(i)
Certificate of Merger	1.3
Certificates	2.1(a)(i)
Closing	1.2
Closing Date	1.2
Code	Appendix A
Commitment Letter	4.16(a)
Companies Registrar	1.3
Company	Preamble
Company 102 Options	2.3(h)(i)
Company 102 Shares	2.3(a)
Company Acquisition Proposal	Appendix A
Company Adverse Recommendation Change	5.8(b)
Company Benefit Plan	Appendix A
Company Board	Recitals
Company Capitalization Date	3.2(a)
Company Disclosure Letter	Appendix A
Company Equity Awards	Appendix A
Company Equity Plan	Appendix A
Company Intervening Event	Appendix A
Company Leased Real Property	Appendix A
Company Material Adverse Effect	Appendix A
Company Material Contract	3.14(a)
Company Option	2.2(a)
Company Ordinary Share	2.1(a)(i)
Company Ordinary Shares	2.1(a)(i)
Company Owned Intellectual Property Rights	Appendix A
Company Owned Real Property	Appendix A
Company Permits	3.10(a)
Company Recommendation	Appendix A
Company Registered Intellectual Property Rights	3.16(a)
Company Related Parties	7.3(c)
Company Reporting Documents	3.6(a)
Company Restricted Stock Award	2.2(c)
Company Shareholder Approval	3.4
Company Shareholders	3.11
Company Shareholders’ Meeting	5.3(c)
Company Specified Representations	6.2(a)

Company Superior Proposal	Appendix A
Company Termination Fee	Appendix A
Confidentiality Agreement	Appendix A
Consent	3.5(b)
Continuation Period	5.11(a)
Contract	Appendix A
Control	Appendix A
Covered Employees	5.11(a)Appendix A
D&O Indemnified Parties	5.9(a)
Definitive Agreements	5.14(d), 5.14(a)
EDGAR	Article III
Effective Time	1.3
Environmental Laws	Appendix A
ERISA	Appendix A
Exchange Act	Appendix A
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Exchange Ratio	2.1(a)(i)
Exchange Ratio Reduction Number	2.1(b)(ii)
FCPA	Appendix A
Form S-4	3.11
GAAP	Appendix A
Governmental Authority	Appendix A
Hazardous Materials	Appendix A
HSR Act	Appendix A
ICL	Recitals
IFRS	Appendix A
Indebtedness	Appendix A
Information Agent	2.3(a)
Intellectual Property Rights	3.16(b)
Interim Option Tax Ruling	5.15(a)
IRS	Appendix A
ISA	Appendix A
ISL	Appendix A
Israeli Investment Center	Appendix A
IT Assets	Appendix A
ITA	2.4(a)
Knowledge	Appendix A
Labor Agreement	Appendix A
Law	Appendix A
Lenders	4.16(a)
Lien	Appendix A
LSE	Appendix A
MAGNA	Article III
Material Customers	3.15(b)
Material Vendors	3.15(a)
Maximum Share Number	2.1(b)(ii)
Merger	Recitals
Merger Amounts	4.16(c)
Merger Consideration	2.1(a)(i)
Merger Proposal	5.4(a)
Merger Sub	Preamble

Merger Sub Board	Recitals
Net Option Share	2.2(a)
NYSE	Appendix A
OCS	Appendix A
OCS Notice	Appendix A
Option Consideration	2.2(a)
Options Tax Ruling	5.15(a)
Order	Appendix A
Ordinance	Appendix A
Parent	Preamble
Parent Benefit Plan	Appendix A, 5.11(c)
Parent Board	Recitals
Parent Capitalization Date	4.2(a)
Parent Common Stock	2.1(a)(i)
Parent Disclosure Letter	Appendix A
Parent Equity Awards	Appendix A
Parent Material Adverse Effect	Appendix A
Parent Organizational Documents	Appendix A
Parent Permits	4.10(a)
Parent SEC Documents	4.6(a)
Parent Specified Representations	6.3(a)
Parent Stock Issuance	5.3(a)
Parent Stock Price	Appendix A
Payoff Letters	Section 5.14(g)
Payor	2.4(a)
Permitted Lien	Appendix A
Person	Appendix A
Proceedings	Appendix A
Proxy Statement	3.11
Real Property Lease	3.18(b)
Release	Appendix A
Representative	Appendix A
Restricted Stock Consideration	Section 2.2(c)
Sarbanes-Oxley Act	Appendix A
SEC	Appendix A
Section 14 Arrangement	Section 3.12(f)
Securities Act	Appendix A
Senior Employee	5.1(e)
Subsidiary	Appendix A
Surviving Company	1.1
TASE	Appendix A
Tax	Appendix A
Tax Returns	Appendix A
Taxes	Appendix A
Termination Date	7.1(b)(i)
Trading Day	Appendix A
Treasury Regulations	Appendix A
Unvested Company Option	2.2(b)
Unvested Company Restricted Stock Award	2.2(d)
Valid Tax Certificate	Appendix A
VAT	Section 3.13(m)
Vested Company Option	2.2(a)

Vested Company Restricted Stock Award	2.2(c)
VWAP	Appendix A
Withholding Drop Date	2.4(b)
Withholding Tax Ruling	5.15(b)

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 7, 2018, is made by and among International Flavors & Fragrances Inc., a New York corporation (“Parent”), Icon Newco Ltd., a company organized under the laws of the State of Israel and a wholly owned Subsidiary of Parent (“Merger Sub”), and Frutarom Industries Ltd., a company organized under the laws of the State of Israel (the “Company”). Defined terms used in this Agreement have the respective meanings ascribed to them herein.

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent (the “Parent Board”), the Company (the “Company Board”) and Merger Sub (the “Merger Sub Board”) have approved, the sole shareholder of Merger Sub has approved and, in the case of the Company Board and the Merger Sub Board, declared advisable, fair and in the best interests of such entity and its respective shareholders, this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations thereunder, the “ICL”);

WHEREAS, the Company Board and the Merger Sub Board have determined that, considering the financial conditions of the merging companies, no reasonable concern exists that the Surviving Company (as defined below) will be unable to fulfill the obligations of the Company or the Merger Sub, as applicable, to its creditors;

WHEREAS, the Company Board has unanimously resolved to recommend that the Company’s shareholders approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, as a condition to the willingness of Parent to enter into this Agreement and as an inducement in consideration therefor, concurrently with the execution and delivery of this Agreement, Parent and certain shareholders of the Company are entering into a Voting Agreement pursuant to which each such shareholder is agreeing, subject to the terms and conditions thereof, to vote its Company Ordinary Shares in favor of the approval of the Merger, this Agreement and the transactions contemplated by this Agreement; and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the ICL, at the Effective Time, Merger Sub (as the target company (Chevrat Ha’Ya’ad) in the Merger) shall be merged with and into the Company (as the absorbing company (HaChevra Ha’Koletet) in the Merger), whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving company of the Merger (the “Surviving Company”) and shall (a) become a wholly owned Subsidiary of Parent, (b) continue to be governed by the Laws of the State of Israel, (c) maintain a registered office in the State of Israel and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the ICL.

Section 1.2 The Closing. Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at the offices of Naschitz, Brandes, Amir & Co., 5 Tuval Street, Tel Aviv, Israel, at 9:00 a.m.

(local time), on a date to be specified by the parties hereto, but no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied by action to be taken at the Closing, but subject to the satisfaction or waiver by the party entitled to waive such conditions), unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).

Section 1.3 Effective Time. As soon as practicable after the determination of the date on which the Closing is to take place, each of the Company and Merger Sub shall (and Parent shall cause Merger Sub to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice of the contemplated Merger which shall inform the Companies Registrar that all conditions to the Merger under the ICL and this Agreement have been met and set forth the proposed date of the Closing on which the Companies Registrar is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the ICL (the “Certificate of Merger”) after notice that the Closing has occurred is served to the Companies Registrar, which the parties shall deliver on the Closing Date. The Merger shall become effective upon the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL (such date and time being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the ICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company, (i) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, (iii) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Company) shall continue unaffected by the Merger in accordance with the ICL.

Section 1.5 Articles of Association. The articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of association of the Surviving Company, until thereafter amended as provided by Law and such articles of association and, in each case, subject to Section 5.9.

Section 1.6 Board of Directors; Officers. The members of the Merger Sub Board immediately prior to the Effective Time shall, from and after the Effective Time, be the members of the board of directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time (other than the members of the Company Board) shall, from and after the Effective Time, be the officers of the Surviving Company, in each case to hold office in accordance with the articles of association of the Surviving Company until the earlier of their respective death, resignation or removal or until their respective successors are duly elected, designated and qualified.

Section 1.7 Operations. For a period of at least three (3) years from the Effective Time, Parent and the Surviving Company intend to maintain the Surviving Company’s research and development and manufacturing presence in Israel at substantially the same levels as such activities are conducted immediately prior to the Effective Time.

ARTICLE II

EFFECT OF THE MERGER ON SHARE CAPITAL; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Securities.

(a) Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company or Merger Sub:

(i) Conversion of Company Securities. Each ordinary share, par value one New Israeli Shekel (NIS 1.00) per share, of the Company (each, a “Company Ordinary Share” and collectively, the “Company Ordinary Shares”) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(a)(ii) or to be converted in accordance with Section 2.1(a)(iii)) shall be converted into the right to receive from Parent, in accordance with the terms of this Agreement, (A) $71.19 per share in cash (such amount of cash, the “Cash Consideration”) and (B) 0.2490 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $0.125 per share, of Parent (the “Parent Common Stock”) (and, if applicable, cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 2.1(c)) (such shares of Parent Common Stock and any such cash in lieu of fractional shares, together with the Cash Consideration, the “Merger Consideration”), in each case without interest and subject to applicable Tax withholding. Each Company Ordinary Share to be converted into the right to receive the Merger Consideration as provided in this Section 2.1(a)(i) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented such Company Ordinary Shares, shall cease to have any rights with respect to such Company Ordinary Shares other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.3, the Merger Consideration.

(ii) Cancellation of Treasury Stock (Dormant Shares) and Parent-Owned Company Ordinary Shares. Each Company Ordinary Share held by the Company as treasury stock (dormant shares) or held directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be due or delivered in exchange therefor or in respect thereof.

(iii) Company Ordinary Shares Held by Subsidiaries. Each Company Ordinary Share issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Subsidiary of the Company shall be converted into and become such number of fully paid and nonassessable ordinary shares, par value one New Israeli Shekel (NIS 1.00) per share, of the Surviving Company such that the ownership percentage of any such Subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(iv) Conversion of Merger Sub Share Capital. Each ordinary share, par value one New Israeli Shekel (NIS 1.00) per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid ordinary share, par value one New Israeli Shekel (NIS 1.00) per share, of the Surviving Company and, together with the ordinary shares referred to in Section 2.1(a)(iii), shall constitute the only outstanding share capital of the Surviving Company.

(b) Adjustments.

(i) Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number or type of outstanding shares of Parent Common Stock or Company Ordinary Shares shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Ordinary Shares the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1(b) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(ii) If the aggregate number of shares of Parent Common Stock to be issued pursuant to this Agreement (including pursuant to this Section 2.1 and pursuant to Section 2.2) (the “Aggregate Stock Consideration”) would exceed 19.9% of the issued and outstanding shares of Parent Common Stock immediately prior to the entry into this Agreement (as set forth on Section 2.1(b) of the Parent Disclosure Letter), rounded down to the nearest whole share (the “Maximum Share Number”), (i) the Exchange Ratio shall be reduced (the amount of such reduction, the “Exchange Ratio Reduction Number”) by the minimum extent necessary such that the Aggregate Stock Consideration does not exceed the Maximum Share Number and (ii) the Cash Consideration for all purposes under this Agreement will be increased on a per share basis by an amount in cash equal to the Exchange Ratio Reduction Number multiplied by the Parent Stock Price.

(c) Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Ordinary Shares pursuant to Section 2.1(a)(i), and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or to vote or to any other rights of a holder of Parent Common Stock. All fractional shares that a holder of Company Ordinary Shares would be otherwise entitled to receive shall be aggregated. In lieu of any such fractional shares, each holder of Company Ordinary Shares who would otherwise be entitled to such fractional shares shall be entitled to receive from Parent an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 2.1(c), be entitled to receive under Section 2.1(a)(i) and (ii) the Parent Stock Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Ordinary Shares in lieu of any fractional share interests in Parent Common Stock, Parent shall cause the Exchange Agent to make available such amount, without interest, to the holders of Company Ordinary Shares entitled to receive such cash.

Section 2.2 Company Equity Awards.

(a) Treatment of Vested Company Options. As of the Effective Time, each compensatory option to purchase Company Ordinary Shares that is not a Company Restricted Stock Award (as defined below) (each, a “Company Option”) that is outstanding and vested immediately prior to the Effective Time (each, a “Vested Company Option”) shall be canceled without any action on the part of any holder thereof in consideration for the right of the holder to receive the Merger Consideration (which shall be paid in accordance with Section 2.3(h)) in respect of each Net Option Share subject to such Vested Company Option immediately prior to the Effective Time (the “Vested Option Consideration”), subject to applicable Tax withholding. For purposes of this Agreement, “Net Option Share” means, with respect to a Company Option, the quotient of (i) the product of (A) the excess, if any, of the value of the Merger Consideration over the exercise price per Company Ordinary Share subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the number of Company Ordinary Shares subject to such Company Option immediately prior to the Effective Time, divided by (ii) the value of the Merger Consideration. For purposes of the preceding sentence, the value of the Merger Consideration that consists of shares of Parent Common Stock shall equal the product of (x) the number of such shares of Parent Common Stock multiplied by (y) the Parent Stock Price.

(b) Treatment of Unvested Company Options.

(i) As of the Effective Time, each Company Option that is outstanding and unvested as of immediately prior to the Effective Time (each, an “Unvested Company Option”) shall be cancelled without any action on the part of any holder thereof in consideration for the right of the holder to receive, either (A) on the applicable vesting date that applies to such Unvested Company Option, subject to the holder’s continued employment with the Company or an Affiliate through such date, or (B) upon an earlier termination of the holder’s employment that would result in the vesting of such Unvested Company Option under the terms of any applicable Contract, except as otherwise provided in Section 2.2(b)(ii) below, a cash payment in U.S. dollars equal to the value of the Merger Consideration in respect of each Net Option Share subject to such Unvested Company Option as of the applicable vesting date or termination date (the “Unvested Option Consideration”, and together with the Vested Option Consideration, the “Option Consideration”), subject to applicable Tax withholding. For purposes of the preceding sentence, the value of the Merger Consideration that consists of shares of Parent Common Stock shall equal the product of (x) the number of such shares of Parent Common Stock multiplied by (y) the Parent Stock Price. For the avoidance of doubt, except as provided in this Section 2.2(b), the right of each holder of an Unvested Company Option to receive the payment described in this Section 2.2(b) will be subject to substantially the same terms and conditions (including the applicable vesting schedule) as were applicable to the Unvested Company Option immediately prior to the Effective Time, including the same vesting restrictions and continued service requirements and the same rights to vesting upon a qualifying termination of employment to the extent applicable.

(ii) If the Company is unable to obtain the Options Tax Ruling with respect to the cancellation and exchange of Unvested Company Options that are Company 102 Options in accordance with Section 2.2(b)(i) prior to the Closing Date, then, instead of the cash payment described in Section 2.2(b)(i), each holder of an Unvested Company Option that is a Company 102 Option will be entitled to receive the Merger Consideration in respect of each Net Option Share. Any Merger Consideration payable pursuant to this Section 2.2(b)(ii) shall be considered “Unvested Option Consideration” for all purposes of this Agreement and shall be payable subject to all of the same terms and conditions described in Section 2.2(b)(i).

(c) Vested Company Restricted Stock Awards. As of the Effective Time, each compensatory award relating to Company Ordinary Shares that is designated as a restricted stock award in the applicable award agreement (each, a “Company Restricted Stock Award”) that is outstanding and vested immediately prior to the Effective Time (each, a “Vested Company Restricted Stock Award”) shall be canceled without any action on the part of any holder thereof in consideration for the right to receive the Merger Consideration (which shall be paid in accordance with Section 2.3(h)) in respect of each Net Restricted Share subject to such Vested Company Restricted Stock Award immediately prior to the Effective Time (the “Vested Restricted Stock Consideration”), subject to applicable Tax withholding. For purposes of this Agreement, “Net Restricted Share” means, with respect to a Company Restricted Stock Award, the quotient of (i) the product of (A) the excess, if any, of the value of the Merger Consideration over the purchase price per Company Ordinary Share subject to such Company Restricted Stock immediately prior to the Effective Time, multiplied by (B) the number of Company Ordinary Shares subject to such Company Restricted Stock Award immediately prior to the Effective Time, divided by (ii) the value of the Merger Consideration. For purposes of the preceding sentence, the value of the Merger Consideration that consists of shares of Parent Common Stock shall equal the product of (x) the number of such shares of Parent Common Stock multiplied by (y) the Parent Stock Price.

(d) Unvested Company Restricted Stock Awards. As of the Effective Time, each Company Restricted Stock Award that is outstanding and unvested as of immediately prior to the Effective Time (each, an “Unvested Company Restricted Stock Award”) shall be cancelled without any action on the part of the holder thereof in consideration for the right of the holder to receive, on the applicable vesting date that applies to such Unvested Company Restricted Stock Award, subject to the holder’s continued employment with the Company or an Affiliate through such date, a cash payment in U.S. dollars equal to the value of the Merger Consideration in respect of each Net Restricted Share subject to such Unvested Restricted Stock Award as of the applicable vesting date, subject to applicable Tax withholding. For purposes of the preceding sentence, the value of the Merger Consideration that consists of shares of Parent Common Stock shall equal the product of (x) the number of such shares of Parent Common Stock multiplied by (y) the Parent Stock Price. For the avoidance of doubt, except as provided in this Section 2.2(d), the right of each holder of an Unvested Company Restricted Stock Award to receive the payment described in this Section 2.2(d) will be subject to substantially the same terms and conditions (including the applicable vesting schedule) as were applicable to the Unvested Company Restricted Stock Award immediately prior to the Effective Time, including the same vesting restrictions and continued service requirements.

(e) Company Actions. Prior to the Effective Time, the Company Board or a committee thereof shall adopt applicable resolutions to give effect to the transactions contemplated by this Section 2.2. For the avoidance of doubt, the Company shall not take any action after the date hereof that would accelerate the vesting of the Company Options or the Company Restricted Stock Awards.

Section 2.3 Payment Procedures.

(a) Designation of Exchange Agent and Information Agent; Deposit of Exchange Fund. Prior to the Closing, Parent shall (i) enter into an exchange agreement in customary form and reasonably satisfactory to the Company with the transfer agent of Parent, the transfer agent of the Company or another financial institution or trust company designated by Parent that is recognized in Israel and the United States and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 2.1(a)(i) and (ii) at the request of the Company, engage an information agent reasonably acceptable to the Company (the “Information Agent”) to assist, inter alia, in obtaining any requisite residency certificate and/or other declaration for Tax withholding purposes and, in connection therewith, shall enter into an agreement with the Information Agent in customary form and reasonably satisfactory to the Company. Prior to or substantially concurrently with the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, for payment to the holders of Company Ordinary Shares (excluding Company Ordinary Shares issued upon previous exercise or settlement of Company 102 Options and are held by the 102 Trustee (“Company 102 Shares”) in respect of which payment shall be transferred directly to the 102 Trustee) in accordance with this Article II through the Exchange Agent, (A) book-entry shares representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 2.1(a)(i) in exchange for outstanding Company Ordinary Shares, (B) cash in an aggregate amount necessary to pay the Cash Consideration portion of the aggregate Merger Consideration and (C) cash in an aggregate amount necessary to pay cash in lieu of fractional shares in accordance with Section 2.1(c), and Parent shall, after the Effective Time on or prior to the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.3(c) (such aggregate number of shares of Parent Common Stock and aggregate amount of cash provided to the Exchange Agent, together with any such dividends or other distributions with respect thereto, the “Exchange Fund”). In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 2.1(a)(i), Parent shall promptly deposit, or cause to be deposited, additional shares or cash funds, as applicable, with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1.

(b) Payment Procedures with Respect to Company Ordinary Shares.

(i) Promptly following the Effective Time, and in no event later than the fifth (5th) Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of Certificates and Book-Entry Shares as of immediately prior to the Effective Time, in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(i) (in each case, other than (x) Company 102 Shares and (y) Company Ordinary Shares subject to Company Restricted Stock Awards, which, for the avoidance of doubt, will be eligible to receive the applicable Merger Consideration pursuant to Sections 2.2(d) and 2.3(h), and not Section 2.3(b)), (A) in the case of such holders of Certificates, a letter of transmittal in customary form and reasonably satisfactory to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.5 below), to the Exchange Agent), (B) a declaration in which the beneficial owner of Company Ordinary Shares provides certain information necessary for Parent to determine whether any amounts need to be withheld from the Merger Consideration payable to such beneficial owner pursuant to the terms of the Ordinance (subject to the provisions of Section 2.4 and Section 5.15), the Code, or any applicable provision of state, local, Israeli, U.S. or foreign Law and (C) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for (1) cash in an amount equal to the Cash Consideration multiplied by the number of Company Ordinary Shares represented by such Certificates and/or Book-Entry Shares, (2) the number of shares of Parent Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates and/or Book-Entry Shares pursuant to Section 2.1(a)(i), (3) any dividends or other distributions payable pursuant to Section 2.3(c) and (4) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(c).

(ii) In the case of Certificates, upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal, the declaration for Tax withholding purposes and/or a Valid Tax Certificate, in each case, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable (A) cash in an amount equal to the Cash Consideration multiplied by the number of Company Ordinary Shares previously represented by such Certificate, (B) the number of shares of Parent Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate pursuant to Section 2.1(a)(i), (iii) any dividends or other distributions payable pursuant to Section 2.3(c) and (D) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(c), if applicable, and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled.

(iii) In the case of Book-Entry Shares, upon receipt of the declaration for Tax withholding purposes and/or a Valid Tax Certificate, in each case, duly completed and validly executed in accordance with the instructions thereto, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable (A) cash in an amount equal to the Cash Consideration multiplied by the number of Company Ordinary Shares previously represented by such Book-Entry Shares, (B) the number of shares of Parent Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares pursuant to Section 2.1(a)(i), (C) any dividends or other distributions payable pursuant to Section 2.3(c) and (D) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(c), if applicable, and the Book-Entry Shares so exchanged shall be forthwith canceled.

(iv) Until surrendered, in the case of a Certificate, or paid, in the case of a Book-Entry Share, in each case, as contemplated by this Section 2.3(b), each Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 2.3(b) and any dividends or other distributions payable pursuant to Section 2.3(c). The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable hereunder. Parent shall cause the Exchange Agent to accept such Certificates and transferred Book-Entry Shares upon compliance with the foregoing exchange procedures. Cash payment to be made under this Section 2.3(b) shall be made in U.S. Dollars as promptly as practicable after receipt by the Exchange Agent of such Certificates or Book-Entry Shares; provided that the parties shall use commercially reasonable efforts to cause the Exchange Agent to make available an election for holders to receive payments of cash in NIS at the Exchange Agent’s then applicable currency exchange rates. Notwithstanding anything to the contrary in this Section 2.3(b), any Merger Consideration payable in respect of Company 102 Shares shall be transferred by Parent to the 102 Trustee in accordance with Section 2.3(h).

(c) Distributions with Respect to Unexchanged Shares. Subject to applicable Law, there shall be paid to the holder of the Parent Common Stock issued in exchange for Certificates or Book-Entry Shares pursuant to Section 2.3(b), without interest, (i) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.3(b), the amount of dividends or other distributions, if any, with a record date after the

Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.3(b), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.3(b), payable with respect to such shares of Parent Common Stock.

(d) If payment of the Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.3(c)) is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share so surrendered is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer (or the Book-Entry Share so surrendered shall be in proper form for transfer) and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.3(c)) to a Person other than the registered holder of such Certificate or Book-Entry Share (as applicable) surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Parent or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to Parent as general creditors thereof for payment, without interest, of their claims for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.3(c).

(f) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Authority pursuant to and as required by any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered or Book-Entry Share not paid, in each case, in accordance with Section 2.3(b)(i), immediately prior to the date on which any Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interest of any Person previously entitled thereto.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Parent; provided that no such investment shall relieve Parent or the Exchange Agent from making the payments required by this Article II, and following any losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Company Ordinary Shares in the amount of such losses.

(h) Payment Procedures with Respect to Company Options, Company 102 Shares and Company Restricted Stock Awards.

(i) Immediately after the Effective Time, Parent shall transfer (A) the aggregate Option Consideration with respect to the Company Options subject to Section 102 of the Ordinance (the “Company 102 Options”) and (B) the aggregate Merger Consideration with respect to Company 102 Shares, to the 102 Trustee, on behalf of holders of Company 102 Options and Company 102 Shares, as the case may be, in accordance with Section 102 of the Ordinance and the Options Tax Ruling, if obtained ((A) and (B) together, the “102 Amounts”). The 102 Amounts shall be held in trust by the 102 Trustee pursuant to the applicable provisions of Section 102 of the Ordinance and the Options Tax Ruling, if obtained, and shall be released by the 102 Trustee to the beneficial holders of the Company 102 Options and Company 102 Shares, together with any interest earned thereon by virtue of the investment of such amounts by the 102 Trustee, in accordance with the terms and conditions of Section 102 of the Ordinance and the Options Tax Ruling, if obtained, the trustee agreement between the Company and the 102 Trustee, and, in the case of 102 Amounts payable in respect of Unvested Company Options, the terms and conditions of Section 2.2(b)(i).

(ii) Immediately after the Effective Time, Parent shall (or shall cause the Exchange Agent to) promptly deposit the aggregate Option Consideration with respect to Vested Company Options (other than Company 102 Options) pursuant to Section 2.2, and the aggregate Restricted Stock Consideration with respect to Vested Company Restricted Stock Awards pursuant to Section 2.2, with the Surviving Company or, if applicable, its relevant engaging Subsidiary at one or more accounts designated by the Company prior to Closing for the benefit of the holders of Vested Company Options (other than Company 102 Options) and the holders of Vested Company Restricted Stock Awards, respectively, which amounts shall be paid by the Surviving Company or, if applicable, the relevant engaging Subsidiary, to the respective holders thereof through the Surviving Company’s or, if applicable, the relevant engaging Subsidiary’s payroll system, subject to applicable withholdings by the Surviving Company or, if applicable, the relevant engaging Subsidiary, as promptly as practicable after the Effective Time.

Section 2.4 Withholding Tax.

(a) Notwithstanding anything to the contrary hereunder, each of Parent, the Company, the Surviving Company, the 102 Trustee and the Exchange Agent (each, a “Payor”) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (including the Merger Consideration and payments made pursuant to Section 2.2) to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Withholding Tax Ruling and the Options Tax Ruling, if obtained, the Ordinance, the Code or any provision of applicable Tax Law (it being agreed that the Payor shall be permitted to satisfy any Tax withholding requirement with respect to the Merger Consideration by deducting and withholding the appropriate cash amount from the Cash Consideration). Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided that, with respect to the withholding of Israeli Tax, in the event any holder of record of Company Ordinary Shares or Company Options or a Company Restricted Stock Award provides the Payor with a Valid Tax Certificate issued by the Israeli Tax Authority (the “ITA”) regarding the withholding (or exemption from withholding) of Israeli Tax from the consideration payable in respect thereof in accordance with this Article II, then the deduction and withholding of any amounts under the Ordinance or any other provision of Israeli Law or requirement, if any, from the Merger Consideration, the Option Consideration, or the Restricted Stock Consideration, as applicable, payable to such holder of record of Company Ordinary Shares, Company Options, or Company Restricted Stock Awards, as applicable, shall be made only in accordance with the provisions of such Valid Tax Certificate. To the extent amounts are so withheld, they shall be paid over to the appropriate Governmental Authority prior to the last day on which such payment is required, and then such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent any Payor withholds any amounts, such Payor shall provide the affected Person, as soon as practicable (but no later than within thirty (30) Business Days), with sufficient evidence regarding such withholding.

(b) Notwithstanding the provisions of Section 2.4(a), with respect to Israeli Taxes, the consideration payable to each shareholder of the Company shall be retained by the Exchange Agent for the benefit of each such shareholder for a period of up to one hundred eighty (180) days from Closing (the “Withholding Drop Date”) (during which time no Payor shall make any payments to any shareholder of the Company or withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement). If no later than five (5) Business Days prior to the Withholding Drop Date a Valid Tax Certificate is delivered to Payor, then, with respect to the affected shareholders, the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment that is not withheld shall be paid to such shareholders concurrently therewith subject to any non-Israeli withholding which is applicable to the payment (if any). If any shareholder of the Company (i) does not provide Payor with or is not the subject of a Valid Tax Certificate, by no later than five (5) Business Days before the Withholding Drop Date, or (ii) submits a written request with Payor to release its portion of the consideration prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate at or before such time, then the amount to be withheld from such shareholder’s portion of the consideration shall be calculated according to the applicable withholding rate as reasonably determined by Parent in accordance with applicable Law (increased by interest plus linkage differences, as defined in Section 159A of the Ordinance, for the period between the fifteenth (15th) day of the calendar month following the month during which the Closing occurs and the time the relevant payment is made, and calculated in NIS based on a US$:NIS exchange rate not lower than the effective exchange rate at the Closing Date) as reasonably determined by Parent and the Exchange Agent.

Section 2.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in a form reasonably satisfactory to the Parent, and, if required by the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Exchange Agent may require, as indemnity against any claim that may be made against Parent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any other required amounts to which the holder thereof is entitled pursuant to this Article II.

Section 2.6 Transfers; No Further Ownership Rights. From and after the Effective Time, all issued and outstanding Company Ordinary Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Book-Entry Share theretofore representing any Company Ordinary Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender or acknowledgment of the conversion thereof in accordance with the provisions of Section 2.1(a)(i). The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Ordinary Shares. From and after the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of Company Ordinary Shares that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Company, Parent or the Exchange Agent for transfer following the Effective Time, they shall be canceled against delivery of the Merger Consideration and other required amounts, as provided for in Section 2.1(a)(i), for each Company Ordinary Share formerly represented by such Certificates or Book-Entry Shares.

Section 2.7 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company with respect to the Merger, the officers and managers of Parent shall be fully authorized (in the name of Merger Sub, the Company, the Surviving Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company Reporting Documents filed with (or furnished to) the ISA by the Company on or after January 1, 2016 and prior to the date of this Agreement (but in each case excluding any risk factor disclosure contained in a “risk factors” section (other than any factual information contained therein) or in any “forward-looking statements” legend or other similar disclosures included therein to the extent they are similarly predictive or forward-looking in nature) and to the extent publicly available on the ISA’s Internet-based “MAGNA” system (“MAGNA”), (ii) the Company Reporting Documents filed with (or furnished to) the TASE or the LSE by the Company on or after January 1, 2016 and prior to the date of this Agreement (but in each case excluding any risk factor disclosure contained in a “risk factors” section (other than any factual information contained therein) or in any “forward-looking statements” legend or other similar disclosures included therein to the extent they are similarly predictive or forward-looking in nature) and to the extent publicly available on the TASE or LSE websites, (iii) the documents filed with (or furnished to) the SEC by Enzymotec Ltd. on or after January 1, 2016 and prior to its acquisition by the Company (but in each case excluding any risk factor disclosure contained in a “risk factors” section (other than any factual information contained therein) or in any “forward-looking statements” legend or other similar disclosures included therein to the extent they are similarly predictive or forward-looking in nature) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”), or (iv) the Company Disclosure Letter delivered to Parent and Merger Sub immediately prior to the execution and delivery of this Agreement (provided that disclosure in any section of such Company Disclosure Letter shall apply to the corresponding section of Article III and such other sections of Article III to the extent that it is reasonably apparent that such disclosure applies to such other section of Article III), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization; Qualification. Each of the Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (where applicable or recognized) under the laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has the requisite corporate or similar power and authority to conduct its business as it is currently being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority (a) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (where applicable or recognized) in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing (i) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. An accurate and complete copy of the Company’s memorandum of association and articles of association (collectively, the “Articles of Association”), currently in effect and as amended through the date of this Agreement, has been made available to Parent prior to the date of this Agreement. Such Articles of Association are currently in effect, and the Company is not in violation in any material respect of any of the provisions thereof.

Section 3.2 Capitalization; Subsidiaries.

(a) As of the close of business on May 3, 2018 (the “Company Capitalization Date”), the authorized capital stock of the Company consisted of 100,000,000 Company Ordinary Shares, 59,542,645 of which were issued and outstanding and 140,632 of which were held by the Company as treasury stock (dormant shares). There are no other classes of capital stock of the Company and no bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote authorized, issued or outstanding. As of the close of business on the Company Capitalization Date, there were 765,313 Company Ordinary Shares reserved for issuance under the Company Equity Plans, of which (i) 757,642 Company Ordinary Shares were subject to outstanding Company Options, and (ii) 7,671 Company Ordinary Shares were subject to outstanding Company Restricted Stock Awards. From the close of business on the Company Capitalization Date through the date of this Agreement, the Company has not (A) issued or repurchased any Company Ordinary Shares or any other equity or voting securities or interests in the Company other than issuances or repurchases of Company Ordinary Shares pursuant to the exercise, vesting or settlement, as applicable, of the Company Equity Awards outstanding as of the close of business on the Company Capitalization Date in accordance with the terms of such Company Equity Awards or (B) issued or granted any Company Equity Awards or any other equity, equity-based or other awards with a value based in whole or in part on the value of the Company Ordinary Shares.

(b) All of the issued and outstanding Company Ordinary Shares have been, and all of the Company Ordinary Shares that may be issued pursuant to the Company Equity Awards, the Company Equity Plans or the Company Benefit Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, nonassessable and free of preemptive rights. All Company Equity Awards have been granted under and in accordance with the terms of the Company Equity Plans.

(c) As of the date of this Agreement, other than (i) as set forth in Section 3.2(a), (ii) with respect to any Subsidiary of the Company, any Contract among or between the Company or any of its Subsidiaries or among or between any Subsidiaries of the Company, or (iii) directors’ qualifying shares or similar arrangements, there are no (A) existing options, warrants, calls, preemptive rights, subscriptions or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating the Company or any of its Subsidiaries to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or other equity or voting securities or other equity interests, or obligating the Company to grant, extend or enter into such options, warrants, calls, preemptive, subscriptions or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (B) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries, or any securities representing the right to purchase or otherwise receive any capital stock or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries, (C) shareholder agreements, voting trusts or similar agreements with any Person to which the Company or any of its Subsidiaries is party either (1) restricting the transfer of the capital stock or other equity or voting interests of the Company or any of its Subsidiaries or (2) affecting the voting rights of capital stock or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries or (D) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by the Company or any of its Subsidiaries, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any of its Subsidiaries is party, in each case pursuant to which any Person is entitled to receive any payment from the Company based, in whole or in part, on the value of any capital stock or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries.

(d) Section 3.2(d) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of all outstanding Company Equity Awards, including the grant date, exercise price and vesting schedule of each such Company Equity Award, but excluding the names of the holders of such Company Equity Awards.

(e) The Company owns, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar ownership, voting or similar interests in each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), and all company, partnership, corporate or similar ownership, voting or similar interests of each of the Subsidiaries are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 3.4(d) of the Company Disclosure Letter lists each Subsidiary of the Company and its jurisdiction of organization and the percentage holdings of all issued and outstanding equity securities of its respective shareholders.

(f) Except for the direct or indirect Subsidiaries of the Company and investments in marketable securities and cash equivalents, or as would not be material to the Company and its Subsidiaries, taken as a whole, none of the Company nor any of its Subsidiaries (i) owns directly or indirectly any shares of capital stock or other equity or voting securities or other equity interests, or any securities or obligations convertible into or exchangeable or exercisable for such shares, securities or interests, in any Person or (ii) has any obligation or has made any commitment to acquire any shares of capital stock or other equity or voting securities or other equity interests in any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 3.3 Authority Relative to Agreement.

(a) The Company has all necessary corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and, subject to obtaining the Company Shareholder Approval and the filing and recordation of appropriate merger documents as required by the ICL, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by the Company, and (except for (i) the receipt of the Company Shareholder Approval and (ii) the filing and recordation of appropriate merger documents as required by the ICL) no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b) The Company Board has, by resolutions unanimously adopted thereby, (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s shareholders and that, considering the financial position of the merging companies (including the representations and warranties set forth in Article IV), no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors as a result of the Merger, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) made the Company Recommendation; provided that any change, modification or rescission of such Company Recommendation by the Company Board in accordance with this Agreement shall not be a breach of the representation in this clause (iii). As of the date of this Agreement, none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

Section 3.4 Vote Required. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.14, the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement by the affirmative vote of the holders of at least a majority of the outstanding Company Ordinary Shares voted (in person, by proxy or by voting card) on such matter (excluding any absentee votes) at the Company Shareholders’ Meeting (such approval, the “Company Shareholder Approval”) is the only vote of holders of securities of the Company that is required in connection with the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement and performance of this Agreement will not, (i) violate any provision of the Company’s Articles of Association or the articles of association (or equivalent organizational documents) of any Subsidiary of the Company, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 3.5(b) have been obtained or made and the Company Shareholder Approval has been received, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default or modification (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration (other than pursuant to any Company Benefit Plan) or cancellation of or require an additional payment to or the Consent of any third party pursuant to any of the terms or provisions of, any Contract to which the Company or any of its Subsidiaries is a party or by which any property or asset of the

Company or any of its Subsidiaries is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company or any of its Subsidiaries, other than, in the case of clause (i) with respect to the articles of association (or equivalent organizational documents) of any Subsidiary of the Company, clause (ii) and clause (iii), any such conflict, violation, breach, default, modification, termination, right of termination, acceleration, cancellation or Lien that (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(b) No consent, approval, license, permit, waiver, order or authorization (a “Consent”) of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) applicable requirements of and filings under the ISL or any other similar Laws, (ii) the filing of the Merger Proposal with the Companies Registrar and all such other notices or filings required under the ICL with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Companies Registrar, (iii) compliance with, and filings or notifications required under, the applicable rules and regulations of the TASE, the LSE and any other applicable stock exchanges, (iv) such other items required solely by reason of the participation or identity of Parent or any of its Subsidiaries (as opposed to any third party) in the transactions contemplated by this Agreement, (v) compliance with and filings or notifications under any applicable Israeli, United States or other foreign competition, antitrust, merger control or investment Laws (“Antitrust Laws”), (vi) the OCS Notice, (vii) approval by the Israeli Investment Center, (viii) approval by the Israeli Land Authority and (ix) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 3.6 Company Reporting Documents; Financial Statements.

(a) Since December 31, 2015, the Company has timely filed with (or furnished to) the ISA, TASE and LSE all forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statement and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed (or furnished) under the ISL or the rules and regulations of the TASE and LSE, as the case may be (collectively, the “Company Reporting Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company Reporting Document complied in all material respects with the applicable requirements of the ISL, TASE and LSE, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company Reporting Document filed did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) All of the audited financial statements and unaudited interim financial statements of the Company included in the Company Reporting Documents (i) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the ISA, TASE and LSE, as the case may be, with respect thereto, (ii) have been prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted by the ISA or IFRS or under the ISL or the rules and regulations of the TASE and LSE, as the case may be) and (iii) fairly present in all material respects the financial position, the shareholders’ equity, the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments).

(c) The Company is in compliance in all material respects with the applicable provisions of the ISL and the applicable listing and governance rules and regulations of the TASE and the LSE. As of the date of this Agreement, there are no outstanding unresolved comments with respect to any of the Company Reporting Documents received by the Company in any written communication from the ISA, TASE or LSE.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Reporting Documents (including any audited or unaudited financial statements of the Company included therein).

(e) The Company and its Subsidiaries maintain a system of internal control over financial reporting designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with IFRS. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company Reporting Document or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation.

(f) The Company maintains disclosure controls and procedures designed to ensure that (i) all information required to be disclosed by the Company in the reports that it files or submits under the ISL or the rules and regulations of the TASE and LSE, as the case may be, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the ISA, TASE and LSE, as the case may be and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosures.

(g) To the Knowledge of the Company, as of the date of this Agreement, there are no ISA inquiries or investigations or other inquiries or investigations by Governmental Authorities or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries and the Company has not received notice from the ISA or any Governmental Authority of any malfeasance by any director or executive officer of the Company or any of its Subsidiaries. Since December 31, 2015 through the date of this Agreement, other than as has been resolved as of the date of this Agreement, the Company has not received from its independent auditors any written notification of a material weakness in the Company’s internal controls and there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of the Company or, to the Knowledge of the Company, the Company Board or any committee thereof.

(h) Since December 31, 2015, neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any director, officer, auditor or accountant of the Company has received any material complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices.

Section 3.7 Absence of Certain Changes or Events.

(a) Since December 31, 2017 through the date of this Agreement, except in connection with the transactions contemplated by this Agreement, the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the ordinary course of business.

(b) Since December 31, 2017, there has not occurred any event, occurrence, effect, development or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since December 31, 2017 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would require consent of Parent pursuant to clauses (d), (g), (h), (m), (r) or, to the extent relating to the foregoing, clause (v) of Section 5.1.

Section 3.8 No Undisclosed Liabilities. Except for liabilities or obligations (a) as reflected, disclosed or reserved against in the Company’s balance sheets (or the notes thereto) included in the Company Reporting Documents and publicly available prior to the date hereof, (b) incurred in the ordinary course of business since December 31, 2017, (c) incurred in connection with the transactions contemplated by this Agreement or (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise (whether or not required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) prepared in accordance with IFRS).

Section 3.9 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any asset or property of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries nor any asset or property of the Company or any of its Subsidiaries is subject to a continuing Order, in each case, that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 3.10 Permits; Compliance with Laws.

(a) (i) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals, registrations, clearances, orders and other authorizations necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and assets under and pursuant to all applicable Laws or to carry on their respective businesses as now being conducted, under and pursuant to all applicable Laws (the “Company Permits”), (ii) all such Company Permits are in full force and effect, and (iii) as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of the Company, threatened, in each case, except where the failure to be in possession of, failure to be in full force and effect or the suspension, cancellation, withdrawal or revocation thereof (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(b) Since December 31, 2015, the Company and its Subsidiaries have been and are in compliance with (i) all applicable Laws and (ii) all Company Permits, in each case, except where any failure to be in such compliance (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(c) Since December 31, 2015, through the date of this Agreement, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers or employees, has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority asserting that the Company or any of its Subsidiaries is not in compliance with, or is under investigation with respect to any failure to comply with, any applicable Laws or Company Permits or notifying the Company or any of its Subsidiaries regarding an investigation of possible non-compliance, except where any failure to be in such compliance (i) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 3.11 Information Supplied. None of the information (a) supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Form S-4 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4, or any amendment or supplement to it, is filed with the SEC, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading and (b) included or incorporated in the proxy statement to be sent to the shareholders of the Company (the “Company Shareholders”) relating to the Company Shareholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”) will, at the date it, or any amendment or supplement to it, is mailed to the Company Shareholders or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided that no representation or warranty is made by the Company in this Section 3.11 regarding such portions thereof that relate expressly to Parent or any of its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent or any of its Subsidiaries (including Merger Sub) for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the ICL and other applicable Law.

Section 3.12 Employee Benefit Plans; Labor.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan that is material to the Company and its Subsidiaries, taken as a whole, other than any such Company Benefit Plan that may be established or entered into after the date hereof in compliance with this Agreement. The Company has made available to Parent a true and complete copy of each Company Benefit Plan described in the preceding sentence.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been established, adopted, operated, maintained and administered in accordance with its terms and applicable Laws and (ii) all payments and contributions required to be made under the terms of any Company Benefit Plan and applicable Laws have been timely made or, to the extent required by applicable accounting policies, accrued in accordance with such policies.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution or delivery by the Company of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee of the Company or any of its Subsidiaries, except as expressly provided in this Agreement, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former employee, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in any funding obligation under any Company Benefit Plan, or (v) result in any amount becoming paid or payable that would subject the recipient thereof to the excise tax imposed under Section 4999 of the Code. No current or former employee of the Company or any of its Subsidiaries is entitled to receive any Tax gross-up payment from the Company or any of its Subsidiaries in respect of the excise taxes imposed under Section 409A or 4999 of the Code.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan (i) that is intended to qualify for special Tax treatment (including under Section 401(a) of the Code) has met all requirements for such Tax treatment, and (ii) if intended or required to be qualified, approved or registered with a Governmental Authority, is so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

(e) No Company Benefit Plan is, and none of the Company nor any of its Subsidiaries has ever incurred any liability with respect to (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a multiple employer plan, as defined in Section 4063 or 4064 of ERISA, or (iii) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(f) (i) All amounts that the Company or any of its Subsidiaries is legally or contractually required either (A) to deduct from the employees’ salaries and/or to transfer to an employees’ pension, pension fund, pension insurance fund, managers’ insurance, severance fund, insurance and other funds for or in lieu of severance or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds or insurance, or (B) to withhold from the current employees’ salaries and benefits and to pay to any Governmental Authority as required by the Code, the Ordinance or any other Law have, in each case, been duly deducted, transferred, withheld and paid, and the Company’s or its Subsidiaries’ liability towards its employees regarding salary, remuneration, benefit in kind, severance pay, accrued vacation, Section 14 arrangements under the Israeli Severance Pay Law, 1963-5723 (“Section 14 Arrangement”) and contributions to all Company Benefit Plans, and all contributions required to be made by the Company or any of its Subsidiaries to any arrangement that would be a Company Benefit Plan but for the fact that such arrangement is sponsored or maintained by a Governmental Authority, are fully funded to the extent required by applicable Law or if not required by any applicable Law to be funded, are accrued on the Financial Statements to the extent required by applicable accounting policies, except, the case of each of clauses (A) and (B), as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(g) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending, or, to the Knowledge of the Company, threatened Proceedings, disputes or claims (other than routine claims for benefits) against or affecting any Company Benefit Plan, by any employee or beneficiary covered under such Company Benefit Plan, as applicable, or otherwise involving such Company Benefit Plan, and (ii) there are no material charges, complaints or Proceedings by any Governmental Authority pertaining to the employment practices of the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.

(h) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Labor Agreement, (ii) no Labor Agreement is presently being negotiated, (iii) there are no labor union organizing activities or representation campaigns pending or, to the Knowledge of the Company, threatened by or with respect to any of the employees of the Company or any of its Subsidiaries, and (iv) from December 31, 2016, there have not been any, and there are no, pending strikes, walkouts, lockouts, slowdowns or other labor stoppages against or affecting the Company or its Subsidiaries.

(i) The Company and its Subsidiaries are, and since December 31, 2015 have been, in compliance with all applicable Laws respecting or relating to recruitment, employment and employment practices, and agency and other workers, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, worker classification, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) As of the date hereof, no Senior Employee has provided the Company or any of its Subsidiaries with written notice of an intent to terminate his or her employment.

Section 3.13 Taxes.

(a) The Company and each of its Subsidiaries have (i) timely filed or caused to be timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and (ii) paid all material Taxes due and owing (whether or not shown on such Tax Returns), except with respect to Taxes contested in good faith by appropriate Proceedings and for which adequate reserves or accruals have been established (as of the date of this Agreement and as of the Closing) in accordance with IFRS.

(b) (i) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of their most recent consolidated financial statements included in the Company Reporting Documents prior to the date of this Agreement, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in such consolidated financial statements and (ii) since the date of such financial statements, none of the Company or any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) (i) To the Knowledge of the Company, there are no pending, threatened in writing or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of material Taxes of the Company or any of its Subsidiaries, (ii) no deficiency for material Taxes has been assessed or asserted in writing by any Governmental Authority against the Company or any of its Subsidiaries, except for deficiencies which have been satisfied by payment, settled or withdrawn, or which are being contested in good faith by appropriate Proceedings and for which adequate reserves or accruals have been established (as of the date of this Agreement and as of the Closing) in accordance with IFRS, (iii) none of the Company or any of its Subsidiaries has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency and (iv) no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be liable for a material amount of Taxes in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Company or any of its Subsidiaries.

(d) All material Taxes that the Company or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects from payments made to its respective employees, independent contractors, creditors, shareholders or other parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose, and the Company and its Subsidiaries have complied with all material reporting requirements (including maintenance of records with respect thereto) with respect to such payments.

(e) The Company and each of its Subsidiaries is, and has at all times been, tax resident solely in its country of incorporation. Neither the Company nor any of its Subsidiaries is or has ever been subject to, or required to be registered for, Tax in any country other than its country of incorporation by virtue of being treated as a resident of or having a permanent establishment in such other country. Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or other office or fixed place of business in a country other than the country in which it is organized.

(f) Neither the Company nor any of its Subsidiaries has agreed or is required to make any material adjustments pursuant to Section 482 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with respect to the business of the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority proposing any such adjustment or change. The Company and each Subsidiary are in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which the Company or such Subsidiary, as the case may be, does business. None of the transactions between the Company or any Subsidiaries of the Company and other related Persons is subject to any material adjustment, apportionment, allocation or recharacterization under any Law, and all such transactions have been effected on an arm’s length basis.

(g) None of the Company or any of its Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company or any of its Subsidiaries or is entitled to do so under the provision of the Israeli Value Added Tax Law, 1975), and none of the Company or any of its Subsidiaries has any liability for Taxes of any other Person (other than Taxes of the Company or any Subsidiary), including under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by Contract or otherwise.

(h) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Closing Date, (B) any prepaid amount received on or prior to the Closing Date, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income tax law) entered into on or prior to the Closing Date, (D) any “gain recognition agreement” or “domestic use election” (or analogous concepts under state, local or foreign income Tax Law) or (E) a change in the method of accounting for a period ending prior to or including the Closing Date.

(i) None of the Company or any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or customary Tax indemnification provisions in commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability or obligations to the Company or its Subsidiaries.

(j) There are no Liens for a material amount of Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(k) Neither the Company nor any Subsidiary thereof is or has ever been a real estate corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 1963.

(l) None of the Company or any of its Subsidiaries has participated in or been a party to a transaction that constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder or in Section 131(g) of the Ordinance and the Income Tax Regulations (Reportable Tax Planning), 2006 promulgated thereunder, or any similar provision under any other local or foreign Tax Law. Neither the Company nor any Subsidiary thereof is subject to any reporting obligations under Sections 131D and 131E of the Ordinance or any similar provision under any other local or foreign Tax Law, and including with respect to VAT (as defined below).

(m) The Company and each of its Israeli Subsidiaries is duly registered for the purposes of Israeli value added tax and has complied in all material respects with all requirements under the Israeli Value Added Tax Law of 1975 concerning value added Taxes (“VAT”). None of the Company’s non-Israeli Subsidiaries is required to register in Israel for Israeli VAT Purposes.

(n) None of the Company or any of its Subsidiaries has been a party to any transaction intended to qualify under Section 355 of the Code.

(o) None of the Company or any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the Ordinance.

(p) To the Knowledge of the Company (in the case of jurisdictions outside of Israel), to the extent the Company or any of its Subsidiaries received the benefits of a special tax regime or contractual arrangement or other tax holiday or similar arrangement under federal, state, local or foreign law (including an exemption from or reduction in the rate of otherwise applicable Tax), the Company and its Subsidiaries (as applicable) are in in compliance in all material respects with all relevant requirements of such arrangements. To the extent the Company or any such Subsidiary received such benefits, the consummation of the Merger, in and of itself, will not end or otherwise adversely affect in any material respect such benefits.

(q) No material signed agreement is currently in force with any taxing authority with respect to the Company or any of its Subsidiaries and there are no material Tax rulings or requests for Tax rulings in force.

(r) Each of the Company Benefit Plans that is intended to qualify as a capital gains route plan under Section 102(b)(2) of the Ordinance has received a favorable determination or approval letter from the ITA or is otherwise deemed approved by passage of time without objection by the ITA. All Company 102 Shares and Company 102 Options were and are currently in compliance with the applicable requirements of Section 102(b)(2) of the Ordinance (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA.

Section 3.14 Material Contracts.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” shall mean any Contract (other than this Agreement or any Company Benefit Plan and other than purchase orders) to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or assets are bound, that:

(i) is a Contract with a vendor or supplier that (A) provided or provides, as applicable, for aggregate payments from the Company and its Subsidiaries of more than $10 million in the past twelve (12) months or over the next twelve (12) months (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments to be paid under any such Contract) and (B) is not cancelable by the Company or its Subsidiaries without material financial or other penalty upon notice of ninety (90) days or less;

(ii) is a Contract with a customer or distributor committing such customer or distributor to make payments to the Company and its Subsidiaries of more than $10 million in the past twelve (12) months (for the avoidance of doubt, disregarding any amounts paid without a commitment as of the date such Contract was entered into) or over the next twelve (12) months (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments to be paid under any such Contract);

(iii) is a Contract providing for the formation, creation, operation, ownership or management of a joint venture or similar arrangement that is material to the Company and its Subsidiaries, taken as a whole;

(iv) is a Contract (other than those between or among the Company and/or any of its Subsidiaries) relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries in an amount in excess of $10 million;

(v) is a noncompetition or other Contract that limits the lines of business or localities in which any material business of the Company and its Subsidiaries is or has a right to be conducted, in any respect material to the business of the Company and its Subsidiaries, taken as a whole;

(vi) is a material Contract under which (A) any Intellectual Property Rights are licensed or otherwise made available by a third party to the Company or any of its Subsidiaries (other than licenses of “off-the-shelf” Software), (B) any Intellectual Property Rights are licensed or otherwise made available by the Company or any of its Subsidiaries to a third party (except for non-exclusive licenses granted to the Company’s or any Subsidiary’s customers, distributors or suppliers in the ordinary course of business) or (C) under which the right of the Company or its Subsidiaries to use or register any Company Owned Intellectual Property Rights is restricted in any respect material to the business of the Company and its Subsidiaries, taken as a whole;

(vii) is a Contract that contains a put, call, right of first refusal, right of first negotiation, right of first offer, redemption, repurchase or similar right pursuant to which the Company or any of its Subsidiaries are or would be required to purchase or sell, as applicable, any material equity interests, businesses, lines of business, divisions, joint ventures, partnerships or other assets of any Person;

(viii) is a Contract relating to the acquisition or disposition of any business or any Person (whether by merger, sale of stock, sale of assets, consolidation or otherwise) which provides for material “earn-outs” or other material contingent payments or otherwise has continuing or contingent obligations that would reasonably be expected to be in excess of $10 million after the date hereof;

(ix) is a Contract that is a material co-branding, private label, outsourcing or research and development agreement;

(x) is a Contract entered into in connection with the settlement or other resolution of any Order or Proceeding pursuant to which the Company or any of its Subsidiaries has any material ongoing liability, obligation or commitment;

(xi) is a Contract with a customer, supplier, distributor or other business partner or any joint venture or similar partnership involving the Company or any of its Subsidiaries that provides for (A) exclusivity rights for the benefit of a third party or any such joint venture or similar partnership, (B) “most favored nation” rights, or (C) a guarantee of availability of supply or services by the Company and its Subsidiaries, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(xii) is a Contract that is or would be required to be disclosed as an exception to the representations and warranties set forth in Section 3.25;

(xiii) is a Contract that provides for the Company or its Subsidiaries to indemnify or hold harmless any other Person entered into outside of the ordinary course of business, that would reasonably be expected to impose on the Company or any of its Subsidiaries a liability in excess of $10 million;

(xiv) is a Contract pursuant to which any material Government Grant has been received or granted; or

(xv) is a Labor Agreement.

(b) A complete and correct copy of each Company Material Contract, as of the date of this Agreement, has been made available to Parent prior to the date of this Agreement. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of any Company Material Contract, (ii) as of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of any Company Material Contract and (iii) as of the date of this Agreement, each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto (provided that (A) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought).

Section 3.15 Vendors and Customers.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a list of the top ten (10) suppliers (by amount paid) (but without names of such suppliers) of the Company and its Subsidiaries, taken as a whole, for the year ended December 31, 2017 (collectively, the “Material Vendors”) and the amount of consideration paid to each Material Vendor by the Company and its Subsidiaries (taken as a whole) during such period. Since

December 31, 2017 and prior to the date hereof, no such Material Vendor has expressed in writing to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate, or materially reduce or modify, its relationship with the Company or any of its Subsidiaries (other than any nonrenewal notices pursuant to the terms of the applicable Contracts), except for any of the foregoing as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 3.15(b) of the Company Disclosure Letter sets forth a list of the top ten (10) customers (by revenue) (but without names of such customers) of the Company and its Subsidiaries, taken as a whole, for the year ended December 31, 2017 (collectively, the “Material Customers”) and the amount of consideration paid to the Company and its Subsidiaries (taken as a whole) by each Material Customer for the year ended December 31, 2017. Since December 31, 2017 and prior to the date hereof, no such Material Customer has expressed in writing to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Company or any of its Subsidiaries (other than any nonrenewal notices pursuant to the terms of the applicable Contracts), except for any of the foregoing as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Intellectual Property and Information Technology. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Intellectual Property Rights owned by the Company or its Subsidiaries that are registered or required to be registered (“Company Registered Intellectual Property Rights”) are in effect, subsisting and, to the Knowledge of the Company, valid. There are no challenges, opposition or nullity proceedings commenced or, to the Knowledge of the Company, threatened with respect to any Company Registered Intellectual Property Rights. The Company Owned Intellectual Property Rights are owned exclusively by the Company or any of its Subsidiaries, free and clear of all Liens (other than Permitted Liens) and there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries concerning the ownership, validity, registrability or enforceability thereof;

(b) The Company and its Subsidiaries own, validly license or have the right to use in the manner currently used, all patents, trademarks, trade names, copyrights, Internet domain names, service marks, know-how, inventions (whether patentable or not), proprietary formulas, specifications, processes and recipes, trade secrets, manufacturing and production processes and techniques, any other confidentially or proprietary information and other intellectual property rights throughout the world, whether registered or unregistered (collectively, the “Intellectual Property Rights”) that are used in the respective businesses of the Company and its Subsidiaries as currently conducted;

(c) (i) The conduct of the respective businesses of the Company and its Subsidiaries (including their products and services) as conducted since December 31, 2015 does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other Person; (ii) since December 31, 2015, there have been no claims for any such infringement, misappropriation or other violation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (iii) to the Knowledge of the Company, as of the date of this Agreement, no other Person is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property Right;

(d) The Company and its Subsidiaries have taken commercially reasonable measures (i) to protect the confidentiality of their trade secrets, (ii) to protect the integrity and security of the IT Assets of the Company and its Subsidiaries (and the information stored or contained therein) from unauthorized use, access or modification by third Persons and (iii) to protect the confidentiality of any third party Intellectual Property Rights, including taking precautions against the unpermitted use of Intellectual Property Rights owned by customers of the Company or any of its Subsidiaries, and there have not been any third party claims alleging such misuse. Since December 31, 2015, there have been no security breaches, loss or theft of or unauthorized access to or use of the

IT Assets of the Company and its Subsidiaries. The Company and its Subsidiaries are, and have been since December 31, 2015, in compliance with their internal policies and all applicable Laws related to data privacy and protection, and to their Knowledge, there are no third party allegations to the contrary;

(e) No employees of the Company that have made contributions to the creation or development of any Company Owned Intellectual Property Rights have any rights or claims for inventor compensation payments or other similar additional remuneration arising therefrom, other than pursuant to applicable Law or any ordinary course compensation from the Company or any of its Subsidiaries;

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will as a result of any Contracts to which the Company or any of its Subsidiaries is a party cause the Company or any of its Subsidiaries to (i) grant to any other Person any Intellectual Property Rights owned by, or licensed to, any of them (other than the current grants by the Company or its Subsidiaries with respect to the Company Owned Intellectual Property Rights) or (ii) be obligated to pay any royalties or other fees or consideration with respect to the Intellectual Property Rights of any other Person in excess of those payable by the Company or its Subsidiaries in the absence of this Agreement or the consummation of the transactions contemplated by this Agreement; and

(g) No Governmental Authority nor any public or private university, college or other educational or research institution has any ownership of, or any right to obtain ownership of, impose any restriction on or use in any commercial context, any Company Owned Intellectual Property Rights.

Section 3.17 Government Grants. The Company has provided Parent with a list, as received from the OCS, of the Company’s and Enzymotec Ltd.’s Government Grants granted by the OCS. To the Knowledge of the Company, none of the Company or any of its Subsidiaries have any Government Grants granted by the OCS other than as set forth on such list. The Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all Government Grants and have duly fulfilled in all material respects all the undertakings required thereby to be fulfilled. No claim or challenge has been made or, to the Knowledge of the Company by any Governmental Authority with respect to the entitlement of the Company or any of its Subsidiaries to any Government Grant received by the Company or any of its Subsidiaries or the compliance with the terms, conditions, obligations or Laws relating to such grants.

Section 3.18 Real and Personal Property.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or its Subsidiaries (as applicable) have (i) good and marketable title (or equivalent title in jurisdictions outside of the United States) to all of the Company Owned Real Property, free and clear of all Liens other than Permitted Liens, and (ii) valid leasehold interests in all of the Company Leased Real Property, free and clear of all Liens other than Permitted Liens.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each lease, sublease, license or similar occupancy agreement relating to a Company Leased Real Property (as amended, each a “Real Property Lease”) is in full force and effect and is a valid and binding obligation of the Company or any of its Subsidiaries that is a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto (provided that (x) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (y) the remedies of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought), (ii) neither the Company nor any of its Subsidiaries nor, as of the date of this Agreement, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any Real Property Lease and (iii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of any actual or potential violation of, or failure to comply with, any material term of any Real Property Lease.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Owned Real Property and the Company Leased Real Property are in good operating condition (subject to normal wear and tear) and are suitable and adequate for the purposes for which they are currently being used, in compliance with all regulatory or legislative requirements applicable to them, and (ii) to the Knowledge of the Company, there are no existing, pending or threatened condemnation proceedings or similar actions relating to any material part of the Company Owned Real Property or Company Leased Real Property.

Section 3.19 Environmental. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and its Subsidiaries possess all Company Permits required by applicable Environmental Laws and are and, since December 31, 2014, have been in compliance with all applicable Environmental Laws and such Company Permits;

(b) (i) there is no Proceeding or Order pending or, to the Knowledge of the Company, threatened under any Environmental Law against the Company or any of its Subsidiaries and (ii) none of the Company or any of its Subsidiaries has received written notice or a request for information alleging that the Company or any of its Subsidiaries or any of their respective predecessors has been or is in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved; and

(c) there has been no Release or identification of the presence of Hazardous Materials on, underneath or migrating to any property that any of the Company or any of its Subsidiaries owned, leased or operated or currently owns, leases or operates that has resulted in or is reasonably likely to result in an obligation by the Company or any of its Subsidiaries to remediate or provide notification pursuant to applicable Environmental Law or otherwise has resulted in or is reasonably likely to result in liability to the Company or any of its Subsidiaries pursuant to applicable Environmental Law.

Section 3.20 Anti-Corruption Laws.

(a) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since December 31, 2014, none of the Company, its Subsidiaries, any of its or their directors or officers, nor, to the Knowledge of the Company, any other employees, agents or other Persons while acting for or on behalf of the Company or any of its Subsidiaries, has violated the FCPA, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law relating to anti-corruption or anti-bribery (collectively, the “Anti-Corruption Laws”).

(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries, as of the date of this Agreement, (i) is under external or internal investigation for any violation of the Anti-Corruption Laws, (ii) has received any written notice from any Governmental Authority regarding any violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process regarding a violation of the Anti-Corruption Laws.

Section 3.21 Export Controls and Import Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Since December 31, 2014, the Company and each of its Subsidiaries have conducted their import and export transactions in accordance with applicable provisions of Israeli, U.S. and other trade Laws of the countries where they conduct business.

(b) The Company and each of its Subsidiaries have obtained all export licenses and other approvals required for their exports of products, software and technologies from Israel, the U.S. or any other country from which the Company or any of its Subsidiaries exports products, software or technologies.

(c) The Company and each of its Subsidiaries are in compliance with the terms of such applicable export licenses or other approvals, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in any liability to the Company or its Subsidiaries for violation of any export controls or import restrictions.

Section 3.22 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have paid, or caused to be paid, all premiums due under all insurance policies of the Company and its Subsidiaries, and all such insurance policies are in full force and effect, and (b) as of the date of this Agreement, none of the Company or any of its Subsidiaries has received written notice (i) that they are in default with respect to any obligations under such policies or (ii) of cancellation or termination with respect to any such policies, or refusal or denial of any coverage, reservation of rights or rejection of any claim under any such policies, in each case that is held by, or for the benefit of, the Company or any of its Subsidiaries. The insurance policies held by the Company and its Subsidiaries are from reputable insurers and are of the type in the amounts customarily carried by Persons conducting business similar to those of the Company and its Subsidiaries and provide relevant coverage of the Company and its Subsidiaries as customary for their business and operations.

Section 3.23 Product Liability. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company has no liabilities arising out of a product it designed, formulated, manufactured or sold being defective or not in conformity with the applicable product specification, applicable express or implied warranties or applicable Law, (b) since December 31, 2015, the products designed, developed, manufactured or sold by the Company or any of its Subsidiaries have not been the subject of any recall or other similar action, and (c) there are no pending or, to the Knowledge of the Company, threatened market recalls in respect of any such products.

Section 3.24 Takeover Statutes. Assuming that the representations of Parent and Merger Sub set forth in Article IV are accurate, no “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or similar antitakeover statute applies to this Agreement, the Merger or any other transaction contemplated by this Agreement, except as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 3.25 Transactions with Affiliates. Except with respect to the Company Benefit Plans and any Contracts providing for indemnification and/or advancement of expenses (which indemnification and/or advancement of expenses Contracts have been made available to Parent prior to the date of this Agreement), there are no material Contracts or material liabilities between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than Contracts between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company) or their respective directors or officers, on the other hand.

Section 3.26 Brokers. No investment banker, broker or finder other than as set forth on Section 3.26 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 3.27 Opinion of Financial Advisors. The Company Board has received the opinion of Merrill Lynch International, dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Ordinary Shares (other than Parent and its Subsidiaries). It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub, but promptly after the date of this Agreement, a true, correct and complete copy of such opinion will be made available to Parent for informational purposes only.

Section 3.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or timeliness thereof. The Company acknowledges that, except for the representations and warranties contained in Article IV, none of Parent or Merger Sub or any of their respective Affiliates or Representatives or any other Person makes (and the Company is not relying on) any representation or warranty, express or implied, to the Company in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company acknowledges that neither Parent or Merger Sub nor any other Person on their respective behalf will have or be subject to any liability or other obligation to the Company or its respective Representatives or Affiliates resulting from the Company’s or its Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to the Company or its Representatives or Affiliates, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or its Representatives or Affiliates or in any other form in connection with the transactions contemplated by this Agreement, except to the extent any such information is expressly included in a representation or warranty contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (i) the Parent SEC Documents filed with (or furnished to) the SEC by Parent on or after January 1, 2016 and prior to the date of this Agreement (but in each case excluding any risk factor disclosure contained under the heading “Risk Factors” (other than any factual information contained therein) or in any “forward-looking statements” legend or other similar disclosures included therein to the extent they are similarly predictive or forward-looking in nature) and to the extent publicly available on EDGAR or (ii) the Parent Disclosure Letter delivered to the Company immediately prior to the execution and delivery of this Agreement (provided that disclosure in any section of such Parent Disclosure Letter shall apply to the corresponding section of Article IV and such other sections of Article IV to the extent that it is reasonably apparent that such disclosure applies to such other sections of Article IV), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization; Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (where applicable or recognized) under the laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has the requisite corporate or similar power and authority to conduct its business as it is currently being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority (a) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (where applicable or recognized) in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing (i) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. Accurate and complete copies of the Parent Organizational Documents, as in effect on the date of this Agreement, have been made available to the Company prior to the date of this Agreement. The Parent Organizational Documents are currently in effect, and neither Parent nor Merger Sub, as applicable, is in violation in any material respect of any of the provisions thereof.

Section 4.2 Capitalization; Subsidiaries.

(a) As of the close of business on May 4, 2018 (the “Parent Capitalization Date”), the authorized capital stock of Parent consisted of 500,000,000 shares of Parent Common Stock, 78,933,586 of which were issued and outstanding (including 1,060,935 shares of Parent Common Stock subject to Parent Equity Awards in the form of compensatory equity awards) and 36,924,604 of which were held by Parent as treasury stock. There are no other classes of capital stock of Parent and no bonds, debentures, notes or other Indebtedness or securities of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Parent may vote authorized, issued or outstanding. As of the close of business on the Parent Capitalization Date, there were (A) outstanding options and stock appreciation rights relating to 5,900 shares of Parent Common Stock and (B) outstanding Parent Equity Awards (other than options or stock appreciation rights relating to Parent Common Stock) representing 1,055,035 shares of Parent Common Stock.

(b) All of the issued and outstanding shares of Parent Common Stock have been, and all of the shares of Parent Common Stock that are required to be issued pursuant to this Agreement or may be issued pursuant to the Parent Equity Awards or other compensation plans of Parent will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, nonassessable and free of preemptive rights.

(c) As of the date of this Agreement, other than (i) issuances of shares of Parent Common Stock pursuant to the exercise or settlement, as applicable, of the Parent Equity Awards outstanding as of the close of business on the Parent Capitalization Date or under other compensation plans of Parent in accordance with their terms, (ii) the grant or issuance of Parent Equity Awards since the Parent Capitalization Date in the ordinary course of business, or (iii) as set forth in Section 4.2(a), there are no (A) existing options, warrants, calls, preemptive rights, subscriptions or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating Parent to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock or other equity or voting securities or other equity interests of Parent or securities convertible into or exchangeable for such shares or other equity or voting securities or other equity interests, or obligating Parent to grant, extend or enter into such options, warrants, calls, preemptive, subscriptions or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (B) outstanding obligations of Parent to repurchase, redeem or otherwise acquire any capital stock or other equity or voting securities or other equity interests of Parent or any securities representing the right to purchase or otherwise receive any capital stock or other equity or voting securities or other equity interests of Parent, (C) shareholder agreements, voting trusts or similar agreements with any Person to which Parent is a party either (1) restricting the transfer of the capital stock or other equity or voting interests of Parent or (2) affecting the voting rights of capital stock or other equity or voting securities or other equity interests of Parent, or (D) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by Parent, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which Parent is party, in each case pursuant to which any Person is entitled to receive any payment from Parent based, in whole or in part, on the value of any capital stock or other equity or voting securities or other equity interests of Parent.

(d) All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub has no outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Except as would not be material to Parent and its Subsidiaries, taken as a whole, none of Parent or any of its Subsidiaries has any obligation or has made any commitment to acquire any shares of capital stock or other equity or voting securities or other equity interests in any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(e) The number of shares of authorized Parent Common Stock that have not been issued, subscribed for or otherwise committed to be issued is at least equal to the number of shares of Parent Common Stock to be issued pursuant to this Agreement.

Section 4.3 Authority Relative to Agreement.

(a) Each of Parent and Merger Sub have all necessary corporate or similar power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by Parent and Merger Sub, and (except for the filing and recordation of appropriate merger documents as required by the ICL) no other corporate action or proceeding on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b) The Parent Board and the Merger Sub Board have, by resolutions unanimously adopted thereby, approved this Agreement and the transactions contemplated by this Agreement. The Merger Sub Board has (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Merger Sub and its shareholder and that, considering the financial position of the merging companies (including the representations and warranties set forth in Article III), no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors as a result of the Merger, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) resolved to recommend that the sole shareholder of Merger Sub approve this Agreement, the Merger and the other transactions contemplated hereby, pursuant to the terms hereof (which approval has been obtained prior to or simultaneously with the execution of this Agreement).

(c) As of the date of this Agreement, none of the aforesaid actions by the Parent Board or the Merger Sub Board have been amended, rescinded or modified. Parent, in its capacity as the sole shareholder of Merger Sub, has approved and adopted this Agreement.

Section 4.4 No Vote Required. Assuming the accuracy of the representations and warranties in Section 3.2 and compliance by the Company with Section 5.1(c), no vote of the shareholders of Parent or the holders of any other securities of Parent is required by any Law or by the Parent Organizational Documents in connection with the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and performance of this Agreement will not, (i) violate any provision of the Parent Organizational Documents or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of Parent, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 4.5(b) have been obtained or made, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default or modification (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require an additional payment to or the Consent of any third party pursuant to any of the terms or provisions of, any Contract to which Parent or any of its Subsidiaries is a party or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent or any of its Subsidiaries, other than, in the case of clause (i) with respect to the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of Parent (other than Merger Sub), clause (ii) and clause (iii), any such conflict, violation, breach, default, modification, termination, right of termination, acceleration, cancellation or Lien that (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(b) No Consent of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) applicable requirements of and filings under the Exchange Act or the Securities Act (including the filing with the SEC of the Form S-4 and the Proxy Statement) or under the ISL or any other similar Laws, (ii) the filing of the Merger Proposal with the Companies Registrar and all such other notices or filings required under the ICL with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Companies Registrar, (iii) compliance with, and filings or notifications required under, the applicable rules and regulations of the NYSE and any other applicable stock exchanges, (iv) such other items required solely by reason of the participation or identity of the Company or any of its Subsidiaries (as opposed to any third party) in the transactions contemplated by this Agreement, (v) compliance with and filings or notifications under Antitrust Laws, (vi) the OCS undertaking as required by applicable Law and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 4.6 Parent SEC Documents; Financial Statements.

(a) Since December 31, 2015, Parent has timely filed with (or furnished to) the SEC all forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statement and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed (or furnished) under the Exchange Act or the Securities Act (collectively, the “Parent SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of the date of this Agreement, there are no amendments or modifications to Parent SEC Documents that were required to be filed with (or furnished to) the SEC prior to the date of this Agreement, but that have not yet been filed with (or furnished to) the SEC. No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act. No executive officer of Parent has failed to make the certifications required of him or her by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Parent SEC Documents, except as disclosed in certifications filed with the Parent SEC Documents.

(b) All of the audited financial statements and unaudited interim financial statements of Parent included in Parent SEC Documents (i) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iii) fairly present in all material respects the financial position, the shareholders’ equity, the results of operations and cash flows of Parent and its consolidated Subsidiaries as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments).

(c) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of Parent SEC Documents, and, to the Knowledge of Parent, none of Parent SEC Documents are subject to ongoing SEC review.

(d) Parent is in compliance in all material respects with the applicable provisions of the Exchange Act and the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NYSE.

(e) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Documents (including any audited or unaudited financial statements of Parent included therein).

(f) Parent and its Subsidiaries maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has no “significant deficiencies” or “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information.

(g) Parent maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that (i) all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosures.

(h) To the Knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other inquiries or investigations by Governmental Authorities or internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries and Parent has not received notice from any Governmental Authority of any malfeasance by any director or executive officer of Parent or any of its Subsidiaries. Since December 31, 2015 through the date of this Agreement, other than as has been resolved as of the date of this Agreement, Parent has not received from its independent auditors any written notification of a material weakness in Parent’s internal controls and there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of Parent or, to the Knowledge of Parent, the Parent Board or any committee thereof.

(i) Since December 31, 2015, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, auditor or accountant of Parent has received any material complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any Subsidiary has engaged in questionable accounting or auditing practices.

Section 4.7 Absence of Certain Changes or Events.

(a) Since December 31, 2017 through the date of this Agreement, except in connection with the transactions contemplated by this Agreement, the businesses of Parent and its Subsidiaries, taken as a whole, have been conducted in the ordinary course of business.

(b) Since December 31, 2017, there has not occurred any event, occurrence, effect, development or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 No Undisclosed Liabilities. Except for liabilities or obligations (a) as reflected, disclosed or reserved against in Parent’s balance sheets (or the notes thereto) included in the Parent SEC Documents and publicly available prior to the date hereof, (b) incurred in the ordinary course of business since December 31, 2017, (c) incurred in connection with the transactions contemplated by this Agreement or (d) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise (whether or not required to be reflected on a consolidated balance sheet of Parent (or the notes thereto) in accordance with GAAP).

Section 4.9 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries nor any asset or property of Parent or any of its Subsidiaries is subject to a continuing Order, in each case, that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (b) would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 4.10 Permits; Compliance with Laws.

(a) (i) Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals, registrations, clearances, orders and other authorizations necessary for Parent and its Subsidiaries to own, lease and operate their respective properties and assets under and pursuant to all applicable Laws or to carry on their respective businesses as now being conducted under and pursuant to all applicable Laws (the “Parent Permits”), (ii) all such Parent Permits are in full force and effect and (iii) as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of Parent, threatened, in each case, except where the failure to be in possession of, failure to be in full force and effect or the suspension, cancellation, withdrawal or revocation thereof (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(b) Since December 31, 2015, Parent and its Subsidiaries have been and are in compliance with (i) all applicable Laws and (ii) all Parent Permits, in each case, except where any failure to be in such compliance (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(c) Since December 31, 2015 through the date of this Agreement, none of Parent or any of its Subsidiaries or, to the Knowledge of Parent, any of their respective directors, officers or employees, has received any written or, to the Knowledge of Parent, oral notification from a Governmental Authority asserting that Parent or any of its Subsidiaries is not in compliance with, or is under investigation with respect to any failure to comply with, any applicable Laws or Parent Permits or notifying Parent or any of its Subsidiaries regarding an investigation or possible non-compliance, except where any failure to be in such compliance or to be under such investigation (a) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 4.11 Information Supplied. None of the information (a) included or incorporated by reference in the Form S-4 will, at the time the Form S-4, or any amendment or supplement to it, is filed with the SEC, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading and (b) supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it, or any amendment or supplement to it, is mailed to the Company Shareholders or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided that no representation or warranty is made by Parent in this Section 4.11 regarding such portions thereof that relate expressly to the Company or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference therein. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

Section 4.12 Anti-Corruption Laws.

(a) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, since December 31, 2014, none of Parent, its Subsidiaries, any of its or their directors, officers, nor, to the Knowledge of Parent, any other employees, agents or other Persons while acting for or on behalf of Parent or any of its Subsidiaries, has violated the Anti-Corruption Laws.

(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries, as of the date of this Agreement, (i) is under external or internal investigation for any violation of the Anti-Corruption Laws, (ii) has received any written notice from any Governmental Authority regarding any violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process regarding a violation of the Anti-Corruption Laws.

Section 4.13 Brokers. No investment banker, broker or finder other than as set forth on Section 4.13 of the Parent Disclosure Letter, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (including Merger Sub).

Section 4.14 Share Ownership. None of Parent, Merger Sub or any of their respective Subsidiaries owns (beneficially or otherwise) any Company Ordinary Shares (or any other economic interest through derivative securities or otherwise in the Company or its Subsidiary). To the knowledge of Parent, none of the Persons referred to in Section 320(c) of the ICL with respect to Parent or Merger Sub owns (beneficially or otherwise) any Company Ordinary Shares.

Section 4.15 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and, prior to the Effective Time, Merger Sub has not and will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement and other immaterial liabilities incident to its formation or the transactions contemplated by this Agreement.

Section 4.16 Financing.

(a) Parent is a party to and has accepted a fully executed commitment letter dated May 7, 2018 (together with all exhibits and schedules thereto, the “Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”), pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Commitment Letter is collectively referred to in this Agreement as the “Bridge Financing.”

(b) Parent has delivered to the Company a true, complete and correct copy of the executed Commitment Letter and any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee and other economic provisions that could not in any event affect the conditionality, enforceability, availability or amount of the Bridge Financing.

(c) Except as expressly set forth in the Commitment Letter and the unredacted portions of the fee letters referenced above, there are no conditions precedent to the obligations of the Lenders to provide the Bridge Financing or any contingencies that would permit the Lenders to reduce the total amount of the Bridge Financing, including any condition or other contingency relating to the amount or availability of the Bridge Financing pursuant to any “flex” provision. As of the date hereof, Parent does not have any knowledge that any of the Lenders will not perform its obligations thereunder. As of the date hereof, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letter to which Parent or any of its Subsidiaries is a party that could affect the availability, conditionality, enforceability or amount of the Financing contemplated by the Commitment Letter (except for the fee letters referenced above).

(d) As of the date hereof, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 at the Closing, the net proceeds contemplated from the Bridge Financing, when funded in accordance with the Commitment Letter, together with cash on hand of Parent, will be sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the cash portion of the Merger Consideration, any fees and expenses of or payable by Parent, Merger Sub or the Surviving Company, any payments in respect of equity compensation obligations to be made on the Closing Date in connection with the Merger, and any repayment or refinancing of any outstanding indebtedness of the Company and its Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letter to be repaid or refinanced at Closing (such amounts, collectively, the “Merger Amounts”).

(e) As of the date hereof, the Commitment Letter constitutes the legal, valid and binding obligation and is in full force and effect with respect to Parent and, to the Knowledge of Parent, the other parties thereto, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law. As of the date hereof, no event has occurred which (with or without notice, lapse of time or both) would or would reasonably be expected to constitute a breach or failure to satisfy a condition by Parent under the terms and conditions of the Commitment Letter, and, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 at the Closing, Parent does not have any reason to believe that any of the conditions to the Bridge Financing will not be satisfied by Parent on a timely basis on or prior to the Closing Date or that the amount of the Bridge Financing necessary for Parent to consummate the transactions contemplated hereby will not be available to Parent on the date of the Closing. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement. As of the date hereof, the Commitment Letter has not been modified, amended or altered and none of the respective commitments thereunder has been withdrawn or rescinded in any respect, and, to the knowledge of Parent, no withdrawal or rescission thereof is contemplated; provided, that Parent is currently contemplating the refinancing of the Bridge Financing provided pursuant to the Commitment Letter with permanent debt or equity financing.

(f) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

Section 4.17 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or any other information provided to the Company in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or timeliness thereof. Each of Parent and Merger Sub acknowledges that, except for the representations and warranties contained in Article III, none of the Company or any of its Affiliates or Representatives or any other Person makes (and Parent and Merger Sub are not relying on) any representation or warranty, express or implied, to Parent or Merger Sub in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company will have or be subject to any liability or other obligation to Parent, Merger Sub or their respective Representatives or Affiliates resulting from Parent’s, Merger Sub’s or their respective Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives or Affiliates, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or Affiliates or in any other form in connection with the transactions contemplated by this Agreement, except to the extent any such information is expressly included in a representation or warranty contained in Article III.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except (i) as may be required by Law, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated or required pursuant to this Agreement or (iv) as set forth on Section 5.1 of the Company Disclosure Letter, (A) the Company shall, and shall cause its Subsidiaries to, conduct the business of the Company and its Subsidiaries in the ordinary course of business in all material respects and, to the extent consistent therewith, use commercially reasonable efforts to preserve its material assets and business organization and maintain its existing relationships with material customers, suppliers, distributors, regulators and business partners, and (B) the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly (it being understood that if any action is permitted by any of the following sub-sections of this Section 5.1, such action shall be deemed permitted pursuant to Section 5.1(A)):

(a) amend (i) the Articles of Association or (ii) such equivalent organizational or governing documents of any of its Subsidiaries, other than amendments to such documents of any of its Subsidiaries that would not be adverse in any material respect to Parent or Merger Sub and would not reasonably be expected to prevent, impede or delay the consummation of any of the Merger or the other transactions contemplated by this Agreement;

(b) split, reverse split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire the Company’s capital stock or other equity or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s capital stock or other equity or voting securities; provided that the Company may repurchase or otherwise acquire shares in connection with (i) the applicable Company Equity Plan in effect as of the date of this Agreement, (ii) the acceptance of Company Ordinary Shares as payment for the per share exercise price of the Company Equity Awards or as payment for Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards, in each case in accordance with the applicable Company Equity Plan or (iii) the forfeiture of Company Equity Awards;

(c) issue, sell, pledge, dispose of, encumber, grant or authorize the same with respect to, any shares of the Company’s or its Subsidiaries’ capital stock, or other equity or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting securities; provided that the Company may take any of the foregoing actions in connection with any Company Option issued or granted in compliance with Section 5.11(f) and the Company may issue shares of the Company’s capital stock upon the settlement of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms as in effect on the date of this Agreement;

(d) except with respect to the dividend contemplated by Section 5.21 and the payment of the dividend declared by the Company prior to the date hereof with a payment date of May 6, 2018, declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than cash dividends and distributions paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other direct or indirect wholly owned Subsidiary of the Company;

(e) except to the extent required pursuant to any Company Benefit Plan or Labor Agreement as in effect on the date of this Agreement, (i) establish, adopt, enter into any new, amend, terminate, or take any action to accelerate rights under, any Company Benefit Plan or plan, program, policy, practice, agreement or arrangement that would be a Company Benefit Plan if it had been in effect on the date of this Agreement (except that the Company and its Subsidiaries may enter into offer letters and employment agreements with newly hired employees in the ordinary course of business so long as such offer letters and agreements are pursuant to the standard form agreement used by the Company and its Subsidiaries in the applicable jurisdiction and do not provide for any notice or severance pay in excess of amounts required under applicable Law); (ii) grant or pay, or commit to grant or pay, any bonus or incentive award or payment; (iii) increase, or commit to increase, the amount of the compensation or benefits of any employee of the Company or any Subsidiary of the Company, except for increases in base salaries or hourly rates of pay of employees in the ordinary course of business and consistent with past practice in an amount not to exceed, for all increases in the aggregate, 3% of the aggregate annual cost of base salaries and hourly rates of pay for all employees of the Company measured as of the date hereof; (iv) accelerate the time of payment or funding of any amounts under, or increase the amount of funding required pursuant to, any Company Benefit Plan; (v) hire or make an offer to hire, or promote, any employee to the position of (1) Chief Executive Officer, or (2) a position that directly reports to the Chief Executive Officer (each, a “Senior Employee”); or (vi) terminate the employment of any Senior Employee other than for cause;

(f) forgive any loans or advances to any officers, employees or directors of the Company or its Subsidiaries, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, except in the ordinary course of business;

(g) acquire (including by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture, other business organization, any division or segment thereof or any assets of any other Person comprising a business or division or segment thereof;

(h) sell, pledge, dispose of, transfer, abandon, allow to lapse, dedicate to the public, lease, license, mortgage, grant any Lien (other than Permitted Liens) on or otherwise transfer or encumber any portion of the tangible or intangible assets, business, properties or rights of the Company or any of its Subsidiaries having a fair market value in excess of $50 million in the aggregate, except (i) sales in the ordinary course of business, (ii) transfers solely among the Company and its direct or indirect wholly owned Subsidiaries or among its direct or indirect wholly owned Subsidiaries, (iii) disposition of obsolete tangible assets or expired or stale inventory, (iv) with respect to leases, licenses or other similar grants of real property, any grant, amendment, extension, modification, or renewal in the ordinary course of business, or (v) non-exclusive licenses of Intellectual Property Rights to customers or suppliers in their capacities as such in the ordinary course of business;

(i) redeem, pay, discharge or satisfy any Indebtedness that has a material repayment cost, “make whole” amount or prepayment penalty (other than Indebtedness incurred by the Company or its direct or indirect Subsidiaries and owed to the Company or its direct or indirect Subsidiaries), except as required by the terms of any Contract existing as of the date hereof; provided that for such purposes costs of up to 1% of the amount of Indebtedness so redeemed, paid, discharged or satisfied shall not be deemed material;

(j) (i) except as between or among the Company and/or one or more direct or indirect wholly owned Subsidiaries of the Company, incur, create, assume or otherwise become liable for any Indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries except for Indebtedness (A) under existing credit facilities or lines of credit or commercial paper program in connection with the ordinary course operations of the business or to consummate an acquisition permitted by the terms of this Agreement, or (B) Indebtedness not exceeding $50 million incurred in connection with acquisitions permitted under (g) above, and (ii) except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person;

(k) (i) terminate, materially amend or modify, renew (other than automatic renewals), or waive any material rights under, any Company Material Contract or material Real Property Lease or (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, in each case other than (A) in the ordinary course of business or (B) to take any of the actions permitted by this Section 5.1;

(l) amend, modify or extend, in each case in any material respect, any existing Labor Agreement, or enter into any new agreement or arrangement that would be a Labor Agreement if it had been in effect on the date of this Agreement, except (i) as required by Law or as required pursuant to an applicable Contract in effect as of the date of this Agreement or (ii) where such actions are made in the ordinary course of business on terms that do not impose any additional material obligations;

(m) make any material change to its methods of financial accounting, except as required by IFRS (or any interpretation thereof) or a Governmental Authority or quasi-Governmental Authority;

(n) make any capital expenditures in an aggregate amount that exceeds 10% of the budgeted amounts set forth in Section 5.1 of the Company Disclosure Letter for the respective periods set forth therein;

(o) cancel, forfeit, fail to renew, fail to continue to prosecute, abandon or allow to lapse (except with respect to patents expiring in accordance with their terms) any material Company Owned Intellectual Property Rights;

(p) (i) change any material aspect of its method of Tax accounting, (ii) file any material amendment to a material Tax Return, (iii) settle or compromise any audit or Proceeding with respect to material Tax matters, (iv) agree to an extension or waiver of the statute of limitations with respect to material Taxes or (v) surrender any right to claim a material Tax refund;

(q) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than (i) in connection with acquisitions permitted under (g) above or (ii) solely among direct or indirect wholly owned Subsidiaries of the Company and so long as such transaction would not be adverse in any material respect to Parent or Merger Sub and would not reasonably be expected to prevent, impede or delay the consummation of any of the Merger or the other transactions contemplated by this Agreement;

(r) release, compromise, assign, settle or agree to settle any Proceeding, other than settlements that result solely in monetary obligations of the Company or its Subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct on or by Parent, the Company or any of their respective Subsidiaries) of an amount not greater than $10 million in the aggregate;

(s) terminate, cancel or let lapse, in each case voluntarily, a material existing insurance policy covering the Company and its Subsidiaries and their respective properties, assets and businesses, unless substantially concurrently with such termination, cancellation or lapse, replacement policies underwritten by reputable insurance companies providing coverage at least substantially equal in all material respects to the coverage under the terminated, canceled or lapsed policies, as applicable, are entered into;

(t) announce, implement or effect any facility closing;

(u) discontinue any material line of business; or

(v) commit to, authorize or adopt any resolutions approving, or announce an intention to do, any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time, and the Company and its Subsidiaries shall not be required to violate any Law. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

Section 5.2 Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except (i) as may be required by Law, (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated or required pursuant to this Agreement or (iv) as set forth in Section 5.2 of the Parent Disclosure Letter, (A) Parent shall, and shall cause its Subsidiaries to, conduct the business of Parent and its Subsidiaries in the ordinary course of business in all material respects and, to the extent consistent therewith, use commercially reasonable efforts to preserve its material assets and business organization and maintain its existing relationships with material customers, suppliers, distributors, regulators and business partners and (B) Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly (it being understood that if any action is permitted by any of the following sub-sections of this Section 5.2, such action shall be deemed permitted pursuant to Section 5.2(A)):

(a) amend the Parent Organizational Documents in a manner that would be disproportionately (relative to other holders of Parent Common Stock) adverse to the Company or the shareholders of the Company or would, or would reasonably be expected to, prevent, impede or delay the consummation of any of the Merger or the other transactions contemplated by this Agreement;

(b) split, reverse split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire Parent’s capital stock or other equity or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Parent’s capital stock or other equity or voting securities; provided that Parent may (i) for up to five (5) Business Days from the date hereof, repurchase up to an aggregate of $10 million of Parent shares through open market repurchases subject to compliance with applicable Laws and (ii) repurchase or otherwise acquire shares in connection with (I) the acceptance of Parent Common Stock as payment for the per share exercise price of equity awards or as payment for Taxes incurred in connection with the exercise, vesting and/or settlement of equity awards, in each case in accordance with the applicable equity plan or (II) the forfeiture of equity awards;

(c) issue, sell, pledge, dispose of, encumber, grant or authorize the same with respect to, any shares of Parent Common Stock, or other equity or voting securities of Parent, or any options, warrants, convertible securities or other rights of any kind to acquire any Parent Common Stock or other equity or voting securities of Parent, in each case to the extent any such actions contemplated by this clause (c) (either alone or together with the Parent Stock Issuance or any other transaction or issuance) would require, prior to the Closing, a vote of the shareholders of Parent under the requirements or rules of the NYSE or otherwise;

(d) except with respect to the regular quarterly cash dividends, in amounts and with record and payment dates for such dividends consistent with past practice, declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to Parent’s or any of its Subsidiaries’ capital stock or other equity interests with a record date that is prior to the Closing, other than cash dividends and distributions paid by any direct or indirect wholly owned Subsidiary of Parent to Parent or any other direct or indirect wholly owned Subsidiary of Parent;

(e) merge or consolidate Parent with any Person (excluding any wholly-owned Subsidiary of Parent so long as Parent is the surviving corporation in such transaction and such transaction would not, and would not reasonably be expected to, prevent, impede or delay the consummation of any of the Merger or the other transactions contemplated by this Agreement) or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of Parent; or

(f) commit to, authorize or adopt any resolutions approving, or announce an intention to do, any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the business or operations of Parent or its Subsidiaries at any time prior to the Effective Time, and Parent and its Subsidiaries shall not be required to violate any Law. Prior to the Effective Time, Parent and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

Section 5.3 Preparation of the Form S-4 and the Proxy Statement; Company Shareholders’ Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement, (i) the Company (with Parent’s reasonable cooperation) shall prepare the Proxy Statement and (ii) Parent (with the Company’s reasonable cooperation) shall prepare and file with the SEC a registration statement on Form S-4, in which the

Proxy Statement will be included, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger. Each of Parent and the Company shall use its reasonable best efforts to (A) cause the Form S-4 and the Proxy Statement to comply with applicable Law (including the applicable rules and regulations promulgated by the SEC), (B) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form S-4, take all action reasonably required to be taken under any applicable state or other securities Laws in connection with the issuance of Parent Common Stock in connection with the Merger (the “Parent Stock Issuance”) and (C) keep the Form S-4 effective through the Closing Date in order to permit the consummation of the Merger.

(b) Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, the Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company (other than regarding a Company Acquisition Proposal or Company Adverse Recommendation Change), in each case without providing the other party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon; provided that, without limiting Section 5.10, with respect to documents filed by a party which are incorporated by reference in the Form S-4 or the Proxy Statement, this right to review and comment shall apply only with respect to information relating to the other party or such other party’s business, financial condition or results of operations. If, at any time prior to the Effective Time, any information relating to Parent or the Company or any of their respective Affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be prepared and, (other than regarding a Company Acquisition Proposal or Company Adverse Recommendation Change) following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC, the ISA, TASE and LSE, as applicable, and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Parent shall notify the Company promptly of the time when the Form S-4 has become effective, or the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each party shall notify the other promptly of the receipt of any comments from the SEC, ISA, TASE or LSE or the staff of the SEC, ISA, TASE or LSE and of any request by the SEC, ISA, TASE or LSE or the staff of the SEC, ISA, TASE or LSE for amendments or supplements to the Form S-4 or the Proxy Statement, as applicable, or for additional information and shall supply each other with copies of all correspondence between either party or any of its Representatives, on the one hand, and the SEC, ISA, TASE or LSE or their respective staff, as applicable, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger or the Company Shareholder Meeting.

(c) Subject to the earlier termination of this Agreement in accordance with Section 7.1, the Company shall, as soon as reasonably practicable following the effectiveness of the Form S-4, set a record date for, duly call, give notice of, convene and hold a special meeting of the Company’s shareholders (together with any adjournment or postponement thereof, the “Company Shareholders’ Meeting”) for the purpose of seeking the Company Shareholder Approval, and shall submit such proposal to such holders at the Company Shareholders’ Meeting and shall not submit any other proposal to such holders in connection with the Company Shareholders’ Meeting without the prior written consent of Parent, other than (i) a customary proposal regarding adjournment of the Company Shareholders’ Meeting and (ii) one or more proposals to the extent required or appropriate to approve compensation arrangements for officers, employees or Affiliates of the Company contemplated by this Agreement (including the Company Disclosure Letter). For the avoidance of doubt, the proposals described in clause (ii) of the preceding sentence shall be submitted for approval as separate items from the Merger Proposal and shall in no event be deemed to be included within the definition of “Company Shareholder Approval” or otherwise constitute a condition to the effectiveness of the Merger or the consummation of any of the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Shareholders’ Meeting without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided that without Parent’s prior written consent, the Company may adjourn or postpone the Company Shareholders’ Meeting (i) after consultation with Parent, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders’ Meeting or (ii) to a date that is in the aggregate not more than thirty (30) days following the originally scheduled date (or the date rescheduled pursuant to clause (i) hereof) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum at the Company Shareholders’ Meeting or to obtain the Company Shareholder Approval, to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Company Shareholder Approval. If the Company Board has not made a Company Adverse Recommendation Change in accordance with Section 5.8, the Company shall, through the Company Board, make the Company Recommendation, include such Company Recommendation in the Proxy Statement, and use its reasonable best efforts to (I) solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger in accordance with Israeli Law and (II) otherwise seek to obtain the Company Shareholder Approval at the Company Shareholders’ Meeting. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with Section 7.1, the obligations of the parties hereunder shall continue in full force and effect. For the avoidance of doubt, unless this Agreement is terminated in accordance with Section 7.1, neither the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal (whether or not a Company Superior Proposal) nor the making of any Company Adverse Recommendation Change shall obviate or otherwise affect the obligation of the Company to set a record date for, duly call, give notice of, convene and hold a special meeting of the Company’s shareholders in accordance with this Section 5.3(c).

Section 5.4 Merger Proposal; Certificate of Merger.

(a) Subject to the ICL and the regulations promulgated thereunder, as soon as reasonably practicable following the date of this Agreement, the Company and Merger Sub shall (and Parent shall cause Merger Sub to), as applicable, take the following actions within the timeframes set forth in this Section 5.4(a); provided, however, that any such actions or the time frame for taking such action shall be subject to any amendment in the applicable provisions of the ICL and the regulations promulgated thereunder (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 5.4(a) accordingly): (i) as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) in a form reasonably acceptable to the parties hereto (the “Merger Proposal”) to be executed in accordance with Section 316 of the ICL, (ii) deliver the Merger Proposal to the Companies Registrar within three (3) days from the calling of the Company Shareholders’ Meeting, (iii) cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar, (iv) (A) publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (x) two (2) daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar and (y) in a popular newspaper outside of Israel as may be required by applicable Law; (B) within four (4) business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the ICL) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in the immediately preceding clause (A); and (C) send to the Company’s “employees committee”, if any, or display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in clause (A) of this Section 5.4(a)(iv)), no later than three (3) business days following the day on which the Merger Proposal was submitted to the Companies Registrar, (v) promptly after the Company and Merger Sub, as applicable, shall have complied with the preceding clauses (iii) and (iv) of this Section 5.4(a), but in any event no more than three (3) days following the date on which such notice was sent to the creditors, inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to their respective creditors, if any, under Section 318 of the ICL (and regulations promulgated thereunder), (vi) not later than three (3) days after the date on which the Company Shareholder Approval is received, inform (in accordance with Section 317(b) of ICL and the regulations thereunder) the Companies Registrar of such approval, and (vii) in accordance with the customary practice of the Companies Registrar, request that the Companies Registrar declare the Merger effective and issue the Certificate of Merger upon such date, that in no event shall be prior to the lapse of 50 days from the filing of the Merger Proposal with the Companies Registrar and 30 days from the date the Company Shareholder Approval is received, as the Company and Merger Sub shall advise the Companies Registrar. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties that the Merger shall be declared effective and the Certificate of Merger shall be issued on the Closing Date. For purposes of this Section 5.4(a), “business day” shall have the meaning set forth in the Merger Regulations 5760-2000 promulgated under the ICL.

(b) Concurrently with the execution of this Agreement, the sole shareholder of Merger Sub has approved this Agreement, the Merger and the other transactions contemplated hereby. No later than three (3) days after the date of such approval, Merger Sub shall (in accordance with Section 317(b) of the ICL and the regulations thereunder) inform the Companies Registrar of such approval.

Section 5.5 Stock Exchange Listings.

(a) Promptly following the date of this Agreement, Parent shall take all actions necessary in order to list the shares of Parent Common Stock on the TASE immediately prior to the Effective Time, and shall use its reasonable best efforts to obtain, prior to the Closing Date, the agreement of the TASE to list such shares of Parent Common Stock and shares of Parent Common Stock to be issued in connection with the Merger on the TASE.

(b) Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, at or prior to the Effective Time.

Section 5.6 Appropriate Action; Consents; Filings.

(a) Without limiting the conditions to Merger set forth in Article VI, the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article VI to be satisfied as promptly as reasonably practicable, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable: (i) the obtaining of all actions or nonactions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Authority or other Person that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Authorities) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (iii) the taking of all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid a Proceeding by, any Governmental Authority or other Person in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (iv) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement, including the Merger, performed or consummated by each party in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Authority vacated or reversed; and (v) the execution and delivery of any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Merger, and to carry out fully the purposes of this Agreement. Each of the parties hereto shall, in consultation and cooperation with the other parties and as promptly as practicable but in no event later than as required by Law (and with respect to notifications required under the HSR Act, in any event within ten (10) Business Days of the date hereof), make its respective notices, filings and applications under the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated by this Agreement. Neither the Company nor Parent will withdraw any such notices, filings or applications without the prior written consent of the other party. Parent shall pay all filing fees and other charges for the filings required under any Antitrust Law by the Company and Parent. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company or any of its Subsidiaries will make any material payment to any third party in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement.

(b) Each of Parent and Merger Sub shall, and shall cause their respective Subsidiaries to, if applicable, on the one hand, and the Company, on the other hand, shall (i) promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Authority regarding the transactions contemplated by this Agreement, and permit the other to review (to the extent not prohibited by applicable Law or by the applicable Governmental Authority) and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or substantive communication; and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Authority or in connection with any Proceeding initiated by a Governmental Authority or private party, including informing the other party as soon as practicable of any such investigation, inquiry or Proceeding, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Authority, or, in connection with any Proceeding initiated by a private party, to any other Person. In addition, each of the parties hereto will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Authority, or, in connection with any Proceeding by a private party, with any other Person, and to the extent not prohibited by applicable Law or by the applicable Governmental Authority, not participate or attend any meeting or conference, or engage in any communication, with any Governmental Authority or such other Person in respect of the transactions contemplated by this Agreement without offering the other party the possibility to participate, attend or engage in such meetings, conferences or communications, and in the event one party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or substantive communication, keep such party apprised with respect thereto. To the extent not prohibited by applicable Law or by the applicable Governmental Authority, each party shall furnish to the other copies of all filings, submissions, correspondence and communications between it and its Subsidiaries and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff (or any other Person in connection with any Proceeding initiated by a private party), on the other hand, with respect to the transactions contemplated by this Agreement. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of the Company and its Subsidiaries or Parent and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with applicable Law.

(c) The parties shall jointly develop the strategy relating to the Antitrust Laws and consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party in connection with proceedings under or relating to any Antitrust Law prior to their submission; provided, that, without limiting Parent’s obligations under this Section 5.6, Parent shall ultimately control the strategy relating to the Antitrust Laws and shall have final decision-making authority with respect to such strategy to the extent required to insure that Parent can meet its obligations in this Section 5.6 and its ability to consummate the transactions contemplated by this Agreement as promptly as practicable and in any event prior to the Termination Date (provided, that Parent shall have consulted with the Company with respect to such strategy and decision and considered the Company’s views in good faith).

(d) Without limiting the generality of the foregoing, Parent shall, and shall cause each of its Subsidiaries to, take any and all actions necessary to obtain each Consent required under or in connection with any applicable Antitrust Law, and to enable all waiting periods under any applicable Antitrust Law to expire or terminate, and to avoid or eliminate each and every impediment under any applicable Antitrust Law that may be asserted by any Governmental Authority so as to enable the consummation of the Merger as promptly as practicable, and in any event prior to the Termination Date, including at Parent’s sole cost (i) comply with all restrictions and conditions, if any, imposed or requested by any Governmental Authority with respect to Antitrust Laws in connection with granting any necessary clearance or terminating any applicable waiting period, including (A) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or dispose of, otherwise encumber or impair or take any other action with respect to any Subsidiary, operations, divisions, businesses, product lines, customers, assets or properties of Parent, its Affiliates, the Company or its Subsidiaries contemporaneously with or after the Closing and regardless as to whether a third party has been identified or approved prior to the Closing, (B) taking or committing to take such other actions that may limit or otherwise affect Parent’s, its Subsidiaries’, the Company’s or its Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, product lines, customers, assets or properties and (C) entering into any Order, consent decree or other agreement to effectuate any of the foregoing and (ii) oppose fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any Order of any Governmental Authority with respect to Antitrust Laws that could restrain, prevent or delay the Closing, including by defending through litigation (including by retaining all appropriate expert witnesses and consultants) any action asserted by any Person in any court or before any Governmental Authority with respect to Antitrust Laws and by exhausting all avenues of appeal, including appealing properly any adverse decision or Order by any Governmental Authority with respect to Antitrust Laws. The Company shall be permitted to participate in all aspects of the defense of such proceedings and Parent shall use its reasonable best efforts to prevail in such proceedings. Notwithstanding the foregoing, Parent shall not be required to take, or agree to take, any of the actions contemplated by this Section 5.6(d) with respect to Parent, the Surviving Company or any of their respective Subsidiaries if any such actions would, individually or in the aggregate, reasonably be expected to be material and adverse to Parent, the Surviving Company and their respective Subsidiaries (but measured on a scale relative to the Company and its Subsidiaries, taken as a whole), it being understood that the Company shall neither agree nor permit any of its Subsidiaries to agree without the prior written consent of Parent to take any such actions (provided that, if the Parent so directs, the Company shall agree, so long as such agreement or action is conditioned upon the Closing). Nothing in this Section 5.6(d) shall require either Parent or the Company to effectuate or agree to effectuate any of the transactions or restrictions contemplated by this Section 5.6(d) unless such transactions or restrictions are conditioned upon the Closing.

(e) Without limiting Section 5.6(d), each of the parties agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, it shall not, and shall ensure that none of its Subsidiaries shall, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination that would reasonably be expected to materially impede, materially delay or prevent or adversely affect (i) the obtaining of any Consent of any Governmental Authority or expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by this Agreement or (ii) the consummation of the transactions contemplated by this Agreement.

Section 5.7 Access to Information; Confidentiality. The Company shall (and shall cause each of its Subsidiaries to) afford reasonable access to Parent’s Representatives, during normal business hours and upon reasonable notice, throughout the period from the date of this Agreement to the Effective Time (or until the earlier termination of this Agreement in accordance with Section 7.1), to the personnel, advisors, properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish reasonably promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries, in each case as may reasonably be requested by Parent to prepare for the Closing; provided that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (a) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (b) jeopardize any attorney-client or other legal privilege; provided, further, that in each such case, the Company shall use commercially reasonable efforts to cooperate with Parent to enable Parent and Parent’s Representatives to enter into appropriate confidentiality, joint defense or similar documents or arrangements so that Parent and Parent’s Representatives may have access to such information. No investigation or access permitted pursuant to this Section 5.7 shall affect or be deemed to modify any representation, warranty, covenant or agreement made by the Company hereunder. All information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives pursuant to this Section 5.7 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 5.8 No Solicitation by the Company.

(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as provided in this Section 5.8, (i) the Company shall, and shall cause its Subsidiaries and its and their respective officers and directors to, immediately cease, and shall instruct and use its reasonable best efforts to cause its and their respective other Representatives to immediately cease, all existing discussions, negotiations and communications with any Persons with respect to any Company Acquisition Proposal, (ii) the Company shall not, and shall cause its Subsidiaries and its and their respective officers and directors not to, and shall instruct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing any nonpublic information) the making or submission of a Company Acquisition Proposal, (B) enter into or engage in any negotiations or discussions with, or provide any nonpublic information to, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Person (other than Parent or any of its Representatives) relating to or for the purpose of encouraging or facilitating any Company Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions) or (C) grant any waiver or release under any standstill or similar agreement (except that if the Company Board determines in good faith that the failure to grant any waiver or release would be inconsistent with its fiduciary duties under Israeli Law, the Company may waive any such standstill provision in order to permit a third party to make and pursue a Company Acquisition Proposal), (iii) the Company shall not provide any third party and shall, within two (2) Business Days of the date of this Agreement, terminate access of any third party who has made or indicated an interest in making a Company Acquisition Proposal to any data room (virtual or actual) containing any nonpublic information of the Company or any of its Subsidiaries and (iv) within two (2) Business Days of the date of this Agreement, the Company shall demand the return or destruction of all confidential, non-public information and materials that have been provided to third parties that have entered into confidentiality agreements relating to a possible Company Acquisition Proposal with the Company or any of its Subsidiaries.

(b) Notwithstanding Section 5.8(a), at any time prior to obtaining the Company Shareholder Approval (and in no event after receipt of the Company Shareholder Approval), if the Company receives a bona fide Company Acquisition Proposal from a third party made after the date of this Agreement that did not result from a material breach of Section 5.8(a), then the Company may (i) contact the Person or any of its Representatives who has made such Company Acquisition Proposal solely to clarify the terms of such Company Acquisition Proposal so that the Company Board (or any committee thereof) may inform itself about such Company Acquisition

Proposal, (ii) afford access to or furnish information concerning itself and its business, properties or assets or provide access to a data room (virtual or actual) to such Person or any of its Representatives pursuant to a confidentiality agreement (which the Company and its Representatives shall be permitted to negotiate) with confidentiality terms that, taken as a whole, are not materially less favorable to the Company than those contained in the Confidentiality Agreement and (iii) negotiate and participate in discussions and negotiations with such Person or any of its Representatives concerning such Company Acquisition Proposal, in the case of clauses (ii) and (iii), if the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that such Company Acquisition Proposal constitutes or is reasonably likely to constitute or result in a Company Superior Proposal. The Company shall (A) promptly (and in any case within forty-eight (48) hours) provide Parent notice (1) of the receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, which notice shall include a complete, unredacted copy of all written proposals, draft agreements relating to, and/or other written materials that describe any such Company Acquisition Proposal, and (2) of any inquiries, proposals or offers by third parties received by, any requests by third parties for nonpublic information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) by third parties with, the Company or any of its Representatives concerning a Company Acquisition Proposal, and disclose the material terms of such offer, proposal or request, (B) make available to Parent, substantially concurrently with the time it is provided or made available to such party, all material nonpublic information, including copies of all material written materials, made available by the Company to such party but not previously made available to Parent and (C) keep Parent informed on a reasonably prompt basis of the status and material events (including amendments and proposed amendments to any material terms) regarding any such Company Acquisition Proposal or other inquiry, offer, proposal or request, providing to Parent unredacted copies of any additional or revised written proposals or draft agreements relating to such Company Acquisition Proposal or other inquiry, offer, proposal or request. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person that prohibits the Company from providing any information to Parent in accordance with this Section 5.8.

(c) Except as permitted by this Section 5.8, the Company Board shall not (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the Company Recommendation, in each case in a manner adverse to Parent or Merger Sub, (ii) fail to include the Company Recommendation in the Proxy Statement, (iii) publicly recommend or declare advisable any Company Acquisition Proposal, or (iv) adopt, authorize or approve any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement providing for any Company Acquisition Proposal (other than a confidentiality agreement permitted by Section 5.8(b)) (any action described in the foregoing clauses (i) through (iv) of this sentence being referred to as a “Company Adverse Recommendation Change”).

(d) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the receipt of the Company Shareholder Approval (and in no event after receipt of the Company Shareholder Approval), the Company Board receives a Company Acquisition Proposal that did not result from a material breach of Section 5.8(a) and that the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, constitutes a Company Superior Proposal, the Company Board may (i) effect a Company Adverse Recommendation Change or (ii) cause the Company to terminate this Agreement pursuant to Section 7.1(c)(ii) in order to enter into a definitive agreement providing for such Company Superior Proposal if, in each case, (A) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Israeli Law, (B) the Company has notified Parent in writing at least four (4) Business Days before taking such action that it intends to effect a Company Adverse Recommendation Change pursuant to this Section 5.8(d) or terminate this Agreement pursuant to Section 7.1(c)(ii), (C) the Company’s notice delivered pursuant to the foregoing clause (B) attaches the proposed definitive agreement or the most current version of any proposed agreement between the Company and the Person making such Company Superior Proposal, if any, or a reasonably detailed summary of all material terms of such Company Superior Proposal and the identity of the offeror, if no such agreement exists, (D) for a period of four (4) Business Days following the notice delivered pursuant to clause (B) of this Section 5.8(d), the

Company and the Company’s relevant Representatives shall have discussed and negotiated in good faith (to the extent Parent desires to negotiate) with Parent and Parent’s relevant Representatives any proposed modifications to the terms and conditions of this Agreement in response to such Company Superior Proposal, and (E) no earlier than the end of such four-(4)-Business Day period, the Company Board shall have determined in good faith, after consultation with its outside financial advisor and outside legal counsel, and after taking into account any proposal by Parent to amend or modify the terms of this Agreement irrevocably offered by Parent in writing, that the Company Acquisition Proposal that is the subject of the notice described in clause (B) above still constitutes a Company Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Company Superior Proposal, a new written notification from the Company consistent with that described clause (B) of this Section 5.8(d) shall be required and a new notice period under clause (B) of this Section 5.8(d) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 5.8(d) anew, except that such new notice period shall be for two (2) Business Days (as opposed to four (4) Business Days)).

(e) Notwithstanding anything in this Agreement to the contrary, other than in connection with a Company Superior Proposal (which shall be subject to Section 5.8(d) and shall not be subject to this Section 5.8(e)), prior to obtaining the Company Shareholder Approval (and in no event after receipt of the Company Shareholder Approval), the Company Board may, in response to or as a result of a Company Intervening Event, take any action prohibited by clauses (i) or (ii) of Section 5.8(c), if (i) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Israeli Law, (ii) the Company has notified Parent in writing that it intends to effect such a Company Adverse Recommendation Change pursuant to this Section 5.8(e) (which notice shall specify the facts and circumstances providing the basis of the Company Intervening Event in reasonable detail), (iii) for a period of four (4) Business Days following the notice delivered pursuant to clause (ii) of this Section 5.8(e), the Company and the Company’s relevant Representatives shall have discussed and negotiated in good faith (to the extent Parent desires to negotiate) with Parent and Parent’s relevant Representatives any proposed modifications to the terms and conditions of this Agreement, and (iv) no earlier than the end of such four (4) Business Day period, the Company Board shall have determined in good faith, after consultation with outside legal counsel, and after taking into account any proposal by Parent to amend or modify the terms of this Agreement irrevocably offered by Parent in writing, that the failure to take such action would still be inconsistent with its fiduciary duties under Israeli Law.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) disclosing to its shareholders a position or opinion contemplated by Section 329 of the ICL or issuing a “stop, look and listen” or similar statement to its shareholders, or (ii) making any disclosure to its shareholders if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to make such disclosure would be inconsistent with its fiduciary duties under Israeli Law or would reasonably likely conflict with or violate any applicable Law or the rules or requirements of the TASE or the LSE; provided, however, that (A) in no event shall this Section 5.8(f) affect or modify the definition of Company Adverse Recommendation Change and (B) any such disclosure (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or by the ICL) that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed.

(g) References in this Section 5.8 to the Company Board shall include any committee thereof.

Section 5.9 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees (in the case of employees, only such persons who are covered by the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance as of the date hereof) of the Company (the “D&O Indemnified Parties”) as provided in the Articles of Association or any indemnification Contract between such Person and the Company (in each case, as in effect on, and, in the case of any indemnification Contracts, to the extent made available to Parent prior to, the date of this Agreement) shall survive the Merger and shall continue in full force and effect. For a period of seven (7) years from the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Articles of Association as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the final disposition of such action or final resolution of such claim.

(b) Notwithstanding anything to the contrary set forth in this Section 5.9 or elsewhere in this Agreement, without the prior express written consent of the applicable D&O Indemnified Party, neither Parent nor any of its Subsidiaries (including the Surviving Company and any of its Subsidiaries) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification is sought by a D&O Indemnified Party under or as contemplated by this Agreement unless such settlement, compromise, consent or termination does not include any admission of wrongdoing by such D&O Indemnified Party and includes an unconditional release of such D&O Indemnified Party from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) Prior to the Effective Time, the Company shall, or, if the Company is unable to, Parent shall cause the Surviving Company as of or after the Effective Time to, purchase a seven (7)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and the Surviving Company and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored; provided that such “tail” policy shall be consistent in all material respects with the terms set forth in the Company’s compensation policy adopted (whether before or after the date of this Agreement) in accordance with the ICL; provided further that the Company shall not pay, and the Surviving Company shall not be required to pay, to secure such “tail” policy in excess of seven hundred percent (700%) of the last annual premium paid by the Company prior to the date of this Agreement in respect of such existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, but in such case shall purchase as much coverage as reasonably practicable for such amount. If the Company or the Surviving Company for any reason fails to obtain such “tail” insurance policies prior to, as of or after the Effective Time, Parent shall, for a period of seven (7) years from the Effective Time, cause the Surviving Company to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time; provided that after the Effective Time, Parent shall not be required to pay annual premiums in excess of three hundred and fifty percent (350%) of the last annual premium paid by the Company prior to the date of this Agreement in respect of such coverage, but in such case shall continue to be maintained as much coverage as reasonably practicable for such amount.

(d) The covenants contained in this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.

(e) In the event that Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors or assigns or transferees of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Public Disclosure. So long as this Agreement is in effect, neither Parent, nor the Company, nor any of their respective Subsidiaries, will disseminate any press release or other public announcement or disclosure concerning this Agreement, the Merger or the other transactions contemplated by this Agreement, except as may be required by Law or the rules of a recognized securities exchange, including the NYSE, the TASE and the LSE, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed. The parties have agreed to the text of the joint press release announcing the execution of this Agreement. Notwithstanding the foregoing, (a) without prior consent of the other parties, each party may disseminate information substantially consistent with information included in a press release or other document previously approved for external distribution by the other parties and (b) this Section 5.10 shall not apply to any press release or other public announcement or disclosure by the Company of any information concerning any Company Acquisition Proposal or this Agreement or the transactions contemplated by this Agreement in connection with or following a Company Adverse Recommendation Change.

Section 5.11 Employee Benefits; Labor.

(a) For purposes of this Section 5.11, the term “Continuation Period” shall mean the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b) Except where applicable Law or the provisions of a Labor Agreement require more favorable treatment, during the Continuation Period, Parent shall, or shall cause a Subsidiary of Parent to, provide to each Covered Employee for so long as such Covered Employee remains employed by Parent or any of its Subsidiaries during the Continuation Period, (i) a base salary or wage rate at least equal to the base salary or wage rate of such Covered Employee immediately prior to the Effective Time, (ii) annual or other short-term cash incentive compensation opportunities at least equal to the annual or other short-term cash incentive compensation opportunities of such Covered Employee immediately prior to the Effective Time, (iii) equity or equity-based incentive compensation opportunities at least equal to the equity or equity-based incentive compensation opportunities of such Covered Employee immediately prior to the Effective Time, and (iv) employee benefits (excluding equity and equity-based compensation, retention benefits and change in control benefits) that are substantially comparable in the aggregate to the employee benefits provided by the Company or its Subsidiaries to such Covered Employees immediately prior to the Effective Time.

(c) In the event any Covered Employee first becomes eligible to participate under any employee benefit plan or compensation plan maintained by Parent or any of its Subsidiaries (a “Parent Benefit Plan”) following the Effective Time, Parent shall, or shall cause a Subsidiary of Parent to use commercially reasonable efforts to, (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Benefit Plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under any similar Company Benefit Plan in which the Covered Employee participated immediately prior to coverage under the Parent Benefit Plan; and (ii) provide each Covered Employee with credit for any co-payments, out-of-pocket requirements and deductibles paid prior to the Covered Employee’s coverage under any Parent Benefit Plan during the plan year in which such Covered Employee first becomes eligible to participate under such Parent Benefit Plan, to the same extent such credit was given under any similar Company Benefit Plan that Covered Employee participated in immediately prior to coverage under the Parent Benefit Plan, in satisfying any applicable co-payment, deductible or out-of-pocket requirements under the Parent Benefit Plan for the plan year in which such Covered Employee first becomes eligible to participate under such Parent Benefit Plan.

(d) As of the Effective Time, Parent shall recognize, or shall cause a Subsidiary of Parent to recognize, all service of each Covered Employee prior to the Effective Time to the Company and any of its Subsidiaries (or

any predecessor entities of the Company or any of its Subsidiaries) for purposes of vesting, eligibility and, solely in respect of vacation and severance entitlements, benefit accrual under any Parent Benefit Plan established or maintained for the benefit of Covered Employees, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided, that, (i) for the avoidance of doubt, such service shall not be recognized with respect to any Parent Benefit Plan that provides defined benefit pension benefits or retiree welfare benefits and (ii) such recognition of service shall not apply for purposes of any Parent Benefit Plan under which similarly situated employees of Parent or its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation. In no event shall anything contained in this Section 5.11 result in any duplication of benefits for the same period of service.

(e) If the Closing occurs prior to the payment of annual bonuses for 2018:

(i) to the extent that a Covered Employee (other than any Covered Employee who is employed at the Company’s headquarters or is an “office holder” of the Company (as such term is defined in the ICL)) who participates as of immediately prior to the Closing in a Company Benefit Plan that is an annual bonus plan (a “Company Bonus Plan”) remains employed through December 31, 2018, Parent shall cause the Company to pay such Covered Employee an annual bonus for such year based on the actual level of achievement of the applicable performance goals in accordance with the terms and conditions of the applicable annual bonus plan at the time that annual bonuses are payable in the ordinary course consistent with past practice;

(ii) to the extent that a Covered Employee who is employed at the Company’s headquarters or is an “office holder” of the Company (as such term is defined in the ICL) remains employed through December 31, 2018, Parent shall cause the Company to pay such Covered Employee an annual bonus for such year as described in Section 5.11(e) of the Company Disclosure Letter; and

(iii) if an applicable Covered Employee’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries without cause on or after the Closing and prior to December 31, 2018, such Covered Employee shall receive a prorated bonus payment (A) if such Covered Employee is not employed at the Company’s headquarters and is not an “office holder” of the Company (as defined in the ICL), within thirty (30) days following the date on which bonuses are paid to active employees under the Company Bonus Plan equal to the product of (x) the full annual bonus for the year of termination based on the actual level of achievement of the applicable performance goals, multiplied by (y) a fraction, the numerator of which is the number of days between January 1, 2018 and the date of such termination of employment and the denominator of which is the total number of days in calendar year 2018 (the “Proration Fraction”), or (B) if such Covered Employee is employed at the Company’s headquarters or is an “office holder” of the Company (as defined in the ICL), within thirty (30) days following the date on which bonuses are paid to active employees under the Company Bonus Plan equal to the product of (x) the full annual bonus for the year of termination to which such Covered Employee would have been entitled under Section 5.11(e)(ii), multiplied by (y) the Proration Fraction.

(f) The Company and Parent agree to take the actions set forth on Section 5.11(f) of the Company Disclosure Letter.

(g) If requested by Parent in a writing delivered to the Company not less than ten (10) Business Days prior to the Closing Date, the Company and Company Subsidiaries shall, or shall cause their boards of directors (or the appropriate committees thereof), to adopt resolutions and take such corporate action as is necessary to terminate each 401(k) plan of the Company and Company Subsidiaries specified by Parent, effective as of immediately prior to the Closing. The form and substance of such resolutions shall be subject to the review and approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed). In the event that Parent requests that any Company 401(k) plan be terminated, (i) prior to the Closing Date and thereafter (as applicable), Parent shall take any and all action as may be required, including amendments to each applicable 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries, to permit each applicable Covered Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in cash or notes (in the case of loans) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Covered Employee from the applicable Company 401(k) plan to the corresponding Parent 401(k) plan, and (ii) the Covered Employees who were eligible to participate in any Company 401(k) plan as of immediately prior to the Effective Time shall be eligible to participate, effective as of the Effective Time, in the applicable Parent 401(k) plan.

(h) Prior to making any broad-based or other formal written communications to current or former employees of the Company or Company Subsidiaries pertaining to compensation or benefits matters set forth in this Section 5.11, the Company shall, or shall cause the relevant Company Subsidiary to, provide Parent with a copy of the intended communication and Parent shall have a reasonable period of time to review and comment on the communication.

(i) The parties hereto acknowledge and agree that all provisions contained in this Section 5.11 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof, under this Agreement or in any Company Benefit Plan or (ii) to continued employment with the Company, Parent or their respective Subsidiaries or Affiliates. Nothing set forth in this Section 5.11 shall constitute an amendment or modification to, or adoption of, any Company Benefit Plan or any other plan, program, agreement or arrangement of the Company, the Company Subsidiaries, Parent or any of their respective Affiliates or any other arrangement covering employees of the Company, the Company Subsidiaries, Parent or any of their respective Affiliates.

Section 5.12 Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that Merger Sub prior to the Effective Time shall not conduct any business, incur or guarantee any Indebtedness or any other liabilities or make any investments, other than those activities incident to its obligations under this Agreement or the transactions contemplated hereby.

Section 5.13 Rule 16b-3 Matters. Prior to the Effective Time, Parent shall take all such steps as may be reasonably necessary or advisable to cause any acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, if any, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 5.14 Financing and Financing Cooperation.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letter (or (subject to the provisions of Section 5.14(c)), the proceeds of permanent Financing in lieu thereof) (taking into account any “flex provisions” set forth in the related fee letters) on or prior to the date upon which the Merger is required to be consummated pursuant to the terms of this Agreement, including by using reasonable best efforts to: (i) maintain in effect the Commitment Letter (provided, that the Commitment Letter may be amended, supplemented, modified and replaced as permitted by Sections 5.14(b) and (c)), (ii) negotiate and enter into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) and (iii) satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis all conditions (other than those conditions that by their nature are to be satisfied at the Closing) in the Commitment Letter and the Definitive Agreements and

comply with its obligations thereunder. In the event that all conditions contained in the Commitment Letter or the Definitive Agreements (other than the consummation of the Merger and those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, Parent shall use reasonable best efforts to cause the Lenders or other applicable Financing Sources to comply with their respective obligations thereunder, including to fund the Financing, and to enforce its rights, under the Commitment Letter and Definitive Agreements.

(b) Parent shall not without the prior written consent of the Company permit any amendment or modification to, replacement of, or any waiver of any material provision or remedy under, the Commitment Letter if such amendment, modification, replacement, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing (other than the addition of conditions to the consummation of any replacement financing that relate to purely ministerial matters, which conditions would not reasonably be expected to prevent, impede or delay the consummation of the Merger or the other transactions contemplated hereby), (B) reduces the aggregate amount of the Financing to less than the amount of the Bridge Financing contemplated by the Commitment Letter as of the date hereof, (C) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letter, the Financing or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against the other parties to the Commitment Letter as in effect on the date hereof in any material respect, or (D) could otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that no consent from the Company shall be required for (x) any amendment, replacement, supplement or modification of the Commitment Letter that adds lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date hereof (including in replacement of a Lender), (y) implementation or exercise of any “flex” provisions provided in any related fee letter as in effect as of the date hereof or (z) any amendment to, or replacement of or supplement or modification to, the Commitment Letter or Definitive Agreement so long as such action would not be prohibited by the foregoing clauses (A) through (D). Parent shall promptly notify the Company of any such amendment, modification, waiver or replacement and, upon request, deliver the Company a copy thereof.

(c) Parent shall have the right to substitute the proceeds of consummated equity or equity-linked offerings or debt offerings or other incurrences of debt (including unsecured notes) the proceeds of which are to be used to fund the Merger Amounts for all or any portion of the Bridge Financing contemplated by the Commitment Letter by reducing commitments under the Commitment Letter; provided, that to the extent any such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earliest of the consummation of the Merger on the Closing Date, the termination of this Agreement and the Termination Date (if the Closing Date had not occurred on such date). In the event that any portion of the Bridge Financing becomes unavailable and such portion is necessary to consummate the transactions contemplated by this Agreement, Parent will (i) use reasonable best efforts to obtain alternative debt financing in an amount sufficient, when taken together with Parent’s available cash on hand (including the proceeds of any permanent Financing) and any then-available portion of the Bridge Financing, to consummate the transactions contemplated by this Agreement and to pay the cash portion of the Merger Consideration and the other Merger Amounts from the same or other sources and (ii) promptly notify the Company of such unavailability and the reason therefor. For the purposes of this Agreement, the term “Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any substitute or alternative financing arranged in compliance herewith (and any Commitment Letter remaining in effect at the time in question). Parent shall provide the Company with prompt written notice of any actual or threatened material breach or default or termination or repudiation by any party to the Commitment Letter or any Definitive Agreement of which Parent becomes aware and the receipt of any written notice or other written communication from any Lender or other financing source with respect to any breach, default, termination or repudiation by any party to the Commitment Letter or any Definitive Agreement of any provision thereof; provided, that neither Parent nor any of its Affiliates shall be under any obligation to disclose any information that is subject to attorney client or similar privilege to the extent such privilege is asserted in good faith or otherwise would violate or contravene any Law or any obligation of confidentiality (it being agreed that Parent shall give notice to Company of the fact that it is withholding such information pursuant to this proviso, and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided, to the extent reasonably possible, in a manner that would not reasonably be expected to violate the applicable restriction). Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing.

(d) Prior to the Closing, the Company shall provide and shall cause its Subsidiaries to provide, and shall use its reasonable efforts to cause their respective Representatives to provide, all customary cooperation as is reasonably requested by Parent in connection with the arrangement of the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), including by (i) making senior management and advisors of the Company and its Subsidiaries available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, at reasonable times and with reasonable advance notice, (ii) reasonably assisting Parent with Parent’s preparation of materials for rating agency presentations, bank information memoranda, offering memoranda, private placement memoranda, prospectus and similar documents used in connection with the Financing, and providing customary authorization letters in connection therewith, (iii) assisting with due diligence activities relating to the Company and its Subsidiaries, including financial and other information related thereto, at mutually agreeable times upon reasonable advance notice, (iv) furnishing Parent and the Lenders (A) IFRS audited consolidated statements of financial position, income statements and statements of comprehensive income, statements of changes in shareholders’ equity, and statements of cash flows of the Company and its Subsidiaries for each of the three most recently completed fiscal years ending at least ninety (90) days prior to the Closing Date, (B) IFRS unaudited consolidated statements of financial position, income statements and statements of comprehensive income, statements of changes in shareholders’ equity, and statements of cash flows for each subsequent fiscal quarter of the Company and its consolidated Subsidiaries ending after the date of the most recently ended fiscal year for which financial statements have been delivered pursuant to the foregoing clause (A) and at least sixty (60) days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year), (C) as promptly as reasonably practicable, historical financial information regarding the Company and its Subsidiaries reasonably requested by Parent to permit Parent to prepare the pro forma financial statements referred to in paragraph 2(z) of Annex C of the Commitment Letter (as in effect on the date hereof); and (D) promptly, such other financial and other information regarding the Company as may be reasonably requested by Parent as is customarily required in connection with the execution of financings of a type similar to the Financing (the information described in clauses (A), (B) and (C) of this clause (iv), the “Required Information” , which Required Information shall be delivered in Compliant form), (vi) furnishing written notice to Parent if the Company shall have knowledge that the Required Information is no longer Compliant and supplementing the Required Information to the extent that any such Required Information is no longer Compliant and (v) requesting that its independent accountants provide, and using commercially reasonable efforts to cause them to provide, customary comfort letters (including “negative assurance” comfort), customary agreed procedures letters (if required) and consents for use of their reports, on customary terms and consistent with customary practice in connection with any Financing. The foregoing notwithstanding, neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 5.14 that would: (A) require the Company, its Subsidiaries or any Persons who are directors, officers or employees of the Company or its Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Financing or execute or deliver any certificate, document, instrument or agreement (other than customary authorization letters), (B) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (C) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense (other than any expense that is simultaneously reimbursed by Parent), liability or obligation in connection with the Financing prior to the Closing or have any obligation under any agreement, certificate, document or instrument be effective until the Closing, (D) cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (E) (x) reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any material contract to which the Company or any of its Subsidiaries is a party or the organizational documents of the Company or its Subsidiaries or any Laws or (y) provide access to or require the disclosure of any information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client or other legal privilege of the Company or any of its Subsidiaries (in each case it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to this clause (E), and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided, to the extent reasonably possible, in a manner that would not reasonably be expected to violate the applicable restriction) or (F) require the preparation of any financial statements or information that are not reasonably available to it or prepared in the ordinary course of its financial reporting practice. Nothing contained in this Section 5.14 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them pursuant to this Section 5.14 and any information used in connection therewith (other than information provided in writing by the Company or its Subsidiaries in connection with its obligations pursuant to this Section 5.14), in each case, other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of Company, its Subsidiaries and/or their respective Representatives.

(e) Notwithstanding anything in this Agreement to the contrary, (i) the parties hereto acknowledge and agree that the provisions contained in this Section 5.14 represent the sole obligation of the Company, its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or any of its Subsidiaries with respect to the transactions contemplated by this Agreement and no other provision of this Agreement shall be deemed to expand such obligations and (ii) unless any such breach is the primary cause for the failure of the proceeds of the Financing necessary to consummate the Merger to be made available to Parent (it being understood that if the Company breaches in any material respect its obligations to deliver (or to cause its Subsidiaries or Representatives to deliver) the Required Information and for such Required Information to be Compliant and the proceeds of the Financing necessary to consummate the Merger are not made available to Parent as a result thereof, such breach by the Company of such obligations shall be deemed the “primary cause” of such failure), the breach by the Company, any of its Subsidiaries or any of their respective Representatives of their obligations set forth in this Section 5.14 shall not be taken into account with respect to whether any condition to the Closing set forth in this Agreement shall have been satisfied. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective Subsidiaries be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(f) The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Financing, provided that such logos shall be used solely in a customary manner that is not intended or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Subject to the Confidentiality Agreement, the Company consents to Parent sharing the Company’s information with its potential Financing Sources and their Representatives subject to entering into customary confidentiality agreements with such potential Financing Sources and their Representatives.

(g) The Company shall, and shall cause its Subsidiaries to, deliver all notices, reasonably cooperate with Parent and take all other actions reasonably requested by Parent to facilitate the termination at the Closing of all commitments in respect of the Credit Agreements, the repayment in full on the Closing Date (or in the case of any letters of credit, cash collateralization, to the extent that Parent shall not have entered into an alternative arrangement with the applicable issuing bank) of all obligations in respect of the indebtedness under the Credit Agreements, and the release on the Closing Date of any Liens securing all such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts and shall reasonably cooperate with Parent to obtain and deliver to Parent at least three (3) Business Days prior to the Closing Date executed payoff letters with respect to each such Credit Agreement (the “Payoff Letters”), in form and substance customary for financings of the type (and in the jurisdictions) to which such Payoff Letters relate, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things and to the extent customary for financings of the type (and in the jurisdiction) to which such Payoff Letters relate, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the applicable Credit Agreement relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Closing, be released and terminated. The obligations of the Company pursuant to this Section 5.14(g) shall be subject to Parent providing all funds required to effect all such repayments and cash collateralization of (or alternative arrangement with respect to) letters of credit at or prior to the Closing.

Section 5.15 Tax Rulings.

(a) As soon as reasonably practicable after the date of this Agreement, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a ruling (which shall be confirmed by Parent prior to its submission, such confirmation not to be unreasonably withheld, conditioned or delayed) confirming that the cancellation and exchange of the Company 102 Options in accordance with Section 2.2 and conversion of the Company 102 Shares in accordance with Section 2.1(a) shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Ordinance) so long as the respective Option Consideration and the Merger Consideration are deposited with the 102 Trustee until the end of the respective holding period (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Options Tax Ruling”). The Company shall include in the request for the Options Tax Ruling a request to exempt Parent, the Surviving Company, the Exchange Agent and their respective agents from any withholding obligation in relation to any payments made with respect to any Company 102 Options or Company 102 Shares. The Company shall use reasonable best efforts to obtain the Options Tax Ruling prior to the Closing. If the Options Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, the Company shall seek to obtain prior to the Closing an interim tax ruling confirming, among other things, that Parent and any Person acting on its behalf (including the Exchange Agent) shall be exempt from Israeli withholding tax in relation to any payments made with respect to any Company 102 Options or Company 102 Shares to the Exchange Agent, the 102 Trustee or the Company in connection with the Merger (the “Interim Option Tax Ruling”). To the extent that prior to the Closing an Interim Option Tax Ruling shall have been obtained, then all references herein to the Options Tax Ruling shall be deemed to refer to such Interim Option Tax Ruling, until such time that a final definitive Options Tax Ruling is obtained. The final text of the Israeli Options Tax Ruling and the Interim Option Tax Ruling, including appendices thereof, shall in all circumstances be subject to the prior review and comment (which shall not be unreasonably withheld, conditioned or delayed) by Parent and its counsel and tax advisors.

(b) As soon as reasonably practicable following the date of this Agreement, the Company shall instruct its Israeli counsel, advisors and accountants to prepare and file with the ITA an application for a ruling that (i) with respect to holders of Company Ordinary Shares, Company Options (other than Company 102 Options), Company Restricted Stock Awards that are non- Israeli residents (as defined in the Ordinance or as will be determined by the ITA), (A) exempts Parent, the Exchange Agent, the Surviving Company and their respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifies that no such obligation exists, or (B) instructs Parent, the Exchange Agent, the Surviving Company and their respective agents on how such withholding is to be executed, and in particular, with respect to the classes or categories of holders of the Company Ordinary Shares, Company Options (other than Company 102 Options), Company Restricted Stock Awards from which Tax is to be withheld (if any), the rate or rates of withholding to be applied and how to identify any such non-Israeli residents; and (ii) with respect to holders of Company Ordinary Shares (other than Company 102 Shares), Company Options (other than Company 102 Options), Company Restricted Stock Awards that are Israeli residents (as defined in the Ordinance or as will be determined by the ITA) (A) exempts Parent, the Exchange Agent, the Surviving Company and their respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger

Consideration, or clarifies that no such obligation exists, or (B) instructs Parent, the Exchange Agent, the Surviving Company and their respective agents on how such withholding is to be executed, and in particular, with respect to the classes or categories of holders of the Company Ordinary Shares, Company Options (other than Company 102 Options), Company Restricted Stock Awards from which Tax is to be withheld (if any), the rate or rates of withholding to be applied (the “Withholding Tax Ruling”).

(c) Without limiting the generality of Section 5.15(a) and Section 5.15(b), each of the Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all material activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Options Tax Ruling (including the Interim Option Tax Ruling) and the Withholding Tax Ruling. The final text of the Interim Option Tax Ruling, the Options Tax Ruling and the Withholding Tax Ruling shall be subject to the prior written confirmation of Parent or its counsel, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the terms and conditions hereof, the Company shall use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Interim Option Tax Ruling, the Options Tax Ruling and the Withholding Tax Ruling, as promptly as practicable. In the event that the Interim Option Tax Ruling, the Options Tax Ruling or the Withholding Tax Ruling has not been received in accordance with the terms of this Section 5.15, Parent may make such payments and withhold any applicable Taxes in accordance with Article II.

Section 5.16 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts, in accordance with applicable rules and policies of the TASE and the LSE, to facilitate the commencement of the delisting of the Company and of the Company Ordinary Shares from the TASE and the LSE, in each case as promptly as practicable after the Effective Time.

Section 5.17 Takeover Laws. If any takeover statute becomes or is deemed to become applicable to the Company or the Merger or the other transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to take any and all actions within their respective control as are permitted under applicable Law and necessary to eliminate or, if it is not possible to eliminate, then to minimize the effects of such statutes on the foregoing.

Section 5.18 Transaction Litigation. Each of the Company and Parent shall give the other notice, as soon as reasonably practicable under the circumstances, of any shareholder Proceeding brought by any shareholder of the Company or Parent, as applicable, against the Company or Parent, as applicable, or their respective directors or executive officers in connection with the Merger or the other transactions contemplated by this Agreement. Subject to entry by the Company and Parent into a customary joint defense agreement with one another, the Company and Parent shall have the right to participate in the defense of any such Proceeding. The Company shall not settle or offer to settle any such Proceeding without the prior written consent Parent, such consent not to be unreasonably withheld, conditioned or delayed. Parent shall not settle or offer to settle any such Proceeding without the prior written consent the Company, if such settlement would reasonably be expected to prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 5.19 Resignations. Prior to the Effective Time, upon Parent’s written request, the Company shall use reasonable best efforts to cause any director of the Company to execute and deliver to the Company a letter effectuating his or her resignation as a director of the Company effective as of the Effective Time.

Section 5.20 Notification of Certain Matters. Subject to applicable Law, each of the Company and Parent shall give prompt notice to the other of (a) the occurrence or non-occurrence of any event that has resulted or would reasonably be expected to result in any condition set forth in Section 6.2 (in the case of the Company) and Section 6.3 (in the case of Parent) not being satisfied, and (b) any notice or other communication received from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, if the subject matter of such notice or other communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent. Notwithstanding anything in this Agreement to the contrary, (i) no such notification shall, in and of itself, affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties hereunder and (ii) failure to provide such notification under this Section 5.20 shall not, in and of itself, be deemed to implicate any of the conditions to the Closing under this Agreement.

Section 5.21 Closing Dividend. Prior to the Effective Time, the Company shall declare a dividend to its shareholders, the record date for which shall be the close of business on the last business day prior to the day on which the Effective Time occurs and the payment date for which shall be three (3) Business Days after the Effective Time; provided that the payment of such dividend may be conditioned upon the occurrence of the Effective Time. The per share dividend amount payable by the Company pursuant to this Section 5.21 shall be an amount equal to the product of (a) the aggregate amount of cash dividends declared per share of Parent Common Stock with a record date occurring on or after the date of this Agreement and prior to the Effective Time, multiplied by (b) the Exchange Ratio.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Closing of the following conditions:

(a) the Company shall have obtained the Company Shareholder Approval;

(b) the Parent Stock Issuance shall have been approved for listing on the NYSE, subject to official notice of issuance;

(c) the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order;

(d) (i) any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Merger shall have expired or early termination thereof shall have been granted and (ii) any authorization or consent from a Governmental Authority required to be obtained with respect to the Merger under any Antitrust Law as set forth on Section 6.1(d) of the Parent Disclosure Letter shall have been obtained or granted;

(e) fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and thirty (30) days shall have elapsed after the approval of the Merger by the shareholders of each of the Company and Merger Sub; and

(f) no Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Law shall have been enacted or promulgated by a Governmental Authority of competent jurisdiction after the date of this Agreement, in each case, that is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger.

Section 6.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver by Parent at or prior to the Closing of the following additional conditions:

(a) each of the representations and warranties of the Company (i) contained in Section 3.2(a), Section 3.2(c) (only in respect of securities of the Company and other than clause (C) thereof), and Section 3.7(b) shall be true and correct in all respects (other than, in the case of Section 3.2(a) and Section 3.2(c), for any de minimis inaccuracies) as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) contained in Section 3.2(b) (other than the last sentence thereof), Section 3.3, Section 3.4, Section 3.24, Section 3.26 and Section 3.27 (together with the Sections of this Agreement referred to in the immediately preceding clause (i), the “Company Specified Representations”) shall be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein) in all material respects as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (iii) contained in Article III (other than the Company Specified Representations), shall be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein) as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except in the case of this clause (iii) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing; and

(c) Parent shall have received a certificate signed by an executive officer of the Company certifying, on behalf of the Company, as to the matters set forth in Section 6.2(a) and Section 6.2(b).

Section 6.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company at or prior to the Closing of the following additional conditions:

(a) each of the representations and warranties of Parent and Merger Sub (i) contained in Section 4.2(a), Section 4.2(c) (only in respect of securities of Parent and other than clause (C) thereof) and Section 4.7(b) shall be true and correct in all respects (other than, in the case of Section 4.2(a) and Section 4.2(c), for any de minimis inaccuracies) as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) contained in Section 4.2(b), Section 4.3, Section 4.4 and Section 4.13 (together with the Sections of this Agreement referred to in the immediately preceding clause (i), the “Parent Specified Representations”) shall be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein) in all material respects as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (iii) contained in Article IV (other than the Parent Specified Representations), without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except in the case of this clause (iii) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;

(b) Parent and Merger Sub shall have performed or complied in all material respects with each of their respective obligations required under this Agreement to be performed or complied with on or prior to the Closing; and

(c) the Company shall have received a certificate signed by an executive officer of Parent certifying, on behalf of Parent, as to the matters set forth in Section 6.3(a) and Section 6.3(b).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) by mutual written consent of each of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated on or before 5:00 p.m. (New York time) on February 7, 2019 (the “Termination Date”); provided, however, that if on the Termination Date at least one of the conditions set forth in Section 6.1(d) or Section 6.1(f) (as a result of any Antitrust Law or Order arising under any Antitrust Law) shall not have been satisfied, then, at the written election of Parent or the Company, the Termination Date may be extended to 5:00 p.m. (New York time) on May 7, 2019 (and in the case of such extension, any reference to the Termination Date in any other provision of this Agreement shall be a reference to the Termination Date, as extended); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if a breach by such party of any of its obligations under this Agreement has proximately caused the failure of the Closing to have occurred on or before the Termination Date;

(ii) any Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement or any Law shall have been enacted or promulgated by a Governmental Authority of competent jurisdiction after the date of this Agreement that, in each case, has the effect of permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and in the case of such an Order, such Order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to a party if a breach by such party of its obligations under this Agreement has proximately caused the issuance of such Order or the enactment or promulgation of such Law; or

(iii) the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not capable of being cured by Parent or Merger Sub, as applicable, by the Termination Date or, if capable of being cured, shall not have been cured by Parent or Merger Sub on or before the earlier of (1) the Termination Date and (2) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in breach of any of its obligations under this Agreement so as to result in the failure of the condition set forth in Section 6.2(b); or

(ii) at any time prior to receipt of the Company Shareholder Approval, in order for the Company to enter into a definitive agreement with respect to a Company Superior Proposal as contemplated by

Section 5.8(d); provided that prior to or concurrently with such termination, and as a condition to the effectiveness of such termination, the Company pays or causes to be paid to Parent the Company Termination Fee; or

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (1) the Termination Date and (2) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in breach of any of its obligations under this Agreement so as to result in the failure of the condition set forth in Section 6.3(b);

(ii) at any time prior to the receipt of the Company Shareholder Approval, if the Company shall have materially breached Section 5.8; or

(iii) at any time prior to the receipt of the Company Shareholder Approval, if (A) the Company Board shall have made a Company Adverse Recommendation Change or (B) at any time after a Company Acquisition Proposal is publicly announced or becomes generally known to the public, the Company shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after receipt of a written request from Parent to do so; provided that Parent shall not make such request more than one (1) time for any such Company Acquisition Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Company Superior Proposal that is publicly announced or becomes generally known to the public, Parent shall be entitled to make one (1) additional such request).

Section 7.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of any party hereto; provided that no such termination shall relieve any party hereto of any liability or damages resulting from any intentional breach of its obligations under this Agreement prior to such termination or fraud, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity, including liability for damages determined taking into account all relevant factors, including the loss of benefit of the Merger to the party or its shareholders, any lost shareholder premium, any lost synergies and the time value of money; and provided, further, that the Confidentiality Agreement, the last sentence of Section 5.14(d), this Section 7.2, Section 7.3, Section 7.4, Section 7.5 and Article VIII shall survive any termination of this Agreement. For purposes of this Agreement, “intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, cause a material breach of this Agreement.

Section 7.3 Termination Fee and Expenses.

(a) In the event that:

(i) this Agreement is terminated by:

(A) (1) the Company pursuant to Section 7.1(b)(i) prior to receipt of the Company Shareholder Approval and (2) after the execution of this Agreement a Company Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company Board and not withdrawn on a bona fide basis without qualification at least five (5) Business Days prior such termination;

(B) (1) either Parent or the Company pursuant to Section 7.1(b)(iii) and (2) after the execution of this Agreement a Company Acquisition Proposal shall have been publicly disclosed and not withdrawn on a bona fide basis without qualification at least five (5) Business Days prior to the Company Shareholders’ Meeting;

(C) (1) Parent pursuant to Section 7.1(d)(i) with respect to an intentional breach of a covenant and (2) after the execution of this Agreement and prior to the date of the intentional breach that gave rise to such right of termination a Company Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company Board and not withdrawn on a bona fide basis without qualification at least five (5) Business Days prior to such termination; or

(D) (1) Parent pursuant to Section 7.1(d)(ii) prior to receipt of the Company Shareholder Approval and (2) after the execution of this Agreement a Company Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company Board; and

in the case of each of (A), (B), (C) and (D), within twelve (12) months after such termination, any Company Acquisition Proposal is consummated or the Company enters into a definitive agreement with respect to any Company Acquisition Proposal (provided that for purposes of this Section 7.3(a)(i), the references to “twenty percent (20%)” in the definition of Company Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(iii);

then, in any such case, the Company shall pay, or cause to be paid, to Parent the Company Termination Fee.

(b) Any payment required to be made under this Section 7.3(a) shall be made by wire transfer of same-day funds to the account or accounts designated by Parent, (i) in the case of Section 7.3(a)(i), immediately prior to or substantially concurrently with the entry into a definitive agreement with respect to (or, if earlier, the consummation of) any Company Acquisition Proposal, (ii) in the case of Section 7.3(a)(ii), immediately prior to or concurrently with such termination and (C) in the case of Section 7.3(a)(iii), within two (2) Business Days after the date of such termination. Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion.

(c) Notwithstanding anything to the contrary set forth in this Agreement, except in the case of fraud, if Parent receives payment from the Company of the Company Termination Fee pursuant to Section 7.3(a), such payment (together with amounts owed, if any pursuant to Section 7.3(d)) shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, Representatives or assignees (together with the Company, collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(d) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, the parties would not enter into this Agreement and (iii) the Company Termination Fee does not constitute a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company fails to timely pay the Company Termination Fee pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of the Company Termination Fee set forth in this Section 7.3, the Company shall pay Parent its costs and expenses in connection with such suit (including reasonable attorneys’ fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 7.4 Amendment. This Agreement may be amended by mutual agreement of the parties hereto in writing at any time before or after receipt of the Company Shareholder Approval; provided that after the Company Shareholder Approval has been obtained, there shall not be any amendment that by applicable Law or in accordance with the rules of any stock exchange requires further approval by the shareholders of the Company, without such further approval; provided, further, that no amendment of this Section 7.4, clause (c) of Section 8.8, the last sentence of Section 8.9, Section 8.11(c), Section 8.12 and Section 8.15 (or any provision of this Agreement to the extent an amendment or modification of such provision would modify the substance of any of the foregoing provisions) that is materially adverse to any Financing Source shall be effective without the written consent of the Lenders; provided, further, that at or after the Effective Time this Agreement may not be amended.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance or compliance after the Effective Time.

Section 8.2 Expenses. Except as expressly set forth herein (including Section 5.6, Section 5.14(d) and Section 7.3), all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 8.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

if to Parent or Merger Sub, to:

International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019

Phone:	(212) 708-7243
Email:	anne.chwat@iff.com
Attention:	Anne Chwat, General Counsel

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Phone:	(212) 225-2000
Email:	caustin@cgsh.com
boreilly@cgsh.com
Attention:	Christopher E. Austin
Benet J. O’Reilly

and

Gornitzky & Co.

45 Rothschild Boulevard

Tel-Aviv 6578403

Israel

Phone:	+972-3-710-9191
Email:	friedland@gornitzky.com
Attention:	Chaim Friedland, Adv.

if to the Company, to:

Frutarom Industries Ltd.

25 Hashaish Street

Haifa, Israel 26110

Email:	amelamed@frutarom.com
Attention:	Adi Melamed

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Phone:	(212) 403-1000
Email:	aoemmerich@wlrk.com
ejlee@wlrk.com
Attention:	Adam O. Emmerich
Edward J. Lee

and

Naschitz, Brandes, Amir & Co.

5 Tuval Street

Tel Aviv 6789717

Israel

Phone:	+972-3-623-5022
Email:	samir@nblaw.com
Attention:	Sharon A. Amir, Adv.

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 8.3.

Section 8.4 Interpretation; Certain Definitions; Currency.

(a) The parties have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to May 7, 2018, unless the context requires otherwise. Any Law or agreement defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such Law or agreement as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute or agreement shall be deemed to refer to such statute or agreement, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(c) All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement except as expressly provided otherwise herein. All references to “NIS” in this Agreement refer to New Israeli Shekels.

Section 8.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 8.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 8.6 shall be null and void.

Section 8.7 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto), together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 8.8 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided that it is specifically intended that (a) the D&O Indemnified Parties (solely with respect to Section 5.9 and this Section 8.8 from and after the Effective Time), (b) from and after the Effective Time, the holders of Company Ordinary Shares and Company Equity Awards (solely with respect to Article II and the payment of any dividend declared in accordance with Section 5.21) and (c) the Financing Sources (solely with respect to the proviso to Section 7.4, this clause (c) of this Section 8.8, the last sentence of Section 8.9, Section 8.11(c), Section 8.12 and Section 8.15), are each intended third-party beneficiaries hereof.

Section 8.9 Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without regard to the conflicts of law provisions thereof, except that (i) the internal affairs of the corporations party hereto that are organized and existing under the ICL and (ii) all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the ICL shall be governed by the ICL. Notwithstanding the foregoing, except to the extent relating to the interpretation of any provisions in this Agreement (including those provisions of, and references to, this Agreement that are referred to, or incorporated by reference in, the Commitment Letter), the parties hereto agree that any Proceeding of any kind or nature, whether at law or equity, in contract or in tort, to which the Financing Sources are a party in connection with this Agreement or any of the transactions contemplated hereby or that may be based upon, arise out of or relate to the Commitment Letter or the Financing (including the transactions contemplated thereby) shall be governed by and construed in accordance with the Law of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause application of the Law of any jurisdiction other than the State of New York, except to the extent otherwise provided in the Commitment Letter or any Definitive Agreement.

Section 8.10 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.11 Consent to Jurisdiction.

(a) Each of the parties hereto hereby, with respect to any legal claim or Proceeding arising out of this Agreement or the transactions contemplated by this Agreement, (i) agrees that any such legal claim or Proceeding shall be brought, tried and determined only in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court declines to accept jurisdiction over a particular matter, in any state or federal court located within the State of Delaware, (ii) expressly and irrevocably submits, for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court declines to accept jurisdiction over a particular matter, in any state or federal court located within the State of Delaware, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iv) agrees that it will not bring any claim or Proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts and (v) irrevocably waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any objection which it may now or hereafter have to the laying of venue of any claim or Proceeding arising out of or relating to this Agreement. Notwithstanding the foregoing, each of Parent, Merger Sub and the Company agrees that a final and nonappealable judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each party irrevocably consents to the service of process in any claim or Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto made by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3 and such service of process shall be sufficient to confer personal jurisdiction over such party in such claim or Proceeding and shall otherwise constitute effective and binding service in every respect.

(c) Notwithstanding anything to the contrary in this Agreement (including this Section 8.11), each party agrees that it will not bring or support, or permit any of their controlled Affiliates to bring or support, any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or the Financing, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom).

Section 8.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO THE FINANCING OR INVOLVING A FINANCING SOURCE.

Section 8.13 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission (including in pdf or other scan format) shall be as effective as delivery of a manually signed counterpart of this Agreement and shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.14 Certificates. In executing any certificate or other documentation in connection with this Agreement, directors, officers and employees of Parent, Merger Sub and the Company are acting in their capacities as such and are not assuming personal liability in connection therewith.

Section 8.15 Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, no Financing Source shall have any liability (whether at law, in equity, in contract, in tort or otherwise) to the Company or any Affiliate of the Company in connection with this Agreement or the Financing, whether at law, or equity, in contract, in tort or otherwise, and none of the Company nor any Person that is an Affiliate of the Company shall have any rights or claims against any Financing Sources hereunder. This Section 8.15 shall not impair, limit or affect any claims or causes of action related to agreements entered into with the Financing Sources by the parties thereto.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Richard O’Leary
	Name:	Richard O’Leary
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Merger Agreement]

ICON NEWCO LTD.

By:	/s/ Richard O’Leary
Name: Richard O’Leary
Title: Authorized Signatory

[Signature Page to Merger Agreement]

FRUTAROM INDUSTRIES LTD.

By:	/s/ Ori Yehudai
Name: Ori Yehudai
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

APPENDIX A

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“102 Trustee” shall mean the trustee appointed by the Company from time to time in accordance with the provisions of the Ordinance, and approved by the ITA, with respect to the Company 102 Options and Company 102 Shares.

“Affiliate” shall mean, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified.

“Business Day” shall mean any day other than a Friday, Saturday, Sunday or a day on which all banking institutions in New York, New York, or Israel are authorized or obligated by Law or executive order to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” shall mean a proposal or offer from any Person (other than Parent, Merger Sub or their respective Subsidiaries or Representatives) providing for any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company, pursuant to which any such Person (including such Person’s direct or indirect shareholders immediately prior to such transaction) would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of the Company immediately following such transaction, (ii) sale or other disposition, directly or indirectly, of assets of the Company (including the capital stock or other equity interests of any of its Subsidiaries) and/or any Subsidiary of the Company representing twenty percent (20%) or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, taken as a whole, (iii) issuance or sale or other disposition of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of the Company, (iv) tender offer, exchange offer or any other transaction or series of transactions in which any Person would acquire, directly or indirectly, beneficial ownership of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of the Company or (v) any related combination of the foregoing.

“Company Benefit Plan” shall mean each employee benefit plan, program, policy, practice, Contract or other agreement or arrangement providing for employment, compensation, severance, pension arrangement, profit-sharing, provident fund (Keren Hishtalmut), termination pay, deferred compensation, retirement benefits, performance awards, bonus, stock or stock-related awards or other equity based benefit, health, welfare, disability, insurance, vacation, options, retention, change of control, golden parachute, education or tuition assistance, fringe benefits, perquisites or other benefits or remuneration maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or could otherwise reasonably be expected to have any liability, in each case, excluding plans or other arrangements sponsored or maintained solely by any Governmental Authority.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent in connection with the execution of this Agreement.

“Company Equity Awards” shall mean the Company Options and the Company Restricted Stock Awards.

“Company Equity Plan” shall mean the Option Plan 2010 and the Option Plan 2012, as amended from time to time, and any other equity or equity-based plan, program, or arrangement of the Company or any of its Subsidiaries or any predecessor thereof.

“Company Intervening Event” shall mean any event, occurrence or circumstance that was not known or reasonably foreseeable to the Company Board or the Chief Executive Officer of the Company on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Company Board or the Chief Executive Officer of the Company on the date of this Agreement), which event, occurrence or circumstance, or any consequence thereof, becomes known to the Company Board prior to the Company Shareholder Approval; provided that no Company Acquisition Proposal shall constitute a Company Intervening Event.

“Company Leased Real Property” shall mean any real property which the Company or any of its Subsidiaries leases, subleases, licenses an interest in real property from any other Person or otherwise occupies pursuant to a similar occupancy agreement (whether as a tenant, subtenant or pursuant to other occupancy arrangements).

“Company Material Adverse Effect” shall mean any event, occurrence, effect, development or change that has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall constitute or be taken into account in determining whether a Company Material Adverse Effect shall have occurred or is reasonably expected to occur: (i) changes in general economic, financial market, regulatory, financial, political, geopolitical, credit or capital market conditions, including interest or exchange rates; (ii) general changes or developments in any of the industries or markets or geographic regions in which the Company or any of its Subsidiaries operate; (iii) changes in any applicable Laws or accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of the Company’s securities or other financial instruments or change in the Company’s credit rating, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred); (v) any failure, in and of itself, by the Company to meet its internal or published projections, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any published analyst or other third-party estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing, weather-related events, fires, natural disasters or any other acts of God; (vii) any action taken or not taken as expressly required by this Agreement (other than Section 5.1(A)) or at the express written request of, or with the express written consent of, Parent or any of its Representatives; or (viii) the identity of Parent or any of its Affiliates, the execution of this Agreement, the public announcement, pendency or consummation of the Merger or the other transactions contemplated by this Agreement (including any effect on any of the Company’s or any of its Subsidiaries’ relationships with their respective customers, suppliers, employees or other third parties) (provided that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby); provided, further, that the exceptions in clauses (i) through (iii) and clause (vi) shall not apply to the extent the events, occurrences, effects, developments or changes set forth in such clauses have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries operate, in which case only the extent of such disproportionate impacts (if any) shall be taken into account when determining a “Company Material Adverse Effect.”

“Company Owned Intellectual Property Rights” shall mean any Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Owned Real Property” shall mean any material real property owned by the Company or any of its Subsidiaries.

“Company Recommendation” shall mean the recommendation of the Company Board that the shareholders of the Company approve this Agreement and the Merger.

“Company Superior Proposal” shall mean a bona fide written Company Acquisition Proposal (provided that, for purposes of this definition, references to “twenty percent (20%)” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)”), which the Company Board determines in good faith would result in a transaction (i) that, if consummated, is more favorable to the Company’s shareholders from a financial point of view than the Merger (taking into account at the time of determination all relevant circumstances the Company Board deems proper, including the various legal, financial and regulatory aspects of such proposal, all the terms and conditions of such proposal (including any termination or break-up fees, expense reimbursement provisions and any conditions, potential time delays or other risks to consummation) and this Agreement, and any changes to the terms of this Agreement irrevocably offered by Parent in writing in response to such Company Acquisition Proposal), and (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Company Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such proposal.

“Company Termination Fee” shall mean $191 million.

“Compliant” means, with respect to the Required Information, (i) the Required Information, when taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company and its Subsidiaries, required to be stated therein or necessary in order to make such Required Information, when taken as a whole and in light of the circumstances under which the statements contained in the Required Information are made, not materially misleading, (ii) such Required Information meets the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under the Securities Act on Form S-3 and (iii) the financial statements and other financial information contained in the Required Information are sufficient to permit the Financing Sources to receive customary comfort letters (including “negative assurance” comfort) from the Company’s independent accountants with respect to such Required Information, which such independent accountants have indicated that they are willing to issue upon any pricing and closing of a securities offering.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated March 15, 2018, between Parent and the Company.

“Contract” shall mean any binding oral or written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, commitment, guarantee, letter of intent, franchise, understanding, arrangement, instrument or other agreement.

“Control” shall mean the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by Contract or otherwise, or (b) (i) 50% or more of the voting rights in a Person, or (ii) the right to appoint 50% or more of the members of such Person’s board of directors (or similar governing body). The terms “Controlling” and “Controlled by” shall have correlative meanings.

“Covered Employees” shall mean employees of the Company or any of its Subsidiaries immediately prior to the Effective Time.

“Credit Agreements” means (x) the Contracts listed on Section 3.5(a) of the Company Disclosure Letter and (y) any additional Contracts listed on Section 3.14(a)(iv) of the Company Disclosure Letter which Parent notifies the Company are contemplated to be repaid or terminated on the Closing Date.

“Environmental Laws” shall mean all applicable Laws relating to pollution or protection of the environment, natural resources or, as it relates to exposure to Hazardous Materials, human health and safety, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, disposal, presence, exposure, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. § 1531 et seq.), the Israeli Clean Air Law, 5768-2008, Prevention of the Sea from Land Sources, 5748-1988, and Hazardous Substances Law, 5753-1993 and any other similar foreign, state and local Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Financing” shall mean the Bridge Financing and any financing obtained by Parent through the offering, issuance or sale of any debt, equity or equity-linked securities in the capital markets or term loans, or any combination thereof, in each case in replacement or in lieu of all or any portion of the Bridge Financing in accordance with the terms of Section 5.14(b) or Section 5.14(c)for the purposes of funding the Merger Amounts.

“Financing Sources” shall mean any agent, arranger, lender, underwriter, initial purchaser, placement agent or other entity that has committed to provide, arrange, underwrite or place, or has entered into definitive agreements related to, the Financing, including the Lenders and the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates and their respective officers, directors, employees, agents, representatives and their respective successors or permitted assigns, in each case solely in their respective capacities as such. For the avoidance of doubt, neither Parent nor any of its Affiliates nor any of its or their respective officers, directors, employees, trustees, shareholders, controlling persons or successors shall be considered a Financing Source.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, local, domestic, foreign or supranational government, or any governmental, regulatory, judicial or administrative authority, agency, commission or taxing authority.

“Government Grant” shall mean any grant, loan, funding, subsidy, award, participation, cost-sharing arrangement or other benefit or relief or privilege provided, granted or made available by any Governmental Authority to the Company, including by or on behalf of or under the authority of the OCS, the Israeli Investment Center or the BIRD Foundation and other bi- or multi-national grant program, framework or foundation.

“Hazardous Materials” shall mean any material, substance, chemical or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Law relating to pollution, waste, the environment or natural resources or (ii) can form the basis of any liability under any Law relating to pollution, waste or the environment, or natural resources, including asbestos and asbestos-containing materials and polychlrinated biphenyls.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IFRS” shall mean the International Financial Reporting Standards.

“Indebtedness” shall mean (i) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other security or similar instrument, (iii) any liabilities or obligations with respect to interest rate, currency or commodity swaps, collars, caps, hedging obligations or any Contract designated to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices, (iv) any capitalized lease obligations, (v) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and paid, (vi) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (vii) guarantees in respect of clauses (i) through (vi), including guarantees of another Person’s Indebtedness or any obligation of another Person which is secured by assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable.

“Innovation Law” shall mean the Israeli Encouragement of Industrial Research, Development and Innovation Law, 5744-1984.

“IRS” shall mean the United States Internal Revenue Service.

“ISA” shall mean the Israeli Securities Authority.

“ISL” shall mean the Securities Law, 5728-1968, of the State of Israel, and the rules and regulations thereunder.

“Israeli Investment Center” shall mean the Authority for Investment and Development of Industry and the Economy (formerly known as the Investment Center) of the State of Israel.

“IT Assets” shall mean computers, computer software, firmware, middleware, hardware, servers, data and databases, devices, workstations, routers, hubs, switches, networks, data communications lines and other information technology equipment or systems.

“Knowledge” shall mean the actual knowledge of the officers of the Company set forth on Appendix A of the Company Disclosure Letter, or the officers of Parent set forth on Appendix A of the Parent Disclosure Letter, as applicable.

“Labor Agreement” shall mean (i) any collective bargaining agreement or (ii) any other labor-related agreement, arrangement or understanding (other than agreements, arrangements or understandings, the terms of which are set forth by applicable Law) in each case, between the Company or any of its Subsidiaries, on the one hand, and a labor or trade union, labor organization or works council on the other hand.

“Law” shall mean any domestic, federal, state, municipal, local, national, supranational, European Union, or foreign statute or law (whether statutory or common law), constitution, code, ordinance, rule, regulation, order, writ, judgment, decree, binding directive (including those of any applicable self-regulatory organization), constitution, treaty, ruling, code, arbitration award, agency requirement or any other enforceable requirement of any Governmental Authority.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, easements, options, hypothecations, conditional sales agreements, adverse claims of ownership or use, title defects, right of way or charges of any kind, in each case other than any restrictions arising out of any securities Laws.

“LSE” shall mean the London Stock Exchange.

“NYSE” shall mean the New York Stock Exchange.

“OCS” shall mean the Israeli National Authority for Technological Innovation, formerly known as the Office of the Chief Scientist of the Ministry of Economy and Industry of the State of Israel.

“OCS Notice” shall mean the written notice to the OCS regarding the change in ownership of the Company effected as a result of the Merger, required to be submitted to the OCS in connection with the Merger in accordance with the Innovation Law, which shall be submitted by the Company at any time following the date hereof but not later than the Closing.

“Order” shall mean any decree, order, judgment, ruling, injunction, assessment, writ, stipulation, award, temporary restraining order or other order in any Proceeding promulgated, enforced or entered into by any Governmental Authority.

“Ordinance” shall mean the Israeli Income Tax Ordinance [New Version], 1961.

“Parent Benefit Plan” shall mean any employee benefit plan or compensation plan maintained by Parent or any of its Subsidiaries.

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company in connection with the execution of this Agreement.

“Parent Equity Awards” shall mean any compensatory options to purchase Parent Common Stock, compensatory stock appreciation rights relating to Parent Common Stock, compensatory restricted stock awards relating to Parent Common Stock, compensatory restricted stock unit awards relating to Parent Common Stock, compensatory performance shares relating to Parent Common Stock and compensatory deferred stock units relating to Parent Common Stock.

“Parent Material Adverse Effect” shall mean any state of event, occurrence, effect, development or change that has a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall constitute or be taken into account in determining whether a Parent Material Adverse Effect shall have occurred or is reasonably expected to occur: (i) changes in general economic, financial market, regulatory, financial, political, geopolitical, credit or capital market conditions, including interest or exchange rates; (ii) general changes or developments in any of the industries or markets or geographic regions in which Parent or any of its Subsidiaries operate; (iii) changes in any applicable Laws or accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of Parent’s securities or other financial instruments or change in Parent’s credit rating, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred); (v) any failure, in and of itself, by Parent to meet its internal or published projections, plans or forecasts of its revenues, earnings or other financial performance or results of operation or any published analyst or other third-party estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred); (vi) acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing, weather-related events, fires, natural disasters or any other acts of God; (vii) any action taken or not taken as expressly required by this Agreement (other than Section 5.2(A)) or at the express written request of, or with the express written consent of, the Company or any of its Representatives; or (viii) the identity of the Company or any of its Affiliates, the execution of this Agreement, the public announcement, pendency or consummation of the Merger or the other transactions contemplated by this Agreement (including any effect on any of Parent’s or any of its Subsidiaries’ relationships with their respective customers, suppliers, employees or other third parties) (provided that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby); provided, further, that the exceptions in clauses (i) through (iii) and clause (vi) shall not apply to the extent the events, occurrences, effects, developments or changes set forth in such clauses have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which Parent and its Subsidiaries operate, in which case only the extent of such disproportionate impacts (if any) shall be taken into account when determining a “Parent Material Adverse Effect”.

“Parent Organizational Documents” shall mean, as applicable, (a) the certificate of incorporation and bylaws or (b) the articles of association, each as amended as of the date of this Agreement, of each of Parent and Merger Sub.

“Parent Stock Price” shall mean the average of the VWAPs of Parent Common Stock on each of the ten (10) Trading Days ending immediately prior to the Closing Date.

“Payoff Letters” shall have the meaning set forth in Section 5.14(g).

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due or that are being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established (as of the date of this Agreement and as of the Closing), in accordance with IFRS or GAAP, as applicable, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar Liens (x) arising or incurred in the ordinary course of business, and (y) which are not, individually or in the aggregate, material to the operation of the business of the Company or Parent (as applicable) and its Subsidiaries, taken as a whole, (iii) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (iv) zoning, building codes and other land-use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such leased real property and that are not violated in any material respect by the current use and operation of such leased real property or the operation of the business of the Company and its Subsidiaries, or Parent and its Subsidiaries, as applicable, (v) with respect to real estate, Liens or other imperfections of title, if any, that do not, individually or in the aggregate, materially affect the continued ownership, rights to, use and/or operation (as applicable) of the applicable property in the conduct of business of a Person and its Subsidiaries as currently conducted, (vi) in the case of Intellectual Property Rights, non-exclusive licenses to customers or suppliers in their capacities as such in the ordinary course of business and (vii) such other Liens which would not, individually or in the aggregate, materially interfere with the operation of the business of the Company and its Subsidiaries, or Parent and its Subsidiaries, as applicable, as currently conducted or detract from the use, occupancy, value or marketability of the property affected by such Lien.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Proceedings” shall mean legal, administrative, arbitral or other proceedings, suits, actions, hearings or litigations.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials.

“Representatives” shall mean, with respect to any Person, such Person’s Controlled Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other agents, advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of a Person shall mean any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“TASE” shall mean Tel Aviv Stock Exchange.

“Tax” or “Taxes” shall mean any and all Israeli, U.S. federal, state, local and foreign taxes, fees, levies, duties, tariffs, imposts, escheat, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes.

“Tax Returns” shall mean returns, reports, declarations, claims for refund and information statements, including any schedule, form or attachment thereto, with respect to Taxes filed or required to be filed with the IRS, the ITA or any other Governmental Authority.

“Trading Day” shall mean any day on which the NYSE is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. New York City time.

“Treasury Regulations” shall mean regulations promulgated by the IRS under the Code.

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in form and substance reasonably satisfactory to Parent, that is applicable to the payments to be made to any Company Shareholder, 102 Trustee, holders of Company Option, holders of Company Restricted Stock Awards, and the Exchange Agent pursuant to this Agreement, stating that no withholding, or reduced withholding, of Tax is required under Israeli law with respect to such payment or providing other instructions regarding such payment or withholding (including transfer of the withholding Tax amount to a trustee). For purposes hereof, the Withholding Tax Ruling and the Options Tax Ruling (and the Interim Option Tax Ruling, if applicable) will be considered a Valid Tax Certificate; provided that they include such instructions, and provided, further that if the applicable ruling requires the affirmative consent of the relevant holder, such holder consented in writing to join any such applicable ruling.

“VWAP” shall mean, for any Trading Day, the volume-weighted average price per share of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent).

Annex B

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of May 7, 2018 (this “Agreement”), by and among International Flavors & Fragrances Inc., a New York corporation (“Parent”), the shareholders of Frutarom Industries Ltd. (the “Company”) listed on the signature page hereto (the “Shareholders”) and any Permitted Transferee (as defined below) that becomes a party to this Agreement by executing and delivering a joinder to this Agreement in the form attached hereto as Exhibit A.

W I T N E S S E T H:

WHEREAS, Parent, Icon Newco Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are concurrently herewith entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, at the Effective Time under the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Shareholders, as of the date hereof, hold or Beneficially Own the Existing Shares (as defined below); and

WHEREAS, as a condition and material inducement to Parent’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, the Shareholders have agreed to enter into this Agreement, pursuant to which the Shareholders are agreeing, among other things, to vote all of their Covered Shares (as defined below) in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(a) “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstances).

(b) “Company Shares” means ordinary shares, par value one New Israeli Shekel (NIS 1.00) per share, of the Company.

(c) “Covered Shares” means each Shareholder’s Existing Shares, together with any Company Shares or other voting share capital of the Company issuable upon the conversion, exercise or exchange of securities that are convertible into or exercisable or exchangeable for Company Shares or other voting share capital of the Company, and any other Company Shares or other voting share capital of the Company, in each case that each Shareholder has or acquires Beneficial Ownership of on or after the date hereof and prior to the termination of this Agreement (including by means of purchase, dividend or distribution, or upon the exercise of any stock options, or warrants or other rights).

(d) “Existing Shares” means the number of Company Shares Beneficially Owned by the Shareholders, as set forth in Exhibit B hereto.

(e) “Expiration Date” means any date upon which the Merger Agreement is terminated (for any reason) in accordance with its terms.

(f) “Permitted Transfer” means (i) a Transfer of Covered Shares by any Shareholder to an Affiliate (which, for the avoidance of doubt, includes any member of the Farber family and the trusts for the benefit of any such members) of such Shareholder; provided that, (A) such Affiliate shall remain an Affiliate of such Shareholder at all times following such Transfer and (B) prior to the effectiveness of such Transfer, such Affiliate transferee agrees in writing to Transfer such Covered Shares back to the applicable Shareholder prior to such Affiliate ceasing to be an Affiliate of such Shareholder, (ii) a Transfer of Covered Shares by any Shareholder to charities, charitable trusts or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; provided, in the case of clauses (i) and (ii), only if prior to the effectiveness of such Transfer (A) written notice of such Transfer is delivered to Parent in accordance with Section 6.3 hereof, and (B) such transferee executes and delivers to Parent a joinder to this Agreement in the form attached hereto as Exhibit A, pursuant to which such transferee agrees to assume all of such Shareholder’s obligations hereunder in respect of the securities subject to such Transfer, and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as the Shareholders are bound hereunder, or (iii) the release of the Covered Shares from any pledge, lien or encumbrance existing on the date hereof or (iv) the pledge, lien or encumbrance of any portion of the Covered Shares so long as such pledge, lien or encumbrance would not prohibit, limit or otherwise conflict with any Shareholder’s compliance with its obligations pursuant to this Agreement.

(g) “Permitted Transferee” means a transferee of any Shareholder who has acquired Covered Shares in accordance with and subject to the terms of this Agreement.

(h) “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

(i) “Proceedings” shall mean legal, administrative or arbitral proceedings, suits, actions, hearings or litigations.

(j) “SEC” means the United States Securities and Exchange Commission.

(k) “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate, convey any legal or beneficial interest in, or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation, conveyance of any direct or indirect legal or beneficial interest in, or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise) the Covered Shares.

ARTICLE II

VOTING

Section 2.1 Agreement to Vote.

(a) Each Shareholder hereby irrevocably and unconditionally agrees, as to itself only, that during the period beginning on the date hereof and ending upon the termination of this Agreement in accordance with its terms (for any reason, including, for the avoidance of doubt, a termination of the obligations of such Shareholder due to an amendment of the Merger Agreement as provided in Section 5.1), at any meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders of the Company, such Shareholder (solely in its capacity as such) shall, in each case, to the fullest extent that such matters are submitted for the vote or written consent of the shareholders of the Company and that the Covered Shares are entitled to vote thereon or consent thereto, subject to applicable Law:

(i) appear at each such meeting or otherwise cause all of the Covered Shares as to which such Shareholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy (including by voting card), or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which such Shareholder controls the right to vote (A) in favor of the approval of the Merger and the other transactions contemplated by the Merger Agreement, (B) in favor of any proposal to adjourn or postpone to a later date any meeting of the shareholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the shareholders of the Company if there are not sufficient votes for approval of any such matters on the date on which the meeting is held, (C) against any action, proposal, transaction or agreement that relates to a Company Acquisition Proposal and (D) against any action, proposal, transaction or agreement that would reasonably be likely to prevent, impede or delay the Company’s or Parent’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger.

(b) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast (or consent shall be given) by such Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

ARTICLE III

NO SOLICITATION

Each Shareholder agrees that such Shareholder is a “Representative” of the Company for purposes of Section 5.8 of the Merger Agreement, and that such Shareholder shall not, directly or indirectly, through any Representative of such Shareholder authorized by it to act on its behalf, take any action prohibited by Section 5.8 of the Merger Agreement. If, prior to the Expiration Date, any Shareholder receives any written Company Acquisition Proposal, then such Shareholder will promptly (and in any event within 48 hours) notify Parent and the Company of the identity of the Person making and the material terms of such Company Acquisition Proposal.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of each Shareholder. Each Shareholder, as to itself only, hereby represents and warrants to Parent as follows:

(a) Authorization. Such Shareholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Shareholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) Ownership. Such Shareholder’s Existing Shares are, and all of the Covered Shares of such Shareholder from the date hereof through and on the Closing Date will be, Beneficially Owned by such Shareholder. Such Shareholder has good and marketable title to such Shareholder’s Existing Shares, free and clear of any proxy, voting restriction, adverse claim or other Liens (except for such Liens arising under securities laws or for such Liens as would not prohibit, limit or otherwise conflict with such Shareholder’s compliance with its obligations pursuant to this Agreement).

(c) No Violation. The execution, delivery and performance of this Agreement by such Shareholder does not and will not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof do not and will not (in each case, whether with or without notice or lapse of time, or both):

(i) violate any provision of the certificate of incorporation, bylaws or other comparable governing documents, as applicable, of such Shareholder;

(ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any Person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any Contract to which such Shareholder is a party or by which it is bound;

(iii) require any consent of, filing with or license from any Governmental Authority (except for filings under the Exchange Act, the ISL or the ICL); or

(iv) violate any Law applicable to such Shareholder or by which any of such Shareholder’s assets or properties is bound.

(d) Absence of Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder or the Covered Shares before or by any Governmental Authority that would materially impair the ability of such Shareholder to perform its obligations hereunder.

Section 4.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholders as follows:

(a) Authorization. Parent has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) No Violation. The execution, delivery and performance of this Agreement by Parent does not and will not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof do not and will not (in each case, whether with or without notice or lapse of time, or both):

(i) violate any provision of the certificate of incorporation or bylaws of Parent;

(ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any Person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any Contract to which Parent is a party or by which Parent is bound;

(iii) require any consent of, filing with or license from any Governmental Authority (except for filings under the Exchange Act, the ISL or the ICL); or

(iv) violate any Law applicable to Parent or by which any of Parent’s assets or properties is bound.

ARTICLE V

OTHER COVENANTS

Section 5.1 Prohibition on Transfers; Other Actions. During the term of this Agreement, each Shareholder hereby agrees, as to itself only, not to, without the prior written consent of Parent, (a) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein (including by tendering into a tender or exchange offer), unless such Transfer is a Permitted Transfer, (b) grant any proxy, consent or power of attorney with respect to any of the Covered Shares or deposit any of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any such Covered Shares, (c) take any other action that would reasonably be expected to restrict or otherwise affect in any material respect the performance of such Shareholder’s obligations hereunder or (d) agree (whether or not in writing) to take any of the actions prohibited by the foregoing clause (a), (b) or (c). Any Transfer in violation of this provision shall be void ab initio.

Section 5.2 Share Dividends, etc. In the event of a share split, share dividend or distribution, or any change in the Company Shares by reason of any split-up, reverse share split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 5.3 Disclosure. Subject to reasonable prior notice to each Shareholder, such Shareholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC, the ISA, the TASE or the LSE and in the Form S-4 or the Proxy Statement such Shareholder’s identity and ownership of such Shareholder’s Covered Shares and the nature of such Shareholder’s obligations under this Agreement and a copy of this Agreement. Parent hereby authorizes each Shareholder and the Company to publish and disclose in any announcement or disclosure to the extent required by the SEC, the TASE, the LSE or the ISA Parent’s identity and the nature of such Shareholder’s obligations under this Agreement.

Section 5.4 Further Assurances. Each Shareholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.5 Acquisition of Covered Shares. Each Shareholder agrees that any new Covered Shares acquired by such Shareholder after the date of this Agreement and prior to the Expiration Date (including through the exercise of any Company stock options or otherwise) shall automatically be subject to the terms of this Agreement as though owned by such Shareholder on the date hereof.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Termination. This Agreement shall remain in effect until the earliest to occur of (i) the Expiration Date, (ii) the Effective Time, (iii) a Company Adverse Recommendation Change or (iv) the mutual written agreement of Parent and the Shareholder to terminate this Agreement, and upon the occurrence of the earliest of any such event this Agreement shall terminate and become null and void and be of no further effect; provided, however, that the provisions of this Article VI shall survive any termination of this Agreement. If, at any time after the date hereof, the Merger Agreement is amended, without the prior written consent of each Shareholder, in a manner that affects the economics or material terms of the Merger Agreement in a manner that is adverse to the Company or its shareholders (including with respect to the reduction of or the imposition of any restriction on the Shareholders’ right to receive the Merger Consideration, or any change in the form of Merger Consideration), then the obligations of the Shareholders hereunder shall be null and void. Nothing in this Article VI shall relieve or otherwise limit the liability of any party for any “intentional breach” (as defined in the Merger Agreement) of this Agreement prior to such termination. For the avoidance of doubt, in the event this Agreement is terminated prior to the Effective Time, any consent or other document executed pursuant hereto shall be deemed null and void and shall have no further effect.

Section 6.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to each respective Shareholder, and neither Parent nor Merger Sub shall have any authority to direct such Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise expressly provided herein.

Section 6.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

if to Parent, to:

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Phone:          +1 (212) 708-7243

Email:           anne.chwat@iff.com

Attention:     Anne Chwat, General Counsel

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Phone:          +1 (212) 225-2000

Email:           caustin@cgsh.com

                      boreilly@cgsh.com

Attention:     Christopher E. Austin

                     Benet J. O’Reilly

and

Gornitzky & Co.

45 Rothschild Boulevard

Tel-Aviv 6578403

Israel

Phone:           +972-3-710-9191

Email:           friedland@gornitzky.com

Attention:     Chaim Friedland, Adv.

if to the Shareholders, to:

ICC Handels A.G. and ICC Chemical Corporation,

c/o ICC Industries Inc.

460 Park Avenue

New York, New York 10022

Phone:          +1 (212) 521-1700

Email:           jjf@iccchem.com; srf@iccchem.com; & sdp@iccchem.com

Attention:     John J. Farber, Chairman; Sandra R. Farber, Vice Chair; &

                     Scott Douglas Porter, Director of Legal Affairs

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1185 6th Avenue

New York, New York 10036

Phone:              +1 (212) 556-2218

Email:              jwoolery@kslaw.com

Attention:        James C. Woolery

and

Baker McKenzie Zurich

Holbeinstrasse 30

P.O. Box

8034 Zurich

Switzerland

Phone:          +41 44 384 14 14

Email:           markus.berni@bakermckenzie.com

Attention:     Dr. Markus Berni

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Phone:          +1 (212) 403-1000

Email:           aoemmerich@wlrk.com

                       ejlee@wlrk.com

Attention:     Adam O. Emmerich

                      Edward J. Lee

and

Naschitz, Brandes, Amir & Co.

5 Tuval Street

Tel Aviv 6789717

Israel

Phone:          +972-3-623-5022

Email:           samir@nblaw.com

Attention:     Sharon A. Amir, Adv.

Section 6.4 Interpretation. The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to May 7, 2018, unless the context requires otherwise. Any Law or agreement defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such Law or agreement as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute or agreement shall be deemed to refer to such statute or agreement, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

Section 6.5 Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 6.6 Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 6.7 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent or the Shareholders in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without regard to the conflicts of law provisions thereof.

(b) Each of the parties hereto hereby, with respect to any legal claim or Proceeding arising out of this Agreement or the transactions contemplated by this Agreement, (i) agrees that any such legal claim or Proceeding shall be brought, tried and determined only in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court declines to accept jurisdiction over a particular matter, in any state or federal court located within the State of Delaware, (ii) expressly and irrevocably submits, for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court declines to accept jurisdiction over a particular matter, in any state or federal court located within the State of Delaware, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iv) agrees that it will not bring any claim or Proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts and (v) irrevocably waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any objection which it may now or hereafter have to the laying of venue of any claim or Proceeding arising out of or relating to this Agreement. Notwithstanding the foregoing, each of the parties agrees that a final and nonappealable judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each party irrevocably consents to the service of process in any claim or Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto made by mailing copies thereof by registered or certified mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 6.3 and such service of process shall be sufficient to confer personal jurisdiction over such party in such claim or Proceeding and shall otherwise constitute effective and binding service in every respect.

(d) EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 6.8 Specific Performance. The Shareholders hereby acknowledge and agree that Parent will suffer irreparable damage in the event that any of the obligations of the Shareholders in this Agreement are not performed in accordance with its specific terms or if the Agreement is otherwise breached by the Shareholders and that money damages, even if available, would not be an adequate remedy therefor. Accordingly, each Shareholder agrees, as to itself only, that Parent shall be entitled to specific performance, an injunction, restraining order and/or such other equitable relief, in addition to any other rights and remedies existing in its favor at law or in equity, as a court of competent jurisdiction may deem necessary or appropriate to enforce its rights and such Shareholder’s obligations hereunder (without posting of bond or other security). These injunctive remedies are cumulative and in addition to any other rights and remedies Parent may have at law or in equity. In the event Parent seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, Parent shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 6.9 Amendment; Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 6.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

Section 6.11 Assignment; Successors; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 6.11 shall be null and void. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 6.12 Shareholder Capacity. The restrictions and covenants of the Shareholders hereunder shall not be binding, and shall have no effect, in any way with respect to any director or officer of the Company or any of its Subsidiaries in such Person’s capacity as such a director or officer, nor shall any action taken by any such director or officer in his or her capacity as such be deemed a breach by any Shareholder of this Agreement. Nothing herein will be construed to prohibit, limit or restrict any representative of the Shareholders from exercising his fiduciary duties as an officer or director to the Company or its shareholders.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties have caused to be executed or executed this Agreement as of the date first written above.

International Flavors & Fragrances Inc.

By:
Name:
Title:

[Signature Page to Voting Agreement]

SHAREHOLDERS:

ICC Chemical Corporation

By:
Name:
Title:

ICC Handels A.G.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Voting Agreement]

EXHIBIT A

FORM OF JOINDER

The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Voting Agreement, dated as of May 7, 2018 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Voting Agreement”) by and among International Flavors & Fragrances Inc., a New York corporation, the shareholder of Frutarom Industries Ltd. listed on the signature page thereto (the “Shareholder”), and any Permitted Transferee that becomes a party to the Voting Agreement in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Voting Agreement.

By executing and delivering this Joinder Agreement to the Voting Agreement, the undersigned hereby (i) adopts and approves the Voting Agreement, (ii) assumes and agrees to comply with all of the Shareholder’s obligations under the Voting Agreement in respect of the securities subject to the applicable Transfer and (iii) agrees, effective commencing on the date hereof and as a condition to the Transfer, to become a party to, and to be bound by and comply with the provisions of, the Voting Agreement applicable to the Shareholder, in the same manner as if the undersigned were an original signatory to the Voting Agreement.

The undersigned hereby represents and warrants that, pursuant to this Joinder Agreement and the Voting Agreement, it is a Permitted Transferee under the Voting Agreement.

The undersigned acknowledges and agrees that the provisions of Article 6 of the Voting Agreement are incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank]

Accordingly, the undersigned have executed and delivered this Joinder Agreement as of the      day of             ,         .

PERMITTED TRANSFEREE

Name:

Notice Information

Address:
Phone:
Email:

EXHIBIT B

EXISTING SHARES

ICC Chemical Corporation: 2,130,686 ordinary shares, par value one New Israeli Shekel (NIS 1.00) per share.

ICC Handels A.G.: 19,227,348 ordinary shares, par value one New Israeli Shekel (NIS 1.00) per share.